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As filed with the Securities and Exchange Commission on February 16, 2011

Registration No. 333-171562

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Amendment No. 2
to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Greenwich Kahala Aviation Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

Fitzwilliam Hall
Fitzwilliam Place
Dublin 2, Ireland
Tel: +353 (0)1 6694732

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY 10036
(800) 927-9801

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Katherine R. Mulhern, Esq. Aleksander Ablovatskiy, Esq. Kaye Scholer LLP 425 Park Avenue New York, New York 10022	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common shares, par value $0.0001 per share(1)	$250,000,000(2)(3)	$29,025(4)

(1)	American Depositary Shares issuable upon deposit of the common shares required hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American Depositary Share represents one common share.
(2)	Includes 2,250,000 common shares in the form of American Depositary Shares that may be sold upon exercise of the underwriters’ overallotment option.
(3)	Established solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 16, 2011

Prospectus 15,000,000 American Depositary Shares
Representing 15,000,000 Common Shares $12.00 per ADS

We are a recently-formed, integrated global aviation company formed to acquire, lease and trade commercial aircraft. We intend to focus on the market for used aircraft, primarily on aircraft five years of age or older.

This is an initial public offering of our common shares in the form of American Depositary Shares, or ADSs. Each ADS represents one common share. The ADSs will be evidenced by American Depositary Receipts, or ADRs.

Prior to the completion of this offering, there has been no public market for our ADSs. We currently expect the initial public offering price to be $12.00 per ADS. We have applied to list our ADSs on the New York Stock Exchange, or the NYSE, under the symbol “GKH.” All of our common shares will be issued to the public in the form of ADSs. We will pay all fees of the depositary, except in connection with cancellations of ADSs and withdrawals of common shares.

Concurrently with this offering, we expect to sell to our founders and a member of our management team, in a separate private placement, ADSs in an amount equivalent to $2,150,400 at the initial offering price shown below, which we refer to in this prospectus as the concurrent private placement.

	Per ADS	Total

Initial public offering price	$12.00	$180,000,000
Underwriting discounts and commissions(1)	$0.72	$10,800,000
Proceeds, before expenses, to Greenwich Kahala Aviation Ltd.	$11.28	$169,200,000

Note:
(1)	The underwriters will be entitled to receive $0.72 per share, or 6.00% of the gross proceeds per share, from us at closing. The underwriters will defer the receipt of payment of $0.24 per share, or 2.00% of the gross proceeds of this offering, until we invest 50% in value of the net proceeds of this offering in our target assets. See “Underwriting.”

We have granted the underwriters the right to purchase up to 2,250,000 additional ADSs from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days after the date of this prospectus to cover overallotments, if any.

Investing in our ADSs involves risks. See “Risk factors” beginning on page 21 of this prospectus for a discussion of the following and other risks:

•	We are a recently-formed company with a limited history of operations on which you can evaluate your investment decision.

•	We will be wholly dependent on our management team to manage our business.

•	We have a limited operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our shareholders.

Neither the Securities and Exchange Commission, state securities regulators, the Minister of Finance and the Registrar of Companies in Bermuda, the Bermuda Monetary Authority nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The ADSs sold in this offering will be ready for delivery to purchasers on or about                       , 2011.

FBR Capital Markets	Wells Fargo Securities

Cowen and Company	Raymond James

, 2011.

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You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares in the form of ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed shares exchange, which includes the NYSE. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Sources of Information

The information contained in this prospectus that has been sourced from third parties has been accurately reproduced and, so far as we are aware and so far as we are able to ascertain from information published by such third party, no facts have been omitted that would render reproduced information inaccurate or misleading. The information includes publicly-available information, industry data provided to us by Ascend Worldwide Limited and information made available to the public by The Boeing Company, or Boeing, and the International Air Transport Association, or IATA.

Although we believe the sources for this information to be reliable, we have not independently verified the accuracy or completeness of these materials.

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Prospectus summary

This summary highlights some of the information in this prospectus and it contains the key aspects of our business and this offering. It does not contain all of the information that you should consider before making an investment decision. You should read carefully the more detailed information set forth under “Risk factors” and the other information included in this prospectus.

Summaries in this prospectus of certain documents that are filed as exhibits to the registration statement are qualified in their entirety by reference to such documents. Substantially all information and data contained in this prospectus relating to the commercial aviation industry has been provided to us by Ascend Worldwide Limited, an international air transport information and consultancy firm. See “The commercial aircraft industry.” Where indicated, we have also summarized information and data on the commercial aviation industry that we obtained from publicly-available sources.

Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Greenwich Kahala Aviation Ltd., a Bermuda exempted company, and its consolidated subsidiaries. Unless otherwise specified, First Greenwich Kahala refers to First Greenwich Kahala, Ltd., a company organized in the Cayman Islands, together with its consolidated subsidiaries, and Wingspan Management Ltd., an Irish corporation, or “Wingspan,” which is an affiliate of First Greenwich Kahala. First Greenwich Kahala was founded by our founders and our founders continue to have existing relationships with First Greenwich Kahala. GK Hannover refers to GK Hannover, Inc., a Delaware corporation jointly owned by our founders. Unless stated otherwise, all amounts in this prospectus are expressed in U.S. dollars.

Our company

We are a recently-formed, integrated global aviation company formed to acquire, lease and trade commercial aircraft. We intend to focus on the market for used aircraft, primarily on aircraft five years of age or older. We expect to acquire aircraft already on lease, aircraft off lease that we may refurbish and sell or put on lease, and aircraft that may be converted from passenger to freighter configuration. We expect to also act as manager for aircraft that we co-own with third parties, and to earn management and other fees for this service. We expect to lease our aircraft to a diverse group of airlines, ranging from regional, independent airlines to the largest international airlines. We will seek to have a broad range of lease expiration dates, with some lease terms as short as one year and some as long as 10 years. In addition, we may draw upon our management team’s knowledge of aviation leasing to opportunistically purchase aircraft-secured debt from time to time. Since our formation on December 30, 2009, through September 30, 2010, we did not generate any revenues. Although, as a result of our acquisition of a 1991 Boeing 757-200 passenger aircraft on October 1, 2010, we have begun receiving revenues from lease payments on the aircraft, the cash received from such lease payments will be used to repay one of the loans we received in connection with the acquisition of the aircraft.

We were established by our founders, Bradley Smith, Michael Garland and Gerald Sherman, who together have approximately 60 years of experience in the aircraft industry. Our founders have worked together for over seven years at First Greenwich Kahala, managing, either alone or with joint venture partners, a portfolio of 53 aircraft totaling approximately $330 million on behalf of third parties, including advising on the acquisition and sale of aircraft by these third parties. In addition, our founders made minority investments at First Greenwich Kahala, alongside third party investment partners, in many of the aircraft that they managed. Some of First Greenwich Kahala’s investment partners have included Trafalgar Asset Managers Ltd., Bear, Stearns & Co., Inc. (now a division of J.P. Morgan), Ramius LLC (now a division of the Cowen Group companies) and GSO Capital Partners LP (now a member of the Blackstone Group). We do not currently anticipate that these third party investment partners will have relationships with us; however, they may be counterparties in our future transactions. For example, we have entered into letter agreements with entities associated with Trafalgar Asset Managers Ltd. to purchase two of their aircraft and we may purchase aircraft from other former third party investment partners and clients of First Greenwich Kahala in the future. First Greenwich Kahala has in the past done business with airlines, financial institutions and investment funds, and other corporations across the world, including: Delta Airlines, United Airlines, US Airways, Air Canada, Georgian Airways, British Airways, SAS Scandinavian Airlines, AeroSvit, Jetlink Express, Northwest Airlines, Air Panama, Swiftair, Belavia, Aegean Airlines, Cimber Sterling, and Airlinair; and additional companies such as Bombardier, Safran Aerospace Defence Security, Strategic Value Partners, Sumitomo Corporation, Mizuho Financial Group, Bank of China, Bank of Tokyo-Mitsubishi, Itochu Corporation and Jione Shoji, from whom First Greenwich Kahala acquired or sold aircraft. There can be no assurance that these third parties will have relationships with us in the future.

We will be managed internally by our founders and other members of our management team. Our management team has significant global experience in aircraft-related leasing, finance, acquisition, disposal, operations, repair and refurbishment, remarketing, work-outs and repossessions. Our founders

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and management team will be responsible for all aspects of managing our aircraft fleet and all other aspects of our business and will also be responsible for investing in and trading our aircraft-secured debt security portfolio.

Our objective is to create value for our shareholders by focusing on the niche market for used aircraft, both within and outside the United States, which we believe is inefficient, as indicated by the high internal rates of return that we believe are possible in this market. Specifically, we expect to be active in the market for used mainline narrowbody jet aircraft (for example, Boeing 737s and 757s and Airbus A320s), used turboprops and used regional jet aircraft. The markets for turboprops and regional jets are highly-specialized and have relatively high barriers to entry. Knowledge, experience and development of contacts are necessary to operate within these markets, as the availability of aircraft is not widely-publicized and the reputation of a buyer is an important factor in making acquisitions. The mainline narrowbody market can be cyclical, with well defined peaks and troughs, and we hope to take advantage of this by acquiring aircraft in today’s depressed market. The market for turboprops and regional jets tends to be more stable and we believe offers acquisition opportunities that produce attractive returns throughout the market cycle. This investment strategy is consistent with how our founders have historically advised their clients while at First Greenwich Kahala.

We believe our focus on widely-used narrowbody jet aircraft, turboprops and regional jets will provide us with a highly-scalable platform, and that we will be able to exploit the niche markets for used commercial aircraft as a result of the relationships, market information and specific expertise we have in these sectors of the leasing market.

Our target assets

We will seek to acquire and lease commercial aircraft, including narrowbody jet aircraft, turboprop aircraft and regional jet aircraft primarily using the net proceeds of this offering and the concurrent private placement and cash flows from operations. Our objective in the 9 to 12 months after the completion of this offering and the concurrent private placement, subject to our intention to follow a disciplined growth strategy and depending upon market conditions, is to acquire more than 25 aircraft. We expect the net proceeds of this offering and the concurrent private placement to cover the cost of these initial acquisitions. Our emphasis will include Boeing 737 Classics (previous generation of Boeing 737s, specifically the -300, -400 and -500 series), early build Boeing 737 NGs (current generation of Boeing 737s, which include the -600, -700, -800 and -900 series), Boeing 757s, Airbus A320s and McDonnell Douglas MD88s, as well as used turboprops from ATR and Bombardier and used regional jets from Embraer and Bombardier, which we refer to as our target assets. Given current market conditions, we expect to initially focus on acquiring narrowbody jet aircraft, as these aircraft generally experience price decreases in economic downturns, and turboprop aircraft, which tend to experience limited price volatility in both up and down markets. We expect to initially focus less on regional jet aircraft, as our management team expects to find more competitive opportunities to acquire narrowbody jet aircraft and turboprop aircraft in the current market.

Based on our founders’ experience and observations of the market, we anticipate that a large number of aircraft transactions will meet our investment criteria. As of December 31, 2010, the total population of narrowbody jet aircraft types that fit our basic parameters is in excess of 8,000 units. We intend to capitalize on our founders’ expertise and market insight into the aircraft leasing sector and expect to benefit from the relationships our founders have developed in the aircraft leasing sector. In relation to aircraft purchases, our founders have historically capitalized on relationships with aircraft owners where our founders believe factors such as reputation for fair dealing and ability to close transactions carry more weight than initial bid price. We expect to source many of our aircraft in the same manner, including purchasing from financial institutions that have acquired aircraft as a result of foreclosure and lessors who are motivated to sell aircraft for tax reasons. We expect our aircraft to be subject to net operating leases, whereby the lessee pays lease rentals and is generally responsible for maintaining the aircraft and paying operational, maintenance and insurance costs. In addition, we will continue to seek to manage aircraft, directly or through joint-venture agreements, on behalf of third parties in return for management and other fees. This will provide us with fee income and increase our return on assets at minimal incremental cost.

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We may also, from time to time, utilize our knowledge of aircraft asset values and airline operations to evaluate and acquire aircraft-secured debt instruments. Publicly-traded aircraft mortgage debt is generally more liquid than the underlying aircraft. During periods of sustained market downturns, such as the first several years after 2001 or immediately after the bankruptcy of Lehman Brothers, Inc., aircraft-secured debt such as equipment trust certificates, called ETCs, which are aircraft-related debt financings that are similar to mortgages, traded at substantial discounts to the par value of the bonds, providing for total returns that are attractive in light of the amount of risk associated with seeking such returns. Accordingly, we may invest in various forms of aircraft-secured debt, such as airline ETCs, airline enhanced equipment trust certificates, called EETCs, which are multi-class ETCs, aircraft-secured, asset-backed securities and private placements or bank loans secured by aircraft or other aviation assets (together referred to as aircraft mortgage debt). We expect that our investments in aircraft-related debt instruments will represent no more than 15% by value of our total assets.

Subject to market conditions, we expect to deploy, within nine to 12 months following the completion of this offering and the concurrent private placement, most of the net proceeds of this offering and the concurrent private placement on aircraft acquisitions and our ongoing operating expenses. Until appropriate target assets can be identified, we intend to invest the net proceeds of this offering and the concurrent private placement in U.S. government securities and other short term (up to one year) highly-rated investment grade securities and aviation industry securities with maturity dates shorter than 25 months. These investments are expected to provide a lower net return than we will seek to achieve from our target assets. We do not intend that our investments in securities will cause us to fall within the definition of “investment company” under the Investment Company Act of 1940, as amended. For this reason, we do not plan to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

Our initial assets

On October 1, 2010, we acquired one Pratt & Whitney-powered 1991 Boeing 757-200 passenger aircraft and engines for a purchase price of approximately $8,800,000, plus transaction costs of approximately $70,000. Subsequent to our physical inspection of the aircraft by our technical staff, we determined that the aircraft and engines were well maintained and in compliance with all U.S. Federal Aviation Administration requirements. The aircraft is currently on lease to a major U.S. airline until October 20, 2013. The monthly lease payment is in excess of $175,000 and there are no requirements for maintenance reserves. Pursuant to the terms of the lease, the lessee airline is responsible for all maintenance and insurance during its term. The lease has a two year renewal option, at the option of the lessee, at market rates subject to a floor in excess of $85,000 per month. At end of lease, in addition to returning the aircraft in airworthy condition, there are requirements that certain components have a minimum life remaining until their next service date and additional provisions provide for financial adjustments in favor of the company in the event that certain maintenance provisions with respect to the airframe and engines are not met. The aircraft has an expected remaining life of nine years. Our acquisition was limited to the aircraft and its engines, and did not include the acquisition of any employees or other attributes, such as pre-existing servicing, management or financing arrangements related to the aircraft.

We acquired the aircraft and its engines and paid costs associated with the transaction with the combination of part of the proceeds from a loan facility from GK Hannover, which is referred to herein as the “GK Hannover Loan”, in the original amount of $1,800,000, and the proceeds of a loan from a non-bank financial institution in the amount of $7,160,960.

We have entered into letter agreements with entities associated with Trafalgar Asset Managers Ltd. to acquire two Boeing 737 Classics, which we expect to close on or immediately after the completion of this offering and the concurrent private placement. The acquisitions will be subject to the unanimous approval of our disinterested independent directors. We intend to use a portion of the net proceeds of this offering and the concurrent private placement to purchase both of these aircraft.

In addition, we are actively pursuing acquisition opportunities for target assets having a market value based on management's estimates of approximately $680 million from approximately 16 potential third party sellers, consisting of approximately 88 aircraft, including Boeing 737s of various types, Airbus A320s and A321s, Boeing 757s of various types, Bombardier turboprops, ATR turboprops and Bombardier and Embraer regional jets.

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The table below shows our initial asset and two additional assets we expect to acquire pursuant to these letter agreements:

Owned aircraft

Type	Purchase price	Lease rate factor per month(1)	Lease expiry
1991 Boeing 757-200	$8,800,000(2)	in excess of 1.9%	Oct. 2013	(3)

Aircraft under letter agreements

1990 Boeing 737-300SF(4)	$7,000,000(5)	in excess of 2%	May 2013	(6)
1991 Boeing 737-400(7)	$6,000,000(5)	in excess of 2%	Oct. 2013

(1)	The lease rate factor is calculated as the monthly rent payments divided by the purchase price.
(2)	The approximate $8,800,000 purchase price does not include transaction costs associated with the purchase of the aircraft.
(3)	The lease expires in October 2013, but has a two year renewal option at the option of the lessee.
(4)	The purchase of the 1990 Boeing 737-300SF aircraft and engines (and one related spare engine) is subject to a letter agreement, which is conditioned upon the completion of this offering. We expect to acquire the aircraft on or immediately after completion of this offering and the concurrent private placement.
(5)	The purchase price is subject to certain adjustments based upon the actual closing date of the purchase.
(6)	The lease expires in May 2013, but allows for the lessee to terminate early in August 2012.
(7)	The purchase of the 1991 Boeing 737-400 aircraft and engines is subject to a letter agreement, which is conditioned upon the completion of this offering. We expect to acquire the aircraft on or immediately after completion of this offering and the concurrent private placement.

First Greenwich Kahala is the manager of the aircraft for the two pending acquisitions we have contracted to make and also owns 1.5% of the beneficial interest in each of the two aircraft. First Greenwich Kahala may be entitled to certain upside sharing fees upon the sale of these two aircraft. First Greenwich Kahala has agreed that all upside sharing fees it would receive as manager of the aircraft upon the sale of these two aircraft shall be assigned to us. First Greenwich Kahala will, however, be entitled to receive all other fees owed to it as manager as well as any payments it may be entitled to in connection with its 1.5% beneficial interest in these two aircraft upon the sales of the aircraft to us. The amount of the fees owed to First Greenwich Kahala is not known at this time and must be agreed with entities associated with Trafalgar Asset Managers Ltd.

Our strategy

We intend to follow a disciplined approach to our investments, seeking to create a portfolio of aircraft in the niche, inefficient markets for used, midlife to end-of-life (generally, five years of age or older) commercial aircraft, which include narrowbody jet aircraft, turboprops and regional jets, within and outside the United States. In addition, we may opportunistically invest in other aircraft-related assets (such as aircraft-related debt securities) that we believe are undervalued and have upside potential. To execute this strategy, we will focus on the following:

•	Generating high yields: we believe our target assets typically have higher lease rates relative to their purchase price (which is also known as the lease rate factor) than newer aircraft, thus allowing us to generate attractive, cash-on-cash yields;

•	Focusing on unleveraged total returns: unlike other publicly listed aircraft leasing companies that rely on substantial leverage to generate returns, our strategy focuses on generating stable attractive returns without being overly reliant upon leverage (although we expect to evaluate and use leverage on a case-by-case basis to the extent bank or other debt financing for our target assets is available at a reasonable cost);

•	Identifying transactions that are not widely marketed: through our management’s relationships with aircraft lessors, financial investors and brokers, we expect to have access to transactions that are not widely marketed;

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•	Strategically acquiring attractive assets during market weakness: while we intend to be active in the aircraft leasing market throughout market cycles, we will seek to take advantage of the cyclicality in the aviation industry by opportunistically acquiring select aircraft (such as narrowbody jet aircraft that currently are trading near cyclical lows) during market downturns;

•	Capitalizing on sale-leaseback transactions: we intend to seek to enter into sale-leaseback transactions with airlines that have limited access to the capital markets or are seeking operational flexibility in their aircraft fleets;

•	Buying aircraft in need of repairs or refurbishment: we intend to opportunistically purchase aircraft that will need extensive maintenance or refurbishment before the aircraft can be delivered to a new buyer or lessee. In these cases, our investment in value-added improvements will be expected to provide returns commensurate with the risks involved and the scope of the work;

•	Selectively purchasing aircraft debt securities: we may selectively purchase aircraft ETCs and EETCs, aircraft asset-backed securities, and aircraft mortgage debt during periods of market dislocation (but not generally in excess of 15% by value of our total assets);

•	Providing for flexible resales: we expect to employ a flexible divestment strategy to allow us to sell assets when the market cycle makes asset sales advantageous for us; and

•	Continued access to existing relationships: we will seek to enter into joint venture arrangements capitalizing on industry relationships that our management has developed in order to earn management and other fees that will provide us with added fee income and expand the scope of our platform at minimal incremental cost.

Our business strengths and competitive advantages

The following summarizes the key strengths and competitive advantages of our business:

Focus on midlife to end-of-life mainline narrowbody jets, turboprops and regional jets underserved by publicly-listed aircraft leasing companies.

Unlike other publicly-listed aircraft leasing companies that focus on newer aircraft, we will target midlife to end-of-life used aircraft, generally five years of age or more. In this niche market, there is generally less competition as the relatively small size of the transactions makes them less attractive to large lessors. Furthermore, most lessors that focus on newer aircraft have a high fixed cost base and highly leveraged balance sheets and have historically relied on access to significant amounts of debt to fund their acquisitions, including through securitizations. Unlike the lessors that focus on new aircraft, our business strategy is not dependent on the use of significant leverage and focuses on total unleveraged return. We expect to employ lower levels of debt than other publicly-listed aircraft leasing companies. In a cyclical industry like the aviation industry, we believe that our strategy of acquiring our target assets with little or no leverage will allow us to generate more stable attractive returns on our assets through all economic cycles. During times of market volatility when there is a contraction in the availability of credit, we believe we will have a competitive advantage over those lessors who rely on debt to generate returns on their assets.

Combining knowledge, experience and our post-offering capitalization.

In general, we intend to target aircraft types that have broad operator support and, therefore, high liquidity as a result of their extensive use by a wide variety of airlines worldwide. We believe our management team’s experience and deep knowledge of these assets will give us the ability to find value in inefficient markets. In addition, upon the completion of this offering and the concurrent private placement, we will be well capitalized, enabling us to assure aircraft sellers and brokers that we will be able to close on the acquisition of these assets. This will provide us with an advantage over many of our less well capitalized peers.

Ability to source transactions at attractive prices.

Through its extensive network, our founders have historically avoided competitive auctions for aircraft, preferring instead to acquire aircraft in more restricted, inefficient selling situations, which we expect will

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enable us to buy assets below fundamental value. We intend to follow a disciplined investment strategy and in many cases source aircraft through our founders’ long-standing relationships. Sellers may include financial institutions that have acquired aircraft as a result of foreclosure and lessors and brokers that are sensitive to closing risk and only deal with relationship buyers.

Fully integrated platform.

The experience of our founders and management team will allow us to provide an integrated platform for the purchase, management, refurbishment, repair, leasing and sale of aircraft. Additionally, our management team has significant experience working with and repossessing aircraft assets in a variety of countries. Similarly, we expect to benefit from the relationships our founders developed with other entities in the aircraft sector during their time at First Greenwich Kahala.

Global remarketing capability and diverse customer base.

We believe that our management team’s global remarketing capabilities and worldwide airline relationships will enhance our ability to maintain a high utilization rate for our aircraft as well as limit our exposure to customer and regional geographic concentration risks. We will seek to have a broad range of lease expiration dates, with some lease terms as short as one year and some as long as 10 years, to mitigate the risk of concurrent expiration of a large number of leases and having to take back a significant number of aircraft during a cyclical downturn.

Aircraft as attractive medium to long-term investments.

We intend to invest in aircraft with the intention of holding them as assets for the medium (up to two years) to long-term. Aircraft have relatively long economic lives of 20 to 30 years, or longer if they are converted to freighters. For example, Delta Air Lines is currently operating McDonnell Douglas DC-9 aircraft that are over 35 years old. In addition, as mobile assets, aircraft can be moved from one market to another in the course of their normal life cycle or subsequent to an operator default. For example, if an aircraft is no longer necessary in one geographic market or if a market is experiencing a significant economic downturn, the aircraft can be flown to a market where an operator has a need for that type of aircraft and the financial ability to make lease payments. Aircraft held over the medium- and long-term, especially if not leveraged, can withstand cyclical fluctuations in value and provide attractive returns.

Our founders and management team

Our founders and management team have extensive experience in the aviation industry. They will be responsible for all aspects of managing our aircraft fleet and all other assets of our business. Our founders have worked together for over seven years at First Greenwich Kahala, managing, either alone or with joint venture partners, a portfolio of used aircraft on behalf of third parties, including advising on the acquisition and sale of aircraft by these third parties.

Our founders are Bradley Smith, Michael Garland and Gerald Sherman. Each of our founders has different regional and practical areas of expertise. As a result, our founders have significant complementary experience, which covers all aspects of aircraft-related leasing, finance, acquisition, disposal, operations, repair and refurbishment, remarketing, work-outs and repossessions, as well as domestic and international experience. Furthermore, our founders have significant expertise in aircraft finance.

Along with our founders, our management team will include Michael Howard and John Patrick (“Sean”) Kearney. Mr. Howard is our chief financial officer, treasurer and secretary, and was previously chief financial officer at AWAS Aviation Capital Ltd. Mr. Kearney will be appointed as our chief technical officer upon the completion of this offering and has over 37 years experience in technical operations in the airline industry, including the inspection, management and repair of aircraft, having previously worked for airlines and leasing companies including GPA Group PLC, International Aircraft Services Group, Saudi Arabian Airlines and Sirocco Aerospace International S.A.E. We plan to add new personnel in Ireland after completion of this offering and the concurrent private placement, as necessary.

Historical returns achieved by our founders.

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The tables below reflect information for all aircraft that were acquired by entities for which First Greenwich Kahala acted as external advisor or manager, either alone or with joint venture partners. As external advisor, First Greenwich Kahala and, if applicable, its joint venture partner, were responsible for performing due diligence and analysis, identifying and recommending to their clients potential transactions, and advising on the exiting of transactions and disposal of aircraft, including the remarketing of aircraft, if required. As manager, First Greenwich Kahala and, if applicable, its joint venture partner, were responsible for the management of aircraft assets. In jointly-managed transactions, all rights and obligations were divided evenly between First Greenwich Kahala and its joint-venture partner, with First Greenwich Kahala and its joint-venture partner acting as if they were a single entity. Nevertheless, fiduciary responsibility for the aircraft investments remained with First Greenwich Kahala’s clients, and the ultimate investment decision was made by First Greenwich Kahala’s clients.

The following table shows aircraft for which First Greenwich Kahala acted as external advisor or manager, either alone or with joint venture partners, and that have been disposed of by the entities that First Greenwich Kahala and, if applicable, its joint venture partner, were advising. These aircraft, all of which were not new at the time of acquisition, had an aggregate purchase price of approximately $186 million and an aggregate sales price of approximately $224 million. These aircraft were all manufactured between 1985 and 2000. Of these acquisitions, the SAS Boeing 737-400 acquisition was financed with 96% leverage and the Air Canada Airbus A320-211 acquisition was financed with 80% leverage; the other acquisitions were financed solely with equity.

Number of Aircraft/Transaction	Aircraft Type	Purchase Date	Months Held(1)	Internal Rate of Return (IRR)(2) (unaudited)
1 Boeing 737-400 at SAS(3)	Narrowbody	Dec. 2003	32	144.57%
1 Airbus A320-211 at Air Canada(4)	Narrowbody	Feb. 2005	28	44.81%
5 Boeing 737-400s at US Airways(3)	Narrowbody	Aug./Sept. 2005	13	36.96%
4 McDonnell Douglas MD88s at Delta(3)	Narrowbody	Jan. 2006	14	16.60%	(5)
1 Boeing 757-232 at Delta(3)	Narrowbody	May 2006	13	51.87%
2 Boeing 737-300 at US Airways(3)(9)	Narrowbody	Aug. 2006	8	99.80%
1 Boeing 737-500 at SAT(3)(5)	Narrowbody	Sept. 2006	48	7.97%
1 Boeing 737-500 at Sterling(3)	Narrowbody	Sept. 2006	14	63.34%
1 Boeing 737-500 at Sterling(3)	Narrowbody	Sept. 2006	13	74.58%
1 Boeing 757-23A at NWA(3)(9)	Narrowbody	Oct. 2006	1	39.12%	(6)
1 Boeing 757-200 at NWA(3)	Narrowbody	Oct. 2006	23	15.03%
1 Bombardier Dash 8-300 at BA Connect(4)(9)	Turboprop	Dec. 2006	5	104.43%
1 Bombardier Dash 8-300 at BA Connect(4)(9)	Turboprop	Dec. 2006	8	61.79%
1 Bombardier Dash 8-300 at BA Connect(4)(9)	Turboprop	Dec. 2006	4	143.44%
1 Bombardier Dash 8-300 at BA Connect(4)(9)	Turboprop	Dec. 2006	6	93.94%
1 Bombardier CRJ CL600-200LR at Cimber Air(4)	Regional jet	Nov. 2007	18	25.79%
1 Bombardier CRJ CL600-200LR at Cimber Air(4)	Regional jet	Nov. 2007	18	30.53%
2 ATRs(7) at Airlinair(4)(9)	Turboprop	April 2008	5	11.95%
1 Boeing 737-500 at Sprint(3)(9)	Narrowbody	April 2008	2	735.03%
		Weighted average IRR:		40.13%	(8)(9)

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(1)	Rounded to the nearest whole month.
(2)	IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the cost of investments) and cash inflows (revenue on investments) equal to zero. It is derived from the cash flows produced by each transaction, whether positive, such as rent, or negative, such as transaction expenses, and the dates when those cash flows occurred. Interest is compounded irregularly according to when the relevant cash flows occurred. All information in this table has been derived from First Greenwich Kahala’s internal records and has not been audited.
(3)	Managed solely by First Greenwich Kahala.
(4)	Jointly managed with a joint-venture partner.
(5)	SAT (Sakhalin Airlines) is part of OJSC “Aeroflot – Russian Airlines.”
(6)	There were no contractual lease payments made for these aircraft because Delta Air Lines, Inc. was in bankruptcy proceedings at the time.
(7)	Transaction included one ATR 42-320 and one ATR 72-202.
(8)	Weighted average IRR was calculated in the following way:
(a) With respect to each aircraft, the holding period for each aircraft in months was multiplied by its equity investment, which equals the individual aircraft time adjusted equity investment;
(b) Each of the individual aircraft time adjusted equity investment calculated in (a) above was then added together, which equals the total of all time adjusted equity investments;
(c) A fraction was created for each equity investment, the numerator of which was the individual aircraft time adjusted equity investment calculated in (a) above, and the denominator of which was the sum calculated in (b) above; this fraction was then multiplied by the IRR applicable to each equity investment, which equals the time and dollar weighted IRR for each equity investment; and
(d) The individual aircraft time and dollar weighted IRR calculated in (c) above was then added together to calculate the total portfolio dollar and time weighted average IRR.
(9)	In the table above, for the transactions where the IRR method was used to annualize the return for a holding period that was fewer than 12 months, the result is a percentage that is higher than annualizing the simple return percentages arithmetically because IRR assumes that the investment will continue to earn compound interest until year end. The non-annualized simple returns and holding periods, in number of days, for each of those transactions are provided in the table below. The simple return rate was calculated by dividing the total of all cash flows subsequent to the acquisition of the aircraft by the acquisition price of the aircraft.

Number of Aircraft/Transaction	Days Held	Simple Return
2 Boeing 737-300 at US Airways	250	57.4%
1 Boeing 757-23A at NWA	34	3.1%
1 Bombardier Dash 8-300 at BA Connect	151	31.6%
1 Bombardier Dash 8-300 at BA Connect	186	37.9%
1 Bombardier Dash 8-300 at BA Connect	110	26.3%
1 Bombardier Dash 8-300 at BA Connect	257	36.4%
2 ATRs at Airlinair	156	4.4%
1 Boeing 737-500 at Sprint	64	48.8%

Additionally, First Greenwich Kahala acted as the co-investment adviser to Trafalgar Kahala Jet Fund Limited, or the Trafalgar Fund, a Cayman Islands exempted company, created to acquire, invest in and lease used aircraft. The Trafalgar Fund, which was founded in 2007, raised approximately $55 million in 2007. In early 2009, in the midst of the global financial crisis, in response to investor demand to redeem shares, the Trafalgar Fund went into wind down and ceased making new acquisitions and investments in aircraft and is in the process of liquidating its portfolio.

As of September 30, 2010, First Greenwich Kahala, directly or through a joint venture, managed 25 aircraft, which are detailed in the table below. These aircraft are currently subject to leases with varying expiration dates and are located in mature developed markets such as the United States, Scandinavia and Spain, and emerging, developing markets in Eastern Europe and Africa. These aircraft were all manufactured between 1987 and 2000.

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The following table shows aircraft for which First Greenwich Kahala was acting as external advisor or manager, either alone or with joint venture partners, as of September 30, 2010:

Number of Aircraft/Location	Aircraft Type	Purchase Date	Remaining Lease Term (months)(1)
1 McDonnell Douglas MD88 in U.S.	Narrowbody	Jan. 2006	14
2 Boeing 737-300s in U.S.(2)	Narrowbody	Feb. 2006	Being sold for parts
1 Airbus A320-200 in U.S.	Narrowbody	Aug. 2006	8
1 Boeing 737-300 SF in Europe(3)	Narrowbody	Jan. 2007	22
1 Boeing 737-400 in Eastern Europe	Narrowbody	Jan. 2007	36
1 Bombardier CRJ 200 in Eastern Europe(4)	Regional jet	Nov. 2007	60
1 Bombardier CRJ 200 in Europe(4)	Regional jet	Nov. 2007	7
1 Bombardier CRJ200 in Eastern Europe(4)	Regional jet	Nov. 2007	33
1 Bombardier CRJ 200 in Kenya(4)	Regional jet	Jan. 2008	30
4 Bombardier CRJ 200s in Kenya(4)	Regional jet	Jan. 2008	41 to 54
1 Boeing 737-600 in Europe	Narrowbody	May 2008	21
10 McDonnell Douglas MD88s in U.S.	Narrowbody	Jan. 2010	13 to 108

			As of Sept. 30, 2010 (in millions) (unaudited	)
Total acquisition price(5):			$143.8
Total equity invested(6):			$132.8
Total rents and other income received, net of all fees, to equity(7):			$55.7
Total rents and other income receivable, net of all fees, to equity(8):			$78.7
Total rents and other income received and total rents and other income receivable, each net of all fees, to equity(9):			$134.4

(1)	Lease term refers to the remaining term under the lease, in months, as of September 30, 2010. The lease terms may not relate to the original lease, as leases may be amended from time to time.
(2)	An unrelated third-party holds a minority interest in the aircraft.
(3)	Purchase price includes $2,768,626 in costs reported by First Greenwich Kahala to convert the aircraft from a passenger configuration to an air freighter configuration.
(4)	Jointly managed with joint-venture partners.
(5)	“Total acquisition price” includes all fees and expenses relating to the aircraft acquisitions, as of September 30, 2010.
(6)	“Total equity invested” represents the “Total acquisition price” minus debt utilized to acquire the Boeing 737-600 in Europe, as of September 30, 2010.
(7)	“Total rents and other income received, net of all fees, to equity” includes all rents and other income received by the equity investors, net of any and all fees paid to management, as of September 30, 2010. Maintenance reserves, amounts paid to lenders and past due amounts are excluded. Maintenance reserves are deposits to cover future maintenance costs.
(8)	“Total rents and other income receivable, net of all fees, to equity” includes all future contractual lease rents receivable, net of management fees, as of September 30, 2010. The total assumes that all remaining payments will be paid when due. Past due amounts that have been excluded from “Total rents and other income received, net of all fees, to equity” are included under the assumption that the payments will be made in the future. Future rents receivable include receivables from one engine sale, as well as future collections of rents and other income. It does not include the expected sales prices when aircraft or equipment is disposed of, or the expected future lease revenues if leases are extended or if new leases are put in place. Maintenance reserve payments required under the applicable leases are excluded.
(9)	“Total rents and other income received and total rents and other income receivable, each net of all fees, to equity” is the sum of “Total rents and other income received, net of all fees, to equity” and “Total rents and other income receivable, net of all fees, to equity.”

You should not assume that our management team will be able to replicate the historical internal rates of return achieved by our founders at First Greenwich Kahala and set forth above with respect to these aircraft. The fact that our founders, while at First Greenwich Kahala, may have achieved certain financial

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results in the past does not mean that we will do so in the future and the financial results achieved by First Greenwich Kahala in earlier periods may have little relevance in the current environment. The past performance of the aircraft that First Greenwich Kahala managed may not be a reliable indicator of our future performance and historical information should not be used to anticipate future results. Additionally, although our founders are also the founders of First Greenwich Kahala, all of the aircraft above were or are managed by First Greenwich Kahala or, as applicable, First Greenwich Kahala and its joint venture partners, not by us.

Aircraft Administration Agreements

On November 12, 2010, and November 13, 2010, we entered into aircraft administration agreements, one with First Greenwich Kahala and the other with Wingspan, respectively. First Greenwich Kahala, directly or through a joint venture, is currently responsible for managing the 25 aircraft mentioned in the above table. Under the two agreements, we perform various lease administration and technical management duties in relation to 13 of such aircraft, which are aircraft solely managed by First Greenwich Kahala. Commencing on January 31, 2011, we receive an administration fee, on a monthly basis, from First Greenwich Kahala and Wingspan for the performance of these services. In the first year of the agreements, we expect our fees for these services to be approximately $98,000. First Greenwich Kahala will remain responsible to the owners of the aircraft under their existing management agreements and the administration agreements relate solely to the subcontracting of various lease administration and technical activities.

The aircraft administration agreements will terminate upon the disposal of the 13 aircraft that First Greenwich Kahala or Wingspan, respectively, is contracted to manage. As of September 30, 2010, the longest lease for the 13 aircraft was 108 months, and the shortest was seven months.

Industry Trends

Airline revenues are increasing.

As the world economy improves and airlines return to profitability, the demand for additional aircraft, both new and used, is increasing. Recent economic improvements caused the International Air Transport Association, or IATA, to revise its projected losses forecast for the aviation industry in 2010 from $2.8 billion deficit in March 2010 to a net profit of $15.1 billion in December 2010, one of only three years out of the past 10 years in which a profit has been forecast. Also, IATA as of December 2010 was predicting aggregate year over year total industry traffic to increase 12% for 2010 and 5% for 2011 over 2009 and forecast 2010 total industry traffic, respectively. In recent months, both Airbus and Boeing have announced immediate and planned future increases in production rates of their narrowbody aircraft. Improvements in the industry are largely driven by the economic recovery in emerging markets in the Asia-Pacific region and Latin America. According to IATA, particular causes for the improved outlook include:

•	improving passenger demand for air travel;

•	increased passenger loads on aircraft;

•	improvements in yields resulting from tighter supply and demand conditions;

•	revenue growth; and

•	a recovery in premium travel, which has been lagging the recovery in economy travel.

Partly reflecting the increased projected capacity balanced by continued robust demand, IATA as of December 2010 was forecasting a net industry profit for 2011 of $9.1 billion.

Further, Boeing, in its Current Market Outlook 2010-2029, reports that global passenger traffic is forecast to grow 6% in 2010 over 2009 global passenger traffic. The rate and extent of recovery vary from region to region and among the different airline business models, with emerging markets and low-cost carriers leading the pack. Boeing’s Current Market Outlook 2010-2029 is also reporting that air cargo traffic is recovering after two years of contraction, led by a strong recovery in Asian exports, that monthly world air cargo traffic growth turned positive in November 2009 after 18 straight months of decline and that air cargo traffic is now forecast to return to its 2007 peak by the end of 2011.

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Airlines increasingly turning to leasing.

Airlines are increasingly turning to leasing, rather than ownership, of aircraft as a means to acquire and finance their fleets. By leasing aircraft, airlines are able to optimize their liquidity and achieve operational flexibility as they can maintain their fleets while reducing the costs associated with acquiring aircraft and eliminating residual risk. The percentage of the global fleet under operating leases has increased from approximately 12% in 1990 to more than 35% in 2009. At First Greenwich Kahala, the leases managed by our founders have spanned a broad range of airlines from large network airline lessees such as British Airways, Delta Air Lines, United Airlines, and Air Canada, to smaller airlines in Russia, Ukraine, Kenya and Mexico. As a result of our founders’ network of contacts, we expect that we will have a similarly broad potential base of lessees.

Cyclicality in the aviation industry and the scarcity of credit, particularly for midlife and end-of-life aircraft, has created aircraft price volatility, leading to increases in aircraft availability and opportunities to buy aircraft at distressed prices.

We believe the current financial difficulties facing aircraft operating lessors, along with the limited availability of capital, particularly for aircraft that are older than five years, are causing downward pressure on aircraft prices. Concurrently, the supply of debt from banks and other private and public market sources remains scarce for the types of aircraft assets we seek to acquire, and a number of aviation banks have either withdrawn from the used aircraft market or are curtailing their lending activities in this area. In addition, the public securities markets have only recently reopened for airlines, and at the same time, based on our management team’s market observations, an increasing number of investment funds that own aircraft are being forced to sell their aircraft in order to meet investor redemption requests. The limitation in available capital, together with an increase in assets for sale, has led to greater opportunities to purchase our target assets at distressed prices.

Emerging markets driving global aircraft growth.

Rising disposable incomes and regulatory liberalization are fueling higher growth rates in emerging markets, allowing airlines in these markets to expand their fleets. We expect that these markets will see more rapid increases in air traffic than developed markets. For instance, Boeing, in its Current Market Outlook 2010-2029, is projecting passenger traffic in Africa and in the Asia Pacific, Latin America and Middle East regions to increase by 5.5%, 6.8%, 6.9% and 7.1% per year, respectively, in the 2010-2029 period in contrast to growth rates of 3.4% per year in North America and 4.4% per year in Europe during the same period. Boeing expects that the number of aircraft in the Asia Pacific market will increase from 4,110 aircraft in 2009 to 12,200 in 2029, and 70.6% of the number of aircraft in the Asia Pacific market in 2029 are projected to be narrowbody or regional jets. In addition, many growing emerging markets with large populations, such as Brazil, India, Indonesia and South Africa, are in the process of deregulating domestic markets and liberalizing air transport agreements with other nations.

Midlife to end-of-life aircraft still possess substantial utility.

While some of the world’s premier airlines are constantly renewing their fleets with new aircraft deliveries and disposing of used aircraft, midlife and older aircraft continue to retain significant economic value in a variety of roles for many types of airlines. The end of an aircraft’s economic life varies but is typically 20 to 30 years for passenger use and up to 35 years for freighters. For example, Delta Air Lines recently extended its leases up to ten years for some of its McDonnell Douglas MD88 aircraft. While certain of these aircraft are nearly 20 years old, and consume approximately 20% more fuel than their current generation Boeing 737-800 counterparts, McDonnell Douglas MD88 capital costs are approximately 75% less than those for newer, replacement model aircraft, allowing for lower all-in costs to airlines, even at fuel prices well in excess of today’s prices. Midlife to end-of-life aircraft are also widely used by airlines in the emerging markets, with many start-up airlines utilizing the Boeing 737 Classic. End of life passenger aircraft may also be converted into freighters. As a result of lower utilization by freighters relative to passenger aircraft, it is imperative that cargo aircraft have low capital costs. In its Current Market Outlook 2010-2029, Boeing predicted that out of 1,080 freighters that are less than 45-tonnes expected to be delivered through 2029, all but ten will be converted from passenger aircraft configurations.

Investment process

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Our investment strategy and risk analysis will be managed by our founders. Together, they will draw on their combined experience in aviation leasing and the global markets to make acquisition, investment, financing, asset management and disposition decisions, as well as use their contacts within the industry to identify attractive opportunities for us.

Our U.S. subsidiary, Greenwich Kahala USA, Inc., will have an investment committee that will comprise two of our founders, Messrs. Smith and Sherman. The investment committee will be responsible for reviewing and evaluating all of our transactions, including transactions relating to the leasing of our fleet, acquiring and disposing of aircraft, arranging for debt financing for our aircraft, where applicable, and acquiring our aircraft-related debt portfolio. If Messrs. Sherman and Smith are in agreement, they will make a recommendation to our president, Mr. Garland, regarding any transaction that is within the ordinary course of business for us (principally transactions valued below the lesser of $30 million or 15% of the total book value of our net assets). If Mr. Garland approves an ordinary course transaction, then we will generally sign a non-binding term sheet related to that transaction and will proceed to perform due diligence and negotiate definitive documentation for the transaction, subject to approval of such documentation by Mr. Garland.

At First Greenwich Kahala, all investments and major economic decisions regarding an aircraft have historically required the unanimous approval of Messrs. Smith, Garland and Sherman. We will have an investment policy that requires the unanimous consent of Messrs. Smith, Garland and Sherman for all investment decisions, as described above. In addition, investments outside of the ordinary course of business for us will require the unanimous approval of our board of directors.

Acquiring and disposing of aircraft is a highly specialized area that requires substantial experience and sound judgment. At First Greenwich Kahala, the founders have gained significant experience in acquiring and disposing of aircraft. Aspects we will consider include, among others, aircraft and engine model, operator base and liquidity of the aircraft type, any maintenance reserves or liabilities which may apply, credit quality of the lessee, ability to repossess the aircraft in a given jurisdiction, possible use of leverage, expected future residual or tear-down value of the asset, diversification of the overall portfolio, and the maintenance condition of the aircraft not only at purchase, but also at certain critical points during the useful life of the aircraft, such as at the end of the lease. Overriding all of our investment decisions is the belief that strong pricing discipline is required to provide an adequate margin of safety against unforeseen future events. We will seek to build and maintain a diversified aircraft lease portfolio that delivers returns commensurate with risk.

Our financing strategy

Although our investment strategy is not dependent on leverage, we expect to evaluate and use leverage on a case-by-case basis to the extent bank or other debt financing for our target assets is available at a reasonable cost. Financing sources for used aircraft have periodically been limited and remain so currently. As a result, banks may not be a reliable source of financing for our future operations or if available may be too expensive. Other than the Boeing 757 aircraft that is our only initial asset as of the date of this prospectus, we do not expect to initially use leverage to acquire our assets. We may do so, however, when bank or other debt financing is available and our management team deems it appropriate to leverage a portion of our fleet in order to provide capital for additional acquisitions and increase our overall return on equity. Although we have no leverage policy, in the event that we use leverage, we expect that debt will be at an average of no more than 50% of the purchase price of our aircraft and will be provided from banks or non-bank financial institutions (rather than other financing sources, such as securitizations). We may incur debt that exceeds 50% of the purchase price for certain individual acquisitions.

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Summary risk factors

An investment in our shares involves various risks. You should consider carefully the risks discussed below and under “Risk factors” before purchasing our ADSs. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our ADSs could decline, and you may lose some or all of your investment.

•	We are a recently-formed company with a limited history of operations on which you can evaluate your investment decision.

•	The past performance achieved by our founders at First Greenwich Kahala is not a reliable indicator of our future performance.

•	The prior performance information included in this prospectus was derived from First Greenwich Kahala’s internal records and no assurance can be given that certain assumptions, estimates and judgments used in preparing such information will prove to be correct.

•	We may suffer from delays in locating suitable investments, which could adversely affect the return on your investment.

•	You must rely upon our management team to identify appropriate target assets.

•	We will be wholly dependent on our management team to manage our business.

•	Our founders may have conflicts of interest with us and their other business interests, which could incentivize them to make decisions that are not in the best interests of our shareholders.

•	Our management team will manage our portfolio of aviation assets pursuant to very broad investment guidelines. This may result in riskier investments as these investment guidelines may be changed without shareholder approval and our board of directors is not required to approve each investment decision.

•	We have a limited operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our shareholders.

•	Competition from other aircraft lessors with greater resources or a lower cost of capital than ours could adversely affect our financial results and growth prospects.

•	Our business model depends on the continual re-leasing of our aircraft, and we may not be able to do so on favorable terms, if at all.

•	Our strategy, which is based in part on the oversupply of aircraft in the market, may subject us to risks.

•	The demand for aircraft and leases for aircraft has historically been cyclical, and the timing of when we purchase, sell or lease aircraft or the term of our aircraft leases can have an adverse effect on our business, operating results and financial condition.

•	There is a risk that a cyclical upturn in aviation traffic will not occur and aircraft values will depreciate more rapidly than we expect.

•	There are risks and uncertainties associated with buying midlife to end-of-life aircraft in an industry that is continually experiencing technological advances.

•	The risks and uncertainties associated with our lessees, maintenance providers and other counterparties may indirectly affect our business, operating results and financial condition.

•	We may need additional capital to finance our growth, and we may not be able to obtain it on acceptable terms, or at all, which may limit our ability to grow and compete in the aviation market.

•	The risks and uncertainties associated with any investments we make in aviation related debt, which may include ETCs and EETCs, aircraft asset-backed securities and aircraft mortgage debt, may have an adverse effect on our business, operating results and financial condition.

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•	A further deterioration of the financial condition of airlines may have an adverse impact on our proposed ability to lease aircraft, sustain revenues and pay dividends, if any.

•	A significant discounting of prices on new aircraft by manufacturers or increase in new aircraft production may indirectly affect demand for used aircraft we purchase for leasing and our financial condition.

•	Airline reorganizations could impair our potential lessees’ ability to comply with their lease payment obligations to us.

•	Mergers or sales of operating lessors and/or aircraft portfolios could increase the supply of used aircraft in the market.

•	We expect that some of our lessees will operate in emerging markets, as a result of which, we are exposed to certain risks relating to difficult or inconsistent regulations, repossession and deregistration difficulties or market disruptions.

•	Aircraft we purchase may become subject to aircraft liens that could impair our ability to repossess, re-lease or resell the aircraft.

•	The effects of terrorist attacks and geopolitical conditions may negatively affect the airline industry, reducing the aggregate demand for air traffic, resulting in a decline in airline revenue. This may cause our lessees to default on their lease payment obligations.

•	The effects of war or armed hostilities may negatively affect the airline industry. This may cause lessees to default on their lease payment obligations.

•	The effects of natural or other disasters may negatively affect the airline industry. This may cause our lessees to default on their lease payment obligations.

•	The effects of pandemic diseases may negatively affect the airline industry. This may cause our lessees to default on their lease payment obligations.

•	We will depend on aircraft and engine manufacturers’ success in remaining financially stable and producing aircraft.

•	New aircraft manufacturers in China, Japan and Russia may produce aircraft that compete with current offerings from Airbus, Boeing, Bombardier and Embraer.

•	There is no public market for our common shares, and the ADSs through which they will be held and a public market may never develop, which could cause our ADSs to trade at a discount and make it difficult for holders of our ADSs to sell their shares.

•	Common shares eligible for future sale may have adverse effects on our share price.

•	Future offerings of debt or equity securities, which rank senior to our common shares, may adversely affect the market price of our common shares.

•	We are a Bermuda company that is managed and controlled in Ireland. It may be difficult for you to enforce judgments against us or against our directors and executive officers.

•	As a shareholder of our company, you may have greater difficulties in protecting your interests than as a shareholder of a U.S. corporation.

•	We have anti-takeover provisions in our bye-laws that may discourage a change of control.

•	Being a foreign private issuer entitles us to exemption from certain U.S. Securities and Exchange Commission, or SEC, requirements that provide shareholders the protection or information that must be made available to shareholders of U.S. public companies.

•	We will become subject to financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

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•	We may be classified as a passive foreign investment company, which could result in materially adverse U.S. federal income tax consequences to U.S. investors in our shares.

•	We may fail to qualify for tax treaty benefits, which could reduce our net income and cash flow by the amount of the applicable U.S. tax.

•	We and / or our subsidiaries may become subject to U.K. tax, which would reduce our net income and cash flow.

•	The tax rate applicable to us would be higher than we expect if our Irish-tax-resident subsidiary were considered not to be carrying on a trade in Ireland for the purposes of Irish law.

Our structure

We are a Bermuda exempted company incorporated on December 30, 2009 under the provisions of Section 14 of the Companies Act 1981 of Bermuda and our business is managed in Ireland. All of our outstanding common shares are currently owned by our founders, Messrs. Smith, Garland and Sherman.

Our registered office is located at Milner House, 18 Parliament Street, Hamilton, Bermuda. Although we are organized under the laws of Bermuda, we will be resident in Ireland for Irish tax purposes and thus will be subject to Irish corporation tax on our income in the same way, and to the same extent, as if we were organized under the laws of Ireland.

We are a holding company that will own (directly or through intermediate entities) aircraft, co-investments in entities that own aircraft and aircraft-related debt securities (not exceeding 15% by value of our total assets). In addition, we are the sole shareholder of our two operating subsidiaries, Greenwich Kahala Services, Ltd. (or, Greenwich Kahala Services), and Greenwich Kahala USA, Inc. (or, Greenwich Kahala USA).

Greenwich Kahala Services is a Bermuda exempted company that was incorporated on November 8, 2010, under the provisions of Section 14 of the Companies Act 1981 of Bermuda. All of its shares are owned by Greenwich Kahala Aviation Ltd. Like us, Greenwich Kahala Services is resident in Ireland for Irish tax purposes. Greenwich Kahala Services will employ our management team working in Ireland and, through that team, will conduct sales, marketing, remarketing, technical, finance and administrative functions in Ireland and make investment decisions there on our behalf, as described above.

Greenwich Kahala USA is a Delaware corporation that was incorporated on November 10, 2010. The company will agree to provide advisory and analytical services to Greenwich Kahala Services pursuant to an advisory services agreement. Greenwich Kahala USA will employ Messrs. Smith and Sherman on its investment committee and, as members of that committee, they will provide analysis of potential investments by Greenwich Kahala Services.

Additionally, we may, from time to time, incorporate single-purpose subsidiaries for the purpose of holding our aircraft investments. For example, on August 16, 2010, we incorporated in Ireland GKA Leasing 25141 Limited, for the sole purpose of holding the Pratt & Whitney-powered 1991 Boeing 757-200 passenger aircraft and engines described above.

We retained AIB International Financial Services Limited, or AIBIFS, a unit of Allied Irish Banks, as a corporate services provider to assist us and our subsidiaries in establishing books of account and in preparing our periodic and annual consolidated financial statements.

Conflicts of interest

Messrs. Smith, Garland and Sherman, our chief executive officer, president and chief investment officer, respectively, are also partners in First Greenwich Kahala. Since its founding, First Greenwich Kahala has advised, either alone or with joint venture partners, on the acquisition of, and provided management services for, 53 aircraft totaling approximately $330 million on behalf of third parties, including advising on the acquisition and sale of aircraft by these third parties and has purchased minority interests in a number of the aircraft. As of September 30, 2010, First Greenwich Kahala, directly or through a joint venture, managed a portfolio of 25 aircraft with an aggregate purchase price of approximately $144 million. Upon

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the completion of this offering and the concurrent private placement, our business will be the sole investment vehicle for aircraft purchases and leasing activities by Messrs. Smith, Garland and Sherman, and will be their primary business. Also, upon the completion of this offering and the concurrent private placement, First Greenwich Kahala will stop advising on aircraft acquisitions and its activities will be limited to advising each client on the disposition of the balance of its aircraft portfolio following which First Greenwich Kahala will cease to operate. As a result, Messrs. Smith, Garland and Sherman in their role with First Greenwich Kahala intend not to take on new contracts and wind down the portfolio within the terms of the relevant agreements between First Greenwich Kahala and third parties and co-investors. As a result, First Greenwich Kahala will not compete with us for future aircraft acquisitions. In addition, in order to minimize conflicts between us and First Greenwich Kahala, following the completion of this offering and the concurrent private placement, we will purchase aircraft from First Greenwich Kahala, or enter into other transactions with First Greenwich Kahala, only with the unanimous approval of our disinterested independent directors. If there is a conflict then our independent directors will make an assessment and decision as to the proper course of action. If so advised by our independent directors, Messrs Smith, Garland and Sherman may subcontract to third parties those duties of First Greenwich Kahala that our independent directors deem are in conflict with our business needs. Although Messrs. Smith, Garland and Sherman will focus on winding down the aircraft portfolio for First Greenwich Kahala, First Greenwich Kahala does not have sole discretion in its investment decisions; instead, it makes recommendations that may or may not be acted upon by the third parties or co-investors of First Greenwich Kahala who own the relevant aircraft. As a result, there is no time frame for when First Greenwich Kahala will cease to operate as it is unknown when the aircraft they advise on will be disposed of. There are, however, no contractual restrictions that will delay the wind down of First Greenwich Kahala’s aircraft portfolio.

Messrs. Smith, Garland and Sherman will continue to manage portions of First Greenwich Kahala’s aircraft portfolio, through two aircraft administration agreements whereby we will, commencing January 31, 2011, for a monthly fee, perform various lease administration and technical management duties for certain aircraft that are solely managed by First Greenwich Kahala. Other than lease administration and technical management duties, all other contractual obligations to its clients will continue to be performed by First Greenwich Kahala. The aircraft administration agreements will terminate upon the disposal of all aircraft that are subject to the agreements, a date which is unknown at this time.

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The offering

Securities offered by us	15,000,000 common shares (plus up to an additional 2,250,000 common shares that we may issue and sell upon the exercise of the underwriters’ overallotment option) in the form of ADSs. Our common shares are being offered only in the form of ADSs.

ADSs to be outstanding immediately after the completion of this offering	15,179,200 ADSs[1]

Use of proceeds	We expect to use the net proceeds of this offering and the concurrent private placement (i) to pay our ongoing operating expenses, (ii) to acquire our target assets, including the two aircraft under the letter agreements we expect to acquire on or immediately after the completion of this offering and the concurrent private placement, (iii) to repay a loan we received from GK Hannover, and (iv) to repurchase shares that we sold to our founders. We estimate that our net proceeds of this offering and the concurrent private placement, after deducting the underwriters’ discounts and commissions and estimated organizational and offering expenses payable by us, will be approximately $168.9 million. We estimate that our net proceeds will be approximately $194.3 million if the underwriters exercise their overallotment option in full (after payment of deferred underwriting discounts and commissions and estimated organizational and offering expenses by us). See “Use of proceeds.”

Dividend policy	Over time, subject to the determination of our board, we expect to pay a regular quarterly dividend to our shareholders. We do not anticipate paying any dividends until such time that our board determines that our assets are generating sufficient income to pay dividends while retaining funds to continue to grow our asset base. We expect that following the first two quarters after this offering and the concurrent private placement, we will have invested a sufficient portion of the net proceeds of this offering and the concurrent private placement in our initial assets so that we will be in a position to begin to generate income and commence paying dividends. We do not intend to borrow in order to pay dividends. Our board may modify our dividend plan at any time. See “Dividend policy – Possible changes in Quarterly Dividends” and “Risk factors,” for a detailed discussion of these factors. See “Management’s discussion and analysis of financial condition and results of operations – Liquidity and Capital Resources – Dividends” for a discussion of our sources of liquidity to pay our proposed dividends.

1	Excludes (i) 2,250,000 of our common shares in the form of ADSs that we may issue and sell upon the exercise of the underwriters' overallotment option in full, (ii) ADSs that are reserved for issuance under the Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan (See "Our management – Executive and director compensation – 2011 equity incentive plan") and (iii) 20 of our common shares issued to our founders which will be repurchased for $10,000 and canceled upon the completion of this offering, and includes 179,200 of our common shares in the form of ADSs that we expect to issue to Messrs. Smith, Garland and Sherman (through GK Hannover) and to Mr. Howard in the concurrent private placement.

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ADSs	Each ADS represents one common share. The depositary will be Deutsche Bank Trust Company Americas. The ADSs will be evidenced by ADRs. The depositary, through its custodian, will hold the common shares underlying your ADSs. You will have rights as provided in the deposit agreement. The depositary will pay you the cash dividends and other distributions it receives on our common shares, in accordance with the terms of the deposit agreement, subject to any withholding taxes and any other applicable laws and regulations. We are offering our common shares only in the form of ADSs to facilitate the use by U.S. resident shareholders of an exemption from Irish withholding taxes available to U.S. residents. For a description of Irish withholding taxes and available exemptions for holders resident in the United States and other tax-treaty countries, you should review “Material taxation considerations – Material Irish tax considerations – Irish dividend withholding tax.” We will pay all fees of the depositary, except in connection with cancellations of ADSs and withdrawal of common shares. For a description of the ADSs, you should review “Description of American Depositary Shares” in this prospectus.

NYSE symbol	We have applied to list our ADSs on the NYSE under the symbol “GKH.”

Risk factors	Investing in our shares involves a high degree of risk. You should carefully read and consider the information set forth under “Risk factors” beginning on the following page and all other information in this prospectus before investing in our shares.

Our corporate information

Our principal executive offices are located at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. Our telephone number is +353 (0)1 6694732. Our website is www.greenwichkahala.com. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

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Risk factors

An investment in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common shares could decline significantly and you could lose all or a part of your investment.

Risks related to our business

We are a recently-formed company with a limited history of operations on which you can evaluate your investment decision.

We are a recently-formed company that has not generated any revenues in the period from our formation on December 30, 2009 through September 30, 2010. Although, as a result of our acquisition of a 1991 Boeing 757-200 passenger aircraft on October 1, 2010, we have begun receiving revenues from lease payments on the aircraft, cash received from the lease payments on the aircraft will be used to make repayments of the loan we received in connection with the acquisition of the aircraft. As a result, we have a limited performance record, operating history and historical financial statements upon which you can evaluate our operations, our ability to implement and achieve our investment strategy or our ability to pay dividends. We cannot assure you that we will be successful in implementing our investment strategy.

The past performance achieved by our founders at First Greenwich Kahala is not a reliable indicator of our future performance.

You should not assume that our management team will be able to replicate the historical internal rates of return achieved by our founders at First Greenwich Kahala. The fact that our founders, while at First Greenwich Kahala, may have achieved certain financial results in the past does not mean that we will do so in the future and the financial results achieved by First Greenwich Kahala in earlier periods may have little relevance in the current environment. The past performance of the aircraft that First Greenwich Kahala managed may not be a reliable indicator of our future performance and historical information should not be used to anticipate future results. No assurance can be given that we will achieve results comparable to those achieved by our founders in the past while working for First Greenwich Kahala.

The prior performance information included in this prospectus was derived from First Greenwich Kahala’s internal records and no assurance can be given that certain assumptions, estimates and judgments used in preparing such information will prove to be correct.

The prior performance information included in this prospectus relating to aircraft for which First Greenwich Kahala, either alone or with joint venture partners, acted as external advisor or manager, was derived from First Greenwich Kahala’s internal records and has not been audited. In preparing such prior performance information, certain assumptions, estimates and judgments were used. To the extent that one or more of our assumptions, estimates or judgments should prove to be incorrect, the prior performance information could differ from that shown in this prospectus. As First Greenwich Kahala was not the owner of these aircraft, there are limitations inherent in the independent verification of factual matters involved in the preparation of prior performance information relating to such aircraft. Although we believe that the prior performance information is based on reasonable assumptions, estimates and judgments, no assurance can be given that such assumptions, estimates and judgments will prove to be correct.

We may suffer from delays in locating suitable investments, which could adversely affect the return on your investment.

There may be a period of time before we invest all of the net proceeds of this offering and the concurrent private placement. Delays we encounter in the selection of investments could adversely affect your return. Until appropriate assets can be identified, we intend to invest the net proceeds of this offering and the concurrent private placement in short-term assets, such as U.S. government securities and other short term (up to one year) highly-rated investment grade securities and aviation industry securities with

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maturity dates shorter than 25 months. Returns on such investments will likely be significantly lower than those we may achieve on our target assets, which may adversely affect our distributions to our shareholders.

Further, if we experience significant delays in the implementation of our business strategies, including delays in the acquisition and leasing of aircraft, our growth strategy and long-term results of operations could be adversely affected.

You must rely upon our management team to identify appropriate target assets.

You will not have information as to the types, ages, manufacturers, model numbers or condition of the assets we purchase in connection with future acquisitions. You must rely upon our management team’s judgment and ability to select our investments, evaluate the assets’ condition, evaluate the ability of lessees and other counterparties to perform their obligations to us and negotiate transaction documents. We cannot assure you that our management team will be able to perform such functions in a manner that will achieve our investment objectives.

The initial success of our business will depend, in part, on our ability to successfully identify high-quality commercial aircraft to acquire, and if we experience abnormally high maintenance or obsolescence issues with any commercial aircraft that we acquire, our financial results and growth prospects could be materially and adversely affected.

The initial success of our business will depend, in part, on our ability to successfully identify high-quality commercial aircraft to acquire. Aircraft or other aviation assets may not be profitable to us after their acquisition and may not generate sufficient cash flow to justify our completion of the acquisition of such aircraft or other aviation assets. In addition, our acquisition strategy exposes us to risks that may harm our business, financial condition, results of operations and cash flows, including risks that we may:

•	incur or assume unanticipated liabilities, losses or costs associated with the aircraft or other aviation assets that we acquire;

•	incur other significant charges, including asset impairment or restructuring charges in connection with the acquisition of aircraft; or

•	be bound by unfavorable net operating leases to the extent we assume such leases in connection with the acquisition of aircraft.

In addition, aircraft are long-lived assets requiring long lead times to develop and manufacture, with particular types and models becoming obsolete and less in demand over time, when newer, more advanced aircraft are manufactured. By acquiring existing aircraft, as we currently contemplate, we have greater exposure to more rapid obsolescence of our fleet, particularly if there are unanticipated events shortening the life cycle of such aircraft, such as government regulation or changes in our client preferences. This may result in a shorter life cycle for our fleet and, accordingly, declining lease rates, impairment charges, or losses related to aircraft asset value guarantees. Any of these costs and expenses will have a negative impact on our financial results.

Risks related to our management

We will be wholly dependent on our management team to manage our business.

Our management team will manage our business and all of our affairs in accordance with their employment agreements, which will include market standard non-competition clauses, which we expect them to execute prior to the completion of this offering and the concurrent private placement. Therefore, our success or failure will be wholly dependent on the skill and care with which our management team performs their services. We will depend on the diligence, skill and network of business contacts of our management team. Our management team will manage our company and be responsible for our day-to-day operations. Our management team will also be responsible for investing in and trading our aircraft-related debt portfolio to the extent we invest in aircraft-secured debt instruments. We will depend on the continued service of our key employees of our management team. The death, incapacity or departure of any of our founders, key employees or our management team, or of a significant number of professionals of our management team, could have a material adverse effect on our performance. In particular, the death, incapacity or departure of any of Bradley Smith, our chief executive officer, Michael Garland, our

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president, Gerald Sherman, our chief investment officer, Michael Howard, our chief financial officer, treasurer and secretary, or John Patrick (“Sean”) Kearney, our chief technical officer, may be detrimental to our continued business operations. See “Our management.”

We do not maintain key-person insurance for members of our management team. In addition, although each of our founders and certain members of our management team will enter into an employment agreement with us on or before the consummation of this offering, such employment agreements may be terminated by the executive whether for “Good Reason” or without “Good Reason” (as such term is defined in the employment agreement and summarized under “Our management—Executive and director compensation—Employment Agreements” herein) upon 60 days notice (subject to a 30-day cure period in the event of executive's termination of employment for “Good Reason”). As a result, there can be no assurance that the founders or certain members of our management team will remain employed by us.

Our founders and a member of our management team may have conflicts of interest with us and their other business interests, which could incentivize them to make decisions that are not in the best interests of our shareholders.

Our founders may have conflicts of interest that arise with respect to our operations and business opportunities. Specifically, as partners of First Greenwich Kahala, our founders will have ongoing responsibilities to First Greenwich Kahala. In addition, our founders are co-investors in certain aircraft that First Greenwich Kahala manages, including the two aircraft that we intend to acquire on or immediately after the completion of this offering and the concurrent private placement, the sale of which will entitle First Greenwich Kahala to certain fees. First Greenwich Kahala manages and remarkets for lease or sale aircraft in a manner similar to our investment strategy. Our founders will continue to manage First Greenwich Kahala’s clients’ aircraft portfolio and may still compete directly with First Greenwich Kahala and other entities managed by First Greenwich Kahala in certain areas such as the remarketing of currently owned aircraft. For example, First Greenwich Kahala may find that it is seeking to sell or lease an aircraft that directly competes with a similar aircraft that we are seeking to sell or lease at the same time. Our founders plan to wind down and sell all assets managed by First Greenwich Kahala in an orderly manner after the completion of this offering and the concurrent private placement, but they will need to do so in a manner that is consistent with their obligations to achieve the maximum potential return on their clients’ investments and within the terms of the relevant agreements between First Greenwich Kahala and third parties and co-investors, which may require that the relevant aircraft not be immediately sold in today’s depressed market. We will also be assisting First Greenwich Kahala with complying with certain responsibilities relating to these obligations under our aircraft administration agreements. In addition, Mr. Howard, our chief financial officer, is a director of certain entities affiliated with First Greenwich Kahala. This may reduce the time our founders and Mr. Howard spend operating our business. Further, our founders’ interests in First Greenwich Kahala and the aircraft investments they manage and Mr. Howard’s fiduciary duties to certain entities affiliated with First Greenwich Kahala could incentivize them to make decisions that are not in the best interests of our shareholders, such as disposing of an aircraft in a manner that competes with our own attempt to dispose of a similar aircraft.

Our management team will manage our portfolio of aviation assets pursuant to very broad investment guidelines. This may result in riskier investments as these investment guidelines may be changed without shareholder approval, and our board of directors is not required to approve each investment decision.

Our management team will be authorized to follow very broad investment guidelines. Our directors will not review each proposed investment, unless it involves an investment greater than the lesser of $30 million or 15% of the total book value of our net assets. In addition, our directors will rely primarily on information provided to them by our management team. Our management team has broad latitude within our investment guidelines in determining the types of assets they may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that may result in losses, thereby materially and adversely affecting our business operations and financial condition.

In addition, our management team may change its investment guidelines without shareholder approval at any time. Changes in our management team’s investment guidelines may result in inferior due diligence and underwriting standards, which may affect our investments.

We may engage in related-party transactions, resulting in us paying or receiving amounts that vary materially from what we would have paid or received in an arm’s-length transaction.

We may, from time to time, seek to purchase aircraft from, or sell aircraft to, related parties. For example, we have executed letter agreements to purchase two Boeing 737 aircraft from entities associated with Trafalgar Asset Managers Ltd., which is a co-advisor with First Greenwich Kahala. Despite any precautions we may take, we cannot assure you that the price we pay or receive (or have paid or received) in relation to any related-party transactions will be the same as a price that an unrelated third party would have paid or received in the transaction. In addition, our precautions, such as obtaining third-

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party valuations, may increase our transaction costs and delay the closing of any related-party transactions. The purchase or sale by us of assets on other than an arm’s-length basis may result in us paying more for assets or otherwise agreeing to terms that are less beneficial to us than would have been the case in a transaction between unrelated parties. This may have an adverse effect on our financial results, including the income we earn on disposals of aircraft and an increase in the price of acquiring an aircraft.

Risks related to our company

We have a limited operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our shareholders.

We were formed on December 30, 2009 and have a limited operating history, having not generated any revenues since our inception through September 30, 2010. As a result of our acquisition of a Boeing 757 passenger aircraft on October 1, 2010, we have only recently begun receiving revenues from rental payments on the aircraft. We have entered into letter agreements for the purchase of an additional two aircraft, which we expect to acquire on or immediately after the completion of this offering and the concurrent private placement. In addition, on November 12, 2010, and November 13, 2010, we entered into aircraft administration agreements, one with First Greenwich Kahala and the other with Wingspan, respectively. Under the two agreements, we perform various lease administration and technical management duties in relation to the 13 aircraft covered by these agreements. We cannot assure you that we will be able to operate our business successfully, find suitable investments or implement our operating policies and strategies as described in this prospectus. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make distributions to our shareholders. The results of our operations will depend on several factors, including the availability of opportunities for the acquisition, disposition and leasing of aircraft, the creditworthiness of our counterparties, the level and volatility of interest rates and jet fuel prices, the availability of adequate short and long-term financing, and conditions in the economy and the financial markets, particularly as these conditions impact airlines.

Weak economic conditions in much of the global economy may have a negative impact on our operating performance and the value of the assets we acquire.

Our investment strategy includes investing in many different economic and geographic regions and we will be exposed to risk if there is a market downturn in any region where our aircraft operate. Demand for aircraft is dependent on passenger and cargo traffic, which in turn is dependent on economic growth. As a result, weak or negative economic growth in any of these regions may have an indirect effect on the value of the assets that we acquire if airlines and other potential lessees are adversely affected. Although the global economy has shown signs of improvement, there is no guarantee that the current economic downturn will not continue or worsen or that any assets we purchase will not decline in value, which may have an adverse effect on our results of operations or our financial condition.

Competition from other aircraft lessors with greater resources or a lower cost of capital than ours could adversely affect our financial results and growth prospects.

The aircraft leasing industry is highly competitive, and although it is comprised of over 100 aircraft lessors, the top five lessors in terms of the number of aircraft owned control more than 50% of the total number of aircraft that are currently on lease. Initially, we believe most of our primary competitors in our niche areas will be significantly larger, have a longer operating history and may have greater resources or lower cost of capital than ours; accordingly, they may be able to compete more effectively in one or more of the markets we attempt to enter.

In addition, we may encounter competition from other entities in the acquisition of aircraft such as:

•	airlines;

•	aircraft manufacturers;

•	financial institutions;

•	aircraft brokers;

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•	special purpose vehicles formed for the purpose of acquiring, leasing and selling aircraft;

•	public and private partnerships, investors and funds, including private equity and hedge funds;

•	newly-formed smaller aircraft leasing companies that may be entering such sector; and

•	other aircraft leasing companies that we do not currently consider our major competitors.

Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the client. Some of our potential competitors may have significantly greater operating and financial resources and access to lower capital costs than us. In addition, some competing aircraft lessors may have a lower overall cost of capital and may provide inducements to potential lessees that we cannot provide. We likely will not always be able to compete successfully with such competitors and other entities, which could materially and adversely affect our financial results and growth prospects.

Given the financial condition of the airline industry, many airlines have reduced their capacity by eliminating select types of aircraft from their fleets, affecting the prices both of the aircraft types they eliminate and the types they continue to use. This elimination of certain aircraft from their fleets has resulted in an increase in the availability of such aircraft in the market, a decrease in rental rates for such aircraft and a decrease in market values of such aircraft. We cannot assure you that airlines will continue to eliminate or acquire the same types of aircraft, or that we will not acquire aircraft that cease to be in use by our potential lessees. Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject, condition of the aircraft and the creditworthiness of the lessee, if any. When we decide to acquire or dispose of an aircraft, we will compete with other aircraft leasing companies and other investors.

Our business model depends on the continual re-leasing of our aircraft, and we may not be able to do so on favorable terms, if at all.

Our business model depends on the continual re-leasing of our aircraft in order to generate sufficient revenues to finance our growth and operations, pay our debt service obligations and generate positive cash flows from operations. Our ability to re-lease our aircraft will depend on general market and economic conditions at the time the initial leases expire. Some of our competitors may have greater access to financial resources and, therefore, the ability to sustain off-lease aircraft than we will. If we are not able to re-lease an aircraft or to do so on favorable terms, we may be required to attempt to sell the aircraft to provide funds for our debt service obligations or operating expenses. Our ability to re-lease or sell the aircraft on favorable terms or without significant off-lease time could be adversely affected by depressed conditions in the airline and aircraft industries, airline bankruptcies, the effects of terrorism and war, the sale of other aircraft by financial institutions, and various other general market and economic conditions and factors which are outside of our control, including those discussed under “- Risks related to the aviation industry.”

If we acquire a high concentration of a particular model of aircraft in our fleet, our business and financial results could be adversely affected by the development of problems specific to that aircraft model.

If we acquire a high concentration of a particular model of aircraft in our fleet, our business and financial results could be adversely affected if the demand for that model of aircraft declines, if it is redesigned or replaced by its manufacturer, if this type of aircraft experiences design or technical problems or if there is an overconcentration in the aircraft market of a model we own. If we acquire a high concentration of a particular aircraft model in our fleet and such model encounters technical or other problems, the value and lease rates of such aircraft will likely decline, and we may be unable to lease such aircraft on favorable terms, if at all. Any significant technical problems with any such type of aircraft could result in the grounding of the aircraft. Any decrease in the value and lease rates of our aircraft may have a material adverse effect on our financial results and growth prospects.

An overconcentration of our lessees in certain geographical regions could harm our business.

We will be exposed to local economic and political conditions that can influence the performance of lessees located in a particular region. The effect of these conditions on payments to us will be more or

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less pronounced, depending on the concentration of lessees in the region with adverse conditions. The risks associated with the geographical concentration of our lessees may become exacerbated over time as our aircraft are re-leased to lessees or subleased to sublessees or as we acquire aircraft.

Our strategy, which is based in part on the oversupply of aircraft in the market, may subject us to risks.

Our strategy envisions future acquisitions of aircraft at competitive prices by taking advantage of the increased supply of aircraft available for sale. However, our assumption that there will be a continued oversupply of target assets may be incorrect. If the supply of aircraft becomes scarcer, we may encounter difficulties in acquiring aircraft on favorable terms or at all. It may also result in the following risks to us:

•	increasing competition for assets, which could reduce our acquisition opportunities or cause us to pay higher prices;

•	impairing our liquidity by requiring us to use a significant portion of our available cash or borrowing capacity to finance acquisitions; or

•	significantly increasing our interest expense and financial leverage to the extent we incur debt to finance acquisitions.

Even if our assumption of an oversupply of aircraft is correct, our strategy exposes us to risks that may harm our business, financial condition, results of operations and cash flows, including:

•	causing us to realize a significant decrease in the fair market value of our assets;

•	making it more difficult for us to lease our aircraft, which will increase our costs and decrease our ability to realize benefits such as new customer relationships;

•	causing us to incur or assume unanticipated liabilities, losses or costs associated with the aircraft or other aviation assets that we acquire; or

•	causing us to incur other significant charges, including asset impairment or restructuring charges.

The demand for aircraft and leases for aircraft has historically been cyclical, and the timing of when we purchase, sell or lease aircraft or the term of our aircraft leases can have an adverse effect on our business, operating results and financial condition.

The demand for aircraft has historically been cyclical. This is in part because of the length of time it takes to bring new aircraft to market, which often causes production to lag behind the actual market demand, thereby creating an oversupply after peaks and an undersupply after troughs. Because it is impossible to accurately predict the peaks and troughs, there are risks that the value of aircraft we purchase or aircraft leases we enter into may decrease in value. Further, even if we do not intend to sell purchased aircraft in the short term, certain aircraft which we acquire may be subject to cyclical downturns in value that will be reflected in our operating results and financial condition because of future lower lease rates. Additionally, the length of aircraft leases can vary widely.

Depending on the time at which we enter into leases and the duration of leases, such leases may have a material effect on shareholder returns. For example, although we will seek to have a broad range of lease expiration dates, with some lease terms as short as one year and some as long as 10 years, if we enter into a long term aircraft lease at or near the bottom of a market cycle, that lease may be less valuable than market value lease rates as the demand for aircraft leases increases. As a result, market cyclicality may have an adverse effect on our business, operating results and financial condition.

There is a risk that a cyclical upturn in aviation traffic will not occur and aircraft values will depreciate more rapidly than we expect.

The airline industry may experience a prolonged and continuous decline that could adversely affect the value of any aircraft we purchase or the market value of any leases into which we enter. Historically, the airline industry has been cyclical, with market downturns followed by recoveries and upturns with market values (on a deprecation adjusted basis) firming or increasing. However, it is possible that the airline industry may continue to decline over the long term which could have an adverse effect on our business, operating results and financial condition.

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Our strategy of acquiring used aircraft can expose us to higher costs than anticipated, which could have a negative impact on our financial results.

We anticipate that the aircraft we purchase will be used rather than new equipment. In general, maintenance and operating expenses of aircraft increase with age. Also, older aircraft are generally less fuel-efficient than newer models and may become obsolete more quickly than new aircraft, and, as a result, may be more difficult to re-lease or sell. Variable expenses like fuel or aging aircraft corrosion control or mandatory modification programs and related airworthiness directives could make the operation of older aircraft less economically feasible and may result in increased lessee defaults or opportunities to re-lease aircraft. We may also incur some of these increased maintenance expenses and regulatory costs upon re-leasing of our aircraft, and aircraft that we purchase with the intention of refurbishing may require expenditures on improvements or modifications that exceed the amounts that we initially anticipate. In addition, although we may inspect an existing aircraft and its documented maintenance, usage, lease and other records prior to acquisition, such an inspection normally would not provide us with as much knowledge of an aircraft’s condition as we would have if it had been built for us. Unlike new aircraft, existing aircraft typically do not carry warranties as to their conditions. As a result, we may not be able to claim any expense related to the aircraft from a warrantor.

We may not receive an adequate return on investments we make in converting passenger aircraft to air freighters.

Traditionally, certain used narrowbody aircraft, through conversions, have served as the source of aircraft for the air freighter market. Converting a passenger to cargo configuration may extend its useful life. However, costs of a conversion for a Boeing 737-300 are now in excess of $2 million, which is significant in comparison to the market value of such an aircraft, and there can be no assurance that an adequate return will be received on the conversion investment.

There are risks and uncertainties associated with buying midlife to end-of-life aircraft in an industry that is continually experiencing technological advances.

The airline industry is continually making technological advances. These are generally minor through a particular product’s life cycle, but approximately every ten to fifteen years, there is a “step change” in technology, such as the Boeing 787 or the Pratt & Whitney PW1524G engine. Certain step changes may accelerate the obsolescence of existing aircraft beyond that currently anticipated by our management or accounted for in our accounting procedures, and limitations on the maximum acceptable age for aircraft serving in fleets that are imposed by airlines may limit the marketability of our aircraft assets. Further, there may be new legislation passed increasing the imposition of stringent noise, emissions, navigation controls or safety regulations as a result of those technological advances. As a result, technological advances or legislation passed as a result of technological advances may cause a decrease in the value of any assets we acquire, particularly because we plan to purchase used aircraft, including previous generation aircraft and in-production aircraft types.

Certain countries have or are introducing age limits for used aircraft.

Some countries, primarily in the developing world, have or are considering age limits for used aircraft. For the most part, these age limits relate to the introduction of used aircraft into the relevant jurisdiction and do not apply to aircraft once they are in operation in the country in question. For instance, Indonesia, China and India all have prohibitions on the introduction of aircraft ranging from 10 years for passenger aircraft in the case of China to the earlier of 20 years or 50,000 takeoff and landing cycles in the case of Indonesia. These age limitations may reduce the marketability of our aircraft, which may have a material adverse effect on our results of operations or our financial condition.

Uncertainties associated with the aircraft leasing and financing industry may have an adverse effect on our business and may adversely affect our ability to give you any economic return from our common shares or a complete return of your capital.

There are a number of uncertainties associated with the aircraft leasing and financing industry that may have an adverse effect on our business. These include:

•	fluctuations in demand for assets and fluctuations in interest rates and inflation rates;

•	fluctuations in the availability and cost of credit for us to borrow to make and/or realize on some of our investments;

•	the continuing economic life and value of assets at the time our leases end;

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•	the technological and economic obsolescence of assets;

•	potential defaults by lessees or other counterparties;

•	supervision and regulation by governmental authorities; and

•	increases in our expenses, including taxes and insurance expenses.

The risks and uncertainties associated with our lessees, maintenance providers and other counterparties may indirectly affect our business, operating results and financial condition.

We are indirectly subject to a number of uncertainties associated with our lessees (who may default on leases entered into with us), maintenance providers and other counterparties. We will invest in assets by, among other things, acquiring aircraft subject to lease, purchasing aircraft and leasing aircraft to third-party operators. If we are required to repossess an aircraft after a lessee default, we may be required to incur significant costs. Those costs likely would include legal and other expenses related to court or other governmental proceedings, including the cost of posting surety bonds or letters of credit necessary to effect repossession of an aircraft, particularly if the lessee is contesting the proceedings or is in bankruptcy. During these proceedings the relevant aircraft would likely not be generating revenue.

Further, we may be subject to additional risks or uncertainties in respect of third parties responsible for undertaking the maintenance of our aircraft. In general, during the term of a lease, the airline lessee is primarily responsible for maintaining the aircraft. Failure of a lessee to perform required maintenance during the term of a lease could result in a decrease in value of the aircraft, an inability to re-lease the aircraft at favorable rates, if at all, or a potential grounding of the aircraft. Maintenance failures by a lessee would also likely require us to incur maintenance and modification costs upon the termination of the applicable lease, which could be substantial, to restore the aircraft to an acceptable condition prior to sale or re-leasing. In addition, when the lease is not in effect, either because it has expired as scheduled or as a result of a default, we may be responsible for maintaining the aircraft in an airworthy condition, and we may also incur storage costs associated with any aircraft that we are unable to immediately place with another lessee. As such, we are indirectly subject to the various risks and uncertainties that affect our lessees’, maintenance providers’ and other counterparties’ businesses and operations. If these risks or uncertainties were to affect our lessees, maintenance providers or other counterparties, we may indirectly suffer a loss on our investment, lose future revenues or experience adverse consequences to our business, operating results and financial condition.

Incurring significant costs from lease defaults could adversely affect our financial results and growth prospects.

We may suffer adverse consequences as a result of a lessee default and the related termination of the lease and the repossession of the related aircraft. It is likely that our rights upon a lessee default will vary significantly depending upon the jurisdiction and the applicable law, including the need to obtain a court order for repossession of the aircraft and/or consents for de-registration or re-export of the aircraft. We anticipate that when a defaulting lessee is in bankruptcy, protective administration, insolvency or similar proceedings, additional limitations may apply. For example, certain jurisdictions give rights to the trustee in bankruptcy or a similar officer to assume or reject the lease or to assign it to a third party, or entitle the lessee or another third party to retain possession of the aircraft without paying lease rentals or performing all or some of the obligations under the relevant lease. In addition, certain lessees may be owned in whole, or in part, by government-related entities, which could complicate our efforts to repossess our aircraft in that government’s jurisdiction. Accordingly, we may be delayed in, or prevented from, enforcing certain of our rights under a lease and in re-leasing the affected aircraft.

If we repossess an aircraft, we may not necessarily be able to export or de-register and profitably redeploy the aircraft. For instance, where a lessee or other operator flies only domestic routes in the jurisdiction in which the aircraft is registered, repossession may be more difficult, especially if the jurisdiction permits the lessee or the other operator to resist de-registration. We may also incur significant costs in retrieving or recreating aircraft records required for registration of the aircraft, and in obtaining the certificate of airworthiness for an aircraft. If, upon a lessee default, we incur significant costs in connection with repossessing our aircraft, are delayed in repossessing our aircraft or are unable to obtain possession of our aircraft, our financial results and growth prospects may be materially and adversely affected.

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Our aircraft may not at all times be adequately insured either as a result of lessees failing to maintain sufficient insurance during the course of a lease or insurers not willing to cover certain risks.

We do not intend to control directly the operation of any aircraft we acquire. Nevertheless, because we will hold title, directly or indirectly, to such aircraft, we could be held strictly liable for losses resulting from the operation of such aircraft, or may be held liable for those losses on other legal theories, in certain jurisdictions around the world. We will require our lessees to obtain specified levels of insurance and indemnify us for, and insure against, liabilities arising out of their use and operation of the aircraft; however, we cannot assure you that we will be able to negotiate such favorable terms. Some lessees may fail to maintain adequate insurance coverage during a lease term, which, although it would be in contravention of the lease terms, would necessitate our taking some corrective action such as terminating the lease or securing insurance for the aircraft, either of which could adversely affect our financial results.

In addition, there are certain risks or liabilities that our lessees may face, for which insurers may be unwilling to provide coverage or the cost to obtain such coverage may be prohibitively expensive. For example, following the terrorist attacks of September 11, 2001, non-government aviation insurers significantly reduced the amount of insurance coverage available for claims resulting from acts of terrorism, war, dirty bombs, bio-hazardous materials, electromagnetic pulsing or similar events. Accordingly, we anticipate that our lessees’ insurance or other coverage may not be sufficient to cover all claims that could or will be asserted against us arising from the operation of our aircraft by our lessees. Inadequate insurance coverage or default by lessees in fulfilling their indemnification or insurance obligations will reduce the proceeds that would be received by us in the event we are sued and are required to make payments to claimants, resulting in us having to make these payments from our own funds, which could have a material and adverse effect on our financial results and growth prospects.

We may need additional capital to finance our growth, and we may not be able to obtain it on acceptable terms, or at all, which may limit our ability to grow and compete in the aviation market.

We may require additional financing to expand our business via acquisition of aircraft and other aviation assets. Financing may not be available to us or may be available to us only on terms that are not favorable. The terms of any indebtedness we may incur may restrict our ability to incur additional debt. If we are unable to raise additional funds or obtain capital on acceptable terms, we may have to delay, modify or abandon some or all of our strategies.

The risks and uncertainties associated with any investments we make in aviation related debt, which may include ETCs and EETCs, aircraft asset-backed securities and aircraft mortgage debt, may have an adverse effect on our business, operating results and financial condition.

We may invest in various forms of aviation related debt, such as ETCs, EETCs, aircraft asset-backed securities and private placements or bank loans secured by aircraft or other aviation assets (together referred to herein as aircraft mortgage debt). Investing in aircraft mortgage debt entails many of the same risks as investing in aircraft directly. However, there are several additional risks, including the complicated structures involved in such aircraft mortgage debt and the fact that in general, unlike when we own an aircraft, we generally will not have a controlling position with respect to the aircraft when we invest in aircraft mortgage debt.

Aircraft mortgage debt issued by U.S. registered airlines benefit from the protection of Section 1110 of the U.S. Bankruptcy Code. Section 1110 provides in relevant part that a Chapter 11 trustee or debtor must cure all defaults and agree to perform all obligations under a lease or security agreement with respect to an aircraft, aircraft engines or other equipment within 60 days following the commencement of the Chapter 11 case; otherwise the secured party or lessor, as the case may be, will have the right to take possession (and sell, retain, re-lease or otherwise dispose) of the aircraft, aircraft engines or related equipment to enforce any of its rights and remedies. Nevertheless, in the event of a bankruptcy case involving an airline, the rejection of large numbers of aircraft by the debtor airline and negotiations involving the airline debtor and other investors in the relevant aircraft mortgage debt or bonds may hinder or delay the repossession and disposition of collateral in a timely fashion, which may have an adverse effect on our business, results or operations and financial condition.

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Aircraft mortgage debt tends to be less liquid than many other types of bonds and such debt is not actively traded on any exchange. Therefore, should we seek to sell any investment in aircraft mortgage debt, we may not be able to achieve, in a timely manner, a price that represents what we feel is the true value of the investment.

Additionally, we would need to carry such aircraft mortgage debt at the lower of cost or fair value based on the trading prices of similar aircraft mortgage instruments issued by other airlines. However, because of the lack of liquidity, we may be forced to use internal models and observable and unobservable inputs to corroborate third party quotes. Because certain inputs are unobservable, we may need to categorize the aircraft mortgage debt as Level 3 for accounting purposes according to U.S. generally accepted accounting principles, or U.S. GAAP. There is a risk that our internal models or unobservable inputs that we will use to value the aircraft mortgage debt may not accurately reflect the market value of these assets should we try to dispose of them, which may have an adverse effect on our business, results of operation and financial condition.

Operational risks may disrupt our business and result in losses.

We may face operational risk from errors made in the execution, confirmation or settlement of transactions. We may also face operational risk from our transactions not being properly recorded, evaluated or accounted for. We retained AIB International Financial Services Limited, or AIBIFS, a unit of Allied Irish Banks, as a corporate services provider to assist us in establishing books of account and in preparing our internal financial information, relevant financial and other reports and annual consolidated financial statements. During the initial period immediately following this offering and the concurrent private placement, we expect to rely heavily on AIBIFS’ financial, accounting, and other software systems. If any of these systems fail to operate properly or become disabled, we could suffer financial loss and a disruption of our business.

In addition, we will initially be highly dependent on First Greenwich Kahala’s information systems and technology, as our founders will be using the same information systems and technology for both their remaining First Greenwich Kahala work and their new work for us. There can be no assurance that these information systems and technology will be able to accommodate our growth or that the cost of maintaining such systems will not increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could also negatively affect our liquidity and cash flows, and could negatively affect our profitability.

Furthermore, a disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, may have an adverse impact on our ability to continue to operate our business without interruption, which could thereby have a material adverse effect on us. Although we have disaster recovery programs in place, there can be no assurance that these will be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for any losses.

Finally, we are likely to rely on third party service providers for certain aspects of our business, including certain accounting and financial services. Any interruption or deterioration in the performance of these third parties could impair the quality of our operations and could adversely affect our business and result in losses.

The manner in which we report our lease revenue may be significantly impacted by a proposed new standard for lease accounting.

A joint committee of the U.S. Financial Accounting Standards Board and the International Accounting Standards Board is developing a new standard for lease accounting. In March 2009, both boards released separate Discussion Papers for which the comment period closed in July 2009. The boards have continued to discuss and modify their views on the issues presented in the Discussion Papers. The joint committee’s current view is to have lessees record a “right to use” asset and a lease obligation on their statement of financial position based upon the discounted lease payments. Lessors would record lease receivables and a performance obligation liability on their statement of financial position also based on the discounted lease payments. Lessor revenue would be modified to contain an interest income component as well as lease revenue. These views continued to be discussed and modified and are

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subject to further change as the committee continues to deliberate. The committee issued an Exposure Draft of the proposed standard in August 2010 and intend to have a final standard promulgated in mid-2011. At present, management is unable to assess the effects of adopting the new standard. As a result, any change in the reporting of leases could have a material effect on our financial accounting and other companies in the aviation industry, including airlines who would lease our aircraft.

Risks related to financing

Our access to sources of financing may be limited.

Although we do not currently intend to use substantial amounts of leverage, this may change in the future, and we may seek to arrange debt financing at a later date either to achieve our targeted returns or as a means of raising additional capital. We expect such debt financing to entail private placements or bank loans as opposed to complex securitizations or public bond offerings. These financings, in addition to being secured by our aircraft and generally on a non-recourse basis, may be full recourse to us, and as a result, if we default on any of our obligations under these financings, our operations may be impaired. Our access to sources of financing, whether public or private, will depend upon a number of factors over which we have little or no control, including the following:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	interest rate fluctuations;

•	our current and potential future earnings and cash distributions; and

•	the market price of our common shares.

The current weakness in the capital and credit markets could adversely affect one or more private lenders and could cause one or more private lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

Consequently, depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our shareholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our shareholders and other purposes.

Risks related to the aviation industry

A further deterioration of the financial condition of airlines may have an adverse impact on our proposed ability to lease aircraft, sustain revenues and pay dividends, if any.

In the past several years, the financial condition of many major airlines has deteriorated as a result of having experienced any or all of the following:

•	increased competition;

•	pricing pressure on fare levels and air cargo rates;

•	falling passenger and air cargo demand;

•	disruptions due to geopolitical and other events;

•	increasing operating costs, including those related to jet fuel;

•	disruptions due to labor disputes or actions;

•	deteriorating economic conditions and currency volatility in the countries and regions in which the lessee operates; and

•	increased governmental regulation or taxation adversely affecting airlines.

These factors affecting our potential airline customers may continue or even increase in the future, which may cause a further deterioration in their respective financial conditions. Although these factors are

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generally out of our control, because they have a significant impact on our potential customers, they affect us as well. To the extent that our potential customers continue to be adversely affected by these risk factors, we may experience any of the following:

•	downward pressure on demand for the aircraft we may have purchased, decreases in market value of aircraft we may have purchased, and reduced market lease rates and lease margins;

•	a higher incidence of lessee defaults, lease restructurings, repossessions and airline bankruptcies and restructurings, resulting in lower lease margins due to maintenance and legal and other costs associated with the repossession, as well as lost revenue for the time the aircraft are off lease and possibly lower lease rates from the new lessees; and

•	an inability to lease aircraft on commercially acceptable terms, resulting in lower lease margins due to such aircraft not earning revenue and resulting in storage, insurance and maintenance costs.

A significant discounting of prices on new aircraft by manufacturers or increase in new aircraft production may indirectly affect demand for used aircraft we purchase for leasing and our financial condition.

The recent financial crisis has had a significant impact on the values of new aircraft as some buyers had lost some or all of the funding for orders they have placed. As a result, some orders for new aircraft were cancelled or deferred. The Export-Import Bank of the United States and European export credit agencies had become the principal source of debt financing for many new deliveries during the recent financial crisis but equity was still needed for these financings, which limited buyers’ access to these agencies. Consequently, to secure sales of new aircraft and maintain revenues, manufacturers sold many of these aircraft at significant discounts. If there is another downturn in the financial markets or economy and manufacturers again drive down the price of new aircraft, this may have an adverse effect on the value of any aircraft we own and our ability to lease them at attractive rates. We intend that used aircraft will constitute our target assets and our ability to extend leases or create new leases may be adversely affected by a surplus in the availability of new aircraft. Further, if manufacturers discount the prices of new aircraft, it may require us to mark down the value of aircraft we carry on our balance sheet or depreciate our aircraft portfolio faster than we intend. Thus, a significant decrease in the prices of new aircraft could adversely affect our results of operations and financial condition.

The value and lease rates of the aircraft we acquire could decline and this could have a material adverse effect on financial results and growth prospects of aircraft lessors.

Aircraft values and lease rates have historically experienced sharp decreases due to a number of factors including, but not limited to, decreases in passenger and air cargo demand, increases in fuel costs, government regulation and increases in interest rates. Operating leases place a greater risk of realizations of residual value on aircraft lessors, because only a portion of the equipment’s value is covered by contractual cash flows at the lease inception. In addition to factors linked to the aviation industry generally, many other factors may affect the value and lease rates of the aircraft that we acquire, including:

•	the particular maintenance, operating history and documentary records of the aircraft;

•	the number of operators using that type of aircraft;

•	aircraft age;

•	the regulatory authority under which the aircraft is operated;

•	any renegotiation of an existing lease on less favorable terms;

•	the negotiability of clear title free from mechanics’ liens and encumbrances;

•	any regulatory and legal requirements that must be satisfied before the aircraft can be purchased, sold or re-leased;

•	compatibility of aircraft configurations or specifications with other aircraft owned by operators of that type;

•	comparative value of aircraft types, such as a Boeing aircraft compared to an Airbus aircraft;

•	comparative value based on newly manufactured competitive aircraft; and

•	the availability of spare parts.

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Any decrease in the value and lease rates of aircraft that we acquire, which may result from the above factors or other unanticipated factors, may have a material adverse effect on our financial results and growth prospects.

Airline reorganizations could impair our potential lessees’ ability to comply with their lease payment obligations to us.

In recent years, several airlines have sought to reorganize (and, in certain instances, have completed reorganization) under Chapter 11, and numerous other non-U.S. airlines have filed for similar protection under their local laws or have liquidated. Historically, airlines involved in reorganizations have undertaken substantial fare discounting to maintain cash flows and to encourage continued customer loyalty. This fare discounting has led to lower yields for all airlines. The bankruptcies have led to the grounding of significant numbers of aircraft, rejections of leases and negotiated reductions in aircraft lease rentals, with the effect of depressing aircraft market values. Some airlines have merged in recent years, partly in response to financial pressures.

Additional reorganizations or liquidations by airlines under applicable bankruptcy or reorganization laws or further rejection or abandonment of aircraft by airlines in bankruptcy proceedings, as well as mergers of airlines, may increase and inflate supply levels and depress both aircraft values and aircraft lease rates. Additional grounded aircraft and lower market values would adversely affect our ability to sell acquired aircraft or re-lease other acquired aircraft at favorable rates.

Mergers or sales of operating lessors and/or aircraft portfolios could increase the supply of used aircraft in the market.

Due to the recent economic downturn and increased financial pressures, a number of operating lessor companies may be sold or merged with other operating lessor companies. The sale of any of these operating lessor companies (which may include a reduction in their aircraft fleets) and, in particular, their aircraft portfolios could increase supply levels of used aircraft in the market, leading to decreased aircraft values and aircraft lease rates. Additional used aircraft in the market could adversely affect our ability to dispose of acquired aircraft or re-lease aircraft at favorable rates, in turn affecting our financial results and growth prospects.

Fuel price increases could affect the profitability of the airline industry, and our lessees might not be able to meet their lease payment obligations to us.

Fuel costs represent a major expense to companies operating within the airline industry, and fuel prices fluctuate widely depending primarily on international market conditions, geopolitical and environmental events and currency exchange rates. If airlines are unable to increase ticket prices to offset fuel price increases, their cash flows will suffer. Natural disasters can significantly affect fuel availability and prices. Other events, such as decisions by the Organization of the Petroleum Exporting Countries (OPEC) regarding their members’ oil output, the increase in global demand from countries such as China and reports in 2008 that Russia’s oil production has peaked, have increased and may continue to increase the volatility of fuel prices.

The high cost of fuel in 2008 had, and fuel cost increases that could occur in the future may continue to have a material adverse impact on airline profitability. Due to the competitive nature of the airline industry, airlines may not be able to pass on increases in fuel prices to their customers by increasing fares. If they pass on the higher costs, it may adversely affect demand for air travel. In addition, airlines may not be able to manage this risk by appropriately hedging their exposure to fuel price fluctuations. If fuel prices increase further, they are likely to cause our lessees to incur higher costs or experience reduced revenues. Consequently, these conditions may:

•	affect our lessees’ ability to make rental and other lease payments;

•	result in lease restructurings and aircraft and engine repossessions;

•	increase our costs of servicing and marketing aircraft;

•	impair our ability to re-lease the aircraft and other aviation assets or re-lease or otherwise sell the assets on a timely basis at favorable rates; and

•	reduce the proceeds received for the aircraft or other aviation assets upon any disposition.

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Furthermore, since we will be investing in used and generally less fuel efficient aircraft than some other leasing companies, the values of our aircraft may be more adversely impacted in comparison to newer aircraft.

We expect that some of our lessees will operate in emerging markets, as a result of which, we are exposed to certain risks relating to difficult or inconsistent regulations, repossession and deregistration difficulties or market disruptions.

We expect that at least some of our lessees will operate in emerging markets. As a result, our exposure to these lessees makes us susceptible to economic, legal and political instability in these markets and increases our exposure to certain risks. These risks include:

•	increased difficulty in the collection of amounts due under our lease agreements or other contracts;

•	reduced protection for, or an inability to secure or enforce, our rights under our lease agreements or other contracts;

•	inconsistent regulations and unexpected changes in legislation or regulatory requirements;

•	instability in current governments;

•	difficulty in the repossession and deregistration of aircraft where the lessee has defaulted;

•	nationalization or expropriation of private assets;

•	imposition of taxes;

•	inability to repatriate cash; and

•	adverse currency fluctuations.

Aircraft we purchase may become subject to aircraft liens that could impair our ability to repossess, re-lease or resell the aircraft.

Liens that secure the payment of airport fees and taxes, customs duties, air navigation charges (including charges imposed by Eurocontrol), landing charges, crew wages, repairer’s charges, salvage or other liens, or aircraft liens, are likely to attach to the aircraft in the normal course of business, depending on the jurisdiction in question. The aircraft liens may secure substantial sums that may, in certain jurisdictions or for limited types of aircraft liens (particularly fleet liens), exceed the value of the particular aircraft to which the aircraft liens have attached. Although the financial obligations relating to these aircraft liens are the responsibilities of the lessees, if they fail to fulfill their obligations, aircraft liens may attach. In some jurisdictions, aircraft liens may give the holder thereof the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft.

It may also be necessary to pay off these or other liens, such as taxes and other governmental charges, on the aircraft to obtain clear possession and to remarket the aircraft effectively, including, in some cases, liens that the lessee might have incurred in connection with the operation of its other aircraft.

Until they are discharged, the aircraft liens described above could impair our ability to repossess, deregister, re-lease or resell the aircraft. There is no assurance that our lessees will comply with their obligations under the applicable aircraft leases to discharge aircraft liens arising during the terms of such leases. If they do not, we may, in some cases, find it necessary to pay the claims secured by such aircraft liens in order to repossess the aircraft or risk forfeiture of the aircraft.

There is no assurance that the lessees will follow the terms of the lease, including the registration of aircraft and, in the case of default, that the lessees will cooperate in the deregistration of aircraft.

We expect that, pursuant to the respective leases of the aircraft, all of the aircraft we acquire will generally be required to be duly registered at all times after the commencement of such lease with the appropriate governmental civil aviation authority. Generally, in jurisdictions outside the United States, failure to maintain the registration of any aircraft that is on lease will constitute a default under the applicable lease, entitling us to exercise our rights and remedies thereunder. If an aircraft were to be operated without a valid registration, the lessee operator or, in some cases, the owner or lessor might be subject to penalties, which could constitute or result in an aircraft lien being placed on such aircraft. Lack of registration could have other adverse effects, including inability to operate the aircraft and loss of insurance. We cannot provide assurance that, in the event of a default, that our lessees will cooperate to allow us to deregister the aircraft.

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Depreciation expenses and impairment charges could have a material adverse effect on our financial condition and results of operations.

Our aircraft have finite economic lives, their values depreciate in the ordinary course over time and their ability to generate earnings and cash flow for our business declines over time. If depreciated aircraft are not replaced with newer aircraft, our ability to generate earnings and cash to pay dividends will be reduced. In addition, we depreciate our aircraft for accounting purposes on a straight-line basis to the aircraft’s estimated residual value over its estimated useful life. If we dispose of an aircraft for a price that is less than its depreciated value, then we would be required to recognize a loss that would reduce our net income during the period of the disposition and reduce our total assets and shareholders’ equity.

In addition, aircraft and other aviation assets that we acquire in the future are expected to be under operating leases that are subject to periodic review for impairment for accounting purposes. If these expected cash flows are adversely affected by factors including credit deterioration of a lessee, declines in rental rates, other market conditions and residual values, then we may be required to recognize material impairment charges that would reduce our net earnings or increase our net losses. Under U.S. GAAP, once an impairment results in a reduction to the carrying value of an asset, the carrying value of such asset cannot thereafter be increased.

The effects of terrorist attacks and geopolitical conditions may negatively affect the airline industry, reducing the aggregate demand for air traffic, resulting in a decline in airline revenue. This may cause our lessees to default on their lease payment obligations.

As a result of the September 11, 2001 terrorist attacks in the United States and subsequent terrorist attacks abroad, airlines and airports have increased security restrictions, airline costs for aircraft insurance and security measures have increased and airlines have faced and continue to face increased difficulties in acquiring war risk and other insurance at reasonable costs. Terrorist attacks and geopolitical conditions have harmed the airline industry, and concerns about geopolitical conditions and further terrorist attacks could harm airlines in the future as a result of various factors, including the following:

•	higher costs to airlines because of increased security measures;

•	losses in passenger revenue due to a decline in passenger demand for air travel as a result of the inconvenience of additional airline and airport security measures or reduced air travel demand for routes most affected by political conditions;

•	the price and availability of jet fuel and the cost and practicability of obtaining fuel hedges under current market conditions;

•	significantly higher costs of aircraft insurance coverage for claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance has been or will continue to be available; and

•	loss of an entire aircraft if it is damaged or destroyed by an event specifically excluded from an insurance policy, such as dirty bombs, bio-hazardous materials and electromagnetic pulses.

Future terrorist attacks, war or armed hostilities, or the fear of such events, may further increase airline costs, depress air travel demand, cause certain aviation insurance to become available only at significantly increased premiums or not be available at all and could have a further adverse impact on the airline industry and on the financial condition and liquidity of our lessees, aircraft values and rental rates, all of which could adversely affect our financial results, growth prospects and ability to pay dividends.

The effects of war or armed hostilities may negatively affect the airline industry. This may cause lessees to default on their lease payment obligations.

War or the threat of armed hostilities in the Middle East, Afghanistan, North Korea, or elsewhere, or the fear of such events, could reasonably be expected to further exacerbate many of the problems experienced by the aviation industry as a result of the terrorist attacks on September 11, 2001. The situation in Iraq and Afghanistan continues to be uncertain and tension over Iran’s and North Korea’s nuclear programs continue, and either or all may lead to further instability. Potential problems include increased security restrictions on air travel in the United States and elsewhere, increased airline costs for, and restricted availability of, aircraft insurance and fuel, enhanced security measures, a decline in

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passenger demand for air travel, increased difficulties in acquiring war risk and other insurance at reasonable costs, and additional lessee restructurings.

The effects of natural or other disasters may negatively affect the airline industry. This may cause our lessees to default on their lease payment obligations.

Our business could be materially and adversely affected by natural or other disasters. For example, on April 14, 2010, volcanic eruptions at Iceland’s Eyjafjallajökull created an ash cloud that led to the closure of much of Europe’s airspace from April 15, 2010 until April 20, 2010. As a result, a very high proportion of flights within, to, and from Europe were cancelled, causing airlines to suffer large financial losses. Additional natural or other disasters, not limited to the effects of volcanic eruptions, could provoke responses, including, but not limited to, government-imposed travel restrictions, which could negatively affect passenger demand for air travel and the financial condition of the aviation industry. This may cause lessees to default on their lease payment obligations.

The effects of pandemic diseases may negatively affect the airline industry. This may cause our lessees to default on their lease payment obligations.

The 2003 outbreak of Severe Acute Respiratory Syndrome, or SARS, was linked to air travel early in its development and had a severe adverse impact on the aviation industry, which was evidenced by a sharp reduction in passenger bookings, cancellation of many flights and employee layoffs. In addition, since 2003, there have been several outbreaks of avian influenza, or the bird flu, beginning in Asia and, most recently, spreading to certain parts of Africa and Europe. More recently, there has been a global outbreak of the H1N1 virus, or swine flu, which has affected many regions in various stages and sparked fears of a global pandemic. For example, in response to fears of swine flu originating in Mexico, travel was depressed and suspected infected travelers into China were quarantined. Additional outbreaks of SARS, bird flu, swine flu or other pandemic diseases, or the fear of such events, could provoke responses, including government-imposed travel restrictions, which could negatively affect passenger demand for air travel and the financial condition of the aviation industry.

We or our lessees may be exposed to other governmental regulations that could have an adverse effect on our business, operating results or financial condition.

In addition to the general aviation authority regulations and requirements regarding maintenance of the aircraft, aircraft may be subject to further maintenance or modification requirements imposed by airworthiness directives issued by aviation authorities. Airworthiness directives and similar requirements typically set forth particular special maintenance actions or modifications to certain aircraft types or models that the owners or operators of aircraft must implement within a specific time frame or aircraft hours or cycles.

The costs of compliance with unexpected airworthiness directives and other maintenance or modification requirements of aviation authorities could have a material adverse effect on the operations of a lessee, including causing such lessee to incur higher costs and to generate lower net revenues in connection with its efforts to comply with such unexpected airworthiness directive or other requirements, resulting in an adverse effect on the lessee’s financial position. For example, in the spring of 2008, the U.S. Federal Aviation Authority directed inspectors to confirm that U.S. airlines had fully complied with previous safety orders. In response, several U.S. airlines grounded aircraft over several days, canceling in the aggregate thousands of flights, in an effort to determine or remedy their compliance status in relation to the safety orders. The costs of compliance and cooperation with unexpected airworthiness directives, other requirements or compliance audits may affect a lessee’s ability to make rental and other lease payments.

Lessees are generally responsible for complying with all or a substantial portion of airworthiness directives applicable to their aircraft and are required to maintain the aircraft’s airworthiness. If a lessee fails to satisfy its obligations, or if we have obligations to contribute toward the cost of compliance with airworthiness directives (or similar requirements) under a lease that is attached to an aircraft we acquire or if the aircraft is not subject to a lease, then we may be forced to bear (or, to the extent required under the relevant lease, to share) the cost of any compliance with airworthiness directives.

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The effects of various environmental regulations may negatively affect the airline industry. This may lead to a deterioration in aircraft values and cause lessees to default on their lease payment obligations.

Governmental regulations regarding aircraft and engine noise and emissions levels apply based on where the relevant aircraft is registered and operated. For example, jurisdictions throughout the world have adopted noise regulations which require all aircraft to comply with noise level standards. In addition to the current requirements, the United States and the International Civil Aviation Organization, or ICAO, have adopted a new, more stringent set of standards for noise levels which applies to engines manufactured or certified on or after January 1, 2006. Currently, U.S. regulations would not require any phase-out of aircraft that qualify with the older standards applicable to engines manufactured or certified prior to January 1, 2006, but the European Union has established a framework for the imposition of operating limitations on aircraft that do not comply with the new standards and incorporated aviation-related emissions into the European Union’s Emission Trading Scheme beginning in 2012. These regulations could limit the economic life of the aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are permitted, require us to make significant additional investments in the aircraft and engines to make them compliant.

In addition to more stringent noise restrictions, the United States and other jurisdictions are beginning to impose more stringent limits on nitrogen oxide, carbon monoxide and carbon dioxide emissions from engines, consistent with current ICAO standards. These limits generally apply only to engines manufactured after 1999. Because aircraft engines are replaced from time to time in the usual course, it is likely that the number of such engines may increase over time. Concerns over global warming could result in more stringent limitations on the operation of aircraft powered by older, noncompliant engines, as well as newer engines.

European countries generally have relatively strict environmental regulations that can restrict operational flexibility and decrease aircraft productivity. The European Parliament has confirmed that aviation is to be included in the European Union’s Emissions Trading Scheme starting from 2012. This inclusion could possibly distort the European air transport market leading to higher ticket prices and ultimately a reduction in the number of airline passengers. As an answer to these concerns, European airlines have established the Committee for Environmentally Friendly Aviation to promote the positive environmental performance of airlines. The United Kingdom has doubled its air passenger duties, effective February 1, 2007, in recognition of the environmental costs of air travel. Similar measures may be implemented in other jurisdictions as a result of environmental concerns.

Compliance with current or future regulations, taxes or duties imposed to deal with environmental concerns could cause the lessees to incur higher costs and to generate lower net revenues, resulting in an adverse impact on their financial conditions. Consequently, such compliance may affect the lessees’ ability to make rental and other lease payments and reduce the value we receive for the aircraft upon any disposition, which could have an adverse effect on our financial results, growth prospects and ability to pay dividends.

We will depend on aircraft and engine manufacturers’ success in remaining financially stable and producing aircraft.

The supply of aircraft, which we may purchase and lease, is dominated by a few airframe manufacturers and a limited number of engine manufacturers. We therefore will depend on these manufacturers’ success in remaining financially stable, producing aircraft and related components which meet airlines’ demands and providing customer support. Further, competition between the manufacturers for market share is escalating and may cause instances of deep discounting for certain aircraft types and may have a negative impact on our competitive pricing when we sell or lease aircraft. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience any of the following:

•	an inability to acquire aircraft on terms that will allow us to lease those aircraft to lessees at our anticipated levels, resulting in lower growth rates or a contraction in our fleet;

•	poor customer support from the manufacturers of aircraft, resulting in reduced demand for a particular manufacturer’s product, creating downward pressure on demand for those aircraft in our fleet and reduced market lease rates for those aircraft; and

•	reduction in our competitiveness due to deep discounting by the manufacturers, which may lead

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to reduced market lease rates and may adversely affect the value of our portfolio and our ability to remarket or sell some of the aircraft in our fleet.

New aircraft manufacturers in China, Japan and Russia may produce aircraft that compete with current offerings from Airbus, Boeing, Bombardier and Embraer.

Sukhoi Company (JSC) in Russia, Mitsubishi Aircraft Corporation in Japan and Aviation Industries of China and Commercial Aircraft Corporation of China Ltd. in China will most likely be producing regional jets in the future that compete with existing equipment from Embraer and Bombardier and these offerings could adversely impact the demand and liquidity for the current offerings from Embraer and Bombardier. Additionally, manufacturers in China may develop a narrow body aircraft that competes with mainstream offerings from Boeing and Airbus and the new Chinese product could put downward price pressure and decrease liquidity of equipment from Boeing and Airbus. New aircraft types that are introduced into the market could be more attractive to our lessees than aircraft owned by us (such as being less expensive or more fuel efficient). As a result, these aircraft could have a material adverse effect on our results of operation.

Risks related to this offering

Market interest rates may have an adverse effect on the trading value of our ADSs.

One of the factors that investors may consider in deciding whether to buy or sell our ADSs is our dividend rate as a percentage of our ADS price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend yield on our ADSs or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our ADSs. For instance, if interest rates rise, it is likely that the market price of our ADSs will decrease as market rates on interest-bearing securities, such as bonds, increase.

There is no public market for our common shares, and the ADSs through which they will be held and a public market may never develop, which could cause our ADSs to trade at a discount and make it difficult for holders of our ADSs to sell their shares.

Our common shares are newly-issued securities for which there is no established trading market. We have applied to list our ADSs on the NYSE under the symbol “GKH.” However, there can be no assurance that an active public trading market for our common shares will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our shareholders to sell their ADSs or the price that our shareholders may obtain for their ADSs.

Some of the factors that could negatively affect the market price of our common shares include the following:

•	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;

•	actual or perceived conflicts of interest with our management;

•	equity issuances by us, or sales of shares by our shareholders, or the perception that such issuances or sales may occur;

•	actual or anticipated accounting problems;

•	publication of research reports about us, the aircraft leasing sector or the airline industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	additions to or departures of key employees of our management;

•	speculation in the press or investment community;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

•	price and volume fluctuations in the securities market generally;

•	changes in our dividend payment policy or failure to execute our existing policy;

•	actions by shareholders;

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•	increases in market interest rates, which may lead investors to demand a higher distribution yield for our common shares, if we begin to make distributions to our shareholders, and would result in increased interest expense on our debt;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	changes or proposed changes in laws or regulations affecting the aviation industry or enforcement of these laws and regulations, or announcements relating to these matters;

•	general market and economic conditions, including the current state of the credit and capital markets; and

•	changes in accounting rules could lead to an adverse change in the presentation of our financial statements.

Market factors unrelated to our performance could also negatively impact the market price of our common shares. In the past, the stock market has experienced extreme price and volume fluctuations. These market fluctuations could result in extreme volatility in the trading price of the common shares, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of the common shares is low.

Common shares eligible for future sale may have adverse effects on the price of our ADSs.

Subject to applicable law and stock exchange rules, our board of directors has the authority, without further shareholder approval, to issue additional authorized shares, consisting of common shares and preference shares, on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future sales of our common shares, the availability of shares for future sales, or of the creation of new ADSs representing those common shares on the market price of our ADSs. The market price of our ADSs may decline significantly when the restrictions on resale or lock-up agreements affecting certain of our shareholders lapse. Sales of substantial amounts of our common shares or ADSs or the perception that such sales could occur may adversely affect the prevailing market price for our ADSs.

We, our directors, director nominees, executive officers, key personnel of our management and GK Hannover have entered into lock up agreements with the underwriters prior to the commencement of this offering and the concurrent private placement pursuant to which each of these persons, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of FBR Capital Markets & Co. and Wells Fargo Securities, LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or ADSs or any securities convertible into or exercisable or exchangeable for our common shares or ADSs (including, without limitation, common shares or ADSs or such other securities that may be deemed to be beneficially owned by us or such directors, director nominees, executive officers, key personnel of our management and GK Hannover in accordance with the rules and regulations of the SEC, and securities that may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares, ADSs, or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or ADSs or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our common shares or ADSs or any security convertible into or exercisable or exchangeable for our common shares or ADSs. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. FBR Capital Markets & Co. and Wells Fargo Securities, LLC, may, in their sole discretion, at any time from time to time, waive in writing the terms and conditions of the lock-up agreements to which they are a party.

Assuming no exercise of the underwriters’ overallotment option to purchase additional ADSs, approximately 1.18% of our outstanding common shares are subject to lock-up agreements with the underwriters. When the lock-

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up periods expire, these ADSs will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, which are described under “Shares eligible for future sale.” In addition, in connection with the concurrent private placement, each of our founders, through GK Hannover, and Mr. Howard have agreed with us to subject the ADSs purchased in the concurrent private placement to transfer restrictions similar to those contained in the lock up agreements with the underwriters for a period of 12 months from the date of this prospectus. These restrictions are subject to exceptions and compliance with these restrictions could be waived by us. Our founders, through GK Hannover, and Mr. Howard are party to a registration rights agreement with us that may require us to register these ADSs for resale. See “Certain relationships and related transactions — Registration Rights Agreement” for a description of those registration rights and “Shares eligible for future sale” for a discussion of possible future sales of our shares or ADSs. Sales by our founders or Mr. Howard of the ADSs purchased in the concurrent private placement could also adversely affect the market price of our ADSs.

After the completion of this offering and the concurrent private placement, we may issue restricted common shares and other equity based awards. We intend to file a Registration Statement on Form S-8 to register ADSs that are or will be reserved for issuance under the Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan. Significant sales of our common shares or ADSs pursuant to the Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan could also adversely affect the prevailing market price for our ADSs. We may also issue from time to time additional common shares, ADSs, and securities convertible into, or exchangeable or exercisable for, common shares or ADSs in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares or securities to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share or security issuances, which may dilute the existing shareholders’ interests in us.

Investing in our shares may involve a high degree of risk.

The investments that we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our shares may not be suitable for someone with lower risk tolerance.

Future offerings of debt or equity securities, which rank senior to our common shares, may adversely affect the market price of our ADSs.

If we decide to issue debt or equity securities in the future which rank senior to our common shares, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares will bear the risk of our future offerings reducing the market price of our ADSs and diluting the value of their shares holdings in us.

We are a Bermuda company that is managed and controlled in Ireland. It may be difficult for you to enforce judgments against us or against our directors and executive officers.

We are incorporated under the laws of Bermuda and our business is managed and controlled in Ireland. In addition, a majority of our directors and officers, and some of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets will be and the assets of these persons are, and will continue to be, located in jurisdictions outside the United States. As such, it may be difficult or impossible for investors to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We have been advised by Cox Hallett Wilkinson, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

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In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. securities law that is either penal or contrary to Bermuda public policy. It is the advice of Cox Hallett Wilkinson that an action brought pursuant to public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. securities laws, will not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy.

As a shareholder of our company, you may have greater difficulties in protecting your interests than as a shareholder of a U.S. corporation.

The Companies Act 1981 of Bermuda, as amended, which we refer to as the “Companies Act,” applies to our company and differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Taken together with the provisions of our bye-laws, some of these differences may result in your having greater difficulties in protecting your interests as a shareholder of our company than you would have as a shareholder of a U.S. corporation. This affects, among other things, the circumstances under which transactions involving an interested director are voidable, whether an interested director can be held accountable for any benefit realized in a transaction with our company, what approvals are required for business combinations by our company with a large shareholder or a wholly-owned subsidiary, what rights you may have as a shareholder to enforce specified provisions of the Companies Act or our bye-laws, and the circumstances under which we may indemnify our directors and officers.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These include provisions that permit our board of directors to determine the powers, preferences and rights of any preference shares we may issue and to issue any such preference shares without shareholder approval.

These provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and/or our board of directors. Public shareholders who might desire to participate in these types of transactions may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control of our company or change our board of directors and, as a result, may adversely affect the market price of our ADSs and your ability to realize any potential change of control premium. See “Description of share capital — Anti-takeover provisions.”

Being a foreign private issuer entitles us to exemption from certain SEC requirements that provide shareholders the protection or information that must be made available to shareholders of U.S. public companies.

We are a “foreign private issuer” within the meaning of the rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we are entitled to exemptions from certain provisions applicable to U.S. public companies including:

•	The rules requiring the filing with the SEC of Quarterly Reports on Form 10-Q or Current Reports on Form 8-K;

•	The Exchange Act rules applicable to proxy statements;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	The sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Should we avail of these exemptions, our shareholders will not be afforded some of the same protections or information generally available to investors holding shares in public companies organized in the United States.

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We will become subject to financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

In connection with this offering, we will become obligated to file with the SEC periodic reports that are specified in Section 13 of the Exchange Act, and we will be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Upon the completion of this offering, we will also become subject to requirements of the NYSE and certain provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. Pursuant to such obligations, as a foreign private issuer, we will be required to, among other things:

•	prepare periodic reports, including financial statements, in compliance with our obligations under U.S. securities laws and exchange rules;

•	maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	establish an investor relations function; and

•	establish internal compliance policies, such as those relating to insider trading.

We may not be successful in implementing these requirements. If we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired.

Risks Related to Taxation

We may be classified as a passive foreign investment company, which could result in materially adverse U.S. federal income tax consequences to U.S. investors in our shares.

We do not expect to be a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes. However, the determination of whether we are a PFIC is made on an annual basis and will depend upon, among other factors, the composition of our income (including, in particular, whether our aircraft rental income is derived from the active conduct of a trade or business), our assets (including the net proceeds of this offering and the concurrent private placement) and the market value of our shares. Such a determination involves a highly factual analysis, and the facts for future years may prove to be different than we expect them to be. In addition, the determination of whether we are a PFIC is based on rules that are ambiguous in several respects. Furthermore, there is limited guidance available, particularly with respect to aviation leasing activities. There is a risk that the Internal Revenue Service or a court could conclude that we are a PFIC for our current taxable year or in future taxable years. We cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. Furthermore, if we are a PFIC in our initial year (for example, because we fail to invest a sufficiently large portion of our offering proceeds and the proceeds of the concurrent private placement during that year in qualifying assets such as aircraft that produce rental income derived from the active conduct of a trade or business), and we fail to satisfy a special “start-up” exception, then a U.S. investor acquiring our shares in this offering may be required to treat us as a PFIC for the entire duration of the investor’s holding period, regardless of the nature and composition of our assets and income in the future periods.

If we are a PFIC or become a PFIC, a U.S. investor who disposes or is deemed to dispose of our shares at a gain, or who receives or is deemed to receive certain distributions with respect to our shares, generally will be taxed on such gain or distributions at the highest ordinary income rates and pay an interest charge on the tax imposed. Certain elections may be made that may reduce or eliminate the adverse impact of the PFIC rules for holders of our shares (i.e., “QEF elections” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income in excess of amounts distributed to you. The PFIC rules are extremely complex, and prospective U.S. investors are urged to consult their own tax advisers regarding the potential consequences to them of our being classified as a PFIC. See “Material taxation considerations - Taxation of U.S. Holders - Passive Foreign Investment Company Status.”

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We may fail to qualify for tax treaty benefits, which could reduce our net income and cash flow by the amount of the applicable U.S. tax.

Special U.S. tax rules apply to U.S. source transportation income. U.S. source rental income that is not connected with a U.S. trade or business may be subject to a 30% U.S. withholding tax or, alternatively, a 4% gross transportation tax. U.S. source transportation income effectively connected to a U.S. trade or business may be taxable in the United States on a net income basis. In order for us to be exempt from U.S. federal income tax on each category of U.S. source transportation income, we and our operating subsidiaries must qualify for the benefits of the Convention Between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains signed in Dublin on July 28, 1997, as amended (or the “Irish Treaty”), and must not maintain a ‘’permanent establishment” within the United States. Qualification for Irish Treaty benefits depends upon many factors, including whether at least 50% of the vote and value of Greenwich Kahala Services continues to be held by us, whether our shares are substantially and regularly traded on one or more recognized stock exchanges and the location of our and Greenwich Kahala Services’ management and business activities. We expect that we and Greenwich Kahala Services will qualify for the benefits of the Irish Treaty. However, we have not sought or obtained a ruling from the Internal Revenue Service or the IRS, addressing this issue. In addition, we have not obtained an IRS ruling as to whether we or Greenwich Kahala Services will have a permanent establishment in the United States.

We have obtained advice of counsel as to actions that we should take in order to increase the likelihood that we and Greenwich Kahala Services will not have a permanent establishment in the United States, but such advice is not binding on the IRS or a court, and there can be no guarantee that if we take the recommended actions, the IRS or a court will reach a favorable conclusion.

There can be no assurance we or Greenwich Kahala Services will qualify for the benefits of the Irish Treaty or that we will not have a permanent establishment in the United States. Failure to qualify for the benefits of the Irish Treaty or the maintenance of a permanent establishment within the United States could result in the income attributable to aircraft used for flights to, from or within the United States being subject to U.S. federal income tax at rates currently up to 35%, as well as taxes on our profits (net of U.S. income tax) at rates up to 30%, for total U.S. taxes on our pre-tax profits possibly in excess of 50%. In addition, we currently have a subsidiary in the U.S. that provides services to our subsidiaries outside the U.S. for certain fees. Those fees and other expenses paid into the U.S. may be examined by the IRS and additional taxes may be required to be paid.

The imposition of such taxes would adversely affect our business and would result in decreased cash available for distribution to our shareholders. See “Material taxation considerations — Taxation of U.S. Holders — Taxation of us and our non-U.S. subsidiary.”

The Irish tax rate on profits earned in Ireland may increase as a result of Ireland’s current economic condition.

The Irish tax rate on profits earned by an Irish-resident company is currently at 12.5%. This rate may increase in the future and is seen as being currently at particular risk, in light of the economic difficulties being experienced in Ireland in recent times.

We and/or our subsidiaries may become subject to U.K. tax, which would reduce our net income and cash flow.

In order for us to ensure that our profits (and those of our subsidiaries) are not subject to U.K. tax, we must, among other things, ensure that neither we nor our subsidiaries become resident in the United Kingdom or carry on a trade through a “permanent establishment” within the United Kingdom for U.K. taxation purposes.

We and our subsidiaries have, following advice from U.K. tax counsel, organized (and will continue to organize) our business activities in a manner which we believe will minimize the risk that those profits would be subject to U.K. tax. However, we have not received a ruling from Her Majesty’s Revenue & Customs on these questions. Accordingly, there can be no assurances that such profits will not be subject to U.K. tax. Were that to be the case, such profits could be subject to U.K. tax at rates of up to 28% under current law (although the U.K. Government has recently announced a reduction in the main rate of U.K. corporation tax rate to 27% for the financial year commencing April 1, 2011, with further reductions to 26% in 2012-2013, 25% in 2013-2014 and 24% in 2014-2015). The imposition of such taxes would adversely affect our business and would result in decreased cash available for distribution to our shareholders.

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We may become subject to income or other taxes in the jurisdictions in which our aircraft operate, where our lessees are located or where we perform certain services which would adversely affect our business and result in decreased cash available for distributions to shareholders.

Because we and Greenwich Kahala Services intend to be resident for tax purposes in Ireland, we and Greenwich Kahala Services expect to be subject to the income tax laws of Ireland and we may be eligible for the benefits of the various bilateral tax treaties between Ireland and a number of other countries. In addition, we may be subject to income or other taxes in other jurisdictions by reason of our activities and operations or those of our service providers, where our aircraft operate or where the lessees of our aircraft (or others in possession of our aircraft) are located. The imposition of such taxes would adversely affect our business and would result in decreased earnings available for distribution to our shareholders.

In addition, because Ireland does not have tax treaties with all jurisdictions, we may find it necessary to establish subsidiaries in other jurisdictions to lease or sublease aircraft to customers in those jurisdictions. Such subsidiaries may be subject to taxation in the jurisdictions in which they are organized, which would reduce our net income and have an adverse impact on our cash flow available for distribution to our shareholders. The inability to claim benefits under one or more bilateral tax treaties could reduce cash flows available to make distributions to our shareholders.

The tax rate applicable to us would be higher than we expect if our Irish-tax-resident subsidiary were considered not to be carrying on a trade in Ireland for the purposes of Irish law.

Because we and Greenwich Kahala Services expect to be managed and controlled in Ireland, we and Greenwich Kahala Services expect to be treated as residents of Ireland for tax purposes and, therefore, subject to Irish corporation tax on our net trading income at the rate of 12.5%. Under Irish tax law, non-trading income is taxed at the rate of 25% and capital gains are taxed at the rate of 25%. We expect that we and Greenwich Kahala Services will carry on sufficient activity in Ireland, directly through our and Greenwich Kahala Services’ board of directors and through Greenwich Kahala Services’ in-house management and servicing functions, so as to be treated as carrying on a trade in Ireland for the purposes of Irish tax law. In calculating our net trading income we will, in addition to all related expenses, deduct tax depreciation on the aircraft of which we or Greenwich Kahala Services are the beneficial owner. Whether we and Greenwich Kahala Services are carrying on a trade for the purposes of Irish tax or have beneficial title to the aircraft are questions of fact and we cannot assure you we and Greenwich Kahala Services will be treated as carrying on a trade for Irish tax purposes or that we have full beneficial ownership of the aircraft.

If we or Greenwich Kahala Services were considered not to be carrying on a trade in Ireland, we or it may be subject to additional Irish tax liabilities. The application of a higher tax rate (25% instead of 12.5%) on our or Greenwich Kahala Services’ taxable income (and 25% on non-trading capital gains) could reduce the cash flow available for distribution to our shareholders. In addition, we cannot assure you that the 12.5% tax rate applicable to trading income, the 25% tax rate applicable to capital gains or the 25% tax rate applicable to non-trading income will not be changed in the future.

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Forward-looking statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	the factors included in this prospectus, including those set forth under headings “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations, “The commercial aircraft industry” and “Business”;

•	the effects of conflicts of interest that may result from our relationship with First Greenwich Kahala and its affiliates;

•	use of net proceeds of this offering and the concurrent private placement;

•	our business and investment strategy;

•	our ability to obtain financing arrangements to acquire aircraft or for other purposes;

•	our expected target assets;

•	our projected operating results;

•	the letter agreements to purchase the two additional aircraft;

•	general volatility of the markets related to the aircraft industry, the markets in which we invest and the market price of our ADSs;

•	availability, terms and deployment of capital;

•	actions and initiatives of governments and changes to government policies;

•	our expected leverage;

•	price levels and availability for our target assets;

•	price and demand for leasing aircraft;

•	our ability to maintain our exemption from registration under the Investment Company Act;

•	estimates related to our ability to make distributions to our shareholders in the future;

•	availability of qualified personnel;

•	market trends in our industry, aircraft values, lease rate factors, yields, public debt or securities markets or the general economy;

•	the impact of changes in governmental regulations, tax law and rates and similar matters;

•	the adequacy of our cash resources and working capital;

•	changes in U.S. GAAP by standard-setting bodies; and

•	the degree, nature and our understanding of our competition.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us, including information we have received from Ascend Worldwide Ltd. concerning the commercial aviation industry. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is

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made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Use of proceeds

We estimate that our net proceeds of this offering, after deducting the underwriters’ discounts and commissions and estimated organizational and offering expenses payable by us and including the gross proceeds from the sale of 179,200 ADSs in the concurrent private placement, will be approximately $168.9 million (based on an initial offering price of $12.00 per share). The underwriters will be entitled to receive $0.72 per share, or 6.00% of the gross proceeds of this offering, from us at closing. The underwriters will defer the receipt of payment of $0.24 per share, or 2.00% of the gross proceeds of this offering, until we invest 50% in value of the net proceeds of this offering in our target assets. See “Underwriting.” We estimate that our net proceeds will be approximately $194.3 million if the underwriters exercise their overallotment option in full (after payment of deferred underwriting discounts and commissions and including the gross proceeds from the sale of 179,200 ADSs in the concurrent private placement).

Concurrently with the closing of this offering, we expect to sell to our founders and Michael Howard, our chief financial officer, treasurer and secretary, in a separate private placement, ADSs in an amount equivalent to $2,150,400 at the initial offering price of $12.00 per share. We expect that our founders will purchase the ADSs through GK Hannover and Mr. Howard will purchase individually. No underwriting discount or commission is payable in connection with the sale of ADSs to our founders and Mr. Howard.

We estimate that we will use the net proceeds of this offering and the concurrent private placement as set forth in the following table:

	Without Overallotment Option		With Overallotment Option
Gross proceeds
From sale to the public in this offering	$180,000,000		$207,000,000

From sales to our founders (through GK Hannover) and Mr. Howard (individually)	$2,150,400		$2,150,400

Total gross proceeds	$182,150,400		$209,150,400

Offering expenses
Underwriting discounts and commissions(1)	$10,800,000		$12,420,000
Legal fees and expenses(2)	$1,000,000		$1,000,000
Printing expenses(2)	$150,000		$150,000
NYSE listing fee(2)	$125,000		$125,000
Accounting and audit fees and expenses(2)	$350,000		$350,000
SEC registration fee	$29,025		$29,025
FINRA filing fee	$25,500		$25,500
Insurance premiums for directors’ and officers’ insurance(2)	$500,000		$500,000
Miscellaneous expenses(2)	$250,000		$250,000

Total offering expenses	$13,229,525		$14,849,525

Net proceeds before payment of deferred underwriting discounts and commissions(1)	$172,520,875		$198,440,875

Net proceeds after payment of deferred underwriting discounts and commissions	$168,920,875		$194,300,875
Use of net proceeds
Purchase of Boeing 737-400(3)	$6,000,000	(4)	$6,000,000	(4)
Purchase of Boeing 737-300SF(3)	$7,000,000	(4)	$7,000,000	(4)
Repayment of GK Hannover Loan	$2,832,000	(5)	$2,832,000	(5)
Repurchase of founders’ shares	$10,000		$10,000

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(1)	The underwriters will defer the receipt of payment of $0.24 per share, or 2.00% of the gross proceeds of this offering, until we invest 50% in value of the net proceeds of this offering in our target assets.
(2)	These expenses are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein.
(3)	The aircraft will be acquired from entities associated with Trafalgar Asset Managers Ltd. The advisor for the fund is First Greenwich Kahala, which is our affiliate. The cost to us was determined through a combination of total rents receivable and the market value of the aircraft without a lease. An independent third-party appraiser has appraised the aircraft and confirmed that the cost to us is approximately the current market value of the aircraft. The acquisitions will be subject to the unanimous approval of our disinterested independent directors.
(4)	The purchase price is subject to certain adjustments based upon the actual closing date of the purchase.
(5)	Reflects the principal amount of the GK Hannover Loan, which was drawn as of December 31, 2010. A further principal amount of $250,000 was drawn on the loan on January 28, 2011. We expect to use the proceeds of this offering and the concurrent private placement to repay principal and the applicable interest on the loan. The amount repayable of principal and interest will be dependent on the timing of this offering and the concurrent private placement.

We expect to use the remaining net proceeds of this offering and the concurrent private placement to pay our future operating expenses and to acquire our target assets. We intend to use most of the net proceeds to acquire our target assets in accordance with our objectives and strategies described in this prospectus. See “Business – Our strategy.” The allocation of our capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions. Until appropriate assets can be identified, we intend to invest the net proceeds of this offering and the concurrent private placement in U.S. government securities and other short term (up to one year) highly-rated investment grade securities and aviation industry securities with maturity dates shorter than 25 months. These investments are expected to provide a lower net return than we will seek to achieve from our target assets. Subject to market conditions, we expect to invest substantially all of the net proceeds of this offering and the concurrent private placement within nine to 12 months following the completion of this offering and the concurrent private placement. We do not intend that our investments in securities will cause us to fall within the definition of “investment company” under the Investment Company Act. For this reason, we do not plan to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required. See “Business – Our target assets.”

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Dividend policy

Overview

The declaration and payment of dividends to holders of our common shares will be at the discretion of our board of directors and will depend on our financial condition, capital requirements and other factors our board of directors deems relevant. Furthermore, as a holding company, our ability to pay dividends depends primarily on the receipt of dividends and distributions from our subsidiaries. If we declare dividends, we expect to do so in U.S. dollars.

Our dividend policy will be based on the investment opportunities available in the commercial aircraft sector, the capital intensive nature of aircraft leasing, our need to maintain a prudent level of liquidity, management’s desire to provide our shareholders with a high total return over a reasonable time horizon, the belief that, once commenced, ordinary dividends should be based on the long term earnings potential, net of depreciation, of the business, and our desire to provide a sustainable current return to shareholders. Over time, subject to the determination of our board, we expect to pay a regular quarterly dividend to our shareholders. We do not anticipate paying any dividends until such time that our board determines that our assets are generating sufficient income to pay dividends while retaining funds to continue to grow our asset base. We expect that following the first two quarters after this offering and the concurrent private placement, we will have invested a sufficient portion of the net proceeds of this offering and the concurrent private placement in our initial assets so that we will be in a position to begin to generate income and commence paying dividends. We do not intend to borrow in order to pay dividends and will use only cash on hand. Our dividend policy does not call for increases of dividends without our board of directors first concluding that we are retaining sufficient funds to grow our asset portfolio. Our dividend policy will be subject to change at the sole discretion of our board of directors, based on its determination as to how we can best utilize any profits.

Possible Changes in Quarterly Dividends

A number of factors could affect our ability to pay dividends in the future, many of which are set forth under “Risk factors” beginning on page 21.

We expect that U.S. corporate holders will not be eligible for the dividends-received-deduction with respect to our dividends. If we are treated as a PFIC, U.S. holders that make a QEF election will be taxed on their pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain and will not be subject to U.S. federal income tax on distributions attributable to such prior QEF inclusions. Generally capital gain from the sale, exchange or other disposition of shares held more than one year will be long-term capital gain eligible for the long-term capital gains rate of taxation for non-corporate holders. If we are a PFIC, U.S. holders who make a QEF election may be required to include amounts in income for U.S. federal income tax purposes in excess of amounts distributed by us. See “Material taxation considerations – Taxation of U.S. Holders.”

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Capitalization

The following table sets forth:

(1)	our actual capitalization at December 31, 2010; and

(2)	our capitalization as adjusted to reflect the effects of (A) the sale of common shares in this offering at the initial offering price of $12.00 per share, after deducting the underwriters’ discounts and commissions and estimated organizational and offering expenses payable by us, (B) the sale, in the concurrent private placement, of 179,200 ADSs to our founders (each through GK Hannover) and Michael Howard, our chief financial officer, treasurer and secretary (individually), equal to $2,150,400 at the initial offering price of $12.00 per share, (C) the repayment of approximately $2,832,000, which is the principal amount of the GK Hannover Loan, which was drawn as of December 31, 2010, as described under “Management’s discussion and analysis of financial condition and results of operations – Liquidity and Capital Resources – Contractual obligations and commitments – GK Hannover Loan,” and (D) the repurchase, for $10,000, of 20 common shares issued to our founders.

You should read this table together with “Use of proceeds” and our financial information and related notes thereto included elsewhere in this prospectus.

	As of December 31, 2010

		As
	Actual	adjusted(1)

Long term borrowings	$9,610,000 (2)	$6,778,000	(2)
Shareholders’ equity (deficit):
Common shares, par value $0.0001 per share; 30,000 shares authorized, 20 shares issued and outstanding, actual; and 250,000,000 common shares authorized, 15,179,200 shares issued and outstanding, as adjusted	$0.002	$1,518

Additional paid in capital	$325,000	$169,234,357
Accumulated deficit	$(1,228,000)	$(1,228,000)

Total shareholders’ equity (deficit)	$(903,000)	$168,007,875

Total capitalization	$8,707,000	$174,785,875

(1)	Excludes (i) 2,250,000 of our common shares in the form of ADSs that we may issue and sell upon the exercise of the underwriters' overallotment option in full, (ii) ADSs that are reserved for issuance under the Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan and (iii) 20 of our common shares issued to our founders which will be repurchased for $10,000 and canceled upon completion of this offering, and includes the sale of 179,200 of our common shares in the form of ADSs in the concurrent private placement.
(2)	Reflects the principal amount of the GK Hannover Loan, which was drawn as of December 31, 2010. A portion of the proceeds from the GK Hannover Loan is used to reimburse First Greenwich Kahala for fees it pays to Mr. Howard, our chief financial officer, treasurer and secretary, and to a consultant pursuant to consultancy agreements between such persons and First Greenwich Kahala. See “Certain relationships and related transactions – Consultancy Agreement” and “Certain relationships and related transactions – Financial Advisory Services Agreement.” Our entry into the 757-200 Mortgage Loan occurred on October 1, 2010, and is therefore reflected in our long term borrowings as of December 31, 2010 on as actual and as adjusted basis.

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Management’s discussion and analysis of
financial condition and results of operations

The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. See “Risk factors”, “Forward-looking statements”, our audited financial statements as of September 30, 2010 and for the period from date of incorporation (December 30, 2009) to September 30, 2010 and the related notes thereto, and our unaudited financial statements for the three months ended December 31, 2010 and the related notes thereto, included elsewhere in this prospectus.

Overview

We are a recently-formed, integrated global aviation company formed to acquire, lease and trade commercial aircraft. We intend to focus on the market for used aircraft, primarily on aircraft five years of age or older. We expect to acquire aircraft already on lease, aircraft off lease that we may refurbish and sell or put on lease, and aircraft that may be converted from passenger to freighter configuration. We expect to also act as manager for aircraft that we co-own with third parties, and to earn management and other fees for this service. We expect to lease our aircraft to a diverse group of airlines, ranging from regional, independent airlines to the largest international airlines. We will seek to have a broad range of lease expiration dates, with some lease terms as short as one year and some as long as 10 years. In addition, we may draw upon our management team’s knowledge of aviation leasing to opportunistically purchase aircraft-secured debt from time to time. For the period from the date of our formation on December 30, 2009 through September 30, 2010, we did not generate any revenues. As a result of our acquisition of a 1991 Pratt & Whitney-powered Boeing 757-200 passenger aircraft and its engines (the “Boeing 757 Aircraft”) on October 1, 2010, we have begun receiving revenues from lease payments on the aircraft. The cash received from such lease payments will be used to repay one of the loans we received in connection with the acquisition of the aircraft. For the three months ended December 31, 2010, we generated approximately $554,000 of revenues.

Our objective is to create value for our shareholders by focusing on the niche market for used aircraft, both within and outside the United States, which we believe is inefficient, as indicated by the high internal rates of return that we believe are possible in this market. Specifically, we expect to be active in the market for used mainline narrowbody jet aircraft (for example, Boeing 737s and 757s and Airbus A320s), used turboprops and used regional jet aircraft. The markets for turboprops and regional jets are highly-specialized and have relatively high barriers to entry. Knowledge, experience and development of contacts are necessary to operate within these markets, as the availability of aircraft is not widely-publicized and the reputation of a buyer is an important factor in making acquisitions. The mainline narrowbody market can be cyclical, with well defined peaks and troughs, and we hope to take advantage of this by acquiring aircraft in today’s depressed market. The market for turboprops and regional jets tends to be more stable and we believe offers acquisition opportunities that produce attractive returns throughout the market cycle. This investment strategy is consistent with how our founders have historically advised their clients while at First Greenwich Kahala.

We will seek to acquire and lease commercial aircraft, including narrowbody jet aircraft, turboprop aircraft and regional jet aircraft primarily using the net proceeds of this offering and the concurrent private placement and cash flows from operations. Our objective in the nine to 12 months after the completion of this offering and the concurrent private placement, subject to our intention to follow a disciplined growth strategy and depending upon market conditions, is to acquire more than 25 aircraft. We expect the net proceeds of this offering and the concurrent private placement to cover the cost of these initial acquisitions.

History

We are a Bermuda exempted company incorporated on December 30, 2009, under the provisions of Section 14 of the Companies Act 1981 of Bermuda and our business is managed in Ireland. All of our outstanding common shares are currently owned by our founders, Messrs. Smith, Garland and Sherman. Our registered office is located at Milner House, 18 Parliament Street, Hamilton, Bermuda. Although we are organized under the laws of Bermuda, we will be resident in Ireland for Irish tax purposes and thus

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will be subject to Irish corporation tax on our income in the same way, and to the same extent, as if we and it were organized under the laws of Ireland. See “Material taxation considerations – Material Irish tax considerations.” Our principal executive office is located at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. Our telephone number at that address is +353 (0)1 6694732. Our agent for service of process in the United States is Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036.

Factors Impacting Our Results of Operations

We expect that our results of operations will be primarily affected by general market and economic conditions, including the lease rates associated with our aircraft, the re-lease of aircraft upon the expiration, renewal or early termination of an existing lease, whether our lessees comply with their lease obligations, prevailing lease rates at the time of leasing or re-leasing of any aircraft, the financial health of the airlines and the travel industry and our borrowing costs, to the extent we elect to employ leverage.

Size of portfolio. The size of our portfolio of assets, as measured by the aggregate fair value of our aircraft and the other assets we own is also a key revenue driver. Generally, as the size of our portfolio grows, we expect the amount of lease income we receive to increase. A larger portfolio, however, may result in increased expenses as we may incur additional expenses to finance the purchase of our assets. Our objective in the nine to 12 months after the completion of this offering and the concurrent private placement is to acquire more than 25 aircraft with an average age of five to 15 years, as weighted by original cost to us.

Market conditions. We believe that the current market environment presents a compelling opportunity to achieve attractive risk adjusted returns in our target assets. Beginning in mid-2007, global financial markets encountered a series of events from the collapse of the sub-prime residential mortgage market to the ensuing dramatic widening of credit spreads and corresponding broad-scale freezing of corporate lending. These events led to a significant dislocation in capital markets and created a severe shortage of debt capital across markets, a deleveraging of the entire global financial system and the severe decline in the market availability of credit. As a result of these conditions, traditional financing avenues for the acquisition of aircraft have failed or been impaired, resulting in a severe contraction in the availability of credit, in particular for five years or older, used aircraft-related assets.

Critical Accounting Policies and Estimates

Our financial statements will be prepared in accordance with U.S. GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with Securities and Exchange Commission, or SEC, guidance, the following discussion addresses the accounting policies that we believe will apply to us based on our expectation of the nature of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made, based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we acquire our target assets and expand our business. Those accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Revenue recognition

Rental revenue from flight equipment held for operating leases will be recorded on a straight-line basis over the term of the lease. Rental revenue from finance leases will be recognized on the interest method to produce a level yield over the life of the finance lease. Rentals received but unearned under the lease agreements will be recorded as ‘’Rentals received in advance” on our balance sheet until earned. In certain cases, leases may provide for additional rentals based on usage which will be recorded as revenue as earned under the terms of the lease. The usage will be calculated based on passage of time or on hourly usage or cycles operated, depending on the lease agreement. Usage will typically be reported monthly by the lessee and will be non-refundable. Other leases may provide for a lease-end adjustment payment by us or the lessee at the end of the lease based on usage of the aircraft and its condition upon return. Lease-end adjustment payments received will be included in rental revenue of

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flight equipment. Lease-end adjustment payments made will be capitalized in ‘’Flight equipment held for operating leases, net” when they relate to planned major maintenance activities or expensed when they relate to minor maintenance activities.

Rent receivables will represent unpaid, current lease obligations of lessees under existing lease contracts. We will make provisions when collectability of rent receivables is not reasonably assured. Estimating whether collectability is reasonably assured requires some level of subjectivity and judgment as it is based primarily on the extent to which amounts outstanding exceed the value of security held, the financial strength and condition of the lessee and the current economic conditions of the lessee’s operating environment. When collectability of rental payments is not certain, revenue will be recognized when cash payments are received. Collectability will be evaluated based on factors such as the lessee’s credit rating, discussions with management of our lessees, payment performance, financial condition and requests for modifications of lease terms and conditions as well as security received from the lessee in the form of guarantees and/or letters of credit.

We will make provisions for revenue to the extent that it is unlikely that the economic benefits will flow to us. The following specific recognition criteria must also be met before revenue will be recognized. Where amounts do not meet these recognition criteria, they will be deferred and recognized in the period in which the recognition criteria are met. Revenue will be recognized in accordance with the SEC Staff Accounting Bulletin (“SAB”) Topic 13, “Revenue Recognition,” which states that revenue should not be recognized until it is realized or realizable and earned.

Sale of assets. Revenue from sales of assets will be recognized at the time title is transferred and delivery has occurred, the price is fixed and determinable, and collectability is probable.

Flight equipment held for operating leases, net

Flight equipment held for operating leases will be stated at cost less accumulated depreciation. Cost includes acquisition cost, capitalized interest and cost of improvements. We will generally depreciate passenger aircraft, using the straight-line method over a 25-year life from the date of manufacture to its residual value. As we anticipate significant cost of aircraft carried in-flight equipment held for operating leases, any change in the assumption of useful life or residual values for all aircraft could have a significant impact on our results of operations. At the time assets are retired or sold, the cost and accumulated depreciation will be removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss. The lessee will be generally responsible for normal maintenance and repairs, airframe and engine overhauls and compliance with return conditions for flight equipment returned from lease. We will record overhaul expense, when incurred by us on off-lease equipment upon the occurrence of the maintenance event.

We will apply Accounting Standards Codification 360, Property, Plant and Equipment, or ASC 360, which addresses financial accounting and reporting for impaired flight equipment and flight equipment that we intend to and reasonably expect to sell within a twelve-month period. In accordance with ASC 360, we will evaluate flight equipment for impairment where circumstances indicate that the carrying amounts of such assets may not be recoverable. The review for recoverability has a level of subjectivity and requires the use of our judgment in the assessment of the estimated future cash flows associated with the use of an asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, we assess whether the fair values of the flight equipment exceed the carrying value and an impairment loss is required. The impairment loss is measured as the excess of the carrying amount of the impaired asset over its fair value. Fair value reflects the present value of cash expected to be received from the aircraft in the future, including its expected residual value discounted at a rate commensurate with the associated risk. The estimation of these future cash flows is subjective and requires the use of estimates. Future cash flows are assumed to occur under the current market conditions and assume adequate time for a sale between a willing buyer and a willing seller. Expected future lease rates are based on all relevant information available, including the existing lease, current contracted rates for similar aircraft, appraisal data and industry trends. Residual value assumptions generally reflect the estimate of residual value booked at initial recognition and/or acquisition of the aircraft, except where more recent industry information indicates a different value is appropriate. The preparation of these impairment analyses requires the use of assumptions and estimates, including the level of future rents, the residual value of the flight equipment to be realized upon

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sale at some date in the future, estimated downtime between re-leasing events and the amount of re-leasing costs.

Security deposits and maintenance payment liabilities

In the normal course of leasing aircraft to third parties under certain lease agreements, we will receive cash or a letter of credit as security for contractual obligations and maintenance payments to be applied against the future maintenance of aircraft. We expect that our aircraft will typically be subject to net leases under which the lessee is responsible for maintenance, insurance and taxes. Amounts collected from lessees for future maintenance of the aircraft will be recorded as maintenance payment liabilities. Maintenance payment liabilities will be attributable to specific aircraft. Upon occurrence of qualified maintenance events, funds will be disbursed and the liability will be relieved. In some leases, we may be obligated to contribute to maintenance related expenses on an aircraft during the term of the lease. In other instances, the lessee or we may be obligated to make a payment to the counterparty at the end of the lease based on a stipulation in the lease agreement. The calculation will be based on the utilization and condition of the airframe, engines and other major life-limited components as determined at lease termination. We may also incur maintenance expenses on off-lease aircraft. Scheduled major maintenance or overhaul activities and costs for certain high-value components that will be paid by us will be capitalized and depreciated over the estimated useful life of such maintenance or component. Amounts paid by us for maintenance, repairs and re-leasing of aircraft that do not extend the useful life of flight equipment will be expensed as incurred.

Maintenance payment liability balances at the end of a lease or any amount received as part of a redelivery adjustment will be recorded as operating lease revenue at lease termination. When flight equipment is sold, maintenance payment liabilities which are not specifically assigned to the buyer will be released from the balance sheet as part of the disposition gain or loss.

We expect that maintenance payments and security deposits collected from lessees generally will be returned to the lessees during, or at the end of the lease, and as such will be classified as financing activities in the cash flow statements.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets are recognized for the future tax consequences attributable to operating losses. Deferred tax assets are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The effect on deferred assets of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (included in Financial Accounting Standards Board Accounting Standards Codification Subtopic 740-10 – Income Taxes – Overall), we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Recent accounting pronouncements

In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which requires new disclosures (1) to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers, and (2) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), to present separately information about purchases, sales issuances, and settlements on a gross basis rather than as one net number. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on our consolidated financial statements.

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Results of operations

The following discussion of our results of operations is based on the financial information derived from our audited financial statements as of and for the period from the date of our incorporation (December 30, 2009) to September 30, 2010 and financial information derived from our unaudited financial statements for the three months ended December 31, 2010. Our fiscal year end is September 30.

The period from date of incorporation (December 30, 2009) to September 30, 2010

As of September 30, 2010, the results for the period do not include any revenue or other sources of income, as we did not acquire any aircraft until after September 30, 2010. Expenses consist primarily of legal, consultancy and general costs associated with the formation of and our preparation for this offering.

Selling, general and administrative expenses for the period from date of incorporation (December 30, 2009) to September 30, 2010, amounted to $1,204,000, primarily comprising consultancy costs of $648,000 and legal expenses of $540,000.

Interest expense of $15,000 comprises entirely amounts accruing on the loan from GK Hannover.

Deferred tax was recognized on certain allowable expenses in the amount of $63,000 at the standard rate of tax in Ireland of 12.5%. We recorded a valuation allowance of $63,000 against our deferred tax assets as of September 30, 2010, due to the uncertainty as to the timing and the quantum of the recovery of these assets. In order to fully realize the deferred tax asset, we will need to generate future taxable income of at least $504,000.

Three months ended December 31, 2010

On October 1, 2010, we acquired the Boeing 757 Aircraft for a purchase price of approximately $8,800,000 plus transaction costs of approximately $70,000 and began receiving revenue from rental payments under the associated lease with a U.S. airline. The aircraft was acquired through two loans, the GK Hannover Loan and the 757-200 Mortgage Loan. Additionally, we have entered into two non-binding letter agreements for the acquisition of two additional aircraft. See “—Contractual obligations” table below and the section captioned “Business – Our initial assets.” On November 12, 2010, and November 13, 2010, we entered into two aircraft administration agreements, one with First Greenwich Kahala and the other with Wingspan, respectively. See the section captioned “Business – Aircraft Administration Agreements.” We do not expect to conduct any other significant operations until the completion of this offering and the concurrent private placement. The factors that we anticipate impacting our results of operations in the future are discussed above under “— Factors Impacting Our Results of Operations.”

In the three months ended December 31, 2010, rental revenues were $553,000 consisting of lease rentals from the Boeing 757 Aircraft. Depreciation of flight equipment was $177,000 over the perod primarily due to depreciation on this aircraft.

Interest expense of $265,000 for the three months ended December 31, 2010 was comprised of amounts accruing on (i) the GK Hannover Loan in the amount of $42,000 and (ii) the 757-200 Mortgage Loan in the amount of $223,000, which was used to acquire the Boeing 757 Aircraft.

Selling, general and administrative expenses for the three months ended December 31, 2010 amounted to $121,000, primarily consisting of consultancy costs incurred in connection with this offering.

Deferred tax was recognized on certain allowable expenses in the amount of $1,000 at the standard rate of tax in Ireland of 12.5%. We recorded a valuation allowance of $1,000 against our deferred tax assets for the period ended December 31, 2010 due to the uncertainty as to the timing and the quantum of the recovery of these assets. In order to fully realize the deferred tax asset at December 31, 2010, we will need to generate future taxable income of at least $512,000.

Events subsequent to December 31, 2010

On January 14, 2011, the GK Hannover Loan was increased to an amount of $3,500,000. The GK Hannover Loan has been used to partially finance the acquisition of the Boeing 757 Aircraft, as well as to pay certain of our initial operating expenses and to reimburse First Greenwich Kahala for amounts that it pays to certain consultants pursuant to consultancy agreements. The GK Hannover Loan bears interest at 6.00% per annum, with interest accruing until maturity. The GK Hannover Loan will mature on December 31, 2011 and, if not paid in full when due, the interest will increase to 10.00% per annum.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our shareholders and other general business needs. We will use available cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our shareholders and fund our operations. Our primary sources of cash will generally consist of the net proceeds of this offering and the concurrent private placement, payments we receive on our portfolio of assets, and cash generated from our operating results. We may also raise capital by leveraging already purchased assets, and raising further equity and debt capital through private and public offerings. We have entered into a loan with a non-bank financial institution (which we call the “757-200 Mortgage Loan”) and utilized a portion of our loan facility from GK Hannover to acquire our initial aircraft asset and pay certain of our operating expenses. See “—Contractual obligations and commitments” below. Because the initial aircraft asset was funded through the 757-200 Mortgage Loan and a portion of the GK Hannover Loan, the acquisition of that asset did not depend on the completion of this offering. However, due to the interest payments on the 757-200 Mortgage Loan, the revenues generated from the initial aircraft asset will not cover our future operating expenses. We are, however, able to meet our current operational expenses from cash made available to us by our founders. We will require the net proceeds of this offering and the concurrent private placement to complete additional planned aircraft acquisitions, including the two aircraft for purchase under the letter agreements. Once we have made substantial aircraft acquisitions, we expect our operating expenses to

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increase as a result of those acquisitions. We expect cash generated from operating results generated by these assets to cover our ongoing operating expenses.

While we generally intend to hold our target assets as long term investments, certain of our investments may be sold in order to manage our liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our investments, if any, cannot be predicted with any certainty.

Leverage policies

Although our investment strategy is not dependent on leverage, we expect to evaluate and use leverage on a case-by-case basis to the extent bank or other debt financing for our target assets is available at a reasonable cost. Financing sources for used aircraft have periodically been limited and remain so currently. As a result, banks may not be a reliable source of financing for our future operations or if available may be too expensive. Other than the Boeing 757 Aircraft that is our only initial asset as of the date of this prospectus, we do not expect to initially use leverage to acquire our assets. We may do so, however, when bank or other debt financing is available and our management team deems it appropriate to leverage a portion of our fleet in order to provide capital for additional acquisitions and increase our overall return on equity. Although we have no leverage policy, in the event that we use leverage, we expect that debt will be at an average of no more than 50% of the purchase price of our aircraft and will be provided from banks or non-bank financial institutions (rather than other financing sources, such as securitizations). We may incur debt that exceeds 50% of the purchase price for certain individual acquisitions.

Assuming attractive debt financing is available in the future, our management team expects to leverage a portion of our fleet, providing capital for additional acquisitions and augmenting our total shareholder return.

Our board of directors will review these leverage limits on a regular basis and will have the ability to amend or modify them without shareholder approval. To the extent our board amends or modifies them in the future, we will disclose any such amendments or modifications to these debt financing policies in periodic reports that we file with the SEC.

Our decision to use leverage, currently or in the future, to finance our assets will be based on our management team’s assessment of a variety of factors, including, among others, our available capital, our ability to obtain and access financing arrangements with lenders and the lenders’ and rating agencies’ estimate of the stability of our cash flow. Our decision to use leverage to finance our assets will be at the discretion of our management team and will not be subject to the approval of our shareholders, and we are not restricted in our governing documents or otherwise in the amount of leverage that we may use.

Contractual obligations and commitments

Our contractual obligations consist of principal and interest payments on fixed rate liabilities.

757-200 Mortgage Loan

On October 1, 2010, we obtained the 757-200 Mortgage Loan, a limited-recourse loan in the amount of $7,160,960 from a non-bank financial institution, to partially finance our acquisition, through a wholly-owned Irish subsidiary, of a Boeing 757 Aircraft on lease to a major U.S. airline secured by a first mortgage on the aircraft and assignment of the lease. The terms of the loan provide for all the rents to be paid to the lender for debt service, and include standard covenants. The interest rate on the loan is fixed at 12.50% per annum increasing to 13.25% per annum if the loan remains outstanding after the base lease term ends on October 20, 2013. There are provisions for the loan maturity to be extended in the event the lease renewal option is exercised for an additional two year period. Otherwise the loan maturity is January 20, 2014. The loan may not be prepaid for the first two years and is pre-payable with a premium thereafter. The loan is non-recourse to us with respect to all financial obligations and there are no financial covenants. There is recourse to us in certain limited situations including the accuracy of certain representations made by our subsidiary and similar matters.

Certain Prepayment Events

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Subject to certain conditions, the 757-200 Mortgage Loan can be voluntarily prepaid, subject to a prepayment fee. No voluntary prepayment is permitted prior to the second anniversary of the closing date of the loan. In addition, the 757-200 Mortgage Loan must be repaid upon a total loss of the aircraft.

Events of Default

The following events are some of the events of default under the 757-200 Mortgage Loan (some of which are subject to certain cure periods):

•	A default in payment of principal and interest or other amounts due with respect to the 757-200 Mortgage Loan;

•	A failure to maintain the required insurance in respect of the aircraft;

•	The security interest in the aircraft, the lease or the pledged beneficial interests of the owner trust ceases to be valid or duly perfected;

•	A failure by us, the owner trust or our subsidiary to perform any covenant or obligation under the 757-200 Mortgage Loan, and related operative documents being incorrect in any material respect;

•	Any representation or warranty made by us, the owner trust or our subsidiary;

•	Any event of default under the lease; or

•	The occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us, the owner trust or our subsidiary.

Guaranty

In connection with the acquisition of the aircraft, we have entered into a guaranty in favor of the airline lessee and the owner trustee of the trust through which the aircraft is held, pursuant to which we have guaranteed all of the obligations of our subsidiary in connection with the assumption of the airline’s lease.

GK Hannover Loan

On December 31, 2009, we entered into the GK Hannover Loan with GK Hannover, a Delaware corporation that is jointly owned by Bradley Smith, our chief executive officer, Michael Garland, our president, and Gerald Sherman, our chief investment officer. This loan facility, which was subsequently increased to an amount of $3,500,000, has been used partially to pay $1,800,000 of the purchase price for the Boeing 757 Aircraft that is our initial asset, as well as to pay certain of our start-up costs and to reimburse First Greenwich Kahala for amounts it pays to Mr. Howard and to a consultant pursuant to consultancy agreements. See “ Certain relationships and related transactions — Consultancy Agreement” and “Certain relationships and related transactions – Financial Advisory Services Agreement.” The GK Hannover Loan bears interest at 6.00% per annum, with interest accruing until maturity. The GK Hannover Loan will mature on December 31, 2011, and, if not paid in full when due, the interest will increase to 10.00% per annum.

Contractual obligations

The following table presents our actual contractual obligations and their maturity dates as of December 31, 2010:

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	Payments due by period

Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

GK Hannover Loan(1)	$3,059,910	$3,059,910	—	—	—
757-200 Mortgage Loan(2)	$8,493,372	$2,250,000	$4,027,216	$2,216,156	—
Total	$11,553,282	$5,309,910	$4,027,216	$2,216,156	—

(1)	We expect to use a portion of the proceeds of this offering and the concurrent private placement to repay the GK Hannover Loan. However, the chart assumes that the GK Hannover Loan will not be repaid until the maturity date, and includes principal of $2,832,000 and interest to the maturity date of $227,910.
(2)	These payments consist of total principal of $6,778,025 and interest to the maturity date of $1,715,347.

Off-balance sheet arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractual purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Dividends

We intend to issue dividends in accordance with our dividend policy. See “Dividend policy.”

Inflation

Inflation generally affects our costs, including sales, general and administration expenses, borrowing costs, lessor rates and other expenses. However, we do not consider inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

Quantitative and qualitative disclosures about market risk

Foreign currency exchange risk

We expect to receive our revenues almost exclusively in U.S. dollars, and we expect to pay a majority of our sales, general and administrative expenses in Euros. Depreciation in the value of the U.S. dollar relative to other currencies increases the U.S. dollar cost to us of paying our expenses. The portion of our business conducted in other currencies could increase in the future, which could expand our exposure to losses arising from currency fluctuations. We may consider engaging in foreign currency hedging transactions in the future. There is no quantitative currency exchange risk currently available as of this date as we have no assets or liabilities that are affected by currency rate movements.

Interest rate risk

The rents we receive under our leases will be based on fixed and variable interest rates. We may fund our operations with a mixture of fixed and floating rate U.S. dollar denominated debt. An interest rate exposure arises to the extent that the mix of these obligations are not matched with our assets. To the extent we are exposed to interest rate risk in the future, we may enter into interest rate swap and cap agreements.

Credit and counterparty risk

Credit risk is the risk of a lessee’s inability or unwillingness to make contractually required payments. We plan to manage this risk by avoiding geographical or regional concentrations by leasing aircraft to airlines and others throughout the world. We expect to further manage our exposure to credit risks by obtaining from lessees either deposits, letters of credit or guarantees. We will also require some of our lessors, generally the ones that are not major airlines, to send us monthly maintenance payments in advance to cover the future exposure to costly maintenance events. We plan to continually evaluate the financial position of lessees and, based on that evaluation, the amounts outstanding under leases and the

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availability of security, make appropriate provisions for doubtful accounts. Nevertheless, unanticipated credit losses could occur which could adversely impact our operating results. In the event that our lessees default on their leases payments, the leased asset will cease to generate income for us.

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The commercial aircraft industry

All information and data contained in this prospectus relating to the commercial aviation industry has been provided to us by Ascend Worldwide Limited, or Ascend, an international air transport information and consultancy firm. Ascend informs us that the information below has been extracted from Ascend’s report reference 29M120. Unless otherwise indicated, all information provided in the charts and tables below is accurate as of May 1, 2010. We have obtained Ascend’s consent to reproduce its report in whole or in part. See “Experts.”

Summary

Air transport is a long-term growth industry which exhibits short to medium term cyclicality: air traffic has grown on average at 5 to 6% annually for the past 30 years, around twice the average rate of world gross domestic product, or GDP, growth. As traffic demand has grown, the number of aircraft in service with the world’s airlines has grown on average by 3.5% annually over the past 20 years, and as of May 1, 2010 is comprised of approximately 15,000 mainline jets, 3,000 regional jets and 2,000 turboprops. The value of new aircraft deliveries has averaged some $42.5 billion per year over the past 10 years. Global deliveries of new aircraft in 2010 and 2011 are expected to represent annual investments of $60 billion.

The airline business experienced one of its most severe downturns in 2008 and 2009, during which it is estimated to have suffered $30 billion in financial losses. However, the industry expects to recover, as it has from many downturns in the past, because the fundamentals underlying the industry have not changed – air travel is aspirational, with historical long-term growth linked to rising economic prosperity, driven by the economic cycle.

Aircraft leasing and the operating lease model have grown over the past three decades because of the advantages of splitting the risks and rewards of aircraft ownership from the risks and rewards of aircraft operation. The operating lease model’s development has been based on aircraft lessors’ access to comparatively cheap capital. The current financial crisis has curtailed the availability of capital across the board, resulting in a decrease in the number of new orders placed by lessors.

Ascend has recorded almost 28,000 aircraft sales transactions globally from 1995 to 2009, worth an estimated $500 billion. Narrowbody (single-aisle) jet aircraft transactions comprise almost half the total aircraft sales by volume and by value. Many factors, including economic, geopolitical, traffic and technology variables, affect the marketability and residual value of any given aircraft type. Because these variables are cyclical and interrelated, aircraft market values and lease rates are similarly also found to be cyclical.

A major determinant of an aircraft’s residual value is its expected economic useful life. Broadly speaking, this is between 20 and 30 years, although it varies significantly depending on type of aircraft. Some widebody (twin-aisle) jets and regional jets have demonstrated shorter useful lives due to technological obsolescence, yet some turboprops are still flying after 35-40 years. As of May 1, 2010, the average age of the world fleet has remained relatively stable at just over 10.5 years for the past 20 years. While new deliveries reached record levels leading up to 2009, many “Classic” older aircraft (“Classic” is a marketing term used to identify popular models which have been superseded in production but are still in service in significant numbers) were able to remain economically viable because their significantly lower capital costs, as compared to new aircraft, offset the fuel/operational cost savings offered by new aircraft.

The decision as to which aircraft to deploy on a particular city pair is driven by trade-offs (‘city pair’ refers to departure, i.e. origin and arrival, i.e. destination cities comprising a flight segment). For example, turboprops have lower operating costs than comparable jets, but some airlines prefer jets for competitive reasons. Airlines will match the aircraft size to demand, while paying heed to frequency of the flights

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versus size of the aircraft to service any given demand. For example, less frequency with a larger aircraft generally results in lower costs, but competitors with the highest frequencies can gain a disproportionate share of the traffic and revenue.

The operating lease industry has largely focused on newer mainline (narrowbody and widebody) jets, particularly narrowbody jets. Narrowbody jets comprise 66% and widebody jets comprise 15% of the global lessor-managed portfolio. This reflects the fact that mainline types of aircraft comprise the majority of the global fleet and have demonstrated their remarket ability potential, which in part is due to relatively large fleets of a limited number of aircraft types. Currently, turboprops account for 10% and regional jets account for 15% of the total global in-service airline fleet; however, together they account for less than 20% of the global operating lessor-managed portfolio. Nonetheless, smaller-sized aircraft have critical roles to play in the air transport system, and will continue to so. There are opportunities in these sectors where the major lessors’ focus may be elsewhere, for example by applying smaller capacity aircraft at off peak times on short haul routes, (complementing the larger aircraft being used at peak times) or to serve airfields that are operationally restricted (e.g. short runways such as some downtown/city airports).

Traffic growth and GDP

The airline industry closely follows the pattern of global economic cycles and it is currently showing signs of recovery from its third “downcycle” in the last 20 years. The overall demand picture is one of long-term growth where, in the last 40 years, passenger demand, measured in Revenue Passenger Kilometers (“RPKs”), has increased on average by five to six percent annually, double the average rate of global GDP growth. Long-term growth forecasts from a number of sources1) expect global RPK growth to average between 4.7% and 4.9% over the next 20 years, with the Asia-Pacific region seeing rates above 6%.

AIR TRANSPORT & GDP: INDEX OF GLOBAL PASSENGER AND CARGO TRAFFIC
1970-2009
Passenger RPKs
Freight Tonnes
Cargo FTKs
Global Real GDP
Index (1970 = 100)
1,400
1,200
1,000
800
600
400
200
-
1970 1971 1972 1973 1974 1975 1976 1977 1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009
Source: ICAO, IMF

(1) 20-year global passenger RPK growth forecasts: Boeing 2009-2028: 4.9%; Airbus 2009-2028: 4.7%; Rolls-Royce: 4.8%; Embraer 2008-2027: 4.9%

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As air traffic demand has grown, so has the number of aircraft in service, with technological innovation and fleet replacement needs adding to new aircraft demand. In 40 years, air traffic has grown almost eight-fold, and this has driven a quadrupling of the global in-service fleet over the same period.

Sources: Ascend Online, ICAO

Given the interdependency of the global economy, it is not surprising to see that air traffic has declined since mid-2008 in a fairly consistent pattern across the different regions. However, the extent of both economic decline and recovery has varied across the major economic regions which are the European Union (Europe), United States (North America) and Asia and so too has passenger air traffic. Other events also affected air traffic in specific regions: the swine flu outbreak in 2009 impacted Latin America and the Asia-Pacific region particularly strongly. In recent months, the rate of demand decline across the regions has slowed and in some cases bottomed out. For example, Latin American carriers have recently reported particularly strong traffic gains. The upward trends seen in recent months across the major traffic regions are, however, relative to a significantly lower 2008 base. The industry economic picture continues to remain fragile.

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The charts above illustrate data provided by the Latin American Transport Association (ALTA), Association of European Airlines (AEA), the Air Transport Association (ATA) and Association of Asia Pacific Airlines (AAPA).

Airline profit cyclicality

Airlines operate in a cyclical business, often with a high fixed cost base and highly leveraged balance sheets. The industry is subject to external factors such as the rates of global and regional economic growth, fuel prices, changes in regulatory landscape, geopolitical events and externalities such as 9/11, SARS and H1N1, among others. Currency fluctuations may also influence the aircraft industry.

While the severity of the current downturn is unprecedented, the industry has experienced downturns before (in the early 1980s, 1990s and 2000s), from which it has recovered in each instance. The fundamental need for the industry’s products remains sound, and as in the past, the cyclical volatility is expected to generate opportunities to buy aircraft assets at depressed prices.

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The effect of the economic cycle and other external influences on airline profitability varies by region. For example, towards the end of the 1990s, the financial crisis in Asia had a negative effect on Asian carriers while North American and European carriers were benefitting from the dot-com boom. The situation reversed within five years, only to be exacerbated by 9/11 and its repercussions. While most regions returned to profitability by 2004, North American carriers, particularly major U.S. airlines, continued to post losses through 2005 as the aircraft industry in the U.S. underwent significant restructuring. After enjoying record profits in 2006 and 2007, the financial crisis of 2008 impacted the industry globally and major U.S. airlines were again vulnerable.

The quadrupling of aviation fuel prices from 2004 up to 2008, followed by a demand downturn, impacted airlines’ attempts to make profits and plan effectively. Poor fuel hedging policies and dependency on premium traffic revenues accounted for some of the losses from 2008 onwards. Nevertheless many airlines, such as low-cost carriers in many regions of the world, continued to show relatively robust performance.

Aircraft in-service fleet trends

The global airline in-service fleet has on average grown at around 3.5% annually for the past 20 years (as of May 1, 2010), doubling the fleet from just over 10,000 aircraft to more than 20,000.

GLOBAL AIRLINE-OPERATED IN-SERVICE FLEET GROWTH
25,000
20,000
15,000
10,000
5,000
0
No. of aircraft
Widebodies
Narrowbodies
Regional Jets
Turboprops*
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
As at year end

** Turboprops seating 30+*

Source: Ascend Online - Western-built aircraft only

Note: All references to Ascend Online refer to data available through www.ascendworldwide.com subscription services.

Underlying the growth dynamics of each category (widebody i.e. twin aisle, narrowbody i.e. single aisle, regional jet and turboprop aircraft) are airlines’ strategies for assigning a particular aircraft to serve a particular route. These include, among others, demand (both in terms of origin and destination and connecting traffic), range/payload capabilities (the flight range of an aircraft will vary depending on the weight and composition of payload being carried), operating costs (particularly fuel), competitive advantage and airport access.

As previously outlined in the section titled ‘Traffic Growth and GDP’, air transport demand is driven by economic growth, and is influenced strongly by external factors. The following charts illustrate that in times of economic distress, the in-service fleet growth has tended to slow or turn negative across the different subcategories. However, the relative impact differs between (and within) subcategories, as airlines shift capacity from one size of aircraft to another in response to changing market conditions. For

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example, while the number of narrowbody and widebody jet aircraft in service declined in 2001, the regional jet fleet continued to grow, due to mainline U.S. carriers significantly shifting some of their flight operations to their lower-cost regional affiliates.

GLOBAL AIRLINE-OPERATED IN-SERVICE NARROWBODY GROWTH
Total fleet
12,000
10,000
8,000
6,000
4,000
2,000
0
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
-2.0%
-4.0%
Y-o-y % change
1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009
As at year end

GLOBAL AIRLINE-OPERATED IN-SERVICE WIDEBODY GROWTH
Total fleet
5,000
4,000
3,000
2,000
1,000
0
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
-2.0%
Y-o-y % change
1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009
As at year end

GLOBAL AIRLINE-OPERATED IN-SERVICE REGIONAL JET GROWTH
Total fleet
4,000
3,000
2,000
1,000
0
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%
Y-o-y % change
1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009
As at year end

GLOBAL AIRLINE-OPERATED IN-SERVICE TURBOPROP* GROWTH
Total fleet
3,000
2,250
1,500
750
0
10.0%
7.5%
5.0%
2.5%
0.0%
-2.5%
-5.0%
-7.5%
Y-o-y % change
1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009
* Western-built, 30+ seats
As at year end

Airline flexibility is further illustrated by trends in the ‘stored fleet’ (the number of aircraft which are temporarily parked or considered ‘out of service’ and surplus to immediate requirements, or which may be experiencing a prolonged period of ‘downtime’ between leases) which also illustrates the impact of aircraft technology. Older-technology aircraft can be more sensitive to profitability pressures than comparable new-technology types, and are consequently more vulnerable to fleet cuts by airlines facing rising costs (in particular fuel prices) and/or softening revenues.

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The growth of regional jets has slowed significantly since 2002 as U.S. and European markets matured. Elevated fuel prices have caused some airlines to switch from 30 to 50 seat regional jets to either larger regional jets or 70-seat fast turboprops and/or to suspend routes altogether. Similarly, some mainline operations migrated to newer narrowbody jets, “right-sized” to larger regional jets, or altogether had capacity trimmed. Regional jets seating 70 or more have been the primary beneficiaries of this trend, but turboprops, which had exhibited a decline in interest after the terrorist attacks on 9/11, have experienced (as described below) a resurgence and renewed focus due to their operating efficiencies (specifically their lower fuel burn per seat economics over shorter distances).

Value of new deliveries

Over 20,000 jets and turboprops have been delivered to operators during the past 20 years, worth some $775 billion. Delivery rates show a cyclical pattern, accelerating during times of economic prosperity and slowing during economic downturns.

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While the bulk of deliveries in terms of numbers have been for narrowbody jets, in terms of delivery value, widebody jets have accounted for the largest share.

TOTAL AIRLINE-OPERATED DELIVERIES, 1990-2009
	Turboprops	Regional Jets	Narrowbodies	Widebodies	Total
No. of aircraft	2,206	3,381	9,765	3,711	19,063
% of total	12%	18%	51%	19%	100%
Value ($bn)	30	70	325	350	775
% of total	4%	9%	42%	45%	100%

Source: Ascend Online

Major lessors have focused on purchasing and/or leasing new-delivery mainline (narrowbody and widebody) jet types, particularly narrowbody jets. Since 1995, the value of lessor-managed narrowbody jet deliveries each year has averaged 26% of the total value of airline-operated narrowbody jets delivered annually. In contrast, lessor-managed turboprop deliveries have accounted for approximately 1% of the total value of airline-operated turboprops delivered each year.

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Orders

Over 20,000 aircraft have been ordered by or for airline customers in the past 15 years, at least 17% of which are managed by operating lessors. Ordering activity is cyclical, peaking during periods of strong economic growth. The airline industry has historically faced the challenge of accommodating the lead time between orders and deliveries within the wider economic cycle – for example, record orders placed between 2005 and 2007 led to concern over the funding of deliveries in 2009 and beyond. Most of these concerns were allayed for 2009 through a combination of delivery deferrals and financial support from Export Credit Agencies and manufacturers, and 2010 is expected to require more of the same.

In addition, many of the orders placed between 2005 and 2007 called for delivery well into the following decade, as many airlines were looking to position themselves to make sure they had access to new build capacity in future years. Consequently the large order backlogs for types such as the Airbus and Boeing narrowbody models (over 2,200 Airbus and 2,000 Boeing aircraft) include deliveries that are scheduled as far out as 2019.

As described in the chart above and the table below, operating lessor ordering activity was severely curtailed by the recent financial crisis, with lessor-managed orders in 2009 accounting for only 4% of the total orders placed for airline operation. This compares to a share of up to 20% in the preceding four years 2005-2008.

OPERATING LESSORS – ORDERS PLACED 2007-2009
Lessor Name	2007	2008	2009	TOTAL
AAM GmbH & Co KG		1 Bombardier Dash 8 2 Embraer 190s		3
AerCap	1 Airbus A320 10 Airbus A330s	1 Airbus A319 1 Airbus A320 3 Airbus A321s		16
Aircastle Advisor LLC	10 Airbus A330s			10

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ALAFCO	10 Airbus A320s 12 Airbus A350s 6 Boeing 737NGs 16 787s	4 Airbus A320s		48
Aviation Capital Group	7 Airbus A319s 30 Airbus A320s 4 Airbus A321s 30 Boeing 737NsG 5 Boeing 787s 8 Airbus A330s	23 Airbus A320s 32 Boeing 737NGs	4 Airbus A320s	143
AWAS	31 Boeing 737NGs	75 Airbus A320s		106
Babcock & Brown Air Limited	20 Boeing 737NGs			20
BOC Aviation		9 Airbus A319s 11 Airbus A320s 5 Airbus A330s		25
CIT Aerospace	10 Airbus A319s 17 Airbus A320s 7 Airbus A350s 10 Boeing 737NGs 5 Boeing 787s	9 Airbus A319s 16 Airbus A320s 3 Airbus A321s 5 Airbus A330s	1 Airbus A330	83
DAE Capital	70 Boeing 737NGs 5 Boeing 747s 10 Boeing 777s 15 Boeing 787s	70 Airbus A320s 30 Airbus A350s		200
GECAS	7 Airbus A319s 46 Airbus A320s 53 Boeing 737NGs 9 Boeing 777s 6 Embraer 190s 4 Embraer 195s	2 Airbus A320s 2 Boeing 777s 1 Embraer 190	5 Airbus A320s	135
Guggenheim Aviation Partners	3 Airbus A330s 3 Boeing 777s			6
ILFC	1 Airbus A319 3 Airbus A320s 20 Airbus A350s 10 Boeing 737NGs 1 Boeing 777 52 Boeing 787s	7 Airbus A321s	2 Airbus A320s	99
Intrepid Aviation Group	20 Airbus A330s			20
Jetscape Inc		1 Embraer 170 9 Embraer 190s		10
LCI Aviation			20 Bombardier C Series	20
M1 Commercial Jets Ltd	4 Embraer 190s	3 Embraer 190s		7
MC Aviation Partners			2 Boeing 737NGs	2
RBS Aviation Capital	1 Airbus A319 4 Airbus A320s			5

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Santos Dumont Aircraft Mgmt	4 Boeing 777s		4
VALC – Vietnam Aircraft Leasing Company	8 Boeing 787s	10 Airbus A321s	18
Waha Leasing	1 Bombardier CRJ700		1
TOTAL			981

Source: Ascend Online (accessible through www.ascendworldwide.com)

Estimated annual dollar volume of used aircraft sales by category

Between 2005 and 2009 Ascend recorded almost 9,000 airliner sales transactions worldwide involving mainline (widebody and narrowbody), regional jet and turboprop aircraft, worth an estimated $120 billion. Most of the focus, in terms of both volume and value, has been on new-delivery aircraft.

However, almost one-quarter of the total sales transaction activity (by both value and volume) has involved used aircraft over 5 years of age of the following aircraft types:

AIRCRAFT TYPES OVER 5 YEARS OF AGE
Narrowbodies	Regional Jets	Turboprops
Airbus A320 family McDonnell-Douglas MD-80/90 Boeing 737 Classics Boeing 737 NextGen family Boeing 757	BAE 146 / Avro RJ Fokker 70/100 Bombardier CRJ700/900	ATR42 ATR72 Bombardier Dash 8-300 Bombardier Dash 8-400 Fokker 50

SALES OF USED AIRLINERS 5+ YRS AGE (EXCL. WIDEBODY)
Est. total value (US$bn)
10
9
8
7
6
5
4
3
2
1
0
1,750
1,500
1,250
1,000
750
500
250
0
No. of Transactions
2005
2006
2007
2008
2009
Total Sales Transactions
Est. Total Value ($bn)

Source: AscendOnline

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Used Sales Transactions of Airliners Over 5 Years Age
	Narrowbodies		Regional Jets		Turboprops (30+ Seat)
	Total sales transactions	Est. total value ($bn)	Total sales transactions	Est. total value ($bn)	Total sales transactions	Est. total value ($bn)
2003	315	$2.0	79	$0.4	125	$0.2
2004	309	$2.3	63	$0.3	135	$0.3
2005	489	$4.9	62	$0.4	201	$0.4
2006	680	$8.2	71	$0.4	227	$0.5
2007	608	$7.3	181	$1.3	136	$0.4
2008	423	$5.0	107	$0.7	168	$0.6
2009	258	$1.8	70	$0.4	67	$0.3

Source: Ascend Online

Year	Top 5 Buyers of Used Airliners in Above Table
2003	Q Aviation (4%) BAE Systems (4%), All Nippon Airways (3%), BBAM (3%), Finnair Aircraft Finance (2%)
2004	VIM Airlines (6%), Celestial Aviation Trading 18 (4%), AFS Investments 53 (4%), Chasseral Aircraft Leasing (3%), Jetsgo (3%)
2005	Aviation Capital Group (12%), Aircastle Investment (5%), Sojitz Aircraft Leasing BV (3%), ILFC (2%), Pegasus Aviation Finance Co. (2%)
2006	Macquarie AirFinance (12%), Genesis Lease (6%), Aircastle Investment (6%), Aercap Dutch Aircraft Leasing 1 BV (3%), BBAM (2%)
2007	GE Capital Corp. (3%), Delta Airlines (3%), Genesis Lease (3%), AAR Aircraft Sales & Leasing (3%) Top Flight Leasing (2%)
2008	Aercap Partners (6%), MCAP Europe (4%), GE Capital Grp (3%), E.L.F. Leasing 1 (3%), FedEx (3%)
2009	E.L.F. Leasing 2 (6%), FedEx (6%), Iran Air (4%), Philip Morris Capital Grp (3%), Macquarie AirFinance (3%)

Source: Ascend Online

Between 1995 and 2009, Ascend recorded almost 28,000 airliner sales transactions worldwide, of which over 9,000 involved used mainline narrowbody jet, regional jet and turboprop aircraft over five years of age at the time of sale. Based on Ascend’s historical market value data for each aircraft type, we estimate that the total value of assets covered by these transactions is approximately $78 billion dollars. As shown in the table below, mainline narrowbody jet transactions comprise two thirds of the total volume and four fifths of the total value of such transactions.

Used Sales Transactions of Aircraft Over 5 Years of Age, 1995-2009 (Excl. Widebodies)
Category	Narrowbodies	Regional Jets	Turboprops (30+ seats)	TOTAL
No. of transactions	6,262	928	1,919	9,109
% of total	69%	10%	21%	100%
Estimated value ($bn)	66.1	6.7	4.9	77.7
% of total	85%	9%	6%	100%

Source: Ascend Online

Sales transaction activity and value for each category is illustrated in the following charts.

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SALES OF USED NARROWBODY AIRLINERS 5+ YRS AGE
Est. total value (US$bn)
No. of Transactions
Total Sales Transactions
Est. Total Value ($bn)
Source: Ascend Online

SALES OF USED REGIONAL JET AIRLINERS 5+ YRS AGE
Est. total value (US$bn)
No. of Transactions
Total Sales Transactions
Est. Total Value ($bn)
Source: Ascend Online

SALES OF USED TURBOPROP AIRLINERS 5+ Yrs Age (30+ Seats)
Est. total value (US$bn)
No. of Transactions
Total Sales Transactions
Est. Total Value ($bn)
Source: Ascend Online

Aircraft useful life

A commercial aircraft’s economic useful life is likely to be between 20 and 30 years, although this can vary significantly depending on the type of aircraft. Widebody (dual-aisle) jet aircraft and regional jets tend to have shorter economic useful lives (around 20 to 25 years) than narrowbody (single-aisle) jet types partly due to more rapid technological obsolescence, whereas for narrowbody jet types, the technology replacement horizon is longer, resulting in a useful life of approximately 25 to 30 years. Freighter conversion can extend a passenger aircraft’s useful life to 35 years. Turboprops can have even longer lives, for example, some Fokker F.27s are still flying after 35 to 40 years.

Within its useful life horizon, an aircraft may have several different owners and operators, starting service with “first-tier” operators (such as Singapore Airlines, American Airlines, Southwest or British Airways) before changing hands to “second-” and “third-tier” operators, including some low-cost carriers or new entrants, located in emerging markets. Aircraft may eventually become candidates for freighter conversion or may be parted out, particularly if ‘run out’ and due for major maintenance. Larger, better-capitalized airlines are more likely to roll-over their fleets before 15 years of age and tend to be major customers for new aircraft.

The average age of the in-service airline fleet (seating 50 or more passengers) has remained relatively stable over the past twenty years, at between 10 and 11 years.

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The reasons for this relatively stable average time that an aircraft remains in-service have changed with time. In the late 1990s, there was a large influx of new deliveries including the Boeing 737 Next-Generation and Airbus A320 families and 50-seat regional jets, all of which were growing in popularity. Older “Classic” aircraft such as the Boeing 737 Classics and the McDonnell Douglas MD-80 family were also still in production for most of the 1990s.

In the subsequent decade from 2000 to 2009, the industry experienced two major economic downturns coupled with higher fuel prices. Consequently, the manufacturers did not create new models or launch any new replacement types in the largest narrowbody jet market. The weak financial state of many large airlines, especially in the United States, led to subdued demand for re-fleeting, especially with uncertainty over the timing of a new replacement for the Airbus A320 and Boeing 737 Next Generation families. Delays in the scheduled delivery of Airbus A380 and Boeing 787 widebody jet aircraft also prolonged the in-service life of some of the aircraft they were meant to replace.

Consequently, while record new deliveries were made in 2005 to 2009, the lower capital costs of some of the older aircraft were able to counteract the rising fuel prices, which led to decisions by airlines to keep many now out-of-production “Classic” aircraft in service. The average age of the overall fleet in 2009 therefore remained relatively stable compared to the previous ten years.

AIRLINE-OPERATED 50+ SEAT FLEET – AVERAGE IN-SERVICE AGE (YEARS)
Year	Narrowbodies	Widebodies	Regional Jets	Overall fleet
1990	12.2	9.4	7.0	10.5
2000	12.6	10.2	6.2	10.8
2009	10.8	11.9	7.5	10.8

Source: Ascend Online

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Aircraft generation comparisons

There is a trade-off between the generally higher operating cost (in terms of fuel burn and maintenance) of older-generation aircraft and their significantly lower acquisition and leasing costs, versus the generally lower operating cost of newer aircraft and their significantly higher acquisition and leasing costs. The following operating cost figures are for comparison purposes only and assume a typical utilization profile of 200 hours per month, and 1.5 flight hours per flight cycle. Fuel burn is given in U.S. Gallons (“USG”) per flight hour.

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The most costly components to maintain are typically the engines. Engines maintenance falls into two main categories, overhaul and life-limited parts (“LLPs”). Overhauls are conducted at scheduled and condition-required intervals which can vary by engine type. LLPs are replaced when they reach specific flight cycle milestones generally ranging from 15,000 to 30,000 flight cycles. Engine overhauls and parts tend to be more costly for newer-technology aircraft compared to older-generation aircraft; however, reliability improvements often translate to significantly longer intervals between required overhauls, resulting in lower maintenance costs per flight hour, per cycle or per month as illustrated above. Airframe inspection is another maintenance cost that must be incurred periodically.

The chart below indicates Ascend’s current market values (“CMVs”) and current lease rates for the six aircraft types, with years of build as indicated. The CMVs are indicative of spot trading prices between a willing buyer and willing seller in the absence of duress and with reasonable time for the transaction to conclude. Similarly, the lease rate figures are indicative of an airline lessee with a reasonable credit rating and reflect a 5-year term. In the chart below, the difference in the values and lease rates of older narrowbody aircraft can be seen compared with newer-technology models.

The following example compares the economics of operating a previous-generation 737-400 and the 737-800 which replaced it. The 737-800 offers several enhancements: improved aerodynamics which

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increase range and fuel economy; 11% additional seating capacity; and engines with longer intervals between overhauls.

Although the 737-800 consumes less fuel and requires less maintenance, the total cost to an airline leasing the 737-400 is 17% lower because of the availability of the older aircraft at favourable lease rates. On a per-seat basis, the older aircraft can save a lessee 6%. Furthermore, it should be noted that the per-seat savings due to the additional 21 seats can only be realized if the operator can fill the extra seats.

737 OPERATING COST COMPARISON
All figures in thousands of US$	737-400	737-800
Build Year	1990	2007
Market Value (Q1 2010)	5,150	31,700
Lease Rate Factor	1.84%	0.91%
Market Lease Rate (Q1 2010)	95	290

Estimated Operating Cost	737-400	737-800	Difference
Aircraft Lease	95	290	(195) / (67%)
Maintenance	113	90	23 / 26%
Fuel (1, 2)	393	374	19 / 5%
Crew (3)	168	168
Total Operating Cost per mo.	769	922	(153) / (17%)

Seats – all economy (4)	168	189	(21) / (11%)

Cost per seat per mo.	4.58	4.88	(0.30) / (6%)

Sources:
1.	Consumption Rate: US Bureau of Transportation Statistics
2.	Fuel Price for Q1 2010 based upon $76 per barrel: US Dept. of Energy
3.	Association of European Airlines
4.	Boeing

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737 OPERATING COST COMPARISON: -400 vs -800
6,000
5,000
4,000
3,000
2,000
1,000
0
Op. Cost per Seat per Mo. ($ US)
6%
Lease
Maintenance
Crew
Fuel ($76 per barrel)
737-400
(1990 Build Year)
737-800
(2007 Build Year)
Source: Ascend, US BTS, US DOE, Assn. of European Airlines

Market value and lease rate trends

Many factors can affect the marketability and therefore revenue-earning potential and residual values of any given aircraft type.

The operating lease rate an aircraft can command is a function of its residual value expectations (the anticipated value that could be realized in a sale of the asset at a future date) in concert with other variables such as the credit rating of the lessee, the lease term, the lessor’s desired margin, costs of ownership and overhead level, the current value of the asset, the yield curve, the rates attainable by competing assets and the general supply of and demand for the particular asset.

With the underlying cyclicality of economic growth, aircraft residual values and lease rates tend to follow a pattern: in times of economic growth, aircraft tend to hold their value better than normal depreciation would dictate; conversely, in the downcycle, values and lease rate movements tend to accelerate.

Narrowbody value and lease rate trends

Newer, current-technology aircraft have demonstrated lower declines in value from peak to trough than older aircraft. However, older aircraft, particularly if they are current-technology, have the potential to generate equity returns without leverage – if the market is entered and exited at opportune times.

While past performance is not necessarily an indicator of future results, in a regulated industry past performance is a good starting point and can provide some guidelines. Historical trading values of aircraft such as the Airbus A320-200 clearly show the three downturns in the early 1990s, the early 2000s and the late 2000s. To eliminate the distorting effect of aircraft depreciation due to aircraft aging, the following chart looks at three “constant-age” scenarios – a new aircraft, a five-year-old aircraft and a ten-year-old aircraft, comparing a new aircraft value at the trough with a new aircraft value at the peak, and similarly comparing the value at the trough and at the peak for the five- and ten-year-old aircraft.

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A320 = Airbus A320-200 series model
LRF = Lease Rate Factor (lease rate/market value ratio)
Source: Ascend Online (accessible through www.ascendworldwide.com)

The volatility for new-build aircraft over the long-term has tended to be less than that for older aircraft. However, while volatility implies greater risk, the returns can be rewarding if the market is entered and exited at the opportune moments. Indeed, between 1993 and 1998, the five-year-old Airbus A320s’ relative value gains outperformed new aircraft, and in the subsequent cycle matched the performance of such new aircraft. Older aircraft tend to be vulnerable in downturns, as the ten-year-old Airbus A320’s post-9/11 performance shows; however, there was recovery in the subsequent market upturn.

Lease rate factors (defined as the ratio between an aircraft’s monthly lease rate and its market value) are generally higher for older aircraft than for new aircraft. The relative age-spread for market values is larger than the age-spread for lease rates, and so, as with asset values, there are opportunities for lessors of older aircraft to generate higher margins, subject to ease of placement and sensitivity to market dynamics. Older aircraft have also recently tended to attract less interest from the highest-quality credit lessees who had focused on new aircraft during the recent era of easily available funding.

Regional jet value and lease rate factor trends

From an operational point of view, the regional jet market effectively straddles the narrowbody jet and turboprop (as described below) markets, and it should be understood in this context. It is driven by airlines “right-sizing” down from narrowbody jets on the one hand and on the other hand, by new, ‘thin route’ developments (which have relatively low or ‘thin’ traffic loads, such as on secondary point-to-point regional services), and to a lesser extent “up-gauging” from turboprops). Analysis of the first current-generation 70-seater, the Bombardier CRJ700, reveals similar trends to the narrowbody jet market: older aircraft have exhibited greater volatility than new aircraft.

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CRJ700 = Bombardier CRJ700 model
LRF = Lease Rate Factor (lease rate/market value ratio)
Source: Ascend Online (accessible through www.ascendworldwide.com)

The regional jet market has evolved significantly over the past two decades. The current generation of 70+-seat regional jets is still relatively new, having been in service for about a decade at most, whereas the previous generation of 70-seat regional jets is significantly older. In between, there are the 35 to 50-seat regional jets, which flourished during the 1990s when fuel prices were relatively low.

Turboprop value and lease rate trends

Turboprop market behavior is significantly different to the mainline and regional jet markets. Turboprop demand benefits from a high fuel price environment, as well as from airlines’ “right-sizing” during downturns. Turboprops have also exhibited longer economic useful lives before being superseded by new technology. The higher rates of utilization associated with modern turboprops did suggest that the useful lives could potentially be shortening, however the major manufacturers are involved in developing life extension programs for their aircraft that should counter this effect.

Historically, dominant turboprops such as the ATR72 and Bombardier Q400, have fared well in terms of market value performance, as the following chart illustrates, particularly in comparison to regional and mainline jets.

ATR72-210/-500 = both ATR72-210 and ATR72-500 models
LRF = Lease Rate Factor (lease rate/market value ratio)

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Source: Ascend Online (accessible through www.ascendworldwide.com)

As with value performance, opportunities to capitalize on current market conditions are not limited to newer turboprops, although older aircraft can be more difficult to place, and the quality of the lessee becomes a more critical component of the equation. With turboprops, this risk is mitigated to some extent by their generally longer economic useful life.

The role of regional aircraft

The key spur to the development of new aircraft designed especially for the “regional” sector was the 1978 U.S. Deregulation Act, which removed regulatory barriers and led to the development of large hubs by the major U.S. airlines. The opportunity to feed traffic into these hubs led many small U.S. regional airlines to rapidly expand their fleets and these operators (along with those in Europe) started to demand newer technology and larger, more optimized aircraft.

The first decade after deregulation saw most of the regional focus on turboprops when a number of new programs were launched. Regional airlines had limited exposure to small jets until the development of the 50-seat Bombardier CRJ in 1992. Until 1992, the smallest Western-built jets in commercial service were the 70 to 79 seaters: the Fokker F.28, a late 1960s design, and the British Aerospace BAe 146, which was perhaps the first true regional jet, certificated in May 1982.

Since the introduction of the Bombardier CRJ, the regional jet class of aircraft has become an established part of regional airline operations. With the introduction of larger sizes seating 100 passengers, regional jets have also become a key component of some major mainline carriers’ fleets. With 3,000 aircraft in airline service and a firm order backlog of over 760 regional jets with 50 to 85+ seats, these types are well established in the airline market and increasingly dominant in the major U.S. and European business travel markets, typically operating on legs of two hours or more.

U.S. Form 41 = As a party to the Convention on International Civil Aviation (Treaty), the United States is obligated to provide ICAO with financial and statistical data on the operations of U.S. air carriers (Article 67). The Bureau of Transportation Statistics’ (BTS’) Office of Airline Information (OAI) administers this program for the Department of Transportation (DoT). Most of the data filed with ICAO is supplied from ‘Form 41 financial Schedules’ and the T-100 traffic Schedules which the airlines complete on an obligated, scheduled basis.
Nm = nautical mile

Since the 1990s, in the United States, regional jets had largely replaced turboprops on routes of 300 to 500 nautical miles (nm) in length. In other markets, regional jets and turboprops often served complementary markets: turboprops are generally used for sectors of around 200 to 300nm, over which the time saved by the regional jets’ higher speed is outweighed by their higher operating costs. The

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technological and economic trends driving regional jet and turboprop use are dynamic and interrelated. For example, real fuel price increases have in recent years increased the attractiveness of turboprops and larger-sized regional jets.

Considerations for aircraft type

An airline’s decision regarding which aircraft type to deploy on a particular city pair is driven by a number of different considerations, many of which conflict or overlap, so that trade-offs are required. Some of these drivers include:

•	“Right-sizing”: matching aircraft size to passenger (and/or freight) demand to minimize empty seats or freight capacity. Demand is fundamentally tied to economic conditions, and so in general, economic downturns tend to favor smaller aircraft. Conversely, in periods of demand growth, larger aircraft allow operators to exploit lower per-seat costs. Allied with this balance are issues of frequency versus size on a particular route so that larger, less frequent services with larger aircraft generally result in lower costs per seat. Regardless, the competitor with the most frequencies tends to gain a disproportionate share of the traffic (and hence revenue). This preference for frequency leads directly into the second driver.

•	Fragmentation and liberalization, generally allows direct flights between secondary or tertiary cities, bypassing major hubs, at frequencies (and fares) dictated by the market. Passengers generally prefer direct, frequent service, but “thin” routes are more difficult to serve profitably because smaller aircraft tend to have higher per-seat operating costs.

•	Aircraft economics and availability of finance are key to an operator’s decision-making process. Turboprops have lower operating costs than comparably-sized jets, and aircraft “families” with cockpit commonality allow operators to save on crew training costs. New-technology aircraft generally have better fuel efficiency, lower maintenance costs and smaller noise/emissions footprints than the aircraft they replace – but they have a significantly higher acquisition cost. Furthermore, the limited supply of financing that is currently available is very much focused on new aircraft; capital for used aircraft remains significantly more restricted.

Other considerations that an airline takes into account include aircraft performance requirements (the ability to operate at full payload out of “hot-and-high” airports, or in harsh operating environments), extra-market influences such as governmental interference, the effect of passenger perception on competitive advantage (particular with regards to using turboprops versus regional jets), and local regulations such as noise.

Operating lessors

Fundamental changes in the airline and aircraft ownership markets have required a more flexible method of aircraft acquisition than the straightforward purchase for cash or long-term finance lease. The size of the fleet managed by operating lessors has grown from less than 100 aircraft in the 1970s to over 7,000 jets and turboprops as of May 1, 2010. As of May 1, 2010, over 56% of airlines have aircraft on operating lease in their fleets, which represents a total of over 380 carriers.

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The largest lessors concentrate on leasing new jet aircraft, particularly narrowbody mainline jets and, to a lesser extent, widebody jets. Regional jets and turboprops together account for less than 20% of the global operating lessor-managed portfolio. The number of lessor-managed turboprops has generally declined over the past decade, although elevated fuel prices in recent years has slowed this trend. The regional jet and turboprop operating lessor-managed segments are fairly concentrated, with the five largest lessors in these segments accounting for two-thirds of the total managed portfolio. The 20 largest lessors account for 87%.

The largest lessor of regional jets (GECAS) is also the largest lessor in terms of the total global managed commercial aircraft, with a managed portfolio of 1,867 aircraft. GECAS’s regional jet portfolio was comprised of 283 Bombardier CRJ-family aircraft, 74 Embraer ERJ-135/140/145s, 95 Embraer E170/175/190/195 and 16 Fokker 100s as of May 1, 2010. In contrast, its turboprop fleet was quite small: 30 Bombardier Dash 8-family and three ATR42s. While GECAS had the largest portfolio as of that date, it should be noted that a significant proportion were financial leases whereas most other lessors focus on operating leases.

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The largest turboprop lessor is Saab Aircraft Leasing, with a fleet of 111 Saab 340s and 24 Saab 2000s. Two other important lessors of turboprops and regional jets also have ties to aircraft manufacturing: BAE Systems, which manages 27 Jetstream 31/41s, 25 ATP turboprops (mostly freighters) and 127 BAE 146/Avro regional jets; and Raytheon Aircraft Credit Corp with 65 Beech 1900s and one Beech 99.

TOP 20 OPERATING REGIONAL JET AND TURBOPROP OPERATING LESSORS/MANAGERS(1)
Operating Lessor	Regional Jets	Turboprops	Total
GECAS	468	33	501
BAE Systems Regional Aircraft Asset Management	127	52	179
Saab Aircraft Leasing Inc	—	135	135
Nordic Aviation Capital	4	101	105
Raytheon Aircraft Credit Corp	—	66	66
JetFleet Management Corp	4	35	39
GOAL German Operating Aircraft Leasing	14	19	33
Avmax International Aircraft Leasing Inc	6	25	31
Magellan Air	5	24	29
ECC Leasing Co Ltd	20	6	26
Pembroke Group	20	2	22
Mass Jet Lease BV	14	7	21
Aergo Capital Ltd	3	18	21
Aircraft Leasing & Management	14	5	19
RBS Aviation Capital	17	—	17
Airfleet Credit Corp	16	—	16
Aldus Aviation	16	—	16
Universal Asset Management Inc	14	—	14
Banc of America Leasing & Capital LLC	4	8	12
ORIX Aviation Systems Ltd	—	12	12
TOP 20 TOTAL	766	548	1,314
Smaller lessors’ TOTAL	111	93	204
GRAND TOTAL	877	641	1,518

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TOP 20 OPERATING REGIONAL JET AND TURBOPROP OPERATING LESSORS/MANAGERS(1)
Top 5 operating lessors’(2) percentage share of managed fleet	68%	60%	65%
Top 20 lessors’ percentage share of managed fleet	87%	85%	87%

(1)	As of May 1, 2010.
(2)	With the largest total of regional jets and turboprops.
Source: Ascend Online (accessible through www.ascendworldwide.com)

The growth of aircraft leasing over the past three decades can be primarily attributed to the airlines’ desire to separate the risks and rewards of aircraft ownership from the risks and rewards of aircraft operation. In the 1970s, heavy governmental regulation coupled with a generally accommodating policy on airfares resulted in positive returns on capital for the owners of aircraft. The arrival of deregulation in the late 1970s combined with the taming of rampant inflation in the early 1980s fundamentally changed the airline equation: balance sheets deteriorated, limiting airlines’ ability to raise unsecured financings.

Because operating lessors have historically been able to raise capital more efficiently, their share of the fleet has tended to grow most quickly when the airline industry’s financial performance is weakest. The current market downturn has introduced the additional complexity of financing, as lessors now face the same challenges as the airlines with regards to the availability and cost of financing. This has limited the lessors’ ability to place orders, especially speculative orders.

Capital for anything other than new aircraft has been a challenge to source, although acquisition of younger used aircraft from airlines on a sale/leaseback basis will continue to provide fleet growth for some lessors.

This will be dependent on the ability to attract some financing: new or recently-built aircraft are attractive for sale-leaseback purposes, as these have better prospects of being re-marketed at the end of their lease. More liquid narrowbody jet types like the Airbus A320 and Boeing 737-800 will be favored, as will popular widebody jets like the Airbus A330. Lessors will carefully manage their portfolios to avoid over-concentration of older-generation aircraft, which would be more challenging to re-market and re-lease, such as the Boeing 737 Classics.

It is important to note that the lessors themselves still have some 1,250 jet aircraft on order, for which 350 lease placements have been announced as of May 1, 2010. Ascend fully anticipates the creation and development of new lessors, alongside consolidation of existing lessors, which will help to satisfy the growing needs for aircraft on operating lease.

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Conclusion

Ascend anticipates that the next “upside” phase of the cycle will not be as pronounced as the one recently experienced, particularly in the narrowbody jet sector. A combination of lower levels of leverage, the likelihood that a narrowbody jet replacement is now further away on the horizon, and a more balanced orderbook, all seem to be moderating the potential for upside.

In terms of aircraft values, the time could now be approaching when investors are able to locate good assets at relatively soft prices; assets whose values should recover once economic recovery is established. The only barrier may be financing, which affects both airlines and lessors, putting cash buyers in a position of strength.

Ascend anticipates that the majority of airlines will continue to face a challenging environment for at least the next 12 months as they work to combat the pressures of potentially rising fuel prices, continuing economic sluggishness in many of the major economies and financial pressures resulting from the 2007 to 2008 financial crisis.

The airlines best placed to weather the downturn are those with strong balance sheets, cash reserves, low cost bases, fuel-efficient fleets “right sized” for their markets, and operating in areas least impacted by the economic slowdown. This will predominantly include established low-cost carriers, and many of the major national and international carriers whose management and staff are commercially driven.

Airlines most impacted by the downturn will include those with “thin” balance sheets, operating in marginal, volatile or competitive traffic markets without critical mass, and/or burdened with high cost structures, particularly where they are exposed to high fuel prices. This group could include a variety of types, including new carriers, state or nationalized carriers which may have enjoyed regulatory protection and have not adapted to the competitive airline environment, and also some major U.S. airlines who have had limited time to rebuild their balance sheets since the 2002 to 2004 downturn.

In this “fallout” stage of the cycle, airlines will continue to remove the least suitable types from their fleets as they “right-size” to the changing operating environment. The types that are most vulnerable to removal in this business cycle are those that are more maintenance-intensive, less technically reliable, less fuel-efficient, and least optimized from the perspective of the airline’s overall fleet commonality (crewing, training, maintenance and support). This is translating into the retirement or early withdrawal of the very oldest models or generations of aircraft.

This period will also see new airlines established (there are always new airlines created in recessions), usually free of legacy cost structures and management, which will explore new business opportunities and be better suited to the changing landscape. The depth and duration of the current down-phase of the cycle will be contingent on the recovery of the financial system worldwide, on the stability of fuel price; and on a return to economic growth. Steps are already in place to provide strength to the financial systems, which in turn will support economic and fuel price stability. While fuel prices are currently nowhere near their mid-2008 highs, they remain relatively high, and we believe the shock of the fuel price spike will not easily be forgotten by airlines.

Additional commercial aircraft industry information

The following table shows the historical market value of 757-200 ETOPS and ATR 72-200 turboprops from December 1990 (new) through December 2010, which provides data on annual depreciation rates over a 20-year period. The information and data contained below has been provided to us by Ascend and should be read in conjunction with the sections of Ascend’s report, where applicable, appearing elsewhere in this prospectus. We have obtained Ascend’s consent to reproduce this table in whole or in part. See “Experts''.
Historical Market Values – Selected Aircraft Types – Year of Build 1990 All values expressed in year of value USD Millions

	Specifications

Aircraft Type	MTOW (lb)	Engines	Other	Dec-90	Dec-91	Dec-92	Dec-93	Dec-94	Dec-95	Dec-96	Dec-97	Dec-98	Dec-99
757-200 ETOPS	220,000	RB211-535E4	ETOPS	$48.47m	$42.47m	$42.27m	$37.97m	$37.57m	$34.72m	$33.72m	$34.22m	$32.07m	$30.92m
ATR 72-200	47,400	PW124B		$11.90m	$11.30m	$10.00m	$9.25m	$9.25m	$9.15m	$9.00m	$8.50m	$9.30m	$7.90m

	Specifications

Aircraft Type	MTOW (lb)	Engines	Other	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10
757-200 ETOPS	220,000	RB211-535E4	ETOPS	$27.87m	$18.57m	$14.77m	$13.12m	$11.87m	$11.02m	$11.05m	$13.85m	$10.80m	$8.00m	$7.35m
ATR 72-200	47,400	PW124B		$7.50m	$6.60m	$6.40m	$5.60m	$5.60m	$5.50m	$5.50m	$5.70m	$6.00m	$5.50m	$4.50m

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Business

Our company

We are a recently-formed, integrated global aviation company formed to acquire, lease and trade commercial aircraft. We intend to focus on the market for used aircraft, primarily on aircraft five years of age or older. We expect to acquire aircraft already on lease, aircraft off lease that we may refurbish and sell or put on lease, and aircraft that may be converted from passenger to freighter configuration. We expect to also act as manager for aircraft that we co-own with third parties, and to earn management and other fees for this service. We expect to lease our aircraft to a diverse group of airlines, ranging from regional, independent airlines to the largest international airlines. We will seek to have a broad range of lease expiration dates, with some lease terms as short as one year and some as long as 10 years. In addition, we may draw upon our management team’s knowledge of aviation leasing to opportunistically purchase aircraft-secured debt from time to time. Since our formation on December 30, 2009, through September 30, 2010, we did not generate any revenues. Although, as a result of our acquisition of a 1991 Boeing 757-200 passenger aircraft on October 1, 2010, we have begun receiving revenues from lease payments on the aircraft, the cash received from such lease payments will be used to repay one of the loans we received in connection with the acquisition of the aircraft.

We were established by our founders, Bradley Smith, Michael Garland and Gerald Sherman, who together have approximately 60 years of experience in the aircraft industry. Our founders have worked together for over seven years at First Greenwich Kahala, managing, either alone or with joint venture partners, a portfolio of 53 aircraft totaling approximately $330 million on behalf of third parties, including advising on the acquisition and sale of aircraft by these third parties. In addition, our founders made minority investments at First Greenwich Kahala, alongside third party investment partners, in many of the aircraft that they managed. Some of First Greenwich Kahala’s investment partners have included Trafalgar Asset Managers Ltd., Bear, Stearns & Co., Inc. (now a division of J.P. Morgan), Ramius LLC (now a division of the Cowen Group companies) and GSO Capital Partners LP (now a member of the Blackstone Group). We do not currently anticipate that these third party investment partners will have relationships with us; however, they may be counterparties in our future transactions. For example, we have entered into letter agreements with entities associated with Trafalgar Asset Managers Ltd. to purchase two of their aircraft and we may purchase aircraft from other former third party investment partners and clients of First Greenwich Kahala in the future. First Greenwich Kahala has in the past done business with airlines, financial institutions and investment funds, and other corporations across the world, including: Delta Airlines, United Airlines, US Airways, Air Canada, Georgian Airways, British Airways, SAS Scandinavian Airlines, AeroSvit, Jetlink Express, Northwest Airlines, Air Panama, Swiftair, Belavia, Aegean Airlines, Cimber Sterling and Airlinair; and additional companies such as Bombardier, Safran Aerospace Defence Security, Strategic Value Partners, Sumitomo Corporation, Mizuho Financial Group, Bank of China, Bank of Tokyo-Mitsubishi, Itochu Corporation and Jione Shoji from whom First Greenwich Kahala acquired or sold aircraft. There can be no assurance that these third parties will have relationships with us in the future.

We will be managed internally by our founders and other members of our management team. Our management team has significant global experience in aircraft-related leasing, finance, acquisition, disposal, operations, repair and refurbishment, remarketing, work-outs and repossessions. Our founders and management team will be responsible for all aspects of managing our aircraft fleet and all other aspects of our business and will also be responsible for investing in and trading our aircraft-secured debt security portfolio.

Our objective is to create value for our shareholders by focusing on the niche market for used aircraft, both within and outside the United States, which we believe is inefficient, as indicated by the high internal rates of return that we believe are possible in this market. Specifically, we expect to be active in the market for used mainline narrowbody jet aircraft (for example, Boeing 737s and 757s and Airbus A320s), used turboprops and used regional jet aircraft. The markets for turboprops and regional jets are highly-specialized and have relatively high barriers to entry. Knowledge, experience and development of contacts are necessary to operate within these markets, as the availability of aircraft is not widely-publicized and the reputation of a buyer is an important factor in making acquisitions. The mainline narrowbody market can be cyclical, with well defined peaks and troughs, and we hope to take advantage of this by acquiring aircraft in today’s depressed market. The market for turboprops and regional jets tends to be more stable and we believe offers acquisition opportunities that produce attractive returns throughout the market cycle. This investment strategy is consistent with how our founders have historically advised their clients while at First Greenwich Kahala.

We believe our focus on widely-used narrowbody jet aircraft, turboprops and regional jets will provide us with a highly-scalable platform, and that we will be able to exploit the niche markets for used commercial

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aircraft as a result of the relationships, market information and specific expertise we have in these sectors of the leasing market.

Our target assets

We will seek to acquire and lease commercial aircraft, including narrowbody jet aircraft, turboprop aircraft and regional jet aircraft primarily using the net proceeds of this offering and the concurrent private placement and cash flows from operations. Our objective in the nine to 12 months after the completion of this offering and the concurrent private placement, subject to our intention to follow a disciplined growth strategy and depending upon market conditions, is to acquire more than 25 aircraft. We expect the net proceeds of this offering and the concurrent private placement to cover the cost of these initial acquisitions. Our emphasis will include Boeing 737 Classics (previous generation of Boeing 737s, specifically the -300, -400 and -500 series), early build Boeing 737 NGs (current generation of Boeing 737s, which include the -600, -700, -800 and -900 series), Boeing 757s, Airbus A320s and McDonnell Douglas MD88s, as well as used turboprops from ATR and Bombardier and used regional jets from Embraer and Bombardier, which we refer to as our target assets. Given current market conditions, we expect to initially focus on acquiring narrowbody jet aircraft, as these aircraft generally experience price decreases in economic downturns, and turboprop aircraft, which tend to experience limited price volatility in both up and down markets. We expect to initially focus less on regional jet aircraft, as our management team expects to find more competitive opportunities to acquire narrowbody jet aircraft and turboprop aircraft in the current market.

Based on our founders’ experience and observations of the market, we anticipate that a large number of aircraft transactions will meet our investment criteria. As of December 31, 2010, the total population of narrow body jet aircraft types that fit our basic parameters is in excess of 8,000 units. We intend to capitalize on our founders’ expertise and market insight into the aircraft leasing sector and expect to benefit from the relationships our founders have developed in the aircraft leasing sector. In relation to aircraft purchases, our founders have historically capitalized on relationships with aircraft owners where our founders believe factors such as reputation for fair dealing and ability to close transactions carried more weight than initial bid price. We expect to source many of our aircraft in the same manner, including purchasing from financial institutions that have acquired aircraft as a result of foreclosure and lessors who are motivated to sell aircraft for tax reasons. We expect our aircraft to be subject to net operating leases, whereby the lessee pays lease rentals and is generally responsible for maintaining the aircraft and paying operational, maintenance and insurance costs. In addition, we will continue to seek to manage aircraft, directly or through joint-venture agreements, on behalf of third parties in return for management and other fees. This will provide us with fee income and increase our return on assets at minimal incremental cost.

We may also, from time to time, utilize our knowledge of aircraft asset values and airline operations to evaluate and acquire aircraft-secured debt instruments. Publicly-traded aircraft mortgage debt is generally more liquid than the underlying aircraft. During periods of sustained market downturns, such as the first several years after 2001 or immediately after the bankruptcy of Lehman Brothers, Inc., aircraft-secured debt such as equipment trust certificates, called ETCs, which are aircraft-related debt financings that are similar to mortgages, traded at substantial discounts to the par value of the bonds, providing for total returns that are attractive in light of the amount of risk associated with seeking such returns. Accordingly, we may invest in various forms of aircraft-secured debt, such as airline ETCs, airline enhanced equipment trust certificates, called EETCs, which are multi-class ETCs, aircraft-secured, asset-backed securities and private placements or bank loans secured by aircraft or other aviation assets (together referred to as aircraft mortgage debt). We expect that our investments in aircraft-related debt instruments will represent no more than 15% by value of our total assets.

Subject to market conditions, we expect to deploy, within 9 to 12 months following the completion of this offering and the concurrent private placement, most of the net proceeds of this offering and the concurrent private placement on aircraft acquisitions and our ongoing operating expenses. Until appropriate target assets can be identified, we intend to invest the net proceeds of this offering and the concurrent private placement in U.S. government securities and other short term (up to one year) highly-

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rated investment grade securities and aviation industry securities with maturity dates shorter than 25 months. These investments are expected to provide a lower net return than we will seek to achieve from our target assets. We do not intend that our investments in securities will cause us to fall within the definition of “investment company” under the Investment Company Act of 1940, as amended. For this reason, we do not plan to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

Our initial assets

On October 1, 2010, we acquired the Boeing 757-200 Aircraft for a purchase price of approximately $8,800,000, plus transaction costs of approximately $70,000. Subsequent to our physical inspection of the aircraft by our technical staff, we determined that the aircraft and engines were well maintained and in compliance with all U.S. Federal Aviation Administration requirements. The aircraft is currently on lease to a major U.S. airline until October 20, 2013. The monthly lease payment is in excess of $175,000 and there are no requirements for maintenance reserves. Pursuant to the terms of the lease, the lessee airline is responsible for all maintenance and insurance during its term. The lease has a two year renewal option, at the option of the lessee, at market rates subject to a floor in excess of $85,000 per month. At end of lease, in addition to returning the aircraft in airworthy condition, there are requirements that certain components have a minimum life remaining until their next service date and additional provisions provide for financial adjustments in favor of the company in the event that certain maintenance provisions with respect to the airframe and engines are not met. The aircraft has an expected remaining life of nine years. Our acquisition was limited to the aircraft and its engines, and did not include the acquisition of any employees or other attributes, such as pre-existing servicing, management or financing arrangements related to the aircraft.

We acquired the Boeing 757-200 Aircraft and paid costs associated with the transaction with the combination of part of the proceeds from the GK Hannover Loan, in the original amount of $1,800,000, and the proceeds of a loan from a non-bank financial institution in the amount of $7,160,960. For a discussion of the GK Hannover Loan, see “Management’s discussion and analysis of financial condition and results of operations – Liquidity and Capital Resources – Contractual obligations and commitments – GK Hannover Loan.” For a discussion of the 757-200 Mortgage Loan, see “Management’s discussion and analysis of financial condition and results of operations – Liquidity and Capital Resources – Contractual obligations and commitments – 757-200 Mortgage Loan.”

Additional aircraft

We have entered into non-binding letter agreements with entities associated with Trafalgar Asset Managers Ltd. to acquire two Boeing 737 Classics, which we expect to close on or immediately after the completion of this offering and the concurrent private placement, subject to the unanimous approval of our disinterested independent directors. These acquisitions will be limited to the aircraft and engines and related leases, and will not include the acquisition of any employees or other attributes, such as pre-existing servicing, management or financing arrangements related to the aircraft. One aircraft is a CFM-powered 1990 Boeing 737-300SF freighter aircraft and engines (and one related spare engine) currently on lease to a European airline. We determined that the aircraft and its engines are well maintained by the airline and in compliance with relevant government requirements. In addition to acquiring the aircraft and its on-wing engines, we are purchasing one spare CFM56-3C1 engine as part of the transaction. The total purchase price is $7,000,000, subject to certain adjustments based upon the actual closing date of the purchase. The lease expires in May 2013 but also allows the lessee to terminate the lease early in August 2012. The monthly lease payments are in excess of $150,000 per month. The aircraft has an expected remaining life of 12 years. The other aircraft is a CFM-powered 1991 Boeing 737-400 passenger aircraft and engines on lease to an Eastern European airline. We determined that the aircraft and its engines are well maintained by the airline and in compliance with relevant government requirements. The purchase price is $6,000,000, subject to certain adjustments based upon the actual closing date of the purchase. The lease expires in October 2013. The monthly lease payments are in excess of $100,000 per month. The aircraft has an expected remaining life of seven years. In both cases, the lease rate factor (monthly rent divided

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by purchase price) is in excess of 2% per month and each lessee pays maintenance reserves. The anticipated closing date for the acquisition of the two Boeing 737 Classics is March 15, 2011 or such other date as the parties to the letter agreements may agree in writing, and is conditioned upon the closing of this offering. We intend to use a portion of the net proceeds of this offering and the concurrent private placement to complete both of these purchases.

First Greenwich Kahala is the manager of the aircraft for the two pending acquisitions we have contracted to make and also owns a 1.5% beneficial interest in each of the two aircraft. First Greenwich Kahala may be entitled to certain upside sharing fees upon the sale of the two aircraft. See “– Certain relationships and related transactions – Aircraft Management Agreements and Assignment Agreements.” First Greenwich Kahala has agreed that all fees it would receive as manager of the aircraft upon the sale of these two aircraft shall be assigned to us. First Greenwich Kahala will, however, be entitled to receive all other fees owed to it as manager as well as any payments it may be entitled to in connection with its 1.5% beneficial interest in these two aircraft upon the sales of the aircraft to us. The amount of the upside sharing fees owed to First Greenwich Kahala is not known at this time and must be agreed with entities associated with Trafalgar Asset Managers Ltd.

In addition, we are actively pursuing acquisition opportunities for target assets having a market value based on management's estimates of approximately $680 million from approximately 16 potential third party sellers, consisting of approximately 88 aircraft, including Boeing 737s of various types, Airbus A320s and A321s, Boeing 757s of various types, Bombardier turboprops, ATR turboprops and Bombardier and Embraer regional jets.

Our strategy

We intend to follow a disciplined approach to our investments, seeking to create a portfolio of aircraft in the niche, inefficient markets for used, midlife to end-of-life (generally, five years of age or older) commercial aircraft, which include narrowbody jet aircraft, turboprops and regional jets, within and outside the United States. In addition, we may opportunistically invest in other aircraft-related assets (such as aircraft-related debt securities) that we believe are undervalued and have upside potential. To execute this strategy, we will focus on the following:

•	Generating high yields: we believe our target assets typically have higher lease rates relative to their purchase price (which is also known as the lease rate factor) than newer aircraft, thus allowing us to generate attractive, cash-on-cash yields;

•	Focusing on unleveraged total returns: unlike other publicly listed aircraft leasing companies that rely on substantial leverage to generate returns, our strategy focuses on generating stable attractive returns without being overly reliant upon leverage (although our investment strategy is not dependent on leverage, we expect to evaluate and use leverage on a case-by-case basis to the extent bank or other debt financing for our target assets is available at a reasonable cost);

•	Identifying transactions that are not widely marketed: through our management’s relationships with aircraft lessors, financial investors and brokers, we expect to have access to transactions that are not widely marketed;

•	Strategically acquiring attractive assets during market weakness: while we intend to be active in the aircraft leasing market throughout market cycles, we will seek to take advantage of the cyclicality in the aviation industry by opportunistically acquiring select aircraft (such as narrowbody jet aircraft that currently are trading near cyclical lows) during market downturns;

•	Capitalizing on sale-leaseback transactions: we intend to seek to enter into sale-leaseback transactions with airlines that have limited access to the capital markets or are seeking operational flexibility in their aircraft fleets;

•	Buying aircraft in need of repairs or refurbishment: we intend to opportunistically purchase aircraft that will need extensive maintenance or refurbishment before the aircraft can be delivered to a new buyer or lessee. In these cases, our investment in value-added improvements will be expected to provide returns commensurate with the risks involved and the scope of the work;

•	Selectively purchasing aircraft debt securities: we may selectively purchase aircraft ETCs and EETCs, aircraft asset-backed securities, and aircraft mortgage debt during periods of market dislocation (but not generally in excess of 15% by value of our total assets);

•	Providing for flexible resales: we expect to employ a flexible divestment strategy to allow us to sell assets when the market cycle makes asset sales advantageous for us; and

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•	Continued access to existing relationships: we will seek to enter into joint venture arrangements capitalizing on industry relationships that our management has developed in order to earn management and other fees that will provide us with added fee income and expand the scope of our platform at minimal incremental cost.

Our business strengths and competitive advantages

The following summarizes the key strengths and competitive advantages of our business:

Focus on midlife to end-of-life mainline narrowbody jets, turboprops and regional jets underserved by publicly-listed aircraft leasing companies.

Unlike other publicly-listed aircraft leasing companies that focus on newer aircraft, we will target midlife to end-of-life used aircraft, generally five years of age or more. In this niche market, there is generally less competition as the relatively small size of the transactions makes them less attractive to large lessors. Furthermore, most lessors that focus on newer aircraft have a high fixed cost base and highly leveraged balance sheets and have historically relied on access to significant amounts of debt to fund their acquisitions, including through securitizations. Unlike the lessors that focus on new aircraft, our business strategy is not dependent on the use of significant leverage and focuses on total unleveraged return. We expect to employ lower levels of debt than other publicly-listed aircraft leasing companies. In a cyclical industry like the aviation industry, we believe that our strategy of acquiring our target assets with little or no leverage will allow us to generate more stable attractive returns on our assets through all economic cycles. During times of market volatility when there is a contraction in the availability of credit, we believe we will have a competitive advantage over those lessors who rely on debt to generate returns on their assets.

Combining knowledge, experience and our post-offering capitalization.

In general, we intend to target aircraft types that have broad operator support and, therefore, high liquidity as a result of their extensive use by a wide variety of airlines worldwide. We believe our management team’s experience and deep knowledge of these assets will give us the ability to find value in inefficient markets. In addition, upon the completion of this offering and the concurrent private placement, we will be well capitalized, enabling us to assure aircraft sellers and brokers that we will be able to close on the acquisition of these assets. This will provide us with an advantage over many of our less well capitalized peers.

Ability to source transactions at attractive prices.

Through its extensive network, our founders have historically avoided competitive auctions for aircraft, preferring instead to acquire aircraft in more restricted, inefficient selling situations, which we expect will enable us to buy assets below fundamental value. We intend to follow a disciplined investment strategy and in many cases source aircraft through our founders’ long-standing relationships. Sellers may include financial institutions that have acquired aircraft as a result of foreclosure and lessors and brokers that are sensitive to closing risk and only deal with relationship buyers.

Fully integrated platform.

The experience of our founders and management team will allow us to provide an integrated platform for the purchase, management, refurbishment, repair, leasing and sale of aircraft. Additionally, our management team has significant experience working with and repossessing aircraft assets in a variety of countries. Similarly, we expect to benefit from the relationships our founders developed with other entities in the aircraft sector during their time at First Greenwich Kahala.

Global remarketing capability and diverse customer base.

We believe that our management team’s global remarketing capabilities and worldwide airline relationships will enhance our ability to maintain a high utilization rate for our aircraft as well as limit our exposure to customer and regional geographic concentration risks. We will seek to have a broad range of lease expiration dates, with some lease terms as short as one year and some as long as 10 years, to mitigate the risk of concurrent expiration of a large number of leases and having to take back a significant number of aircraft during a cyclical downturn.

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Aircraft as attractive medium to long-term investments.

We intend to invest in aircraft with the intention of holding them as assets for the medium (up to two years) to long-term. Aircraft have relatively long economic lives of 20 to 30 years, or longer if they are converted to freighters. For example, Delta Air Lines is currently operating McDonnell Douglas DC-9 aircraft that are over 35 years old. In addition, as mobile assets, aircraft can be moved from one market to another in the course of their normal life cycle or subsequent to an operator default. For example, if an aircraft is no longer necessary in one geographic market or if a market is experiencing a significant economic downturn, the aircraft can be flown to a market where an operator has a need for that type of aircraft and the financial ability to make lease payments. Aircraft held over the medium- and long-term, especially if not leveraged, can withstand cyclical fluctuations in value and provide attractive returns.

Our founders and management team

Our founders and management team have extensive experience in the aviation industry. They will be responsible for all aspects of managing our aircraft fleet and all other assets of our business. Our founders have worked together for over seven years at First Greenwich Kahala, managing, either alone or with joint venture partners, a portfolio of aircraft on behalf of third parties, including advising on the acquisition and sale of aircraft by these third parties.

Our founders are Bradley Smith, Michael Garland and Gerald Sherman. Each of our founders has different regional and practical areas of expertise. As a result, our founders have significant complementary experience, which covers all aspects of aircraft-related leasing, finance, acquisition, disposal, operations, repair and refurbishment, remarketing, work-outs and repossessions, as well as domestic and international experience. Furthermore, our founders have significant expertise in aircraft finance.

Along with our founders, our management team will include Michael Howard and Sean Kearney. Mr. Howard is our chief financial officer, treasurer and secretary, and was previously chief financial officer at AWAS Aviation Capital Ltd. Mr. Kearney will be appointed as our chief technical officer upon the completion of this offering and has over 37 years experience in technical operations in the airline industry, including the inspection, management and repair of aircraft, having previously worked for airlines and leasing companies including GPA Group PLC, International Aircraft Services Group, Saudi Arabian Airlines and Sirocco Aerospace International S.A.E. We plan to add new personnel in Ireland after completion of this offering and the concurrent private placement, as necessary.

Historical returns achieved by our founders.

The tables below reflect information for all aircraft that were acquired by entities for which First Greenwich Kahala acted as external advisor or manager, either alone or with joint venture partners. As external advisor, First Greenwich Kahala and, if applicable, its joint venture partner, were responsible for performing due diligence and analysis, identifying and recommending to their clients potential transactions, and advising on the exiting of transactions and disposal of aircraft, including the remarketing of aircraft, if required. As manager, First Greenwich Kahala and, if applicable, its joint venture partner, were responsible for the management of aircraft assets. In jointly-managed transactions, all rights and obligations were divided evenly between First Greenwich Kahala and its joint-venture partner, with First Greenwich Kahala and its joint-venture partner acting as if they were a single entity. Nevertheless, fiduciary responsibility for the aircraft investments remained with First Greenwich Kahala’s clients, and the ultimate investment decision was made by First Greenwich Kahala’s clients.

The following table shows aircraft for which First Greenwich Kahala acted as external advisor or manager, either alone or with joint venture partners, and that have been disposed of by the entities that First Greenwich Kahala and, if applicable, its joint venture partner, were advising. These aircraft, all of which were not new at the time of acquisition, had an aggregate purchase price of approximately $186 million and an aggregate sales price of approximately $224 million. These aircraft were all manufactured between 1985 and 2000. Of these acquisitions, the SAS Boeing 737-400 acquisition was financed with 96% leverage and the Air Canada Airbus A320-211 acquisition was financed with 80% leverage; the other acquisitions were financed solely with equity.

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Number of Aircraft/Transaction	Aircraft Type	Purchase Date	Months Held(1)	Internal Rate of Return (IRR)(2) (unaudited)

1 Boeing 737-400 at SAS(3)	Narrowbody	Dec. 2003	32	144.57%
1 Airbus A320-211 at Air Canada(4)	Narrowbody	Feb. 2005	28	44.81%
5 Boeing 737-400s at US Airways(3)	Narrowbody	Aug./Sept. 2005	13	36.96%
4 McDonnell Douglas MD88s at Delta(3)	Narrowbody	Jan. 2006	14	16.60% (5)
1 Boeing 757-232 at Delta(3)	Narrowbody	May 2006	13	51.87%
2 Boeing 737-300 at US Airways(3)(9)	Narrowbody	Aug. 2006	8	99.80%
1 Boeing 737-500 at SAT(3)(5)	Narrowbody	Sept. 2006	48	7.97%
1 Boeing 737-500 at Sterling(3)	Narrowbody	Sept. 2006	14	63.34%
1 Boeing 737-500 at Sterling(3)	Narrowbody	Sept. 2006	13	74.58%
1 Boeing 757-23A at NWA(3)(9)	Narrowbody	Oct. 2006	1	39.12% (6)
1 Boeing 757-200 at NWA(3)	Narrowbody	Oct. 2006	23	15.03%
1 Bombardier Dash 8-300 at BA Connect(4)(9)	Turboprop	Dec. 2006	5	104.43%
1 Bombardier Dash 8-300 at BA Connect(4)(9)	Turboprop	Dec. 2006	8	61.79%
1 Bombardier Dash 8-300 at BA Connect(4)(9)	Turboprop	Dec. 2006	4	143.44%
1 Bombardier Dash 8-300 at BA Connect(4)(9)	Turboprop	Dec. 2006	6	93.94%
1 Bombardier CRJ CL600-200LR at Cimber Air(4)	Regional jet	Nov. 2007	18	25.79%
1 Bombardier CRJ CL600-200LR at Cimber Air(4)	Regional jet	Nov. 2007	18	30.53%
2 ATRs(7) at Airlinair(4)(9)	Turboprop	April 2008	5	11.95%
1 Boeing 737-500 at Sprint(3)(9)	Narrowbody	April 2008	2	735.03%
	Weighted average IRR:		40.13%(8)(9)

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(1)	Rounded to the nearest whole month.
(2)	IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the cost of investments) and cash inflows (revenue on investments) equal to zero. It is derived from the cash flows produced by each transaction, whether positive, such as rent, or negative, such as transaction expenses, and the dates when those cash flows occurred. Interest is compounded irregularly according to when the relevant cash flows occurred. All information in this table has been derived from First Greenwich Kahala’s internal records and has not been audited.
(3)	Managed solely by First Greenwich Kahala.
(4)	Jointly managed with a joint-venture partner.
(5)	SAT (Sakhalin Airlines) is part of OJSC “Aeroflot – Russian Airlines.”
(6)	There were no contractual lease payments made for these aircraft because Delta Air Lines, Inc. was in bankruptcy proceedings at the time.
(7)	Transaction included one ATR 42-320 and one ATR 72-202.
(8)	Weighted average IRR was calculated in the following way:
(a)	With respect to each aircraft, the holding period for each aircraft in months was multiplied by its equity investment, which equals the individual aircraft time adjusted equity investment;
(b)	Each of the individual aircraft time adjusted equity investment calculated in (a) above was then added together, which equals the total of all time adjusted equity investments;
(c)	A fraction was created for each equity investment, the numerator of which was the individual aircraft time adjusted equity investment calculated in (a) above, and the denominator of which was the sum calculated in (b) above; this fraction was then multiplied by the IRR applicable to each equity investment, which equals the time and dollar weighted IRR for each equity investment; and
(d)	The individual aircraft time and dollar weighted IRR calculated in (c) above was then added together to calculate the total portfolio dollar and time weighted average IRR.
(9)	In the table above, for the transactions where the IRR method was used to annualize the return for a holding period that was fewer than 12 months, the result is a percentage that is higher than annualizing the simple return percentages arithmetically because IRR assumes that the investment will continue to earn compound interest until year end. The non-annualized simple returns and holding periods, in number of days, for each of those transactions are provided in the table below. The simple return rate was calculated by dividing the total of all cash flows subsequent to the acquisition of the aircraft by the acquisition price of the aircraft.

Number of Aircraft/Transaction	Days Held	Simple Return
2 Boeing 737-300 at US Airways	250	57.4%
1 Boeing 757-23A at NWA	34	3.1%
1 Bombardier Dash 8-300 at BA Connect	151	31.6%
1 Bombardier Dash 8-300 at BA Connect	186	37.9%
1 Bombardier Dash 8-300 at BA Connect	110	26.3%
1 Bombardier Dash 8-300 at BA Connect	257	36.4%
2 ATRs at Airlinair	156	4.4%
1 Boeing 737-500 at Sprint	64	48.8%

Additionally, First Greenwich Kahala acted as the co-investment adviser to Trafalgar Kahala Jet Fund Limited, or the Trafalgar Fund, a Cayman Islands exempted company, created to acquire, invest in and lease used aircraft. The Trafalgar Fund, which was founded in 2007, raised approximately $55 million in 2007. In early 2009, in the midst of the global financial crisis, in response to investor demand to redeem shares, the Trafalgar Fund went into wind down and ceased making new acquisitions and investments in aircraft and is in the process of liquidating its portfolio.

As of September 30, 2010, First Greenwich Kahala, directly or through a joint venture, managed 25 aircraft, which are detailed in the table below. These aircraft are currently subject to leases with varying expiration dates and are located in mature developed markets such as the United States, Scandinavia and Spain, and emerging, developing markets in Eastern Europe and Africa. These aircraft were all manufactured between 1987 and 2000.

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The following table shows aircraft for which First Greenwich Kahala or an affiliate was acting as external advisor or manager, either alone or with joint venture partners, as of September 30, 2010:

Number of Aircraft/Location	Aircraft Type	Purchase Date	Remaining Lease Term (months)(1)

1 McDonnell Douglas MD88 in U.S.	Narrowbody	Jan. 2006	14
2 Boeing 737-300s in U.S.(2)	Narrowbody	Feb. 2006	Being sold for parts
1 Airbus A320-200 in U.S.	Narrowbody	Aug. 2006	8
1 Boeing 737-300 SF in Europe(3)	Narrowbody	Jan. 2007	22
1 Boeing 737-400 in Eastern Europe	Narrowbody	Jan. 2007	36
1 Bombardier CRJ 200 in Eastern Europe(4)	Regional jet	Nov. 2007	60
1 Bombardier CRJ 200 in Europe(4)	Regional jet	Nov. 2007	7
1 Bombardier CRJ200 in Eastern Europe(4)	Regional jet	Nov. 2007	33
1 Bombardier CRJ 200 in Kenya(4)	Regional jet	Jan. 2008	30
4 Bombardier CRJ 200s in Kenya(4)	Regional jet	Jan. 2008	41 to 54
1 Boeing 737-600 in Europe	Narrowbody	May 2008	21
10 McDonnell Douglas MD88s in U.S.	Narrowbody	Jan. 2010	13 to 108

As of Sept. 30, 2010 (in millions) (unaudited)

Total acquisition price(5):	$143.8
Total equity invested(6):	$132.8
Total rents and other income received, net of all fees, to equity(7):	$55.7
Total rents and other income receivable, net of all fees, to equity(8):	$78.7
Total rents and other income received and total rents and other income receivable, each net of all fees, to equity(9):	$134.4

(1)	Lease term refers to the remaining term under the lease, in months, as of September 30, 2010. The lease terms may not relate to the original lease, as leases may be amended from time to time.
(2)	An unrelated third-party holds a minority interest in the aircraft.
(3)	Purchase price includes $2,768,626 in costs reported by First Greenwich Kahala to convert the aircraft from a passenger configuration to an air freighter configuration.
(4)	Jointly managed with joint-venture partners.
(5)	“Total acquisition price” includes all fees and expenses relating to the aircraft acquisitions, as of September 30, 2010.
(6)	“Total equity invested” represents the “Total acquisition price” minus debt utilized to acquire the Boeing 737-600 in Europe, as of September 30, 2010.
(7)	“Total rents and other income received, net of all fees, to equity” includes all rents and other income received by the equity investors, net of any and all fees paid to management, as of September 30, 2010. Maintenance reserves, amounts paid to lenders and past due amounts are excluded. Maintenance reserves are deposits to cover future maintenance costs.
(8)	“Total rents and other income receivable, net of all fees, to equity” includes all future contractual lease rents receivable, net of management fees, as of September 30, 2010. The total assumes that all remaining payments will be paid when due. Past due amounts that have been excluded from “Total rents and other income received, net of all fees, to equity” are included under the assumption that the payments will be made in the future. Future rents receivable include receivables from one engine sale, as well as future collections of rents and other income. It does not include the expected sales prices when aircraft or equipment is disposed of, or the expected future lease revenues if leases are extended or if new leases are put in place. Maintenance reserve payments required under the applicable leases are excluded.
(9)	“Total rents and other income received and total rents and other income receivable, each net of all fees, to equity” is the sum of “Total rents and other income received, net of all fees, to equity” and “Total rents and other income receivable, net of all fees, to equity.”

You should not assume that our management team will be able to replicate the historical internal rates of return achieved by our founders at First Greenwich Kahala and set forth above with respect to these aircraft. The fact that our founders, while at First Greenwich Kahala, may have achieved certain financial

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results in the past does not mean that we will do so in the future and the financial results achieved by First Greenwich Kahala in earlier periods may have little relevance in the current environment. The past performance of the aircraft that First Greenwich Kahala managed may not be a reliable indicator of our future performance and historical information should not be used to anticipate future results. Additionally, although our founders are also the founders of First Greenwich Kahala, all of the aircraft above were or are managed by First Greenwich Kahala or, as applicable, First Greenwich Kahala and its joint venture partners, not by us.

Aircraft Administration Agreements

On November 12, 2010, and November 13, 2010, we entered into aircraft administration agreements, one with First Greenwich Kahala and the other with Wingspan, respectively. First Greenwich Kahala, directly or through a joint venture, is currently responsible for managing the 25 aircraft mentioned in the above table. Under the two agreements, we perform various lease administration and technical management duties in relation to 13 of such aircraft, which are aircraft solely managed by First Greenwich Kahala. Commencing on January 31, 2011, we receive an administration fee on a monthly basis from First Greenwich Kahala and Wingspan for our performance of these services. In the first year of the agreements, we expect our fees for these services to be approximately $98,000. First Greenwich Kahala will remain responsible to the owners of the aircraft under their existing management agreements and the administration agreements relate solely to the subcontracting of various lease administration and technical activities.

The aircraft administration agreements are governed by Irish law and will terminate upon the disposal of the 13 aircraft that First Greenwich Kahala or Wingspan, respectively, is contracted to manage. As of September 30, 2010, the longest lease for the 13 aircraft was 108 months, and the shortest was seven months.

Investment process

Our investment strategy and risk analysis will be managed by our founders. Together, they will draw on their combined experience in aviation leasing and the global markets to make acquisition, investment, financing, asset management and disposition decisions, as well as use their contacts within the industry to identify attractive opportunities for us.

Our U.S. subsidiary, Greenwich Kahala USA, Inc., will have an investment committee that will comprise two of our founders, Messrs. Smith and Sherman. The investment committee will be responsible for reviewing and evaluating all of our transactions, including transactions relating to the leasing of our fleet, acquiring and disposing of aircraft, arranging for debt financing for our aircraft, where applicable, and acquiring our aircraft-related debt portfolio. If Messrs. Sherman and Smith are in agreement, they will make a recommendation to our president, Mr. Garland, regarding any transaction that is within the ordinary course of business for us (principally transactions valued below the lesser of $30 million or 15% of the total book value of our net assets). If Mr. Garland approves an ordinary course transaction, then we will generally sign a non-binding term sheet related to that transaction and will proceed to perform due diligence and negotiate definitive documentation for the transaction, subject to approval of such documentation by Mr. Garland.

At First Greenwich Kahala, all investments and major economic decisions regarding an aircraft have historically required the unanimous approval of Messrs. Smith, Garland and Sherman. We will have an investment policy that requires the unanimous consent of Messrs. Smith, Garland and Sherman for all investment decisions, as described above. In addition, investments outside of the ordinary course of business for us will require the unanimous approval of our board of directors.

Acquiring and disposing of aircraft is a highly specialized area that requires substantial experience and sound judgment. At First Greenwich Kahala, the founders have gained significant experience in acquiring and disposing of aircraft. Aspects we will consider include, among others, aircraft and engine model, operator base and liquidity of the aircraft type, any maintenance reserves or liabilities which may apply, credit quality of the lessee, ability to repossess the aircraft in a given jurisdiction, possible use of leverage,

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expected future residual or tear-down value of the asset, diversification of the overall portfolio, and the maintenance condition of the aircraft not only at purchase, but also at certain critical points during the useful life of the aircraft, such as at the end of the lease. Overriding all of our investment decisions is the belief that strong pricing discipline is required to provide an adequate margin of safety against unforeseen future events.

Investment committee

Our board will adopt from time to time parameters for the financial terms of leasing transactions and other transactions into which it wishes to enter. Greenwich Kahala Services, our wholly owned Bermuda subsidiary, through its management team in Ireland, will seek out opportunities and transactions and will negotiate terms for non-binding term sheets. Greenwich Kahala Services will retain Greenwich Kahala USA pursuant to a services agreement to provide an analysis for each potential investment that Greenwich Kahala Services pursues. Greenwich Kahala USA will have an investment committee that will comprise of two of our founders, Messrs. Smith and Sherman. The investment committee will be responsible for reviewing and evaluating all of our transactions, including transactions which relate to the leasing of our fleet, acquiring and disposing of aircraft, arranging for debt financing for our aircraft where applicable, and acquiring our aircraft related debt portfolio. If Messrs Sherman and Smith are in agreement, they will make a recommendation to our president, Mr. Garland, regarding any investment that is within the ordinary course of business for us (principally transactions valued below the lesser of $30 million or 15% of the total book value of our net assets). If Mr. Garland approves an ordinary course transaction, then we will generally sign a non-binding term sheet related to that transaction and will proceed to perform due diligence and negotiate definitive documentation for the transaction, subject to approval of such documentation by Mr. Garland.

Investments outside the ordinary course for us must be reviewed and unanimously approved by our board before a term sheet is signed and definitive documentation is prepared.

The investment committee’s recommendation and Mr. Garland’s or our board’s decision regarding an investment will be based upon their view of the current and future economic environment, their outlook for aviation finance in general and the particular aircraft class, the credit and repossession risks associated with any transaction and, finally, their assessment of the risk-reward profile of each transaction. After , our board of directors will be entitled to change the manner in which we make investments, including voting to remove any members of the investment committee.

The key steps in our investment process will involve the following:

Deal flow sources. Our management team has extensive relationships with aircraft lessors, financial investors, airline advisers and brokers. We intend to pursue the acquisition of aircraft and other aviation assets through our managements’ relationships with these counterparties. We may acquire aircraft for lease in secondary market transactions, sale-leaseback transactions, acquiring control positions in debt secured by operating lease or off lease aircraft and, although it is not currently anticipated, from manufacturers.

Preliminary analysis. The screening process for potential transactions is based on an assessment of the risk profile of the potential opportunity. Our analysis of risk includes the following:

•	the age and condition of the aircraft;

•	type of aircraft and number of model in operation, and use by different airlines;

•	the status of the source and registry documentation in relation to the aircraft;

•	the quality of the maintenance of the aircraft, the adequacy of the aircraft records, including the status of engine and airframe maintenance, where the aircraft is in its maintenance cycle, and whether or not the lessee has provided cash maintenance reserves;

•	the risk in relation to repossession and deregistration; and

•	the credit of the potential lessee.

Due diligence, structuring and pricing. We will negotiate each investment to ensure that it is properly structured and appropriately priced. Following negotiation of a term sheet, we will conduct further due diligence. We will perform a thorough documentary due diligence of the aircraft, including reviewing all

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ownership documentation and “back to birth” records, all maintenance records and all flight data records. In addition, we will perform a physical inspection of the aircraft, and depending upon the seller, a full technical inspection of the airframe and the engine. Inspections will be performed by one of our technical experts, primarily Mr. Kearney. Based on the analysis provided by our technical expert, we will project the aircraft’s future maintenance events. We also will perform thorough due diligence on the potential lessee, including an analysis of its credit history and financial condition, its home country repossession and other contract enforcement risks, an analysis of its routes and fleet composition, its access to liquidity and its competitive position. To the extent necessary, we will utilize third-party specialists, including attorneys, appraisers, aerospace engineers and other professionals to determine if a particular investment is suitable. After completing this process, we will work to negotiate definitive agreements.

Legal documentation and closing. After approval by the investment committee and our president or the board, as applicable, we will execute a term sheet for an investment and will then work together with our advisers to finalize documentation in relation to the acquisition and, to the extent applicable, the relevant lease.

Asset management. Each aircraft we purchase and/or lease will be actively and regularly managed by us both in terms of actual physical maintenance of the aircraft, and for compliance with the relevant lease, including all insurance requirements. In addition, we will monitor the performance of our portfolio relative to our expectations, the status of leverage and the effectiveness of our financial hedges, if any. Our asset management process will include frequent contact with lessees and maintenance providers. In addition, on an ongoing basis, each aircraft will be inspected as necessary and all investments will be reviewed quarterly by our president, investment committee and, potentially, other members of our management team. Depending on the results of our investment reviews, we may determine that it is in our interest to refurbish and sell or put on lease aircraft acquired off lease, convert end of life passenger aircraft into freighters or part them out, lease out particular aircraft engines separately from the airframes to which they are then attached, or we may lease out spare engines that we may acquire from time to time. We will also arrange for contingency insurance in the unlikely event that the operator’s primary insurance is insufficient to protect our interests.

Risk management. We will seek to build and maintain a diversified aircraft lease portfolio that delivers returns commensurate with risk. We believe that our management team’s global remarketing capabilities and worldwide airline relationships will enhance our ability to maintain a high utilization rate for our aircraft as well as help us manage our exposure to customer and regional geographic concentration risks. We plan to develop portfolio concentration objectives to assist in portfolio risk management and highlight areas where action to mitigate risk may be appropriate. Our risk management strategy will take into account the following:

•	purchase price vs. economic utility of the aircraft;

•	asset pricing and marketability;

•	individual lessee exposures;

•	average portfolio credit quality;

•	geographic concentrations;

•	lease maturity concentrations; and

•	aircraft model concentrations.

Our management team will also undertake a detailed maintenance assessment of all target aircraft assets, including an in-depth review by our chief technical officer, and credit due diligence on lessees when aircraft are being acquired with a lease already in place and for placement of aircraft with new lessees following lease expiry or termination.

Asset sales. We expect to employ a flexible disposition strategy to allow us to sell assets in accordance with market cycles. We expect that some of our aircraft will be held until the end of their useful lives, although we do expect to engage in the sales of certain investments if, in our view, value would be maximized. Each aircraft will be monitored and evaluated to determine if it is a good time to sell in relation to market cycles. Additionally, when it is necessary to repossess an aircraft, we will be able to draw upon

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the resources, experiences and capabilities of our management both in terms of repossession and re-marketing, in order to preserve the value of our assets and maximize lease rate factors. Since 2008, our founders while at First Greenwich Kahala have repossessed seven aircraft from three operators, all of which were subsequently released or sold. Our work-out policy is to proceed quickly to repossess the aircraft and obtain its applicable records, with subsequent efforts to either sell or release the aircraft as quickly as possible.

Our success will depend, in part, on our ability to maintain a portfolio of aircraft that yields attractive lease rates relative to their purchase price, and adequate unleveraged returns. To this end we will need to properly analyze investment opportunities in order to project the expected return from any particular aircraft. We will seek to acquire aircraft that enable us to maintain a diverse portfolio with diverse lessors, providing us with sufficient liquidity and risk management. To estimate the value of a particular asset, our management team may use historical assumptions that may or may not be appropriate during the current unprecedented downturn in the market and general economy. To the extent that our management team uses historical assumptions that are inappropriate under current market conditions, we may overpay for an asset or acquire an asset that we otherwise might not acquire.

Our financing strategy

Although our investment strategy is not dependent on leverage, we expect to evaluate and use leverage on a case-by-case basis to the extent bank or other debt financing for our target assets is available at a reasonable cost. Financing sources for used aircraft have periodically been limited and are so currently. As a result, banks may not be a reliable source of financing for our future operations or if available may be too expensive. Other than the Boeing 757 aircraft that is our only initial asset as of the date of this prospectus, we do not expect to initially use leverage to acquire our assets. We may do so, however, when bank or other debt financing is available and our management team deems it appropriate to leverage a portion of our fleet in order to provide capital for additional acquisitions and increase our return on equity. Although we have no leverage policy, in the event that we use leverage, we expect that debt will be an average of no more than 50% of the purchase price of our aircraft and will be provided from banks (rather than other financing sources, such as securitizations). We may incur debt that exceeds 50% of the purchase price for certain individual acquisitions.

Conflicts of interest

Messrs. Smith, Garland and Sherman, our chief executive officer, president and chief investment officer, respectively, are also partners in First Greenwich Kahala. Since its founding, First Greenwich Kahala has advised, either alone or with joint venture partners, on the acquisition of, and provided management services for, 53 aircraft totaling approximately $330 million on behalf of third parties, including advising on the acquisition and sale of aircraft by these third parties and has purchased minority interests in a number of the aircraft. As of September 30, 2010, First Greenwich Kahala, directly or through a joint venture, managed a portfolio of 25 aircraft with an aggregate purchase price of approximately $144 million. Upon the completion of this offering and the concurrent private placement, our business will be the sole investment vehicle for aircraft purchases and leasing activities by Messrs. Smith, Garland and Sherman, and will be their primary business. Also, upon the completion of this offering and the concurrent private placement, First Greenwich Kahala will stop advising on aircraft acquisitions and its activities will be limited to advising each client on the disposition of the balance of its aircraft portfolio following which First Greenwich Kahala will cease to operate. As a result, Messrs. Smith, Garland and Sherman in their role with First Greenwich Kahala intend not to take on new contracts and wind down the portfolio within the terms of the relevant agreements between First Greenwich Kahala and third parties and co-investors. As a result, First Greenwich Kahala will not compete with us for future aircraft acquisitions. In addition, in order to minimize conflicts between us and First Greenwich Kahala, following the completion of this offering and the concurrent private placement, we will purchase aircraft from First Greenwich Kahala, or enter into other transactions with First Greenwich Kahala, only with the unanimous approval of our disinterested independent directors. If there is a conflict then our independent directors will make an assessment and decision as to the proper course of action. If so advised by our independent directors, Messrs Smith, Garland and Sherman may subcontract to third parties those duties of First Greenwich Kahala that our independent directors deem are in conflict with our business needs. Although Messrs. Smith, Garland and Sherman will focus on winding down the aircraft portfolio for First Greenwich Kahala, First Greenwich Kahala does not have sole discretion in its investment decisions; instead, it makes recommendations that may or may not be acted upon by the third parties or co-investors of First Greenwich Kahala who own the relevant aircraft. As a result, there is no time frame for when First Greenwich Kahala will cease to operate as it is unknown when the aircraft they advise on will be disposed

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of. There are, however, no contractual restrictions that will delay the wind down of First Greenwich Kahala’s aircraft portfolio.

Messrs. Smith, Garland and Sherman will continue to manage portions of First Greenwich Kahala’s aircraft portfolio, through two aircraft administration agreements whereby we will, commencing January 31, 2011, for a monthly fee, perform various lease administration and technical management duties for certain aircraft that are solely managed by First Greenwich Kahala. Other than lease administration and technical management duties, all other contractual obligations to its clients will continue to be performed by First Greenwich Kahala. The aircraft administration agreements will terminate upon the disposal of all aircraft that are subject to the agreements, a date which is unknown at this time.

Policies with respect to certain other activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities of our company or the retention of cash flow or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional common shares or preferred shares in any manner and on such terms and for such consideration as it deems appropriate, at any time.

In addition, to the extent we deem it appropriate, we may borrow money to finance the acquisition of our investments. We intend to selectively use secured loans to finance some of our acquisitions or back leverage previous acquisitions. Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors as part of their oversight of our management.

As of the date of this prospectus, we do not intend to offer equity or debt securities in exchange for target assets. Any such issuance would reduce the control of previous investors. See “Risk factors – Risks related to this offering.”

Our board of directors may change any of these policies without prior notice to you or a vote of our shareholders.

Competition

The leasing and remarketing of commercial jet aircraft is highly competitive. Our primary competitors, who deal in some or all of the types of aviation assets on which we will focus, include private and public companies, including GE Capital Aviation Services Limited (GECAS), International Lease Finance Corporation, AerCap Holdings N.V., Aircastle Limited, Aviation Capital Group Corp., AWAS, Boeing Capital Corporation, CIT Group Inc., Macquarie Aircraft Leasing Services (US) Inc., Royal Bank of Scotland Aviation Capital, Babcock & Brown Air Limited, Standard Chartered Bank’s Pembroke Group, and BOC Aviation Pte. Ltd. (formerly Singapore Aircraft Leasing Enterprise Pte. Ltd.). However, many of these lessors focus on new or very young mainline jets, which have little overlap with our niche areas. Nordic Aviation Capital A/S is a competitor that focuses on the same aviation niches that we do, although their primary focus is on regional jet aircraft and turboprops. In addition, RPK Capital Management Group, a competitor of First Greenwich Kahala, recently announced a partnership with the Carlyle Group and a commitment of $600 million to acquire used commercial aircraft. While their focus overlaps with ours, the RPK-Carlyle partnership investment strategy does not focus on turboprops or regional jets. We also may encounter competition from other entities that selectively compete with us, including the following:

•	airlines;

•	aircraft manufacturers;

•	financial institutions (including those seeking to dispose of repossessed aircraft at distressed prices);

•	aircraft brokers;

•	special purpose vehicles formed for the purpose of acquiring, leasing and selling aircraft;

•	public and private partnerships, investors and funds, including private equity and hedge funds;

•	newly-formed smaller aircraft leasing companies that may be entering such sector; and

•	other aircraft leasing companies that we do not currently consider our major competitors.

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Competition for a leasing transaction is based principally upon proposed lease rates, available delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. We believe we will be able to compete favorably in leasing our aircraft due to the reputation and experience of our management and our ability to structure leases that respond to market dynamics and customer needs. However, some of our competitors have significantly greater resources than we have. In addition, some competing aircraft lessors have a lower overall cost of capital and may provide financial services, maintenance services or other inducements to potential lessees that we cannot provide. Airlines such as United have reduced their capacity by eliminating select aircraft from their fleets such as their older Boeing 737s which are being scrapped, and this typically accelerates during industry downturns at many airlines for their oldest models or generations of aircraft. At the same time, airlines such as Delta have recently been adding older equipment to their fleet, such as McDonnell Douglas MD90s because lower acquisition costs make these types optimal for their operation.

The most recent trend has been an increase in available aircraft of these older types such as Boeing 737-300/400 and 500, and a decrease in rental rates for, and the market values of, such aircraft. If older aircraft types are not in demand by operators, they are scrapped in large numbers (e.g. United is in the process of retiring approximately 90 Boeing 737s, a large number of which will be scrapped) and the engines can continue to be leased and ultimately sold. Many older aircraft were able to remain economically viable because of their significantly lower capital costs, as compared to new aircraft. See “The commercial aircraft industry.” We view depressed prices for selected older aircraft types as a buying opportunity confirmed by patterns seen for prices and rental rates in past downturns in the early 1990s and the early 2000s. Competition in the purchase and sale of used aircraft is based principally on the availability of such aircraft, price, the terms of the lease to which an aircraft is subject, condition of the aircraft and the creditworthiness of the lessee. We expect to compete with the aircraft leasing companies listed above, as well as with the other types of entities described above and other investors.

Insurance

We will require our lessees to carry those types of insurance which are customary in the air transportation industry. These include aircraft all-risk hull insurance covering the aircraft and its engines, spares insurance and hull war and allied perils insurance covering risks such as hijacking, terrorism, confiscation, expropriation, seizure and nationalization to the extent normally available in the international market. Coverage under aircraft hull insurance policies generally is subject to standard deductible levels in respect of partial damage to the aircraft, in some instances and under certain circumstances the lessee has the right to self-insure some or all of the risk. The lessee is required to pay all deductibles, and also would be responsible for payment of amounts self-insured. There are no deductibles in the event of a total loss of an aircraft.

We will also require lessees to carry comprehensive liability insurance, including war and allied perils coverage, provisions for bodily injury, property damage, passenger liability, cargo liability and such other provisions reasonably necessary in commercial passenger and cargo airline operations. Coverage under liability policies generally is not subject to deductibles except as to baggage and cargo that are standard in the airline industry.

In general, we and our directors and officers will be named as an insured and other loss payee on the hull and hull war policy for the sum of the stipulated loss value or agreed value of the aircraft and our own contingent coverage in place is at least equal to the appraised value of the aircraft. In cases where we believe that the agreed value stated in the lease is not sufficient, we will purchase additional total loss coverage only for the deficiency and as additional insured on the liability policies carried by our lessees.

We will obtain certificates of insurance from the lessees’ insurance brokers to evidence the existence of such insurance. These certificates of insurance generally include, in addition to the information above, (1) a breach of warranty endorsement so that, subject to certain standard exceptions, our interests are not prejudiced by any act or omission of the lessee, (2) confirmation that the liability insurance is primary and not contributory, (3) agreement that insurers waive rights of subrogation against us and (4) in respect to all policies, notice of cancellation or material change 30 days in respect of most polices, but war and

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allied perils insurance policies customarily provide seven days advance written notice for cancellation and may be subject to lesser notice under certain market conditions.

As a result of the terrorist attacks on September 11, 2001, the insurance market unilaterally terminated war risk liability coverage for a short period of time. When it became available again, the insurance market imposed a sub-limit on each operator’s policy for third-party war risk liability, which is currently between $50 million and $150 million on the customary war-risk liability endorsement available in the London market. U.S., Canadian and certain other non-European Community-based airlines have unlimited government war-risk insurance programs available in which they currently participate. Although we will require each lessee to purchase third party war risk liability in amounts greater than such sublimits, or obtain an indemnity from their government, the market or applicable governments may discontinue such excess coverage available for premiums that are acceptable to airlines. As a result, it is possible that we may be required to permit lessees to operate with considerably less third-party war risk liability coverage than currently carried, which could have a material adverse effect on the financial condition of our lessees and on us in the event of an uncovered claim.

In late 2005, the international aviation insurance market unilaterally introduced exclusions for physical damage to aircraft hulls caused by dirty bombs, bio-hazardous materials, electromagnetic pulses and similar causes of loss in addition to the existing exclusion for the detonation of a nuclear device. It is possible that the same exclusions may be introduced into liability policies, but there is no time frame as to implementation.

In addition to the coverage maintained by our lessees, we will consider purchasing contingent umbrella liability insurance and contingent all-risk hull insurance with respect to our aircraft. Such contingent insurance will provide coverage in the event that the insurance maintained by any of our lessees is not available for our benefit as required pursuant to the terms of the contract. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles or self-retention amounts.

We cannot assure you that we will have adequately insured against all risks, that lessees will at all times comply with their obligations to maintain insurance, that any particular claim will be paid, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

Government regulation

The air transportation industry is highly regulated. Because we do not operate aircraft, we generally are not directly subject to most of these laws. However, our lessees will be subject to extensive regulation under the laws of the jurisdiction in which they are registered or under which they operate. These laws govern, among other things, the registration, operation, maintenance and condition of our aircraft.

The U.S. Department of State, or the DOS, and the U.S. Department of Transportation, or the DOT, including the FAA, an agency of the DOT, exercise regulatory authority over air transportation in the United States. The DOS and the DOT, in general, have jurisdiction over the economic regulation of air transportation, including the negotiation with foreign governments of the rights of U.S. carriers to fly to other countries and the rights of foreign carriers to fly to and within the United States. Through its regulations, the DOC and the U.S. Department of the Treasury (through its Office of Foreign Assets Control) impose restrictions on the operation of U.S. made-goods, such as aircraft and engines, in sanctioned countries. In addition, they impose restrictions on the ability of U.S. companies to conduct business with entities in those countries.

In addition, the DOC exercises regulatory authority over exports. We will be subject to the regulatory authority of the DOS and the DOC as it relates to the export of aircraft for lease and sale to foreign entities and the export of parts to be installed on our aircraft. These departments will, in some cases, require us to obtain export licenses for parts installed in aircraft exported to foreign countries.

Otherwise, we will not be directly subject to the regulatory jurisdiction of the DOS and the DOT or their counterpart organizations in foreign countries related to the operation of aircraft for public transportation of passengers and property. Instead, most of our aircraft will be registered in the jurisdictions in which the lessees of our aircraft are certified as air operators. As a result, our aircraft will be subject to the

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airworthiness and other standards imposed by these jurisdictions. Laws affecting the airworthiness of aircraft generally are designed to ensure that all aircraft and related equipment are continuously maintained in proper condition to enable safe operation of the aircraft. Aircraft manufacturers may also issue their own recommendations.

Our relationship with the FAA will consist of the registration with the FAA of those aircraft which we will lease to U.S. carriers and to a number of foreign carriers where, by agreement, the aircraft are to be registered in the United States. When an aircraft is not on lease, we may obtain from the FAA, or its designated representatives, a U.S. Certificate of Airworthiness or a ferry flight permit for the particular aircraft. Our involvement with the civil aviation authorities of foreign jurisdictions will consist largely of requests to register and deregister our aircraft on those countries’ registries.

Each lessee generally will be responsible for complying with airworthiness directives with respect to its aircraft and is required to maintain the aircraft’s airworthiness. To the extent that a lessee fails to comply with airworthiness directives required to maintain its certificate of airworthiness or other manufacturer requirements in respect of an aircraft or if the aircraft is not currently subject to a lease, we may have to bear the cost of such compliance. If an aircraft is not subject to a lease we may be forced to bear (or, to induce a prospective lessee to take the aircraft on lease, we may have to agree to pay) the cost of compliance with airworthiness directives.

In addition to these direct cost expenditures, which may be substantial, significant new requirements with respect to noise standards, emission standards and other aspects of our aircraft or their operation could cause the value of our aircraft portfolio to decrease. Other governmental regulations relating to noise and emissions levels may be imposed not only by the jurisdictions in which the aircraft are registered, possibly as part of the airworthiness requirements, but also in other jurisdictions where the aircraft operate. In addition, most countries’ aviation laws require aircraft to be maintained under an approved maintenance program having defined procedures and intervals for inspection, maintenance and repair. To the extent that our aircraft are off lease or a lessee defaults in effecting such compliance, we will be required to comply with such requirements at our expense.

Staffing

We expect to have 10 to 12 employees during our first year of operation. Of these employees, most will work principally or exclusively in our office in Ireland. We intend to use outside legal counsel who specialize in aviation to document our aircraft transactions who may also be supported by local counsel in certain jurisdictions in which we operate For more information, see “Our management.”

Corporate Services Provider

We entered into corporate services agreements with AIB International Financial Services Limited, a unit of Allied Irish Banks, which will perform certain accounting, administrative and other corporate services for us and our subsidiaries. We currently intend that these agreements will be in effect for one year following this offering and the concurrent private placement. As our infrastructure develops, we intend to internalize functions performed by AIBIFS. AIBIFS’ functions will include the following:

•	assisting in establishing our books of account and recording transactions;

•	preparing monthly management accounts;

•	assisting in preparing periodic and annual consolidated financial statements;

•	providing assistance to our external auditors;

•	assisting in preparing earnings releases and reports required by the Exchange Act and the rules thereunder;

•	directing tax advisers to prepare tax returns;

•	assisting in opening and monitoring bank accounts;

•	assisting in arranging board meetings;

•	attending and participating at meetings of our audit committee;

•	administering payroll;

•	preparing reports on compliance with covenants in debt agreements; and

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•	assisting with all matters and controls that relate to compliance with Sarbanes Oxley and all other securities laws and regulations in the United States.

AIBIFS is an experienced provider of outsourced treasury, financial and administrative services to corporations, banks and other financial institutions in Ireland.

We have agreed to pay AIBIFS upfront fees of €80,000 (approximately $107,250 as of December 31, 2010) for entering into the agreements to provide us and our subsidiaries with corporate services and annual servicing fees of €240,000 (approximately $321,360 as of December 31, 2010). AIBIFS will only be liable for losses and/or damages and all costs and expenses incurred by us arising out of the performances of their services for us and our subsidiaries and related matters, where such losses, damages, costs and expenses result directly from a material breach of AIBIFS’ duties or responsibilities or from fraud, gross negligence or willful misconduct on the part of AIBIFS, its employees or agents.

Properties

We have no physical facilities. To the extent necessary, we intend to lease storage space to hold any aircraft we may own that are not in use. Our executive offices are located at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland, under a lease that is terminable at will. Greenwich Kahala Services has offices located at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. Greenwich Kahala USA has offices located at 601 Heritage Drive, Suite 216, Jupiter, FL 33458.

Legal proceedings

Neither we nor our management is currently subject to any legal proceedings which we consider or it considers to be material.

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Our management

Our directors, director nominees and officers

The following sets forth certain information with respect to our directors, director nominees and officers and other key personnel. The business address of each of our directors and executive officers listed below is Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. Our telephone number at that address is +353 (0)1 6694732.

Officer/Director	Age	Position Held with our Company

Bradley Smith	54	Chief Executive Officer, Director
Michael Garland	52	President, Director
Gerald Sherman	61	Chief Investment Officer, Director
Michael Howard	44	Chief Financial Officer, Treasurer and Secretary
Sean Kearney	64	Chief Technical Officer*
J. Declan McCourt	63	Chairman of the Board of Directors Nominee**
Conor McCarthy	48	Director Nominee**
Declan McSweeney	57	Director Nominee**
William Stockbridge	61	Director Nominee**

*	Mr. Kearney will be appointed as our chief technical officer upon the completion of our initial public offering.
**	We anticipate that the nominees to our board of directors will be officially appointed to their offices on, or immediately prior to, the date of our initial public offering.

Our management team expects to hire additional employees in Ireland subsequent to the completion of this offering and the concurrent private placement as it deems necessary.

Biographical information

Set forth below is biographical information for our directors and executive officers.

Bradley Smith. Since, December 2009, Mr. Smith has been our Chief Executive Officer and a member of our board of directors. He has been a principal and founding member of First Greenwich Kahala, Ltd., since its establishment in 2003, where he managed clients in Asia and the financial community globally. In 2001, he established Kahala Capital Advisors, LLC, a private investment firm based in Honolulu, Hawaii. From 1995 to 2000, Mr. Smith worked at Bear, Stearns & Co, Inc. (“Bear Stearns”), where he founded the Bear Stearns’ credit derivative business in New York and later served as Senior Managing Director from 1997 to 2000 in Bear Stearns’ Tokyo office. From 1985 to 1995, he held various positions at Bankers Trust Company, first in the Airlines Department and then in the Loan Syndications Group as a syndicate manager for some of the largest leveraged airline financings ever completed, including the recapitalization of Allegis Corporation (now known as United Air Lines) in 1986 and the buyout of Northwest Airlines in 1989. While at Bankers Trust Company, Mr. Smith managed the company’s credit trading business in Asia from 1989 to 1992 in the company’s Tokyo and Hong Kong offices. Prior to Bankers Trust, Mr. Smith worked at Marine Midland Bank in New York where he was a Vice President in the Energy and Project Finance Division. Mr. Smith holds a B.A. from St. Joseph’s University in Philadelphia and an M.B.A. from The American Graduate School of International Management. Mr. Smith also serves on the boards of Mariner-Tricadia Credit Strategies, Ltd. and Tiptree Financial Partners, L.P.

Michael Garland. Since December 2009, Mr. Garland has been our President and a member of our board of directors. He has been a principal and founding member of First Greenwich Kahala, Ltd., since its establishment in 2003, where he managed clients in Europe, the Middle East and Africa. In 1995, he established Garland Aviation Limited, a firm that used to provide consultancy advice to leasing companies (such as Sojitz Aircraft Leasing BV and Tombo Aviation Inc.) and airlines and whose specialties included aircraft dry leasing, wet leasing, aircraft management and remarketing, repossession and airline advisory. From 1990 to 1995, Mr. Garland was employed by Electra Aviation Limited in London, where he served as an Aircraft Finance Director and Marketing Director helping the company restructure its aircraft portfolio. From 1975 to 1990, Mr. Garland held various positions in banking institutions in London and

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Hong Kong, including positions at National Westminster, Security Pacific Eurofinance, BAII plc (a subsidiary of BNP Paribas) and Westpac Leasing Asia Ltd. Mr. Garland holds a Higher National Certificate in Business Studies from City of London Business School.

Gerald Sherman. Since December 2009, Mr. Sherman has been our Chief Investment Officer and a member of our board of directors. He has been a principal and founding member of First Greenwich Kahala, Ltd., since its establishment in 2003, where he managed clients in North and South America. Prior to First Greenwich Kahala, Ltd., he cofounded Aviation Investors International, Inc., a firm that was established in 1993 to acquire and manage aircraft assets. At Aviation Investors International, Inc., Mr. Sherman was engaged in the financing, leasing and trading of commercial aircraft (including jets and turboprops) to airlines located around the globe, including the arranging for senior financing, sourcing equity capital and negotiating aircraft purchase agreements and leases. Prior to cofounding Aviation Investors International, Inc., Mr. Sherman served as Vice President for aircraft finance syndications at the Concord Leasing subsidiary of HSBC Bank plc from 1989 to 1992, where he was responsible for syndicated aircraft loans and leasing activity of commercial aircraft, including jets and turboprops. From 1986 through 1988, Mr. Sherman worked for DPF Group, Inc., heading up their equipment leasing and financing activities with equipment manufacturers. From 1979 to 1986, Mr. Sherman was Vice President at Citicorp (now known as Citigroup) in New York. He holds a B.A. and an M.B.A. from Rutgers University.

Michael Howard. Since February, 2010, Mr. Howard has been our Chief Financial Officer and Treasurer and from July 2010, our company Secretary. From 2007 to 2009, Mr. Howard was the chief financial officer of AWAS Aviation Capital Ltd., one of the world’s largest operating lessors of commercial aircraft. From 2005 to 2007, he was the chief financial officer of Statoil Ireland Ltd., Ireland’s largest fuel company and forecourt convenience retailer. Prior to Statoil, Mr. Howard was with Irish Distillers Group, a subsidiary of Groupe Pernod Ricard, where he was chief financial officer from 2000 to 2005 and Finance & Treasury Manager from 1997 to 2000. In 1988, he started his career at KPMG in Dublin, Ireland, and transferred to Milan, Italy in 1992, where for four years he was a manager responsible for due diligence examinations, initial public offerings and audit assignments. He is a Fellow of the Institute of Chartered Accountancy in Ireland and holds a Professional Diploma in Accountancy (Hons) from Dublin City University and a Bachelor of Civil Law (Hons) degree from University College Dublin.

Sean Kearney. Mr. Kearney will be appointed as our Chief Technical Officer upon the completion of this offering. Since 1997 and prior to joining our company, Mr. Kearney was the Head of Technical Operations at Sirocco Aerospace International, a company established to develop market leasing and sales opportunities for the Tu204-120 aircraft. At Sirocco Aerospace, Mr. Kearney negotiated aircraft and engine purchase contracts in both Russia and the United Kingdom, worked closely with Russian design and engineering teams in monitoring the integration of western engines, avionics and systems into new aircraft, and was a technical and commercial liaison with airline customers. From 1995 to 1997, Mr. Kearney was the proprietor of Aeronautical Resources Limited (UK), an independent consulting firm which he originally formed in 1988, where Mr. Kearney provided a full range of professional asset, technical, analytical and other management services to operating lessors, airlines, banks, aviation law firms and a small number of government departments relating to aircraft leasing and commercial aviation. Prior to joining Aeronautical Resources Limited, Mr. Kearney worked at International Aircraft Services, GPA Group PLC and Saudi Arabian Airlines. Mr. Kearney has gained over 37 years of technical aircraft support, maintenance and advisory services experience. Mr. Kearney holds various engineering and mathematics certificates from the School of Electrical & Mechanical Engineering, R.E.M.E. Bordon, Hants, The School of Army Aviation, R.E.M.E. Middle Wallop, Hants, City & Guilds of London Institute, Salisbury and South Wilts. College of Technology and Cranfield University.

J. Declan McCourt. Mr. McCourt has been nominated to be the Chairman of our board of directors. Since 1982, he has been the chief executive officer and a major shareholder in OHM Group, an Irish automotive distributor. He joined the Seagram Company, an international beverage corporation, in 1973 where he held senior management positions in Europe and the United States. From 1979 to 1982, he was chief operating officer and a director of TMG Group Limited, an Irish company involved in the manufacture of light engineering products and the distribution of machinery and automobiles. He was a director of the Bank of Ireland from 2004 to 2010, where he was chairman of the audit committee from 2006 to 2008 and chairman of the remuneration committee 2009 to 2010. In 2003, he became a director

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of Fyffes plc, one of the largest tropical produce importers and distributors in Europe. He is senior independent director and chairman of both the audit and remuneration committees of Fyffes plc. Since 2006, he has been a director of Blackrock International Land plc, a property company formed following the demerger of Fyffe’s property interests in May of that year. He has also been a director of EII Voyager Fund plc (Equity Fund) since August 2003 and EII Real Estate Securities Advisors Limited (Property Fund) since October 2005. He is chairman of the Mater Hospital Foundation (one of Ireland’s leading teaching hospitals) and of University College, Dublin Law School Development Council. He is a graduate of University College Dublin (M.A. in Economics), Kings Inns Dublin (Law) and Harvard Business School (MBA).

Conor McCarthy. Mr. McCarthy has been nominated to be a member of our board of directors and will be appointed as the chairperson of the nominating and corporate governance committee of our board of directors. Mr. McCarthy is an aviation specialist and entrepreneur. He began his career in 1978 at Aer Lingus Group PLC where his positions included chief executive officer of Aer Lingus’ commuter business from 1991 to 1993 and general manager of strategic and fleet planning from 1993 to 1996. From 1996 to 2000, Mr. McCarthy was director of group operations at Ryanair Holdings PLC. In 2001, he established Planeconsult.com, an aviation industry consulting company, where he is managing director. Since that time, he has been instrumental in the start-up of several airlines including, AirAsia Berhad, Asia’s first and most successful low-cost airline, where he remains on the board of directors. He is a shareholder in vivaAerobus (Aeroenlaces Nacionales, S.A. de C.V.), a Mexican low-cost carrier that he helped found in 2005. Mr. McCarthy also recently led the buyout of Dublin Aerospace (formerly SR Technics’ Irish maintenance, repair and operations unit), which specializes in the maintenance of Boeing 737 and Airbus A320 aircraft, of which he is executive chairman. Mr. McCarthy is an engineering graduate of Trinity College Dublin.

Declan McSweeney. Mr. McSweeney has been nominated to be a member of our board of directors and will be appointed as the chairperson of the audit committee of our board of directors. From 1973 to 1978, he worked at KPMG in Ireland and in the United States. From 1996 to 2002, Mr. McSweeney served two terms as a member of the U.K. Financial Reporting Council, the statutory body governing financial reporting in the United Kingdom. From 1997 to 2005, he was chief financial officer for Allied Irish Banks plc. From 2005 to 2006, he was deputy chairman and chairman of the audit committee at AIB Mortgage Bank, a subsidiary of Allied Irish Banks plc, a Dublin-headquartered bank listed on the NYSE. From 2003 to 2006, he was a board and audit committee member at Bank Zachodni WBK, a publicly-traded Polish retail bank. From 2007 to 2008, he was the chief financial officer of Home Credit Group, which is part of the Czech PPF Group, and a member of the board of directors of Home Credit B.V., a provider of consumer finance products in Central Europe, Eastern Europe and Asia. From 2007 to Spring 2010, Mr. McSweeney was a member of the board of directors of Genesis Lease Limited, a Bermuda aircraft leasing company managed in Ireland. In 2009, he was appointed the national treasurer of the “Ireland for Europe” Lisbon Treaty referendum campaign. Mr. McSweeney is a chartered accountant, has a certificate from The Wharton School’s Advanced Management Program and a degree in commerce from University College Dublin.

William Stockbridge. Mr. Stockbridge has been nominated to be a member of our board of directors and will be appointed as the chairperson of the compensation committee of our board of directors. From July 2004 to November 2006, he was non-executive chairman of MAXjet Airways, Inc., a transatlantic airline specializing in all business class cabin seating, and from November 2006 to July 2008, Mr. Stockbridge was president and chief executive officer of MAXjet Airways, Inc. On December 24, 2007, MAXjet filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and ceased operations. From April 2006 to November 2009, he was chief executive officer of Mercury Aviation Holdings, Inc., an aviation and aircraft consulting company founded by Mr. Stockbridge that specialized in Airbus A330-200F aircraft. From February 2009 to January 2010, Mr. Stockbridge was chairman of the board of Tradewinds Airlines, Inc., a cargo airline company. Since September 2009, he has been an independent director of Global Aviation Holdings, Inc., the owner of World Airways and North American Airline. Since November 2009, he has been a managing director of Hillview Aviation, Ltd., an Irish aviation consulting company. Mr. Stockbridge holds an A.S. in aircraft engineering technology from the College of Aeronautics (now Vaughn College of Aeronautics and Technology) and a B.S. in aviation maintenance management from Embry-Riddle Aeronautical University.

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Corporate governance – board of directors

Board of directors

Our bye-laws provide that our board shall consist of not less than two directors. Upon the completion of this offering and the concurrent private placement, we expect that our board of directors will have seven members, four of whom we believe will be determined to be “independent” as defined under the NYSE rules and under section 10A-3 of the Exchange Act. Our bye-laws provide that a majority of the holders of our common shares may increase or decrease the number of directors at any general meeting. Each director shall be elected for a term of office expiring at the close of the next annual general meeting of our shareholders following such director’s appointment.

Our business and our investments are managed by our officers and management team, subject to the supervision and oversight of our board of directors.

Corporate governance – committees

Prior to the completion of this offering and the concurrent private placement, we will establish the following committees of our board of directors:

Audit committee

The audit committee will be responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the qualifications and independence of the independent certified public accountants, considering the range of audit and non-audit fees, reviewing the adequacy of our internal accounting controls and overseeing the integrity and audits of our financial statements. Our audit committee will be comprised of three independent directors (as defined under NYSE rules and under section 10A-3 of the Exchange Act), Messrs. McCourt, McSweeney and Stockbridge. Mr. McSweeney will initially serve as chairperson. We have designated Messrs. McCourt and McSweeney as having accounting or related financial management expertise and consider each of them to be an audit committee financial expert, as that term is defined under Item 407 of Regulation S-K of the Exchange Act.

Compensation committee

The principal functions of the compensation committee will be to (1) evaluate the performance of our officers, (2) review the compensation payable to our officers and directors, (3) evaluate the performance of our management, (4) review the compensation and fees payable to our management, (5) prepare compensation committee reports, (6) administer the issuance of any securities pursuant to the Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan and (7) perform such functions as required by the compensation commitee charter. Our compensation committee will be comprised of three independent directors (as defined under NYSE rules and under section 10A-3 of the Exchange Act), Messrs. McCarthy, McSweeney and Stockbridge. Mr. Stockbridge will initially serve as chairperson.

Nominating and corporate governance committee

The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the board qualified candidates for election as directors and will approve and recommend to the board of directors the appointment of each of our officers. It also will periodically prepare and submit to the board of directors for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance and will annually recommend to the board of directors nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and report thereon to the board. Our nominating and corporate governance committee will be comprised of independent directors (as defined under NYSE rules and under section 10A-3 of the Exchange Act), Mr. McCarthy, McCourt, and McSweeney. Mr. McCarthy will initially serve as chairperson.

Executive and director compensation

Compensation of directors

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We will pay each non-executive director, other than the Chairman of our board of directors, an annual fee of $50,000. We will pay the Chairman of our board of directors $75,000 per year. In addition, we expect to pay an annual fee of $5,000 to each of the respective chairs of the audit committee, the nominating and corporate governance committee, and the compensation committee. We expect that the chairperson of any other committee formed by our directors will receive an annual fee of $5,000. All of such fees shall be payable by equal quarterly installments in arrears from date of appointment. All members of the board of directors are reimbursed for reasonable out-of-pocket costs and expenses incurred in attending meetings of our board of directors. Directors who are also employees will not be separately compensated for services as directors. We will not extend to our non-employee directors any benefits upon termination of their directorships other than coverage provided by directors and officers insurance. See “– Directors’ and Officers’ Insurance and Indemnification.”

Directors have the option of receiving their fees (1) fully in cash or (2) 50% in cash and 50% in ADSs at an amount equal to market prices of the ADSs at close of business on the day of the meeting for which the fees were earned. Directors are required to select their form of compensation upon appointment to our board of directors and may change their selection at the beginning of every calendar year.

Executive cash compensation

The table below sets forth information regarding expected 2011 compensation for our named executive officers:

Name and Principal Position	Fiscal Year	Annual Salary	(1)

Bradley Smith Chief Executive Officer	2011	$280,000
Gerald Sherman Chief Investment Officer	2011	$280,000
Michael Garland President	2011	$280,000
Michael Howard Chief Financial Officer, Treasurer and Secretary	2011	$225,000	(2)
Sean Kearney Chief Technical Officer	2011	$150,000

(1)	Potential bonuses, which are not reflected in the table, will be based on annual salaries, shall be determined based on performance criteria set by our board of directors and our compensation committee. Our compensation committee will decide bonus amounts, if any, should we fail to meet those criteria. The executive officers listed in this table shall be eligible to receive a target bonus in an amount equal to their current annual salary. The executive officers listed in this table will each be officers of more than one company in our structure. The amounts shown are the aggregate amounts of compensation that each individual will receive from the companies in our structure.
(2)	Mr. Howard’s salary is subject to adjustment so that his monthly compensation shall not be less than €12,500 per month

Employment Agreements

On or before the consummation of this offering, we intend to enter into employment agreements with our founders and certain other members of our management team which will state certain terms and conditions of their employment certain terms of which are summarized below.

Bradley Smith and Gerald Sherman — Our employment agreements with Messrs. Smith and Sherman will provide that Mr. Smith will serve as our Chief Executive Officer and Mr. Sherman will serve as our Chief Investment Officer. The initial term of their employment will expire on the fourth anniversary of the date that this offering is completed and will be automatically extended for additional one-year terms unless the executive or we give 60 days’ prior written notice to the other that the term will not be so extended. Each of Messrs. Smith's and Sherman's employment agreements will provide for a base salary of $280,000, which may be increased from time to time, and an annual cash incentive award of up to 100% of the then-current base salary. The cash incentive award will be based on the achievement of performance criteria relating to both the executive and our company. Each of Messrs. Smith and Sherman will also be eligible to participate in our Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan, in addition to other fringe benefits and perquisites, and such other benefit plans and programs as are made available to our senior executives from time to time.

Each of Messrs. Smith's and Sherman's employment agreements will provide that, if we terminate the executive without “Cause” or he terminates his employment for “Good Reason” (as such terms are defined in the employment agreement and summarized below) or we do not renew the term of his employment, in addition to certain previously accrued compensation and benefits, the executive will be entitled to (i) an amount equal to two times the then-current base salary, (ii) an amount equal to a pro rata portion of the target annual cash incentive award, and (iii) immediate vesting of all outstanding unvested equity awards. Their employment agreements will also provide that, if the executive's employment is terminated (i) by us (a) without “Cause”, and other than due to the executive’s death or disability, or (b) as a result of our non-renewal of the term, or (ii) by the executive for “Good Reason”, either within 120 days prior to, or within one year following, a change of control of our company, the executive will be entitled to (i) an amount equal to one and one half times the sum of (a) the current base salary and (b) the target annual cash incentive award for the year in which termination occurs, (ii) an amount equal to a pro rata portion of the target annual cash incentive award, (iii) immediate vesting of all outstanding unvested equity awards, and (iv) full reimbursements of COBRA premiums for a period of 12 months. Any such payments that would not be deductible as a result of Section 280G of the Code may be reduced under certain circumstances.

For each of the employment agreements with Messrs. Smith and Sherman, “Cause” will be defined to include, subject to an applicable cure period: (i) fraud or material malfeasance that causes material harm to our business or reputation, based on reliable information, (ii) conviction, or entering a plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty, (iii) gross or willful misconduct that is materially detrimental to our affiliates, (iv) continued failure to perform duties and obligations, (v) material breach of any restrictive covenant, or (vi) material breach of any (A) reasonable and lawful directive of our board of directors, or (B) our written policy of which executive has first received notice.

For each of the employment agreements with Messrs. Smith and Sherman, “Good Reason” will be defined to include the occurrence of, subject to an applicable cure period: (i) the failure by us to pay such executive a material portion of his base salary within 10 business days of the date such salary is due, (ii) the relocation of such executive's principal location of employment, to a location outside a 30 mile radius from his place of residence, (iii) any material diminution of such executive’s duties, responsibilities or authorities (other than in a going-private transaction), (iv) our being no longer primarily engaged in investing in aviation or aviation-related assets, (v) our breach of any material obligations to such executive, or (vi) failure of a successor to our company to assume our obligations under the employment agreement unless such assumption occurs by operation of law.

“Change of Control” will have the meaning ascribed to it below under the description of our Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan.

In addition, each of Messrs. Smith and Sherman will agree not to compete with us during the term of his employment and for a period of twelve months following the date of termination of his employment for any reason, but solely as to businesses and entities that are in the commercial aircraft leasing business, or the business which constitutes a material part of our business at the time of such executive's termination. Each of Messrs. Smith’s and Sherman's employment agreements will also provide for the non-solicitation of employees and clients and certain other restrictions that will be applicable during the term of the employment agreement and for a certain period of time thereafter.

Please see the section entitled “Conflicts of Interest” for information on Messrs. Smith's and Sherman's relationship with First Greenwich Kahala.

Michael Garland and Michael Howard — We expect that our employment agreements with Messrs. Garland and Howard will have substantially the same terms and conditions as Messrs. Smith’s and Sherman’s employment agreements, except as applicable under Irish law, including as set forth below.

Under Irish law, if an employee has been employed for a term of four years or longer, thereafter such employee is legally deemed to be employed for an employment term of an indefinite duration. As a result, given that the initial term of Messrs. Garland's and Howard's employment will expire on the fourth anniversary that the date this offering is completed, the term of the relevant agreements will be indefinite once the term of their employment is extended beyond the initial term. However, such agreements may be terminated on notice by either party to the agreement or until Messrs. Garland or Howard reach normal retirement age (age 65) whichever occurs first.

Under Irish law, an employer is required to give an employee certain minimum notice of termination of employment of up to 8 weeks depending on the duration of the employee's employment. As a result, to the extent necessary, Messrs. Garland's and Howard's employment agreements will provide for notice that conforms with the minimum requirements under Irish law.

Under Irish law, continued sub-standard performance does not give grounds for the employer to terminate the employee for “Cause”, but instead is considered termination on grounds of poor performance. In such event, the employee would typically be entitled to receive payments for the duration of the applicable notice period. Accordingly, unlike Messrs. Smith's and Sherman's employment agreements, Messrs. Garland's and Howard's employment agreements will provide that insubordination, but not substandard performance, will give the company an immediate right to terminate for “Cause”. Additionally, unlike Messrs. Smith's and Sherman's employment agreements, the definition of for “Good Reason” under Messrs. Garland's and Howard's employment agreements shall include termination by the company at the normal retirement age (age 65).

Sean Kearney — Our employment relationship with Mr. Kearney will be governed under the requirements of Irish law.

2011 Equity Incentive Plan

In addition to annual salary and annual bonuses, our officers, directors, and certain of our employees and consultants will be entitled to receive long term equity incentive compensation under the Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan (the “2011 Plan”) which is summarized below.

The Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan

We expect that the 2011 Plan will be adopted by our board and our stockholders prior to the consummation of this offering.

•	Purpose. The 2011 Plan is intended to retain and reward highly qualified employees (including contract employees, consultants, officers and directors) and encourage their ownership of common shares or ADSs.

•	Administration. The 2011 Plan is administered by the compensation committee of our board of directors. However, if not all of the members of the compensation committee qualify as independent directors, then all grants of Qualified Performance-Based Awards and the determination of the terms of such awards will be made by a subcommittee of the compensation committee consisting of such

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members that qualify as independent directors. Subject to the provisions of the 2011 Plan, the compensation committee has discretion to determine which employee, consultant, officer or director is eligible to receive an award, the form of award and any acceleration or extension of an award. Further, the compensation committee has complete authority to interpret the 2011 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the 2011 Plan.

•	Eligibility. Awards may be granted to any officer, director, employee of or consultant to one or more of our companies and our affiliates or to non-employee members of the board or of any board of directors (or similar governing authority) of any affiliate, except that only employees of our companies (or of any parent or subsidiary corporation) are eligible for the grant of Incentive Stock Options (described below).

•	Shares Subject to the 2011 Plan. The common shares issued or to be issued under the 2011 Plan are our authorized but unissued common shares or shares held by us in treasury. The maximum number of common shares that may be issued or made subject to awards under the 2011 Plan equals 10% of the total number of ADSs to be issued and outstanding upon the completion of this offering and the concurrent private placement, including the number of ADSs that are issued and outstanding upon the exercise by the underwriters of their overallotment option. Such shares may be issued in the form of ADSs.

•	Types of Awards. Awards under the 2011 Plan may include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Units, Qualified Performance-Based Awards and Stock Grants. Each award will be evidenced by an instrument in such form as our compensation committee may prescribe, setting forth applicable terms such as the exercise price and term of any option or applicable forfeiture conditions or performance requirements for any Restricted Stock or Restricted Stock Units. Except as noted below, all relevant terms of any award will be set by the compensation committee in its discretion.

•	Nonstatutory Stock Options and Incentive Stock Options (together, “Stock Options”) are rights to purchase our common shares or ADSs. A Stock Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as our compensation committee may determine. A Stock Option may be exercised by the recipient giving us written notice, specifying the number of common shares or ADSs with respect to which the Stock Option is then being exercised, and accompanied by payment of an amount equal to the exercise price of the common shares or ADSs to be purchased. The purchase price may be paid by cash, check, by delivery to us (or attestation of ownership) of common shares or ADSs, or through and under the terms and conditions of any formal cashless exercise program we have authorized.

•	Incentive Stock Options may be granted only to eligible employees of ours or any parent or subsidiary corporation and must have an exercise price of not less than 100% of the fair market value of our ADSs on the date of grant (110% for Incentive Stock Options granted to any of our 10% shareholders). In addition, the term of an Incentive Stock Option may not exceed 10 years (five years, if granted to any 10% shareholder). Nonstatutory Stock Options must have an exercise price of not less than 100% of the fair market value of our ADSs on the date of grant and the term of any Nonstatutory Stock Option may not exceed 10 years. In the case of an Incentive Stock Option, the amount of the aggregate fair market value of common shares or ADSs (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations) may not exceed $100,000.

•	Stock Appreciation Rights (“SARs”) are rights to receive (without payment to us) cash, property or other forms of payment, or any combination thereof, as determined by our compensation committee, based on the increase in the value of the number of shares of common shares or ADSs specified in the SAR. The base price (above which any appreciation is measured) will in no event be less than 100% of the fair market value of our ADSs on the date of grant of the SAR or, if the SAR is granted in tandem with a Stock Option (that is, so that the recipient has the opportunity to exercise either the Stock Option or the SAR, but not both), the exercise price under the associated Stock Option.

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•	Awards of Restricted Stock are grants or sales of common shares or ADSs which are subject to a risk of forfeiture, such as a requirement of the continued performance of services for stated term or the achievement of individual or company performance goals. Awards of Restricted Stock will include the right to any dividends on the common shares or ADSs pending vesting (or forfeiture) and the right to vote unless otherwise provided in the Plan or any instrument evidencing the grant of an award. Our compensation committee can require dividend payments to be deferred and potentially reinvested in shares or ADSs.

•	Awards of Restricted Stock Units and Performance Units are grants of rights to receive either common shares or ADSs (in the case of Restricted Stock Units) or the appreciation over a base value (as specified by the compensation committee) of a number of common shares (in the case of Performance Units) subject to satisfaction of service or performance requirements established by our compensation committee in connection with the award. Such awards may include the right to the equivalent to any dividends on the shares or ADSs covered by the award, which amount may in the discretion of our compensation committee be deferred and paid if and when the award vests.

•	Qualified Performance-Based Awards are awards which include performance criteria intended to satisfy Section 162(m) of the Code. Section 162(m) of the Code limits our federal income tax deduction for compensation to certain specified senior executives to $1 million dollars, but excludes from that limit “performance-based compensation.” Qualified Performance-Based Awards may be in the form of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Performance Units, but in each case will be subject to satisfaction of one of the following criteria, either individually, alternatively or in any combination, applied to either the us as a whole or to a business unit or affiliate, either individually, alternatively, or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by our compensation committee in the award:

o	cash flow (before or after dividends),

o	earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization),

o	stock price,

o	return on equity,

o	stockholder return or total stockholder return,

o	return on capital (including, without limitation, return on total capital or return on invested capital),

o	return on investment,

o	return on assets or net assets,

o	market capitalization,

o	economic value added,

o	debt leverage (debt to capital),

o	revenue,

o	sales or net sales,

o	backlog,

o	income, pre-tax income or net income,

o	operating income or pre-tax profit,

o	operating profit, net operating profit or economic profit,

o	gross margin, operating margin or profit margin,

o	return on operating revenue or return on operating assets,

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o	cash from operations,

o	operating ratio,

o	operating revenue,

o	market share improvement,

o	general and administrative expenses and customer service.

•	Qualified Performance-Based Awards in the form of Stock Options must have an exercise price which is not less than 100% of the fair market value of our ADSs on the date of grant. No payment or other amount will be available to a recipient of a Qualified Performance-Based Award except upon the compensation committee’s determination that particular goal or goals established by the compensation committee for the criteria (from among those specified above) selected by the compensation committee have been satisfied.

•	A Stock Grant is a grant of common shares or ADSs not subject to restrictions or other forfeiture conditions. Stock Grants may be awarded only in recognition of significant contributions to our or our affiliates” success, as an inducement to employment, in lieu of compensation otherwise already due, or in other limited circumstances that our compensation committee deems appropriate.

•	Effect of Termination of Employment or Association. Unless our compensation committee determines otherwise in connection with any particular award under the 2011 Plan, Stock Options and SARs will generally terminate 90 days following the recipient’s termination of employment or other association for any reason. Any other awards will be forfeited or otherwise subject to return or repurchase by us, subject to the terms of the instrument evidencing the grant of the award.

•	Transferability. In general, no award under the 2011 Plan may be transferred by the recipient and during the life of the recipient all rights under an award may be exercised only by the recipient or his or her legal representative. However, the compensation committee may approve the transfer, without consideration, of an award of a Nonstatutory Option or Restricted Stock to a family member.

•	Effect of Significant Corporate Event. In the event of any change in the outstanding common shares through merger, consolidation, sale of all or substantially all of our property, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such common shares, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares or ADSs subject or ADSs to the 2011 Plan and the 2011 Plan limits, (ii) the numbers and kinds of shares, ADSs or other securities subject to the then outstanding awards, (iii) the exercise price for each share, ADS or other unit of any other securities subject to then outstanding Stock Options or SARs (without change in the aggregate purchase price as to which Stock Options or SARs remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a risk of forfeiture in the form of our repurchase right.

•	The provisions of any award in relation to a change in control will be determined by our board of directors at the time of granting such an award under the terms of the relevant award agreement. Such provisions will not apply if specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges. Such provisions will only apply to Qualified Performance-Based Awards if they will not interfere with the qualification of the award under 162(m) of the Code at any time before the change of control.

•	Upon our dissolution or liquidation, other than as part of an acquisition or similar transaction, in relation to Options and SARs, the compensation committee may determine that all Options and SARs shall be assumed and substantially equivalent rights provided by the acquiring or succeeding entity, that all Options and SARs will terminate immediately prior to the dissolution or liquidation if not exercised, allow outstanding Options and SARs to be exercisable on the dissolution or liquidation, provide for net of tax cash payments to be made equivalent to the excess of the value of the shares or ADSs under award over the aggregate exercise price or, provide that the Options and SARs convert into a right to receive liquidation proceeds net of any exercise price and tax liabilities. In relation to all other awards, all risks of forfeiture or performance goals shall automatically be deemed terminated or satisfied as applicable.

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•	Amendments to the 2011 Plan. Our board of directors may amend or modify the 2011 Plan at any time subject to the rights of holders of outstanding awards on the date of amendment or modification; provided, however, that the Board may not, without the approval of shareholders, increase the number of common shares or ADSs which may be issued under the 2011 Plan, change the description of persons eligible for Awards or effect any other change for which shareholder approval is required by law or the rules of any relevant stock exchange. Further restrictions on this power of amendment apply in connection with outstanding stock options and SARs.

Initial grants under the 2011 Plan

After the completion of this offering and the concurrent private placement, we expect that our board of directors will authorize awards which will be granted to our named executive officers and our non executives (the “Participants”) consisting of an aggregate number of common shares or ADSs totaling 4% of the total common shares offered in this offering under the 2011 Plan. We expect that the initial awards under the 2011 Plan will be in the form of Restricted Stock Units which vest over a performance period which runs from the one-year anniversary of the completion of this offering and ends on the ten-year anniversary of this offering. Restricted Stock Units are a right to receive common shares or ADSs subject to the satisfaction of performance based and time based requirements.

We expect that shares or ADSs under the awards will be divided into four equal tranches.

Tranches 1, 2 and 3 will be subject to performance-based requirements in accordance with the following schedule:

•	Tranche 1: The award will vest in relation to 25% of the total common shares or ADSs under award and common shares or ADSs will be released to each of the Participants if we reach a total return of 35% by the one-year anniversary of the completion of this offering.

If a total return of 35% is not reached by the one-year anniversary of this offering, Tranche 1 will instead vest if we reach a total return of 35% by the two-year anniversary of the completion of this offering. If a total return of 35% is not reached by then, Tranche 1 will instead vest if we reach a total return of 55% by the three-year anniversary of the completion of this offering. If a total return of 55% is not reached by then, Tranche 1 will instead vest if we reach a total return of 80% by the ten-year anniversary of the completion of this offering.

•	Tranche 2: The awards will vest in relation to 25% of the total common shares or ADSs under award and common shares or ADSs will be released to each of the Participants if we reach a total return of 45% by the two-year anniversary of the completion of this offering.

If a total return of 45% is not reached by the two-year anniversary of the completion of this offering, Tranche 2 will instead vest if we reach a total return of 55% by the three-year anniversary of the completion of this offering. If a total return of 55% is not reached by then, Tranche 2 will instead vest if we reach a total return of 80% by the ten-year anniversary of the completion of this offering.

•	Tranche 3: The awards will vest in relation to 25% of the total common shares or ADSs under Award and common shares or ADSs will be released to each of the Participants if we reach a total return of 55% by the three-year anniversary of the completion of this offering.

If a total return of 55% is not reached by the three-year anniversary of the completion of this offering, Tranche 3 will instead vest if we reach a total return of 80% by the ten-year anniversary of the completion of this offering and the concurrent private placement.

Each Tranche of rights will vest and common shares or ADSs will be released upon the achievement of the aforementioned goals. The total return targets for vesting of Tranches 1, 2 and 3 of the Awards are summarized in the chart below:

Total Return Target for Vesting*

	One Year	Two Year	Three Year	Up To Ten Year
Tranche 1	35%	35%	55%	80%
Tranche 2		45%	55%	80%
Tranche 3	55%	80%

*	Shading denotes targeted vesting schedule; timing is of the target dates for vesting is based upon anniversaries of the completion of this offering and the concurrent private placement.

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Tranche 4: The awards will vest in relation to 25% of the total common shares or ADSs under award and common shares or ADSs will be released to each of the Participants upon the four-year anniversary of the completion of this offering. No performance-based requirement applies to Tranche 4.

The awards will expire (to the extent not vested) by the ten-year anniversary of the completion of this offering.

The 2011 Plan will be subject to review by our compensation committee. Acting upon a recommendation from the compensation committee, our board of directors may authorize issuances of restricted shares, ADSs, options, or other forms of securities to our executive officers in the future. These authorizations may include increases in the number of common shares or ADSs available to our executive officers and allocations for new executive officers or other employees who may join us after the completion of this offering and the concurrent private placement.

Code of business conduct and ethics

Our board of directors will establish a code of business conduct and ethics, or Code of Conduct, that applies to our officers and directors prior to the consummation of this offering. Among other matters, our Code of Conduct will be designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the Code of Conduct for our officers or directors will be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or NYSE rules and regulations.

Directors’ and Officers’ Insurance and Indemnification

We will, to the fullest extent permitted by law and our bye-laws, indemnify, defend and hold harmless, and provide advancement of expenses to our present and former directors and officers or any of our subsidiaries for losses. For these purposes, we expect to purchase directors’ and officers’ insurance that will provide coverage for each of our directors and officers, and that the policies will cover the relevant officers and directors for any events occurring during their tenure with us, regardless of whether the director or officer remains in our employment when the relevant claim is brought against the director or officer.

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Principal shareholders

Immediately prior to the completion of this offering and the concurrent private placement, there will be 20 common shares outstanding and three shareholders of record. At that time, we will have no other common shares outstanding. The following table sets forth certain information, prior to and after the completion of this offering, regarding the beneficial ownership of our common shares by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder who beneficially owns or will beneficially own 5% or more of each class of our capital shares; and

•	all of our directors, director nominees, executive officers and our key personnel as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes the following:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has sole or shared voting or investment power (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address of the persons listed below is the address of our principal executive office, Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland.

	Percentage of common shares outstanding

	Immediately prior to the completion of this offering		Immediately after the completion of this offering(1)			Immediately after full exercise of overallotment option

Name	Shares Owned	Percentage	Shares Owned		Percentage	Shares Owned		Percentage

Bradley Smith(2)	5	25.0%	166,667	(4)	1.10%	166,667	(4)	*
Michael Garland(3)	10	50.0%	166,667	(4)	1.10%	166,667	(4)	*
Gerald Sherman(2)	5	25.0%	166,667	(4)	1.10%	166,667	(4)	*
Michael Howard	—	—	12,533		*	12,533		*
Sean Kearney	—	—	—		—	—		—
Conor McCarthy	—	—	—		—	—		—
J. Declan McCourt	—	—	—		—	—		—
Declan McSweeney	—	—	—		—	—		—
William Stockbridge	—	—	—		—	—		—
All directors, director nominees and executive officers as a group (9 people)	20	100%	179,200	(5)	1.18%	179,200	(5)	1.03%

*	Represents less than 1% of the shares of common shares outstanding upon the completion of this offering.
(1)	Assumes issuance of 15,000,000 shares offered hereby and 179,200 shares issued in the concurrent private placement and repurchase of 20 common shares issued to our founders for $10,000, which will be canceled upon the completion of this offering.
(2)	Messrs. Smith and Sherman are U.S. citizens. Therefore, prior to the completion of this offering, 50% of our common shares are held of record by U.S. persons.
(3)	Mr. Garland is a citizen and resident of the United Kingdom.
(4)	Each of Messrs. Smith, Sherman and Garland jointly own GK Hannover, which holds an aggregate of 166,667 common shares in the form of ADSs that have been issued in the concurrent private placement, to be held through GK Hannover.
(5)	Represents 179,200 common shares in the form of ADSs issued in the concurrent private placement.

Upon the completion of this offering and the concurrent private placement, we will repurchase the shares issued to our founders, Messrs. Smith, Garland and Sherman at cost. In the concurrent private placement, we expect that our founders (each through GK Hannover) and Mr. Howard, our chief financial

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officer, treasurer and secretary, will purchase for cash ADSs in an amount equivalent to $2,150,400 at the initial offering price.

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Certain relationships and related transactions

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors or 5% or greater shareholders since our formation in December 2009.

Our formation/original capital investment

We were incorporated by Bradley Smith, Michael Garland, and Gerald Sherman in Bermuda on December 30, 2009 to enter into the aircraft leasing business. In connection with our formation, each of Messrs. Smith and Sherman has purchased five of our common shares and Mr. Garland has purchased ten of our common shares, for an aggregate consideration of $10,000. Mr. Garland purchased five shares on December 30, 2009, and made a subsequent purchase of an additional five shares, effective January 15, 2010. Upon the completion of this offering and the concurrent private placement, we will repurchase the shares issued to our founders, Messrs. Smith, Garland and Sherman at cost.

Other transactions

757-200 Mortgage Loan

On October 1, 2010, we obtained a limited-recourse loan in the amount of $7,160,960 from a non-bank financial institution to partially finance our acquisition, through a wholly-owned Irish subsidiary, of a Pratt& Whitney-powered 1991 Boeing 757-200 aircraft and engines on lease to a major U.S. airline secured by a first mortgage on the aircraft and assignment of the lease. The terms of the loan provide for all the rents to be paid to the lender for debt service and include standard covenants. The interest rate on the loan is fixed at 12.50% per annum increasing to 13.25% per annum if the loan remains outstanding after the base lease term ends on October 20, 2013. There are provisions for the loan maturity to be extended in the event the lease renewal option is exercised for an additional two year period. Otherwise the loan maturity is January 20, 2014. The loan may not be prepaid for the first two years and is pre-payable with a premium thereafter. The loan is non-recourse to us with respect to all financial obligations and there are no financial covenants. There is recourse to us in certain limited situations including the accuracy of certain representations made by our subsidiary and similar matters.

Certain Prepayment Events

Subject to certain conditions, the 757-200 Mortgage Loan can be voluntarily prepaid, subject to a prepayment fee. No voluntary prepayment is permitted prior to the second anniversary of the closing date of the loan. In addition, the 757-200 Mortgage Loan must be repaid upon a total loss of the aircraft.

Events of Default

The following events are some of the events of default under the 757-200 Mortgage Loan (some of which are subject to certain cure periods):

•	A default in payment of principal and interest or other amounts due with respect to the 757-200 Mortgage Loan;

•	A failure to maintain the required insurance in respect of the aircraft;

•	The security interest in the aircraft, the lease or the pledged beneficial interests of the owner trust ceases to be valid or duly perfected;

•	A failure by us, the owner trust or our subsidiary to perform any covenant or obligation under the 757-200 Mortgage Loan, and related operative documents being incorrect in any material respect;

•	Any representation or warranty made by us, the owner trust or our subsidiary;

•	Any event of default under the lease; or

•	The occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us, the owner trust or our subsidiary.

Guaranty

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In connection with the acquisition of the aircraft, we have entered into a guaranty in favor of the airline lessee and the owner trustee of the trust through which the aircraft is held, pursuant to which we have guaranteed all of the obligations of our subsidiary in connection with the assumption of the airline’s lease.

GK Hannover Loan

On December 31, 2009, we entered into a loan facility agreement with GK Hannover, a Delaware corporation that is jointly owned by Bradley Smith, our chief executive officer, Michael Garland, our president, and Gerald Sherman, our chief investment officer. This loan facility, which was increased to an amount of $3,500,000, has been used partially to pay $1,800,000 of the purchase price for the Boeing 757 Aircraft that is our initial asset, as well as to pay certain of our initial operating expenses and to reimburse First Greenwich Kahala for amounts it pays to Mr. Howard and to a consultant pursuant to consultancy agreements. See “– Consultancy Agreement” and “– Financial Advisory Services Agreement.” The loan facility bears interest at 6.00% per annum, with interest accruing until maturity. The loan facility will mature on December 31, 2011, and, if not paid in full when due, the interest will increase to 10.00% per annum.

Letter Agreements

We have entered into letter agreements with entities associated with Trafalgar Asset Managers Ltd. to acquire two Boeing 737 Classics, which we expect to close on or immediately after the completion of this offering and the concurrent private placement, subject to the unanimous approval of our disinterested independent directors. These acquisitions will be limited to the aircraft and engines and related leases, and will not include the acquisition of any employees or other attributes, such as pre-existing servicing, management or financing arrangements related to the aircraft. One aircraft is a CFM-powered 1990 Boeing 737-300SF freighter aircraft and engines (and one related spare engine) currently on lease to an European airline. We determined that the aircraft and its engines are well maintained by the airline and in compliance with relevant government requirements. In addition to acquiring the aircraft and its on-wing engines, we are purchasing one spare CFM56-3C1 engine as part of the transaction. The total purchase price is $7,000,000, subject to certain adjustments based upon the actual closing date of the purchase. The lease expires in May 2013 but also allows the lessee to terminate the lease early in August 2012. The monthly lease payments are in excess of $150,000 per month. The aircraft has an expected remaining life of 12 years. The other aircraft is a CFM-powered 1991 Boeing 737-400 passenger aircraft and engines on lease to an Eastern European airline. We determined that the aircraft and its engines are well maintained by the airline and in compliance with relevant government requirements. The purchase price is $6,000,000, subject to certain adjustments based upon the actual closing date of the purchase. The lease expires in October 2013. The monthly lease payments are in excess of $100,000 per month. The aircraft has an expected remaining life of seven years. In both cases, the lease rate factor (monthly rent divided by purchase price) is in excess of 2% per month and each lessee pays maintenance reserves. We intend to use a portion of the net proceeds of this offering and the concurrent private placement to complete both of these purchases. The anticipated closing date for the acquisition of the two Boeing 737 Classics is March 15, 2011 or such other date as the parties to the letter agreements may agree in writing, and is conditioned upon the closing of this offering.

Consultancy Agreement

First Greenwich Kahala has entered into a consultancy agreement with Michael Howard, our chief financial officer, treasurer and secretary. Under the consultancy agreement, Mr. Howard has agreed to provide to First Greenwich Kahala financial advisory services relating to the initial public offering of our common shares in the form of ADSs, including: (i) providing presentations to potential investors in this offering; and (ii) working with accountants and investment banks to determine the optimal structure for this offering. For these advisory services, commencing February 2, 2010, First Greenwich Kahala has agreed to pay Mr. Howard (i) cash compensation paid semi-monthly in the amount of $6,850, converted to Euros (which shall be not less than €4,633 semi monthly), and (ii) non-cash accrual compensation in the amount of $5,050 per month (also payable in Euros, which shall not be less than €3,366 per month) that shall be paid to Mr. Howard upon the completion of this offering. The consultancy agreement will terminate upon the completion of this offering. As Mr. Howard is providing these services to First Greenwich Kahala for our benefit, we agreed to reimburse First Greenwich Kahala for all payments made to Mr. Howard under the consultancy agreement. We pay these amounts to First Greenwich Kahala with a portion of the proceeds from the GK Hannover Loan.

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Financial Advisory Services Agreement

First Greenwich Kahala has entered into a financial advisory services agreement with a consultant. Under the financial advisory services agreement, the consultant has agreed, prior to the completion of this offering, to provide to First Greenwich Kahala financial advisory services relating to this offering, including: (i) working with AIB International Financial Services Limited, our corporate services provider, in preparation for the transfer to them of the corporate services they are to provide to us; and (ii) working with accountants to assist with the preparation for this offering. In addition, the consultant is to assist in various other duties relating to both this offering and the establishment of our office in Dublin, Ireland. The consultant has also agreed that, after the completion of this offering, he will provide services to us that include: (i) assisting us with meeting our SEC reporting obligations; (ii) liaising with our auditors in respect of audits, (iii) assisting in managing our relationship with AIB International Financial Services Limited, and (iv) assisting us generally with developing our finance function. For these financial advisory services, First Greenwich Kahala has agreed to pay the consultant €500 per day, as well as reimbursing his expenses. The financial advisory services agreement will terminate March 31, 2011. As the consultant is providing these services to First Greenwich Kahala for our benefit, we agreed to reimburse First Greenwich Kahala for all payments made to the consultant under the financial advisory services agreement. We pay these amounts to First Greenwich Kahala with a portion of the proceeds from the GK Hannover Loan.

First Greenwich Kahala Advisory Agreement

On January 2, 2010, we entered into a letter agreement with First Greenwich Kahala. Under the letter agreement, First Greenwich Kahala agreed to provide us with advisory services relating to this offering, including: (i) identifying investment banks to underwrite and manage this offering; (ii) assistance with all SEC filings that we are required to make as part of this offering; and (iii) assistance in setting up the initial infrastructure for our computer database. For these advisory services, we agreed to pay First Greenwich Kahala $35,000 per month, which was payable upon the completion of this offering. On December 2, 2010, we and First Greenwich Kahala terminated this letter agreement without the payment of any fees to First Greenwich Kahala.

Aircraft Management Agreements and Assignment Agreements

On January 5, 2007 and January 29, 2007, First Greenwich Kahala entered into two aircraft management agreements, one with FGK Trafalgar Ltd. and the other with Greenwich Kahala Athens Ltd, respectively, which entities are affiliated with our founders. The agreements relate to the two Boeing 737 Classics which we intend to acquire and for which we have signed non-binding letters of intent, as more fully described herein. We intend to use a portion of the net proceeds of this offering and the concurrent private placement to purchase both of these aircraft. Under the two agreements, First Greenwich Kahala agreed to act as the sole and exclusive manager of the aircraft covered by the agreements and to perform various general administration, non-technical management, remarketing and other duties in relation to these aircraft in return for a monthly fee.

Each of the aircraft management agreements will terminate upon the disposal of these aircraft. First Greenwich Kahala may be entitled to certain upside sharing fees upon the termination of the agreements in connection with the disposal of these aircraft. As a result and upon the purchase of these aircraft, we may owe First Greenwich Kahala certain upside sharing fees (as more fully discussed in each agreement). On or prior to the consummation of this offering, we will enter into two assignment agreements with First Greenwich Kahala, pursuant to which commencing on the date of the consummation of this offering, First Greenwich Kahala will assign to us all of its upside sharing fees under the two aircraft management agreements with FGK Trafalgar Ltd. and Greenwich Kahala Athens Ltd. The upside sharing fees consist of First Greenwich Kahala's performance fee on the two aircraft we intend to acquire, payable to First Greenwich Kahala under the agreements.

FGK JetBase License

On November 11, 2010, we entered into a side letter with First Greenwich Kahala and JetStar Partners, Inc., to make us a licensee of First Greenwich Kahala for the use of FGK JetBase, a web-based asset management and marketing software system that JetStar Partners, Inc., created for First Greenwich Kahala. First Greenwich Kahala holds a perpetual, royalty-free, non-exclusive, irrevocable license to use, access display, operate and enhance the FGK JetBase system for First Greenwich Kahala’s own use. There was no consideration paid in relation to the side letter.

Service Agreements

We will enter into service agreements with our non-executive directors and officers on or before the completion of this offering and the concurrent private placement.

Purchases of ADSs by affiliates

Private Placement Purchase Agreement

Concurrently with this offering, we expect to sell, in a separate concurrent private placement, ADSs in an amount equivalent to $2,150,400 at the initial offering price, to our founders, Bradley Smith, Michael Garland and Gerald Sherman (each through GK Hannover), and Michael Howard, our chief financial officer, treasurer and secretary. These issuances will be made under a private placement purchase agreement pursuant to the exemption provided by Section 4(2) of the Securities Act. There will be no underwriting discounts or commissions payable in connection with the private placement securities. The purchase price will be paid to us in immediately available funds to accounts specified by us. We plan to use the net proceeds of this offering and the concurrent private placement in accordance with our objectives and strategies described in this prospectus.

In connection with the concurrent private placement, each of our founders, through GK Hannover, and Mr. Howard have agreed with us to subject the ADSs purchased in the concurrent private placement to transfer restrictions similar to those contained in the lock up agreements with the underwriters for a period of 12 months from the date of this prospectus. These restrictions are subject to exceptions and compliance with these restrictions could be waived by us.

Registration Rights Agreement

Simultaneously with the completion of this offering and the concurrent private placement, we will enter into a registration rights agreement with our founders, Bradley Smith, Michael Garland and Gerald Sherman (each through GK Hannover), and Michael Howard, our chief financial officer, secretary and treasurer, to register the shares purchased in the concurrent private placement. This agreement is described under “Shares eligible for future sale — Registration Rights Agreement.”

Other investment activities of our founders

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The founders are in the process of winding down First Greenwich Kahala and conflicts may arise when we and First Greenwich Kahala wish to sell similar aircraft types at the same time. Further, on November 12, 2010, and November 13, 2010, we entered into aircraft administration agreements, one with First Greenwich Kahala and the other with Wingspan, respectively. First Greenwich Kahala, directly or through a joint venture, is currently responsible for managing certain aircraft. Under the two agreements, we perform various lease administration and technical management duties in relation to those aircraft that are solely managed by First Greenwich Kahala. Commencing on January 31, 2011, we receive an administration fee on a monthly basis from First Greenwich Kahala and Wingspan for the performance of these services. In the first year of the agreements, we expect our fees for these services to be approximately $98,000. First Greenwich Kahala will remain responsible to the owners of the aircraft under their existing management agreements and the administration agreements relate solely to the subcontracting of various back-office and technical activities.

The aircraft administration agreements are governed by Irish law and will terminate upon the disposal of the subject aircraft that First Greenwich Kahala or Wingspan, respectively, is contracted to manage. As of September 30, 2010, the longest lease for a covered aircraft was 108 months, and the shortest was seven months.

We do not have a separate policy or procedure in place for reviewing or pre-approving transactions with directors, officers or affiliates. However, we will implement a Code of Conduct for our employees, officers and directors that contains a stated policy with respect to such matters. The Code of Conduct, among other things, will require our executive officers and directors, before engaging in conduct that creates an actual, apparent or potential conflict of interest, to make full disclosure of all related facts and circumstances to our general counsel who will then seek prior approval of such conduct from the audit committee of our board of directors.

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Description of share capital

The following summary description of our share capital is materially complete and is subject to and qualified in its entirety by reference to our memorandum of association and our bye-laws, which can be found as Exhibits 3.1 and 3.2 to this registration statement, respectively. See “Where you can find more information.” Holders of ADSs will be able to exercise their rights with respect to the common shares underlying the ADSs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Shares” for more information.

Share capital

Our authorized share capital consists of $30,000 divided into 250,000,000 common shares par value $0.0001 each and 50,000,000 preference shares par value $0.0001 each. Upon the completion of this offering and the concurrent private placement and the repurchase, for $10,000, of 20 common shares issued to our founders, there will be 15,179,200 common shares and 0 preferred shares issued and outstanding, respectively, or 17,429,200 common shares and 0 preferred shares, issued and outstanding, respectively, if the underwriters’ overallotment option is exercised in full. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares.

Common shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preferred shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to those preference shares. The effect of issuing preference shares could include one or more of the following:

•	restricting dividends in respect of our common shares;
•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;
•	impairing the liquidation rights of our common shares; or
•	delaying or preventing a change of control of our company.

Dividend rights

Pursuant to Bermuda law, we are restricted from declaring or paying a dividend or making a distribution out of contributed surplus if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than the aggregate of our liabilities, our issued share capital (the aggregate par value of our issued and outstanding common shares) and our share premium account (the aggregate amount paid for our common shares in excess of their par value). As a result, in future years, if the realizable value of our assets decreases, our ability to make or maintain dividend payments or making distributions out of contributed surplus may depend on our shareholders’ approval of resolutions reducing our share premium account and transferring balances to our contributed surplus account (to which we can allocate shareholder contributions that are unrelated to any share subscription).

We cannot assure you that the realizable value of our assets will remain at a level sufficient to enable us to continue to pay dividends or make distributions out of contributed surplus under Bermuda law without a reduction in our share premium account. Under Bermuda law, we are entitled to reduce our share premium account by allocating amounts from that account to our contributed surplus account upon meeting certain statutory requirements. We intend, shortly after completion of this offering and the concurrent private placement, to transfer the balance of our share premium account (which will include substantially all the net proceeds of this offering and the concurrent private placement) to our contributed surplus account.

There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends or to make distributions out of contributed surplus to U.S. residents who are holders of our common shares.

Variation of rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in

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writing of the holders of not less than 51% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and removal of directors

Our bye-laws provide that our board shall consist of not less than two directors as the holders of our common shares may from time to time determine. Upon the completion of this offering and the concurrent private placement, we expect that our board of directors will comprise seven directors, each of whom will serve a one-year term. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting will be appointed by shareholders holding shares carrying a plurality of the votes cast on the resolution.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Our bye-laws provide that a director may be removed with or without cause by a resolution including the affirmative vote of shareholders holding shares carrying at least 66 2/3% of the votes of all shares then issued and entitled to vote on the resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Anti-takeover provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Pursuant to our bye-laws, we may issue preference shares from time to time, and the board of directors is authorized to determine the rights, preferences, privileges, qualifications, limitations and restrictions.

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Certain provisions of Bermuda law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares underlying the ADSs that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE.

Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness,

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performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates, if any, will only be issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences in corporate law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Duties of directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith,

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not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the ‘’business judgment rule.” The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the company and its shareholders, and accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

Interested directors

Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is not allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest.

Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting rights and quorum requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution shall constitute a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each shareholder is entitled to one vote for each share held by the shareholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bye-laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bye-laws, the affirmative vote of a majority of shares present in person or

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represented by proxy at the meeting entitled to vote is required for shareholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends

Pursuant to Bermuda law, a company is restricted from declaring or paying a dividend or making a distribution out of contributed surplus if there are reasonable grounds for believing that: (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium account. Under our bye-laws, each common share is entitled to dividends or distributions out of contributed surplus if, as and when dividends and distributions of contributed surplus are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. Issued share capital is the aggregate par value of the company’s issued and outstanding common shares, and share premium is the aggregate amount paid for issued shares in excess of their par value. Share premium accounts may be reduced in certain limited circumstances. See ‘’– Dividend rights.”

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding shares of all classes having a preference upon the distribution of assets.

Amalgamations, mergers and similar arrangements

The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution. Any merger or amalgamation not approved by our board must be approved by shareholders holding shares carrying not less than 66 2/3% of the votes of all shares entitled to vote on the resolution.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers

In addition to an amalgamation (as described above), an acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•	By a procedure under the Companies Act known as a ‘’scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of

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the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•	If the acquiring party is acquiring a company pursuant to a tender offer for 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•	Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital shares. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholders’ suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The operation of this provision as a waiver of the right to sue for violations of U.S. securities laws may be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

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Indemnification of directors and officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. We also will enter into directors’ service agreements with our directors, pursuant to which we will agree to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We will purchase and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of corporate records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder proposals

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (1) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next

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annual general meeting; and/or (2) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting although restrictions may be included in a Delaware company’s certificate of incorporation or bye-laws.

Calling of special shareholders’ meetings

Under our bye-laws, a special general meeting may be called by the President, the chairman of the board or the board of directors. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of shareholders.

Amendment of organizational documents

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then issued and outstanding, by the affirmative vote of the holders of a majority of the shares entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of bye-laws

Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders, adopted by the affirmative votes of at least a majority of all shares entitled to vote on the resolution.

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Under Delaware law, unless the certificate of incorporation or bye-laws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bye-laws of a corporation. Those bye-laws dealing with the election of directors, classes of directors and the term of office of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of shareholders carrying not less than 66% of all shares entitled to vote on the resolution.

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Description of American Depositary Shares

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent an ownership interest in one common share deposited with the custodian appointed by the depositary. Each ADS will also represent an ownership interest in any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have a shareholder’s rights. Bermuda law governs shareholders’ rights. The depositary will be the holder of the common shares underlying your ADSs. As a holder of ADSs, you will have an ADS holder’s rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holders’ rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where you can find additional information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our common shares) set by the depositary with respect to the ADSs.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares or any net proceeds from the sale of any common shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Material taxation considerations.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may, upon our timely instruction, distribute additional ADSs representing any common shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell common shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed common shares sufficient to pay its fees and expenses in connection with that distribution.

Elective Distributions in Cash or Shares. If we offer holders of our common shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the common shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing common shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of common shares.

Rights to Purchase Additional Shares. If we offer holders of our common shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf. The depositary will then deposit the common shares and deliver ADSs to you. It will only exercise rights if you pay the depositary the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case

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ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto. Except for common shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180-day lock-up period is subject to adjustment under certain circumstances as described in the section entitled “Shares eligible for future sale – Lock-up agreements.” In addition, in connection with the concurrent private placement, each of our founders, through GK Hannover, and Mr. Howard have agreed with us to subject the ADSs purchased in the concurrent private placement to transfer restrictions similar to those contained in the lock up agreements with the underwriters for a period of 12 months from the date of this prospectus. These restrictions are subject to exceptions and compliance with these restrictions could be waived by us as described in the section entitled “Shares eligible for future sale – Lock-up agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the deposited securities. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the common shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the common shares.

If we ask for your instructions and upon timely notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the common shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Bermuda and the provisions of our constitutive documents, to vote or to have its agents vote the common shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner

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to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy to be given, substantial opposition exists or the outcome of the matter materially and adversely affects the rights of holders of the shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the common shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the common shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:

$0.05 (or less) per ADS	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.02 (or less) per ADS	Any distribution of cash proceeds to you (not made pursuant to a cancellation or withdrawal)

A fee equivalent to the fee that would be payable if securities distributed to you had been common shares and the common shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$0.02 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of common shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw common shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADS or share underlying an ADS, including any applicable interest and penalties thereon and any share transfer or other taxes or governmental charges, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

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Deutsche Bank Trust Company Americas, as depositary, has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you. U.S. Holders (as defined in “Material taxation considerations – Material Irish tax considerations”) of ADSs (including U.S. citizens or residents) are entitled to claim a refund of Irish withholding taxes on dividends. Unless otherwise specified, U.S. Holders of ADSs will, upon provision of all necessary documentation and certification, receive such dividend gross of Irish withholding taxes, less customary fees and expenses. See “Material Taxation Considerations – Material Irish tax considerations – U.S. Holders”.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our common shares	The cash, common shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the common shares that are not distributed to you or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, common shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other

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governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver common shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

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•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting common shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, common shares or deposited securities.

The depositary is under no obligation to provide any holders of ADSs or other persons with any information about our tax status. The depositary shall also not incur any liability for any tax consequences that may be incurred by holders of ADSs on account of their ownership of ADSs, including without limitation, tax consequences resulting from our (or any of our subsidiaries) being treated as a “Passive Foreign Investment Company” (as defined in the U.S. Internal Revenue Code and the regulations issued thereunder) or otherwise. In no event shall the depositary or any of its directors, officers, employees, agents (including, without limitation, its agents) and/or affiliates, or any of them, be liable for any indirect, special, punitive or consequential damages to us, holders of ADSs or any other person.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

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Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying common shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our common shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying common shares. This is called a pre-release of the ADSs. The depositary may also deliver common shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying common shares are delivered to the depositary. The depositary may accept ADSs instead of common shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the common shares to be deposited, (b) assigns all beneficial rights, title and interest in such common shares to the depositary for the benefit of the owners, (c) will not take any action with respect to such common shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such common shares in its records, and (e) unconditionally guarantees to deliver such common shares to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

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Shares eligible for future sale

Prior to the completion of this offering, there has been no public market for our ADSs or our common shares, and we cannot predict the effect, if any, that market sales of ADSs or availability of any ADSs for sale will have on the market price of ADSs prevailing from time to time. Sales of substantial amounts of ADSs (including ADSs issued on the exercise of options or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our ADSs and our ability to raise additional capital through a future sale of securities.

Upon the completion of this offering and the concurrent private placement, a total of 15,179,200 ADSs will be issued and outstanding, assuming no exercise of the underwriters’ overallotment option (or 17,429,200 ADSs if the underwriters’ overallotment option is exercised in full) and after 20 common shares issued to our founders are repurchased for $10,000 and canceled upon the completion of this offering. All of the ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act except for any ADSs purchased by our ‘’affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Any ADSs held by affiliates or subject to certain contractual restrictions are considered restricted and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from registration, including, among others, the exemption provided by Rule 144.

We have applied to list our ADSs on the NYSE under the symbol “GKH.” Our common shares will only be offered in the form of ADSs.

Lock-up agreements

We, our executive officers, directors, director nominees, key personnel of our management and GK Hannover have agreed with the underwriters that, subject to limited exceptions described in ‘’Underwriting,” for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of FBR Capital Markets & Co. and Wells Fargo Securities, LLC, offer, sell, contract to sell, transfer, pledge, dispose of or hedge directly or indirectly any of our common shares or ADSs or any securities convertible into or exchangeable for our common shares or ADSs. The lockup agreements are subject to certain exceptions. The securities subject to these lock-up agreements may be released at any time without notice upon the written consent of FBR Capital Markets & Co. and Wells Fargo Securities, LLC. These ‘’lock-up” restrictions are subject to extension such that, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news, or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the ‘’lock-up” restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, in connection with the concurrent private placement, each of our founders, through GK Hannover, and Mr. Howard have agreed with us to subject the ADSs purchased in the concurrent private placement to transfer restrictions similar to those contained in the lock up agreements with the underwriters for a period of 12 months from the date of this prospectus. These restrictions are subject to exceptions and compliance with these restrictions could be waived by us.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of common shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 151,792 shares immediately after this offering and the concurrent private placement; or

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•	the average weekly trading volume of the ADSs representing our common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Registration Rights Agreement

Registration Rights

Concurrently with the completion of this offering and the private placement, we will enter into a registration rights agreement with our founders, Bradley Smith, Michael Garland and Gerald Sherman (each through GK Hannover), and Michael Howard, pursuant to which we will agree that, upon the request of these purchasers, at the later of (i) when we become eligible to file a Registration Statement on Form F-3 or (ii) 13 months after the date of this prospectus, we will file a registration statement to register for resale under the Securities Act certain “registrable securities” (including the ADSs purchased in the concurrent private placement).

Expenses and Indemnification

We will bear all our costs and expenses in connection with the registration described above. Additionally, we have agreed to indemnify the holders of the registrable securities against certain liabilities, and such holders have agreed on customary terms to indemnify us for certain liabilities, including liabilities under the Securities Act, including in connection with this offering.

Termination

The rights of a holder of the registrable securities to request registration or inclusion of registrable securities in any registration in connection with the registration rights agreement terminates on the earliest to occur of: (i) the transfer to us of all of such holder's registrable securities, (ii) the sale of all such holder's registrable securities pursuant to a public sale, and (iii) the date on which, in the written opinion of our counsel, all the registrable securities of such holder are immediately saleable without volume restriction or availability of current public information under Rule 144 under the Securities Act and the restrictive legend on such registrable securities has been removed.

The registration rights agreement does not include specific provisions for penalties or liquidated damages for a failure to comply with the terms of the agreement. The registration rights agreement permits such holder to transfer its registration rights, in whole or in part, under certain circumstances.

Other

Pursuant to the terms of the registration rights agreement we will also agree to register the ADSs that our directors and officers may receive under our 2011 Equity Incentive Plan on a Registration Statement on Form S-8, if and when deemed appropriate by our board of directors. We will agree to pay expenses in connection with such registration and sales and will indemnify these purchasers for material misstatements.

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Material taxation considerations

The following discussion is a summary of certain of the tax implications of an investment in our shares. You should consult your tax adviser prior to investing regarding all Irish, U.S. federal, U.S. state, U.S. local, Bermuda and other country income and other tax consequences of an investment in our shares, with specific reference to your own particular tax situation and recent changes in applicable law.

Material Irish tax considerations

We intend to be tax resident in Ireland. The following discussion reflects the material Irish tax consequences applicable to both Irish and Non-Irish Holders (as defined below) of the acquisition, ownership and disposition of our shares. This discussion is based on Irish tax law, statutes, treaties, regulations, rulings and decisions all as of the date of this prospectus. Taxation laws are subject to change, from time to time, and no representation is or can be made as to whether such laws will change, to what impact, if any, such changes will have on the summary contained in this prospectus. Proposed amendments may not be enacted as proposed, and legislative or judicial changes, as well as changes in administrative practice, may modify or change statements expressed herein.

This summary is of a general nature only. It does not constitute legal or tax advice nor does it discuss all aspects of Irish taxation that may be relevant to any particular holder of our shares. The Irish tax treatment of a holder of our shares may vary depending upon such holder’s particular situation, and holders or prospective purchasers of our shares are advised to consult their own tax advisers as to the Irish or other tax consequences of the purchase, ownership and disposition of our shares.

For the purposes of this summary of Irish tax considerations:

•	An “Irish Holder” is a holder of our shares that (1) beneficially owns our shares by virtue of holding the related ADSs evidenced by relevant ADRs; (2) in the case of individual holders, is resident or ordinarily resident in Ireland under Irish taxation laws; and (3) in the case of a holder that is a company, is resident in Ireland under Irish taxation laws and is not also a resident of any other country under any double taxation agreement entered into by Ireland.

•	A “Non-Irish Holder” is a Holder of our shares that is not an Irish Holder and has never been an Irish Holder.

•	A “U.S. Holder” is a holder of our shares that: (1) beneficially owns our shares by virtue of holding the related ADSs evidenced by the relevant ADRs; (2) is a resident of the United States for the purposes of the Ireland/United States Double Taxation Convention; (3) in the case of an individual holder, is not also resident or ordinarily resident in Ireland for Irish tax purposes; (4) in the case of a corporate holder, is not resident in Ireland for Irish tax purposes and is not ultimately controlled by persons resident in Ireland; and (5) is not engaged in any trade or business and does not perform independent personal services through a permanent establishment or fixed base in Ireland.

•	“Relevant Territory” is defined as (i) a country with which Ireland has concluded a double tax treaty which is currently in force, or (ii) a country with which Ireland has concluded a double tax treaty which is subject to the completion of administrative procedures before it comes into force, or (iii) or a member state of the European Union other than Ireland. As of the date of publication, Ireland is a party to in-force double tax treaties with 54 countries: Australia, Austria, Bahrain, Belgium, Belarus, Bulgaria, Canada, Chile, China, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Georgia, Greece, Hungary, Iceland, India, Israel, Italy, Japan, Korea (Republic of), Latvia, Lithuania, Luxembourg, Macedonia, Malaysia, Malta, Mexico, Moldova, the Netherlands, New Zealand, Norway, Pakistan, Poland, Portugal, Romania, Russia, Serbia, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Turkey, the United Kingdom, the United States, Vietnam, and Zambia. As of the date of publication, Ireland is a party to double tax treaties with a further six states that are subject to the completion of administrative procedures before they come into force: Albania, Bosnia & Herzegovina, Hong Kong, Kuwait, Morocco, and the United Arab Emirates.

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Irish dividend withholding tax

Dividends that we pay on our shares generally will be subject to a 20% dividend withholding tax, or DWT. DWT may not apply where an exemption is permitted by legislation or treaty and where we have received all necessary documentation prior to the payment of the dividend.

Irish Holders. Individual Irish Holders will be subject to DWT on any dividend payments that we make. Corporate Irish Holders will generally be entitled to claim an exemption from DWT by delivering a declaration to us in the form prescribed by the Irish Revenue Commissioners.

Non-Irish Holders. Shareholders who are individuals resident in a Relevant Territory and who are not resident or ordinarily resident in Ireland may receive dividends free from DWT where the shareholder has provided us with the relevant declaration and residency certificate required by Irish legislation. Corporate shareholders that are not resident in Ireland and

•	who are ultimately controlled by persons resident in a Relevant Territory and who are not ultimately controlled by persons not resident in a Relevant Territory; or

•	who are resident in a Relevant Territory and not controlled by Irish residents; or

•	whose principal class of shares or the principal class of shares of whose 75% or greater parents are substantially and regularly traded on a recognized shares exchange in a Relevant Territory; or

•	which are wholly owned by two or more companies, each of whose principal class of shares are substantially and regularly traded on a recognized shares exchange in a Relevant Territory may receive dividends free from DWT where they provide us with the relevant documentation required by Irish law.

U.S. Holders. U.S. Holders are permitted to receive dividends from Irish companies on a gross basis (without deduction of DWT) in the following circumstances:

•	where the register maintained by the depositary shows that the direct beneficial owner has a U.S. address on the register; or

•	if there is an intermediary between the beneficial shareholder, where confirmation from the intermediary has been received that the beneficial shareholder’s address in the intermediary’s records is in the United States.

Consequently, we expect that U.S. Holders will receive dividends that we pay free of DWT.

U.S. Holders that do not comply with the documentation requirements or otherwise do not receive the dividend gross of Irish withholding taxes may be entitled to claim a refund of the 20% withholding tax from the Irish Revenue Commissioners.

Income tax

Irish and non-Irish holders

Irish Holders. Individual Irish Holders will be subject to income tax, PRSI (Pay Related Social Insurance) and a Universal Social Charge on the gross amount of any dividend (i.e., the amount of the dividend received plus any DWT withheld), at rates of up to 55% depending on their circumstances. A credit may be claimed in respect of any DWT.

Corporate Irish Holders generally will not be subject to Irish tax in respect of dividends received.

Non-Irish Holders. Non-Irish Holders will not have an Irish income tax liability on dividends from us if the shareholder is neither resident nor ordinarily resident in Ireland and is:

•	an individual resident in a Relevant Territory; or

•	a corporation that is ultimately controlled by persons resident in a Relevant Territory; or

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•	a corporation whose principal class of shares (or whose 75% or greater parent’s principal class of shares) are substantially and regularly traded on a recognized shares exchange in a Relevant Territory; or

•	a corporation that is wholly owned by two or more corporations each of whose principal class of shares is substantially and regularly traded on a recognized shares exchange in a Relevant Territory; or

•	otherwise entitled to an exemption from DWT.

If a Non-Irish Holder is not so exempted, such shareholder will be liable to Irish income tax at the standard rate (currently 20%) on dividends received from us, but will be entitled to a credit for DWT withheld.

Taxation of capital gains

Irish Holders. Irish Holders that acquire shares will generally be considered, for Irish tax purposes, to have acquired their shares at a base cost equal to the amount paid for shares. On subsequent dispositions, shares acquired at an earlier time will generally be deemed, for Irish tax purposes, to be disposed of on a ‘’first in first out” basis before shares acquired at a later time. Irish Holders that dispose of their shares will be subject to Irish capital gains tax (CGT) to the extent that the proceeds realized from such disposition exceed the base cost of the common shares disposed of and any incidental expenses. The current rate of CGT is 25%. Unutilized capital losses from other sources generally can be used to reduce gains realized on the disposal of our shares.

An annual exemption allows individuals to realize chargeable gains of up to €1,270 in each tax year without giving rise to CGT. This exemption is specific to the individual and cannot be transferred between spouses. Irish Holders are required, under Ireland’s self-assessment system, to file a tax return reporting any chargeable gains arising to them in a particular tax year. When disposal proceeds are received in a currency other than euro they must be translated into euro amounts to calculate the amount of any chargeable gain or loss. Similarly, acquisition costs denominated in a currency other than the euro must be translated at the date of acquisition to euro amounts. Irish Holders that realize a loss on the disposition of our shares generally will be entitled to offset such allowable losses against capital gains realized from other sources in determining their CGT liability in a year. Allowable losses which remain unrelieved in a year generally may be carried forward indefinitely for CGT purposes and applied against capital gains in future years. Transfers between spouses will not give rise to any chargeable gain or loss for CGT purposes.

Non-Irish Holders. A person who is neither resident nor ordinarily resident in Ireland (and does not hold their shares through a branch or agency which is carrying on a trade in Ireland) should not be liable to capital gains tax on the disposal of our shares provided that, at the time of the disposal, the shares are quoted on a recognized stock exchange or do not derive the greater part of their value from Irish land, buildings, mineral rights or similar exploration rights.

Irish capital acquisitions tax

A gift or inheritance of our shares will be within the charge to capital acquisitions tax (CAT) where the donor/deceased or the beneficiary is resident or ordinarily resident in Ireland at the date of the gift/inheritance or to the extent that the property of which the gift or inheritance consists is situated in Ireland at the relevant date. Special rules with regard to residence apply where an individual is not domiciled in Ireland. CAT is charged at a flat rate of 25%. Gifts and inheritances between spouses are not subject to capital acquisitions tax.

The Estate Tax Convention between Ireland and the United States generally provides for Irish CAT paid on inheritances in Ireland to be credited, in whole or in part, against tax payable in the United States, in the case where an inheritance of shares is subject to both Irish CAT and U.S. federal estate tax. The Estate Tax Convention does not apply to Irish CAT paid on gifts.

Irish stamp duty

No Irish stamp or capital duty shall apply to the issuance of the common shares. In general transfers of the common shares are exempt from / not subject to Irish stamp duty unless the transfer relates to Irish

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immovable property (or to rights over Irish immovable property) or to stocks or marketable securities in an Irish registered company. The transfer of the ADRs should be exempt from / not subject to Irish stamp duty unless the transfer relates to Irish immovable property (or to rights over Irish immovable property) or to stocks or marketable securities in an Irish registered company.

Taxation of us and our Irish-tax-resident subsidiary

Corporation tax

In general, Irish-resident companies pay corporation tax at the rate of 12.5% on trading income, 25% on non-trading income and 25% on non-trading capital gains. We and Greenwich Kahala Services intend to conduct our and its business so that we and it should be considered tax-resident in Ireland and to be carrying on a trade for Irish tax purposes. In calculating net trading income, we and our Irish-tax-resident subsidiary company should be entitled to a deduction for trading expenses. In addition, Greenwich Kahala Services should be entitled to a deduction for tax depreciation on the aircraft of which it is the beneficial owner.

Non-trading income earned by us or our Irish-tax-resident subsidiary, including certain categories of interest income, will be subject to corporation tax at the rate of 25%. Non-trading capital gains realized by us or Greenwich Kahala Services will be subject to corporation tax at the rate of 25%. However, we should be exempt from corporation tax on any dividend income we receive from Greenwich Kahala Services. Furthermore, we may qualify to be taxed at the rate of 12.5% in respect of dividends we receive from Greenwich Kahala USA to the extent those dividends are paid out of trading profits. We should also be entitled to a credit against our Irish tax on dividends from Greenwich Kahala USA in respect of certain U.S. income taxes paid by Greenwich Kahala USA on the profits out of which the dividend is paid and the U.S. withholding tax imposed on the dividend. Given that the aggregate U.S. federal income tax rate and withholding tax rate is higher than the Irish 25% and 12.5% tax rates that could apply to Greenwich Kahala USA’s dividends, it is possible that we will not have any net Irish tax liability on those dividends.

Irish value-added Tax (VAT)

Ireland generally imposes VAT on the supply of goods and services. With effect from January 1, 2010, the standard rate of Irish VAT is 21% (though lower rates apply to the supply of certain goods and services). There is a budget proposal for the standard rate to increase to 22% in 2012 and 23% in 2013. Payments by a non-Irish airline lessee to us or Greenwich Kahala Services will not be subject to Irish VAT. Payments by an Irish airline lessee to us or Greenwich Kahala Services will be subject to Irish VAT at the 0% rate where the leased aircraft is used or to be used by a transport undertaking operating for reward chiefly on international routes or the aircraft is or is to be effectively used and enjoyed wholly outside the EU.

Any Irish VAT that may become payable by us or Greenwich Kahala Services in connection with our or its aircraft leasing activities will be eligible to be reclaimed on the assumption that invoices are addressed to us and they relate to costs attributable to a business activity of our company or Greenwich Kahala Leasing that is considered to be a VAT-taxable supply of goods or services by us or Greenwich Kahala Services.

In general, any VAT payable by us or Greenwich Kahala Services which is not referable to a taxable supply of goods or services by it will not be recoverable.

Material U.S. federal income tax considerations

Any discussion of U.S. federal tax matters set forth in this prospectus is written in connection with the promotion and marketing by us and the underwriters of our shares. Such discussion is not intended or written to be legal or tax advice to any person and is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

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General

The following is a general discussion of the U.S. federal income taxation of the company and of certain U.S. federal income tax consequences of acquiring, holding or disposing of our shares. It is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder (“’Treasury Regulations”), published administrative rulings, court decisions and other applicable authorities, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any state, local or non-U.S. tax considerations, nor does this discussion purport to be a comprehensive discussion of all of the U.S. federal income tax considerations that may be relevant to an investor’s decision to purchase our shares.

This discussion does not discuss all of the U.S. federal income tax considerations applicable to all categories of investors, some of whom may be subject to special rules including, without limitation, dealers in securities or currencies, financial institutions or “financial services entities,” life insurance companies, pension plans, tax-exempt entities, persons liable for the alternative minimum tax, holders of shares held as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” with other investments, U.S. persons whose “functional currency” is not the U.S. dollar, persons who have elected “mark-to-market” accounting, persons who have not acquired their shares upon their original issuance, or in exchange for consideration other than cash, persons who hold their shares through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes, persons for whom a share is not a capital asset, and persons holding, directly indirectly or constructively, 10% or more of our shares. The U.S. tax consequences of an investment in our shares will depend not only on the nature of our operations and the then-applicable U.S. federal tax principles, but also on certain factual determinations that cannot be made at this time, and upon a particular investor’s individual circumstances. No rulings have been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our shares that is (1) a citizen or an individual resident of the United States; (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust which (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A ‘‘Non-U.S. Holder” is a beneficial owner of our shares that is not a U.S. Holder and who, in addition, is not (1) a partnership or other fiscally transparent entity; or (2) subject to rules applicable to certain expatriates or former long-term residents of the United States.

Prospective investors should consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing our shares in light of their own particular circumstances, as well as the effect and applicability of any state, local or non-U.S. tax laws.

Taxation of U.S. Holders

Taxation of Distributions

Distributions paid on our shares, other than certain pro rata distributions of our shares, will be treated as foreign source dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions should qualify as “qualified dividends” eligible for a 15% tax rate under current law; however, if we are treated as a PFIC, such dividends will be taxable at ordinary income tax rates. In addition, in all events, for the taxable years beginning after December 31, 2012, such dividends may be taxable at higher ordinary income tax rates.

Any taxes withheld from dividends, if any, on our shares will be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to applicable restrictions and limitations that may vary depending upon the U.S. Holder’s circumstances. Instead of claiming a credit, a U.S. Holder may elect to deduct such taxes in computing its taxable income, subject to applicable limitations. The limitation of foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing

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foreign tax credits are complex. U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits with respect to their particular circumstances.

Sale or Other Disposition of Our Shares

Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss on the sale or other disposition of our shares, which will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s adjusted tax basis in the shares disposed of and the amount realized on the sale or other disposition. A U.S. Holder’s tax basis in our shares generally should equal the U.S. dollar value of the price the U.S. Holder paid to acquire the shares. Long-term capital gains of certain non-corporate U.S. Holders are generally taxed at lower rates than items of ordinary income.

Passive Foreign Investment Company Status

Special U.S. federal income tax rules apply to U.S. Holders who own, directly or indirectly, shares of a PFIC. We will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value, either (1) at least 75% of our gross income is “passive income” or (2) at least 50% of the quarterly gross value of our assets, averaged over the year, is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, passive income may include, among other things, interest, dividends and other amounts derived from the investment of funds (including funds raised from securities offerings); income derived from investments in aircraft-related debt securities; rental income paid in connection with the lease of aircraft; and gains derived from the sale of aircraft other than aircraft that are held primarily for sale to customers in the ordinary course of business.

If we would otherwise be a PFIC in our “start-up year” (defined as the first taxable year we earn gross income), we will not be treated as a PFIC in that taxable year, provided that (1) no predecessor corporation was a PFIC, (2) it is established to the IRS’s satisfaction that we will not be a PFIC in either of the two succeeding taxable years and (3) we are not, in fact, a PFIC for either succeeding taxable year. In the event we are a PFIC in our start-up year, and we fail to satisfy the start-up year exception, a U.S. Holder acquiring our shares in this offering will be required to treat us as a PFIC for the entire duration of the U.S. Holder’s holding period even if we would not otherwise be a PFIC in a later taxable year, unless a qualifying electing fund (a “QEF”) election is made during our first year, a QEF “purging election” (as discussed below) is made as of the last day of the last taxable year in which we are a PFIC or a mark-to-market election is made with respect to our shares. There can be no assurance that we will not be a PFIC in our start-up year, or that we will satisfy the start-up exception in the event we are a PFIC in such year.

In general, for purposes of determining whether we are a PFIC, passive income does not include rental income that is received from unrelated persons and is derived in the active conduct of a trade or business. Our aviation rental income will be treated as being derived from the active conduct of a trade or business if we acquire and add substantial value to our aircraft and we are regularly engaged in the acquisition and addition of substantial value to other aircraft. Alternatively, the income derived from our leasing of aircraft will be considered to be derived in the active conduct of a trade or business if (1) the aircraft are leased as a result of our performance of marketing functions and (2) we, through our own officers or staff of employees located in a foreign country, maintain and operate an organization in the foreign country that is regularly engaged in the business of marketing, or of marketing and servicing, the leased aircraft and that is substantial in relation to the amount of rents derived from leasing the aircraft. Our organization will be considered substantial in relation to the amount of rents derived from leasing the aircraft if our “active leasing expenses” equal or exceed 10% of our “adjusted leasing profit.” Alternatively, we should satisfy the substantiality requirement based upon all the facts and circumstances if we regularly and directly perform active and substantial marketing, remarketing, management and operational functions with respect to the leasing of our aircraft.

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Although the application of the relevant legal rules to our business is not entirely clear, and although our view is based on our prediction as to the manner in which we will be able to operate our business, we expect to meet one or more of the tests described above so that our leasing income is considered to be derived in the active conduct of a trade or business. We further expect that our active aviation leasing income should constitute more than 25% of our annual gross income and that more than 50% of the average quarterly gross value of our assets should be attributable to our actively leased aircraft for purposes of the PFIC income and assets tests described above although our ability to meet these tests for any given year will not be entirely in our control. Therefore, subject to the start-up year discussion above, we do not expect to be a PFIC. However, we may not successfully meet our expectations regarding how we intend to operate our business. In addition, there is only limited guidance available interpreting the relevant rules, particularly in the context of aviation leasing activities, and the IRS or a court could disagree with the manner that we are applying the relevant rules. Therefore, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. We will not obtain an opinion of counsel, and no ruling will be sought from the IRS, regarding whether we are or will be treated as a PFIC. Although we expect to conduct our affairs in a manner to avoid being classified as a PFIC, we cannot provide any assurances that we are not currently a PFIC or that we will not become a PFIC in the future.

Tax Consequences if the Company is a Passive Foreign Investment Company

In general, if we are treated as a PFIC and a U.S. Holder fails to make a timely QEF election or “mark-to market” election, the following rules will apply:

•	Excess distributions to a U.S. Holder would be taxed in a special way. “Excess distributions” are amounts received by a U.S. Holder with respect to our shares in any taxable year that exceed 125% of the average distributions received by such U.S. Holder from us during the shorter of either the previous three years or such U.S. Holder’s holding period in our shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held our shares. A U.S. Holder must include amounts allocated to the current taxable year in its gross income as ordinary income for that year. A U.S. Holder must pay tax on amounts allocated to each prior taxable year in which we were a PFIC at the highest rate in effect for the particular class of taxpayer for that year and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

•	The entire amount of gain realized by a U.S. Holder upon the sale or other disposition of our shares would be treated as an excess distribution and would be subject to tax as described above.

•	The tax basis in shares that were acquired from a decedent who was a U.S. Holder would not receive a step-up to fair market value as of the date of the decedent’s death but would instead be equal to the decedent’s basis, if lower than fair market value.

If we are treated as a PFIC, and the U.S. Holder makes a QEF election in the first taxable year in which the U.S. Holder owns our shares (and if we comply with certain reporting requirements), then such U.S. Holder would be required for each taxable year to include in income its pro rata share of our ordinary earnings as ordinary income and its pro rata share of our net capital gain as long-term capital gain, subject to a separate voluntary election to defer payment of taxes, which deferral is subject to an interest charge. Further, the U.S. Holder would not be taxed again on our distributions attributable to such QEF inclusions. Distributions in excess of the U.S. Holder’s QEF inclusions would be applied against and would reduce the U.S. Holder’s basis in our shares and, to the extent in excess of such basis, would be treated as gain from the sale or exchange of a capital asset.

The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return or, if not required to file such tax return, by filing such form with the IRS. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. Holder must file a completed IRS Form 8621 every year. If any subsidiary of Greenwich Kahala Aviation is not subject to an election to be treated as a disregarded entity or partnership for U.S. tax purposes, then to be effective a

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QEF election would have to be made for each such subsidiary. In this connection, we note that Greenwich Kahala Services will be treated as a corporation (and not as a disregarded entity or partnership) for U.S. tax purposes. We intend to determine each year whether we are a PFIC for that year and, in the event that we, the IRS or a court determines that we are a PFIC, we intend to prepare information each year that is sufficient for our shareholders to make a valid “qualified electing fund” election under Section 1295 of the Code in respect of us and in respect of each of our subsidiaries that is treated as a corporation for U.S. federal income tax purposes. We intend to provide U.S. Holders with all necessary information to enable them to make QEF elections for us, for Greenwich Kahala Services and for any other subsidiary of ours not treated as a disregarded entity or a partnership for U.S. tax purposes.

A U.S. Holder that has made a QEF election for the first year of its holding period will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s basis in the shares, which is usually the cost of such shares, and the amount realized on a sale or other taxable disposition of the shares. If, as anticipated, the shares of Greenwich Kahala Aviation are publicly traded, a disposition of shares will be considered to occur on the “trade date,” regardless of the holder’s method of accounting. If a QEF election has been made, capital gain from the sale, exchange or other disposition of shares held more than one year will be long-term capital gain and will be eligible for the long-term capital gains rate of tax for non-corporate U.S. Holders. The deductibility of a capital loss recognized on the sale, exchange or other disposition of shares is subject to limitations. Gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of our shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

If the QEF election is not effective for each of the tax years in which the company is a PFIC, the PFIC rules discussed above will continue to apply unless the U.S. Holder makes a purging election. A purging election creates a deemed sale of the U.S. Holder’s shares at their fair market value. The gain recognized by the U.S. Holder by reason of the purging election should be treated as an excess distribution as discussed above.

U.S. Holders may, instead of making a QEF election, elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference, as of the close of the taxable year, between the fair market value of the shares and the U.S. Holder’s adjusted tax basis in the shares. Losses would be allowed only to the extent of net mark-to-market gain previously recognized by the U.S. Holder under the election for prior taxable years. If we were treated as a PFIC and the mark-to-market election was made, then the rules set forth above with respect to our shares would not apply for periods covered by the election. A mark-to-market election is only available if our shares meet trading volume requirements on a qualifying exchange. In addition, a mark-to-market election may not be effective with respect to U.S. Holder’s indirect interest in non-U.S. subsidiaries treated as corporations for U.S. tax purposes, including Greenwich Kahala Services. As a result, if a U.S. Holder makes a mark-to-market election, in which case the U.S. Holders could be subject to the mark-to-market rules with respect to our shares and the excess distribution rules set forth above with respect to the U.S. Holder’s indirect ownership interest in Greenwich Kahala Services and any other non-U.S. subsidiaries treated as corporations for U.S. tax purposes.

A U.S. Holder considering purchasing our shares should consult its own tax advisor concerning the U.S. federal income tax consequences of holding our shares if we are treated as a PFIC for any taxable year during which the U.S. Holder owns, or is treated as owning, the shares (including the availability and advisability of making any of the foregoing elections).

Pursuant to recently enacted legislation, in the event we are classified as a PFIC, each U.S. Holder would be required to file an annual report containing such information as the IRS may require.

Information reporting and backup withholding for U.S. Holders

Dividend payments made within the United States with respect to our shares, and proceeds from the sale, exchange or redemption of our shares, may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, a U.S. Holder will provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Amounts withheld under the backup

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withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amount withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS.

A U.S. Holder may be required to report, with its tax return for the tax year that includes the date on which it purchased our shares, certain information relating to the purchase of our shares on IRS Form 926 and certain related attachments. In the event a U.S. Holder subject to these reporting requirements fails to file such form, the U.S. Holder could be subject to a penalty equal to 10% of the gross amount paid for such shares, subject to a maximum penalty of $100,000 (except in cases of intentional disregard).

U.S. Holders should consult their tax advisers regarding any reporting or filing obligations that may arise as a result of their acquisition, ownership and disposition of our shares.

Information reporting and backup withholding for Non-U.S. Holders

Information reporting and backup withholding to the IRS generally would not be required for dividends paid on our shares or proceeds received upon the sale, exchange or redemption of our shares to Non-U.S. Holders who hold or sell our shares through a non-U.S. office of a non-U.S. broker or financial institution. Information reporting and backup withholding may apply if our shares are held by a Non-U.S. Holder through a U.S., or U.S.-related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the Non-U.S. Holder fails to establish an exemption from information reporting and backup withholding by certifying such holder’s non-U.S. status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of these rules.

Pursuant to recently enacted legislation, effective for tax years beginning after March 18, 2010, individuals who are U.S. Holders, and who hold “specified foreign financial assets” (as defined), including stock of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution” (as defined), whose aggregate value exceeds $50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty.

Taxation of us and our non-U.S. subsidiary

For U.S. federal income tax purposes, both we and Greenwich Kahala Services will be treated as non-U.S. corporations. Any U.S. federal income tax resulting from our or Greenwich Kahala Services’ activities will be payable by us or by Greenwich Kahala Services. Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is directly or through its agents engaged in a trade or business in the United States is generally subject to U.S. federal income tax, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is “effectively connected” with such U.S. trade or business. In addition, such non-U.S. corporation may be subject to the U.S. federal branch profits tax on the portion of its “effectively connected earnings and profits” constituting “dividend equivalent amounts” at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. Non-U.S. corporations that earn certain U.S. source income not effectively connected with a U.S. trade or business, including rental income attributed to the use of aircraft by a lessee between places within the United States, will be subject to a 30% U.S. withholding tax on such gross income unless they are entitled to a reduction or elimination of such tax pursuant to an applicable treaty or provision of the Code. Furthermore, even if a non-U.S. corporation is not engaged in a U.S. trade or business internationally, certain U.S. source “gross transportation income” (which includes rental income from aircraft that fly to or from the United States) is subject to a 4% U.S. gross transportation tax unless a statutory or treaty exemption applies.

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We expect that we and Greenwich Kahala Services will be entitled to claim the benefits of the Irish Treaty. Accordingly, even if we or Greenwich Kahala Services earns income that otherwise would be treated as subject to U.S. tax, such income is expected to be exempt from U.S. tax under the Irish Treaty to the extent that it is (1) rental income attributable to aircraft used in international traffic; (2) gain from the sale of aircraft used in international traffic; or (3) U.S. source business profits (which includes rental income from, and gains attributable to, aircraft operated in U.S. domestic service) not attributable to a U.S. permanent establishment. For this purpose, ‘’international traffic” means transportation except where flights are solely between places within the United States.

However, while we expect we and Greenwich Kahala Services will qualify for the benefits of the Irish Treaty, we have not sought or obtained a ruling from the IRS or an opinion of counsel addressing the issue, and there can be no assurances we or Greenwich Kahala Services will qualify for the benefits of the Irish Treaty. In order for us and Greenwich Kahala Services to be eligible for the benefits of the Irish Treaty for a particular taxable year, we and Greenwich Kahala Services must each satisfy a number of requirements, including the requirements of Article 23 (Limitation on Benefits) of the Irish Treaty for that taxable year. We will be eligible for the benefits of the Irish Treaty if the principal class of our shares is substantially and regularly traded on one or more recognized stock exchanges. Our shares will be substantially and regularly traded on one or more recognized stock exchanges in a taxable year if: (1) trades in such shares are effected on such exchanges in more than de minimis quantities during every quarter; and (2) the aggregate number of shares traded on such exchanges during the previous taxable year is at least 6% of the average number of shares outstanding during that taxable year. In particular, if our shares cease to be treated as regularly traded, then we may no longer be eligible for the benefits of the Irish Treaty. Greenwich Kahala Services will be eligible for benefits under the Irish Treaty if we hold, directly or indirectly, 50% or more of the vote and value of Greenwich Kahala Services and we meet the regularly traded test described above, or to the extent Greenwich Kahala Services derives income connected with or incidental to its active conduct of a trade or business in Ireland (other than a business of making or managing investments).

Assuming that we and Greenwich Kahala Services qualify for the benefits of the Irish Treaty, if we or Greenwich Kahala Services were considered to have a permanent establishment in the United States, all or a part of our U.S. source rental income attributable to the flights that are solely between places within the United States may be subject to U.S. corporate tax, which currently has a maximum rate of 35%, and a U.S. federal branch profits tax of 5% on the dividend equivalent amounts of such permanent establishment. We have obtained advice of counsel as to actions that we should take in order to increase the likelihood that we and Greenwich Kahala Services will not have a permanent establishment in the United States. However, such advice is not binding on the IRS or a court, and there can be no guarantee that, if we take the recommended actions, the IRS or a court will reach a favorable conclusion.

If we or Greenwich Kahala Services were not entitled to the benefits of the Irish Treaty, any income that we or Greenwich Kahala Services earns that is treated as effectively connected with a U.S. trade or business, either directly or through agents, would be subject to tax in the United States at a rate of 35%. In addition, we would be subject to the U.S. federal branch profits tax at a rate of 30% on the effectively connected earnings and profits considered distributed from the U.S. trade or business.

Further, if we or Greenwich Kahala Services do not qualify for Irish Treaty benefits, certain U.S. source rental income not connected with a U.S. trade or business may be subject to U.S. withholding tax of 30% and certain U.S. source gross transportation income may be subject to a 4% gross transportation tax. However even if we were not entitled to the benefits of the Irish Treaty, we would be exempt from the 4% gross transportation tax if we qualify for an exemption under section 883 of the Code. Section 883 provides an exemption from U.S. federal income tax for income derived from aircraft used in international traffic by certain non-U.S. corporations. To qualify for this exemption, the lessor of the aircraft must be organized in a country that grants a comparable exemption to U.S. lessors (Bermuda does), and the direct and indirect shareholders of the lessor must satisfy certain residency requirements. We and Greenwich Kahala Services should satisfy these residency requirements in any year our shares are primarily and regularly traded on one or more recognized exchanges in the United States (or other foreign country which grants U.S. corporations an equivalent exemption for income from the international operation of aircraft). Our shares will be considered to be primarily and regularly traded on such recognized exchanges in any year if: (1) one or more classes of the corporation’s stock that, taken

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together, equal more than 50% of the total value of the corporation’s stock and the corporation’s voting power, are listed on such recognized exchanges; (2) the number of shares in each such class that are traded during the taxable year on the recognized exchanges in that country exceed the number of shares (or direct interests in our shares) in each such class that are traded during that year on recognized exchanges in any other single country; (3) trades in each such class are effected on such recognized exchanges in more than de minimis quantities on at least 60 days during the taxable year; and (4) the aggregate number of our shares in each such class traded on such shares exchanges during the taxable year is at least 10% of the average number of our shares outstanding in that class during that year. In particular, if our shares cease to be treated as regularly traded, then we and Greenwich Kahala Services may no longer be eligible for the section 883 exemption.

Taxation of Greenwich Kahala USA

Greenwich Kahala USA will be subject to U.S. federal income tax at graduated rates (with a maximum rate of 35% under current law) on all of its income, as well as state income tax in the states where it does business. Dividends paid by Greenwich Kahala USA to us out of its current or accumulated earnings and profits will be subject to U.S. withholding tax at a 5% rate, assuming we are entitled to the benefits of the Irish Treaty, or else at a 30% rate.

Material U.K. tax considerations

In order for us to ensure that our profits (and those of our subsidiaries) are not subject to U.K. tax, we must, among other things, ensure that neither we nor our subsidiaries become resident in the United Kingdom or carry on a trade through a “permanent establishment” within the United Kingdom for U.K. taxation purposes.

We and our subsidiaries have, following advice from U.K. tax counsel, organized (and will continue to organize) our business activities in a manner which we believe will minimize the risk that those profits would be subject to U.K. tax. However, we have not received a ruling from Her Majesty’s Revenue & Customs on these questions. Accordingly, there can be no assurances that such profits will not be subject to U.K. tax. Were that to be the case, such profits could be subject to U.K. tax at rates of up to 28% under current law (although the U.K. Government has recently a announced a reduction in the main rate of U.K. corporation tax rate to 27% for the financial year commencing 1 April 2011, with further reductions to 26% in 2012-2013, 25% in 2013-2014 and 24% in 2014-2015). The imposition of such taxes would adversely affect our business and would result in decreased cash available for distribution to our shareholders.

Material Bermuda tax considerations

We are incorporated under the laws of Bermuda. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares.

Other taxes

Taxation of shareholders

Shareholders may be liable for taxes in the country, state or locality in which they are resident or doing business. Since the tax laws of each country, state, and locality may differ, each prospective investor should consult its own tax counsel with respect to any such taxes that may be payable as a result of an investment in the shares.

Taxation of us and our subsidiaries

We and our subsidiaries will be subject to the income tax laws, if any, of the jurisdictions in which we or they are considered to be resident for tax purposes and may be subject to the income tax laws (including withholding taxes on lease rentals) of other jurisdictions by reason of our activities and operations or

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those of our subsidiaries, our service providers, the lessees (or sublessees), or others who are in possession of our group’s aircraft. Certain members of our group, however, may qualify for the benefits of income tax treaties between the countries in which the members are resident and the countries in which such members earn rental income. Such treaties generally reduce or eliminate withholding taxes applicable to rental income earned by such members. There can be no assurance, however, that any such treaty will not be terminated or modified or that any such member of our group will meet the treaty eligibility criteria of any such treaty.

We and our subsidiaries may also be subject to the sales tax / VAT, stamp duty, and other tax laws of other jurisdictions by reason of our activities and operations or those of our subsidiaries, our service providers, the lessees (or sublessees), or others who are in possession of our group’s aircraft. In certain circumstances such taxes may be avoidable or refundable; however, there can be no assurance in this regard.

The cash flows available to make payments on the shares will be reduced by any taxes payable by the members of our group or withheld from lease rentals payable to any member of our group.

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Underwriting

FBR Capital Markets & Co. (“FBR”) and Wells Fargo Securities, LLC (“Wells Fargo”), are acting as representatives of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to each of the underwriters and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of ADSs set forth opposite the underwriters’ name in the following table:

Underwriter	Number of ADSs

FBR Capital Markets & Co.
Wells Fargo Securities, LLC
Cowen and Company, LLC
Raymond James & Associates, Inc.
Total

Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the ADSs offered by this prospectus, other than the ADSs subject to the overallotment option described below, if any ADSs are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the ADSs offered herein are subject to the approval of certain legal matters by counsel and the satisfaction of other conditions. We have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

We have granted the underwriters an option, exercisable from time to time or at one time during the 30 day period after the date of this prospectus to purchase, at the initial public offering price less underwriting discounts and commissions, to purchase up to an aggregate of additional ADSs, exercisable solely to cover over allotments, if any. To the extent that the overallotment option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase additional ADSs in approximately the same proportion as shown in the table above.

The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at the same offering price less a concession not to exceed $           per ADS. The underwriters may allow, and certain dealers may re-allow, a discount not to exceed $           per ADS to certain other dealers. If all of the ADSs are not sold at the initial public offering price, FBR and Wells Fargo may change the offering price and other selling terms. FBR and Wells Fargo have advised us that the underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.

The following table shows the public offering price, underwriting discount and proceeds we receive before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option and does not include the gross proceeds we will receive from the sale of 179,200 ADSs in the concurrent private placement.

	Per ADS	Without Overallotment Option	With Full Overallotment Option

Public offering price	$12.00	$180,000,000	$207,000,000
Underwriting discounts and commissions	$0.72	$10,800,000	$12,420,000
Proceeds, before expenses, to us	$11.28	$169,200,000	$194,580,000

The total expenses of this offering, excluding the underwriting discounts and commissions, are estimated to be approximately $2.43 million and are payable by us. The total underwriting discounts and commissions without the overallotment option and the total underwriting discounts and commissions with the full overallotment option will be $10,800,000 and $12,420,000, respectively, and the total proceeds before expenses to us without the overallotment option and with the full overallotment option will be $180,000,000 and $207,000,000 respectively. The underwriters will be entitled to receive $0.72 per share, or 6.00% of the gross proceeds per share, from us at closing. The underwriters will defer the receipt of payment of $0.24 per share, or 2.00% of the gross proceeds of this offering, until we invest 50% in value of the net proceeds of this offering in our target assets.

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In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ADSs. Specifically, the underwriters may overallot this offering by selling more than the number of ADSs offered by this prospectus, creating a syndicate short position. In addition, the underwriters may bid for and purchase ADSs in the open market to cover syndicate short positions or to stabilize the price of the ADSs. Finally, the underwriters may reclaim selling concessions from dealers if our ADSs sold by such dealers are repurchased in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our ADSs above independent market levels. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and each of our directors, director nominees, executive officers, key personnel of our management and GK Hannover have agreed that, without the prior written consent of FBR and Wells Fargo, we will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or ADSs, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or ADSs or any right to acquire shares of our common stock or ADSs; and

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or ADSs, whether any such transaction described above is to be settled by delivery of common stock, ADSs or such other securities, in cash or otherwise.

FBR and Wells Fargo do not intend to release any of the securities subject to the foregoing lock-up agreements. However, FBR and Wells Fargo, in their sole discretion, may release any of the securities from the lock-up agreements prior to expiration of the 180-day period without notice. In considering a request to release the securities from a lock-up agreement, FBR and Wells Fargo will consider a number of factors, including the impact that such a release would have on this offering, the market for the securities and the equitable considerations underlying the request for releases.

The 180-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the “lock-up” restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. This automatic extension is waivable only by FBR and Wells Fargo on behalf of the underwriters.

In addition, in connection with the concurrent private placement, each of our founders, through GK Hannover, and Mr. Howard have agreed with us that the ADSs purchased in the concurrent private placement will be subject to transfer restrictions similar to those contained in the lock up agreements with the underwriters for a period of 12 months from the date of this prospectus. These restrictions are subject to exceptions and compliance with these restrictions could be waived by us as described in the section entitled “Shares eligible for future sale – Lock-up agreements.”

The underwriters or their affiliates may from time to time engage in transactions with us and perform services to us in the ordinary course of their business. An affiliate of Wells Fargo serves as trustee to the 1991 Boeing 757-200 passenger aircraft, which the company acquired on October 1, 2010, and receives customary fees and expenses for serving in such capacity. The underwriters and their affiliates may perform in the future commercial banking, financial advisory, investment banking, advisory and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and expenses.

Prior to the completion of this offering, there has been no public market for our common shares or the ADSs. Consequently, the initial public offering price for the ADSs was determined by negotiations between us, FBR and Wells Fargo. Among the factors considered in determining the initial public offering price were our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities market. We cannot assure you, however, that the prices at which the ADSs will sell in the public market after the completion of this offering will not be lower than the initial public offering price or that an active trading market in the ADSs will develop and continue after the completion of this offering.

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We have applied to list our ADSs on the NYSE under the symbol “GKH.”

An offer of the ADSs may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA. An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company. All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the ADSs must be complied with in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (EEA) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(d)	in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ADSs acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the ADSs which are the subject of the offering contemplated by this prospectus, does not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The ADSs will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the ADSs, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The ADSs are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the ADSs with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the ADSs, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

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Legal matters

The validity of the common shares and certain other matters with respect to the laws of Bermuda will be passed upon by Cox Hallett Wilkinson, of 18 Parliament Street, Hamilton, HM FX, Bermuda. Certain matters of U.S. federal and New York law relating to this offering will be passed upon for us by Kaye Scholer LLP of 425 Park Avenue, New York, New York 10022. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Material taxation considerations – Material U.S. federal income tax considerations” is based on the opinion of Kaye Scholer LLP, and the description of Irish tax consequences contained in the section of the prospectus entitled “Material taxation considerations – Material Irish tax considerations” is based on the opinion of William Fry, Solicitors, Fitzwilton House, Wilton Place, Dublin 2, Ireland. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance US LLP of 31 West 52nd Street, New York, New York 10019.

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Experts

The audited consolidated financial statements of Greenwich Kahala Aviation Ltd. and subsidiary as of September 30, 2010, have been included herein in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The section in this prospectus entitled “The commercial aircraft industry” and summaries elsewhere in this prospectus of certain information contained in such section are based upon information either compiled or produced by Ascend Worldwide Limited and are included on reliance upon the authority of that firm as an expert, although Ascend Worldwide Limited has not independently verified the material provided to it by the outside sources referenced in that section.

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Enforceability of civil liabilities

We are incorporated under the laws of Bermuda and are managed and controlled in Ireland. Our business is based outside the United States, a majority of our directors and officers reside outside the United States, and a majority of our assets and some or all of the assets of such persons may be located in jurisdictions outside the United States. Although we have appointed Corporation Service Company as our agent to receive service of process with respect to any actions against us arising out of violations of the U.S. securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. securities laws.

There is no treaty in-force between the United States and Bermuda or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda or Ireland against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by a Bermuda or Irish court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda or Irish conflict of law rules. The courts of Bermuda or Ireland would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda or Ireland would give a judgment based on such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment; (2) the U.S. court did not contravene the rules of natural justice of Bermuda or Ireland; (3) the U.S. judgment was not obtained by fraud; (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda or Ireland; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda or Ireland; (6) there is due compliance with the correct procedures under the laws of Bermuda or Ireland; and (7) the U.S. judgment is not inconsistent with any judgment of the courts of Bermuda or Ireland in respect of the same matter.

In addition to and irrespective of jurisdictional issues, neither Bermuda nor Irish courts will enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of our counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda or Irish courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. securities laws, would not be available under Bermuda or Irish law or enforceable in a Bermuda or Irish court, as they are likely to be contrary to Bermuda or Irish public policy. Further, no claim may be brought in Bermuda or Ireland against us or our directors and officers in the first instance for a violation of U.S. securities laws because these laws have no extraterritorial application under Bermuda or Irish law and do not have force of law in Bermuda or Ireland.

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Where you can find more information

We have filed with the SEC a registration statement on Form F-1, including exhibits and schedules (File No. 333-171562), under the Securities Act with respect to the common shares in the form of ADSs to be sold in this offering. This prospectus, which is not a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common shares in the form of ADSs to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. We have also filed with the SEC a related registration statement on Form F-6 (File No. 333-     ) to register the ADSs. Copies of the registration statements, including the exhibits and schedules to the registration statements, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of these documents may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our future SEC filings and our registration statement, will also be available to you, free of charge, on the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. Those reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of common shares.

In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 90 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also will furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year. We intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements, and all notices of shareholders’ meetings and other reports and communications generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

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Index to the financial statements

of Greenwich Kahala Aviation Ltd.

Consolidated Financial Statements

Unaudited Condensed Consolidated Financial Statements

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Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Greenwich Kahala Aviation Ltd.:

We have audited the accompanying consolidated balance sheet of Greenwich Kahala Aviation Ltd. and Subsidiary (the “Company”) as of September 30, 2010, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the period from date of incorporation, (December 30, 2009), to September 30, 2010 (the “consolidated financial statements”). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2010, and the results of their operations and their cash flows for the period from incorporation, (December 30, 2009), to September 30, 2010, in conformity with U.S. generally accepted accounting principles.

/s/KPMG

Dublin, Ireland
November 24, 2010

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GREENWICH KAHALA AVIATION LTD. AND SUBSIDIARY
Consolidated Balance Sheet
As of September 30, 2010
(Dollars in thousands, except per share data)

Assets

Current assets:
Cash and cash equivalents	$625
Restricted cash (Note 2)	1,643
Receivables (Note 3)	11

Total current assets	2,279
Other assets (Note 5)	81

Total assets	$2,360

Liabilities and Stockholders’ Deficit

Current liabilities:
Accrued expenses (Note 4)	$800
Due to affiliated companies (Note 6)	2,769

Total current liabilities	3,569
Stockholders’ deficit (Note 7)
Par value 0.0001 US dollars per share; 30,000 shares authorized, 20 shares issued and outstanding	—
Additional paid-in capital	10
Accumulated deficit	(1,219)

Total stockholders’ deficit	(1,209)

Total liabilities and stockholders’ deficit	$2,360

The accompanying notes are an integral part of these consolidated financial statements.

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GREENWICH KAHALA AVIATION LTD. AND SUBSIDIARY
Consolidated Statement of Operations
Period from December 30, 2009 to September 30, 2010
(Dollars in thousands, except per share amounts)

Net sales	$—
Gross profit	–
Selling, general and administrative expenses (Note 9)	(1,204)

Operating loss	(1,204)
Interest expense (Note 6)	(15)

Loss before income tax	(1,219)
Provision for income taxes (Note 8)	—

Net loss	$(1,219)

Basic and diluted loss per share:
Loss from continuing operations	$(1,219)

Net loss per share	$(60,946)

The accompanying notes are an integral part of these consolidated financial statements.

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GREENWICH KAHALA AVIATION LTD. AND SUBSIDIARY
Consolidated Statement of Stockholders’ Deficit
Period from December 30, 2009 to September 30, 2010
(Dollars in thousands, except share data)

	Common stock		Additional paid in capital	Accumulated deficit	Total stockholders’ deficit

	Shares	Amount

Shares issued on formation	20	—	10	—	10
Net loss	—	—	—	(1,219)	(1,219)

Balance at September 30, 2010	20	$—	$10	$(1,219)	$(1,209)

The accompanying notes are an integral part of these consolidated financial statements.

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GREENWICH KAHALA AVIATION LTD. AND SUBSIDIARY
Consolidated Statement of Cash Flows
Period from December 30, 2009 to September 30, 2010
(Dollars in thousands)

Cash flows used in operating activities:
Net loss	$(1,219)
Adjustments to reconcile net loss to cash used in operating activities:
Changes in operating assets and liabilitiesIncrease in restricted cash	(1,643)
Increase in receivables	(11)
Increase in payables	800

Cash used in operating activities	(2,073)

Cash flows from investing activities:
Payment of preliminary expenses for aircraft acquisitions	(81)

Cash used in investing activities	(81)

Cash flows from financing activities:
Proceeds from issuance of common stock	10
Receipts from affiliated company loans	2,769

Cash provided by financing activities	2,779

Net increase in cash and cash equivalents	625
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	625

Cash paid during the period for:
Interest	$—
Income taxes	$—

The accompanying notes are an integral part of these consolidated financial statements

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GREENWICH KAHALA AVIATION LTD. AND SUBSIDIARY
Notes to the Financial Statements
(Dollars in thousands)

(1)	Summary of Significant Accounting Policies

a.	Description of Business

Greenwich Kahala Aviation Ltd. (the “Company” or “Greenwich Kahala Aviation”), was incorporated in Bermuda on December 30, 2009 for the purpose of an initial public offering of common shares of the Company in the form of American Depositary Shares (“ADS”). The Company was formed by Messrs. Bradley Smith, Michael Garland and Gerald Sherman (individually, a “Founder,” and collectively, the “Founders”) to acquire and lease commercial jet aircraft and other aviation assets directly or indirectly through its subsidiaries.

Although the Company is organized under the laws of Bermuda, it is a resident in Ireland for Irish tax purposes and will be thus subject to Irish corporation tax on its income in the same way, and to the same extent, as if the Company was organized under the laws of Ireland.

b.	Basis of Preparation

These financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

c.	Risks and uncertainties

In the normal course of business, Greenwich Kahala Aviation expects to encounter several types of risk, including credit and market risks. Credit risk is the risk of a lessee’s inability or unwillingness to make contractually required payments. Market risk reflects the change in the market value of debt instruments and financings due to changes in interest rate spreads or other market factors, including the value of collateral underlying debt instruments and financings.

The success of the Company is dependent on the performance of the commercial aviation industry. A downturn in the industry could adversely impact the lessees’ ability to make payments, increase the risk of unscheduled lease terminations and depress lease rates and the value of the Company’s assets.

The Company carries forward tax losses, the expected tax effect of which are recognized as tax assets (net of any valuation allowance) in its balance sheet. The recoverability of these assets is dependent on the ability of the Company to generate a certain level of taxable income in the future.

d.	Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosures in the consolidated financial statements and accompanying notes. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of

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revenues and expenses. While the Company believes that the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

e.	Principles of consolidation

The accompanying consolidated financial statements include the accounts of Greenwich Kahala Aviation Ltd. and its wholly owned subsidiary, GKA Leasing 25141 Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

f.	Cash and cash equivalents

For the purposes of the consolidated financial statements, the Company considers amounts on demand and all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents.

g.	Other assets

Other assets consist of costs incurred in the acquisition of aircraft, deposits paid in advance of the purchase of aircraft and deferred tax assets. Costs incurred in the acquisition of aircraft or related leases are included in the cost of the flight equipment and depreciated over the useful life of the equipment or term of the related lease.

h.	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets are recognized for the future tax consequences attributable to operating losses. Deferred tax assets are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The effect on deferred assets of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (included in FASB ASC Subtopic 740-10 — Income Taxes — Overall), the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

i.	Foreign currencies

The Company’s functional currency is the United States dollar. Foreign currency transactions are translated into US dollars at the exchange rate prevailing at the time the transaction took place. Subsequent receivables or payables resulting from such foreign currency transactions are translated into US dollars at the exchange rate prevailing at each balance sheet date. All resulting exchange gains and losses are taken into the statement of operations.

j.	Disclosure about fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

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—	Cash and cash equivalents, prepayments, accounts receivable, accounts payable, accrued expenses and payments received on account have carrying amounts that approximate fair value due to the short - term maturities of these instruments.

—	The fair value of the Company’s debt instruments and other liabilities, recalculated at current interest rates, approximates their carrying value.

k.	Recent accounting pronouncements

In January 2010, the FASB issued ASU 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which requires new disclosures (1) to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers, and (2) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), to present separately information about purchases, sales issuances, and settlements on a gross basis rather than as one net number. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on our consolidated financial statements.

(2)	Restricted cash

Restricted cash of $1,643 represents amounts placed into escrow accounts in advance of the completion of the planned acquisition of aircraft. The amounts are subject to withdrawal restrictions pursuant to the terms of the acquisition agreement and will be released to the Company should the sales not be completed as planned. The restricted cash is held by a major financial institution in a segregated account.

(3)	Receivables

Receivables consist entirely of value added tax (“VAT”) paid to suppliers during the period. VAT is carried as a receivable as it will be recoverable, by offset against future liabilities or as a cash refund.

(4)	Accrued expenses

Accrued expenses consist of unpaid expense items due at the period end, principally relating to legal, consultancy and general costs associated with the preparation of the Company for the commencement of operations.

(5)	Other assets

Other assets consist of deferred acquisition costs related to the acquisition of aircraft.

(6)	Due to affiliated companies

September 30, 2010
Loan from GK Hannover, Inc.	2,737
Advance from Wingspan Management Ltd. for organizational and offering costs	32

2,769

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On December 31, 2009, the Company entered into a Loan Agreement with GK Hannover, Inc., an entity jointly owned by three Founders, Bradley Smith, Michael Garland and Gerald Sherman. The aggregate amount available under the facility (the “GK Hannover Facility”) totals $2,950. Drawings under the GK Hannover Facility are unsecured and bear interest at a rate of 6.00% per annum, calculated on a simple interest basis. Amounts drawn under the facility at September 30, 2010 amounted to $2,737 and interest accrued amounted to $15.

Amounts drawn under the GK Hannover Facility are repayable on December 31, 2011, although prepayments can be made at any time without penalty. If not paid when due, the interest rate on the GK Hannover Facility increases to 10.00% per annum. The Company expects to repay the loan before the due date with proceeds raised from an Initial Public Offering of its common shares.

The advance from Wingspan Management Ltd., an entity controlled by our Founders, Michael Garland, Bradley Smith and Gerald Sherman, relates to organizational and offering costs paid on behalf of the Company. The amount due does not bear interest and is repayable on demand.

(7)	Shareholders’ Deficit

In connection with its formation, the Company issued 15 common shares for total consideration of $7.5 to the Founders (5 common shares with a par value of $0.0001 to each of Mr. Smith, Mr. Sherman and Mr. Garland). On January 15, 2010, Mr. Garland subscribed for an additional 5 common shares in the Company with a par value of $0.0001 for a total consideration of $2.5.

The Company has not undertaken commercial activities other than (1) in connection with the receipt and deposit of its initial capital, (2) the filing of a Registration Statement with the U.S. Securities and Exchange Commission with respect to the planned initial public offering of its common shares in the form of American Depository Shares, and (3) the aircraft acquisition and related financing activities described in Note 12.

(8)	Income taxes

The Company is resident for tax purposes in Ireland.

The deferred tax asset consists of the following:

Total
Balance at December 30, 2009	$—
Deferred tax benefit from temporary differences on taxable operating losses	63
Valuation allowance	(63)

Balance at September 30, 2010	$—

In assessing the ability to realize the deferred tax assets, management considers whether it is probable that some portion or all of the deferred tax assets will not be realized. All available evidence is considered and weighed to determine whether a valuation allowance is needed or should be removed. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Accordingly, the Company recorded a valuation allowance of $63 against its deferred tax assets as of September 30, 2010 due to the uncertainty as to the timing and the quantum of the recovery of these assets. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of at least $504.

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Reconciliation of effective tax rate:

September 30, 2010
Loss for the period	$(1,219)
Total income tax benefit	—

Loss excluding income tax	$(1,219)

September 30, 2010
Income tax using the Company’s domestic tax rate of 12.5%	$152
Tax arising on permanent items – expenses not deductible for tax	(89)
Valuation allowance	(63)

Provision for income taxes	$—

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Expiration of the tax loss carry forward:

September 30, 2010
2011-2015	$—
Indefinite	504

Total	504

The deferred tax benefit arises from current year operating losses of $504 at the tax rate of 12.5% being carried forward against future taxable profits. These losses can be carried forward indefinitely.

(9)	Selling, general and administrative expenses

The following table summarized selling, general and administrative expense for the period ended September 30, 2010:

September 30, 2010
Legal expense	$540
Consultancy costs	648
Other	16

Total	1,204

(10)	Earnings per share (“EPS”)

Basic EPS is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

The calculation of net loss per share for the period ended September 30, 2010 is as follows:

Numerator
Loss from continuing operations	$(1,219)

Net loss	$(1,219)

Denominator
Weighted -average shares used to compute basic earnings per share	20
Basic and diluted loss per share	$(60,946)

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(11)	Related party transactions

The Company considers its subsidiary, the Founders, and any entities controlled by them as related parties.

a)	Expenses:

September 30, 2010
Consulting and related expenses to First Greenwich Kahala (i)	$399
Interest expense to GK Hannover, Inc (Note 6)	15

$414

(i)	The Company pays consulting fees and related expenses to First Greenwich Kahala, an entity controlled by our founders, Michael Garland, Bradley Smith and Gerald Sherman, for services provided in connection with the Company’s formation and a planned Initial Public Offering of its shares. The fees are a fixed monthly amount plus outlay of expenses.

b)	Balances with related parties:

September 30, 2010
Loan from GK Hannover, Inc. (Note 6)	$2,737
Accrued interest expense on loan from GK Hannover, Inc. (Note 6)	15
Payable due to First Greenwich Kahala	399
Advance from Wingspan Management Ltd (Note 6)	32

$3,183

(12)	Commitment & Contingencies

During the period ended September 30, 2010, Greenwich Kahala Aviation entered into an agreement to acquire one aircraft (the “First Aircraft”) for a purchase price of approximately $8,800. The aircraft is currently on lease to a U.S. airline until October 2013. The acquisition was finalized on October 1, 2010.

During the period ended September 30, 2010 , the Company entered into a non-recourse loan agreement secured by a first mortgage on the First Aircraft and assignment of the lease thereon to finance its acquisition. The interest rate on the loan is fixed at 12.50% per annum. The loan’s scheduled maturity is January, 2014. On October 1, 2010, the Company utilized approximately $7,161 on the loan.

(13)	Subsequent events

On October 22, 2010, the Company also entered into letters of agreement to acquire two Boeing 737 aircraft and one spare engine contingent upon completion of an initial public offering of the Company’s common shares. One aircraft is a Boeing 737-300SF freighter aircraft currently on lease to a European airline. The lease expires in May 2013 but also allows the lessee to terminate the lease early in August 2012. The purchase price is approximately $7,000 subject to certain adjustments. The other aircraft is a Boeing 737-400 passenger aircraft on lease to an Eastern

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European airline. The lease expires in October 2013. The purchase price is approximately $6,000 subject to certain adjustments.

The Company has evaluated subsequent events from the balance sheet date through November 24, 2010, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.

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GREENWICH KAHALA AVIATION LTD.
Unaudited Condensed Consolidated Balance Sheet
As of December 31, 2010 and September 30, 2010
(USD in thousands, except per share data)

Assets	December 31, 2010	September 30, 2010
Cash and cash equivalents (Note 2)	$343	$625
Restricted cash (Note 2)	32	1,643
Receivables	13	11
Other assets (Note 3)	337	81
Flight equipment held for operating leases at cost, net (Note 4)	8,693	—

Total assets	$9,418	$2,360

Liabilities and Stockholders’ Deficit
Liabilities
Accrued expenses (Note 5)	$496	$800
Debt (Note 6)	6,778	—
Due to affiliated companies (Note 7)	3,047	2,769

Total liabilities	10,321	3,569
Commitments and contingencies (Note 12)	—	—
Stockholders’ deficit
Par value 0.0001 US dollars per share; 30,000 shares authorized, 20 shares issued and outstanding	—	—
Additional paid-in capital (Note 9)	325	10
Accumulated deficit	(1,228)	(1,219)

Total stockholders’ deficit	(903)	(1,209)

Total liabilities and stockholders’ deficit	$9,418	$2,360

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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GREENWICH KAHALA AVIATION LTD.
 Unaudited Condensed Consolidated Statement of Operations
Period from October 1, 2010 to December 31, 2010
(USD in thousands, except per share amounts)

Revenues
Rental of flight equipment	$553
Other income	1

Total revenue	554

Expenses
Depreciation	(177)
Selling, general and administrative	(121)
Interest	(265)

Total operating expenses	(563)

Loss before income tax	(9)
Provision for income taxes (Note 10)	—

Net loss	$(9)

Basic and diluted net loss per share: (Note 11)	$(427)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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GREENWICH KAHALA AVIATION LTD.
 Unaudited Condensed Consolidated Statement of Stockholders’ Equity
For the Period October 1, 2010 to December 31, 2010
(USD in thousands, except per share amounts)

	Issued Common shares		Additional paid in	Accumulated	Total
	Shares	Amount	capital	deficit
Balance at September 30, 2010	20	$—	10	(1,219)	(1,209)
Net loss	—	—	—	(9)	(9)
Capital contribution (Note 9)	—	—	315	—	315

Balance at December 31, 2010	20	$—	$325	$(1,228)	$(903)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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GREENWICH KAHALA AVIATION LTD.
 Unaudited Condensed Consolidated Statement of Cash Flows
Period from October 1, 2010 to December 31, 2010
(USD in thousands)

Net loss	$(9)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation & amortization charge	191
Changes in operating assets and liabilities
Decrease in restricted cash	1,611
Decrease in working capital	82

Net cash provided by operating activities	1,875
Cash flows from investing activities:
Purchase of flight equipment	(8,789)

Net cash used in investing activities	(8,789)
Cash flows from financing activities:
Proceeds from debt	7,161
Repayments of debt	(383)
Receipts from affiliated company loans	95
Payments for deferred financing costs	(50)
Payments for deferred costs in connection with offering	(191)

Net cash provided by financing activities	6,632
Net decrease in cash and cash equivalents	(282)
Cash and cash equivalents at beginning of period	625

Cash and cash equivalents at end of period	$343
Supplemental disclosure of cashflow information
Cash paid during the period for Interest	$180

Supplemental schedule of non cash investing and financing activities:

During the period, the Company and First Greenwich Kahala agreed to terminate a letter agreement in respect of the provision of advisory services to the Company by First Greenwich Kahala relating to the initial public offering. The portion of the payable due to First Greenwich Kahala of $315 was cancelled. The cancellation of these payables has been treated as additional paid in capital as follows:

Liabilities cancelled as part of termination agreement	$315
Additional paid in capital	(315)

—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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GREENWICH KAHALA AVIATION LTD.
 Notes to the Financial Statements

1.	Basis of presentation

These unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and reflects all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. There has been no change in our significant accounting policies from that disclosed in our audited financial statements for year ended September 30, 2010.

The following additional significant accounting policies have been applied in the preparation of these unaudited condensed consolidated financial statements:

Flight equipment held for operating leases, net

Flight equipment held for operating leases is stated at cost less accumulated depreciation. Cost includes acquisition cost, capitalized interest and cost of improvements. Costs incurred in the acquisition of aircraft are included in the cost of the flight equipment and depreciated over the useful life of the equipment or term of the related lease. Depreciation is computed on a straight-line basis method over a 25-year life from the date of manufacture to its residual value. Estimated residual values are determined based on independent appraisals of the aircraft’s estimated market value at the end of the depreciation period. Exceptions may be made to this policy on a case-by-case basis when, in management’s judgment, based on various factors, the residual value calculated pursuant to this policy does not appear to reflect current expectations of the residual value of a particular aircraft. At the time assets are retired or sold, the cost and accumulated depreciation will be removed from the related accounts and the difference, net of proceeds, recorded as a gain or loss. The lessee is generally responsible for normal maintenance and repairs, airframe and engine overhauls and compliance with return conditions for flight equipment returned from lease.

Revenue Recognition

Rental revenue from flight equipment under operating leases is recorded on a straight-line basis over the term of the lease. Rentals received but unearned under the lease agreements are recorded as “Rentals received in advance” on the balance sheet until earned. In certain cases, leases may provide for additional rentals based on usage which will be recorded as revenue as earned under the terms of the lease. Other leases may provide for a lease-end adjustment payment by us or the lessee at the end of the lease based on usage of the aircraft and its condition upon return.

Rent receivables represent unpaid, current lease obligations of lessees under existing lease contracts. Past-due rentals are recognized on the basis of management’s assessment of collectability. No revenues are recognized, and no receivable is recorded, from a lessee when collectability is not reasonably assured. Estimating whether collectability is reasonably assured requires some level of subjectivity and judgment. When collectability of rental payments is not certain, revenue is recognized when cash payments are received. Collectability is evaluated based on factors such as the lessee’s credit rating, payment performance, financial condition and requests for modifications of lease terms and conditions as well as security received from the lessee in the form of guarantees and/or letters of credit.

The unaudited condensed consolidated financial statements for the three months ended December 31, 2010 include the accounts of Greenwich Kahala Aviation Ltd. (the “Company” or “Greenwich Kahala

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Aviation”) and its wholly owned subsidiaries, including Greenwich Kahala Services Ltd. and Greenwich Kahala USA Inc., which were incorporated during the three months ended December 31, 2010.

2.	Cash & cash equivalents and restricted cash

Cash and cash equivalents and restricted cash consisted of the following as of December 31, 2010 and September 30, 2010:

	December 31, 2010	September 30, 2010
	(USD in thousands)
Cash	$343	$625

Restricted cash
Current portion	32	1,643
Due greater than 12 months	—	—

Total	$375	$2,268

Cash and cash equivalents include amounts on demand and are all highly liquid investments with an original maturity of three months or less when purchased.

Restricted cash represents amounts placed into escrow accounts in advance of the completion of the planned acquisition of aircraft. The amounts are subject to withdrawal restrictions under the terms of the acquisition agreement and will be released to the Company if the purchases are not completed as planned. The restricted cash is held by a major financial institution in a segregated account.

3.	Other assets

Other assets primarily comprise 1) deferred financing costs, net of amortization, 2) capitalized initial direct costs of originating leases, net of amortization and 3) deferred offering costs. An analysis for the three months ended December 31, 2010 is shown below:

	December 31, 2010 (USD in thousands)
	Deferred	Initial	Deferred
	financing	direct	offering
	costs	costs	costs	Total
October 1, 2010	$50	$5	$26	$81
Increase for period	—	105	165	270
Amortization	(5)	(9)	—	(14)

December 31, 2010	$45	$101	$191	$337

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4	Flight Equipment held for operating leases at cost, net

Flight equipment held for operating leases, net, consisted of the following as of December 31, 2010 and September 30, 2010:

	December 31, 2010	September 30, 2010
	(USD in thousands)
Flight equipment held for operating leases	$8,870	$—
Less:
Accumulated depreciation	(177)	—

Net book value	$8,693	$—

Capitalized additions in the three months ended December 31, 2010 relates to the acquisition of one aircraft. The aircraft is currently on lease to a U.S. airline until October 2013. The acquisition was finalized on October 1, 2010.

5.	Accrued expenses

Accrued expenses consist of unpaid expense items due at the period end, principally relating to legal, consultancy and general costs associated with the preparation of the Company for the commencement of operations.

6.	Debt

During the period ended September 30, 2010, the Company entered into a non-recourse loan agreement to partially finance the acquisition of one aircraft. The interest rate on the loan is fixed at 12.50% per annum. The loan’s scheduled final maturity is January, 2014.

The following table summarizes debt activity during the three months ended December 31, 2010:

December 31, 2010

(USD in thousands)
Total
Balance at September 30, 2010	$ —
Drawdowns during the period	7,161
Repayments of principal during the period	(383)

Balance at December 31, 2010	$6,778

Debt Maturities

Aggregate maturities of principal payments during the next five years and thereafter are as follows:

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December 31, 2010

(USD in thousands)
Within one year	$1,486
Two years	3,101
Three years	2,191
Four years	—
Five years	—
Thereafter	—

Total	$6,778

FASB ASC 825, “Financial Instruments”, requires a company to disclose the fair value of all financial instruments along with significant assumptions used to estimate fair value and any changes to those methods and significant assumptions. Our financial instruments consist principally of debt facilities, cash and cash equivalents and restricted cash. The fair value of cash and cash equivalents and restricted cash approximates the carrying value of these financial instruments because of their short term nature. The fair value of our debt instrument approximates its carrying value as it was recently drawn down and reflects current interest rates and credit spread associated with the Company’s risk.

7.	Due to affiliated companies

Balances with affiliated companies comprise:

	(USD in thousands)
	Loan from GK Hannover Inc.	Interest expense to GK Hannover Inc.	Payable due to First Greenwich Kahala	Advance from Wingspan Management Ltd.	Total

December 31, 2010	$2,832	$57	$126	$32	$3,047

September 30, 2010	$2,737	—	—	$32	$2,769

8.	Related party transactions

The Company considers its wholly owned subsidiaries, Messrs. Bradley Smith, Michael Garland and Gerald Sherman (individually a “Founder” and collectively, the “Founders”), and any entities controlled by them as related parties.

a) Expenses

Three months ended December 31, 2010

(USD in thousands)
Consulting and related expenses payable to First Greenwich Kahala	$42
Interest expense to GK Hannover Inc.	42

$84

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b) Balances with related parties:

	December 31, 2010

	(USD in thousands)
	Loan from GK Hannover Inc.	Interest expense to GK Hannover Inc.	Payable due to First Greenwich Kahala	Advance from Wingspan Management Ltd.	Total

Balance at September 30, 2010	$2,737	$15	$399	$32	$3,183
Increase/(decrease) for the period	95	42	(273)	—	(136)

Balance at December 31, 2010	$2,832	$57	$126	$32	$3,047

As at December 31, 2010, the payable due to First Greenwich Kahala for expenses associated with the formation of the Company and its preparation for this offering was $126 which comprises (i) general expenses of $84 incurred for year ended September 30, 2010 and (ii) additional general expenses of $42 incurred for the three months ended December 31, 2010.

9.	Additional paid in Capital

On January 2, 2010, the Company entered into a letter agreement with First Greenwich Kahala, an entity controlled by the Founders. Under the letter agreement, First Greenwich Kahala agreed to provide the Company with advisory services relating to the initial public offering. On December 2, 2010, the Company and First Greenwich Kahala agreed to terminate this letter agreement and a portion of the payable due to First Greenwich Kahala of $315 was cancelled. This amount was recorded in additional paid in capital as a capital contribution for the three months ended December 31, 2010.

10.	Income taxes

A deferred tax asset in the amount of $1 was recognized for the three months ended December 31, 2010 using the Company’s standard rate of tax of 12.5%. The Company recorded a valuation allowance for the three months ended December 31, 2010 of $1 and had previously recorded a valuation allowance of $63 as at September 30, 2010 due to the uncertainty on the timing and the quantum of the recovery of these assets. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of at least $512.

11.	Loss per share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.

The calculation of net loss per share for the three months ended December 31, 2010 is as follows:

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Three months ended December 31, 2010

(USD in thousands except per share data)
Numerator
Loss from continuing operations	(9)
Net loss	(9)
Denominator
Weighted - average shares used to compute basic and diluted loss per share	20

Basic and diluted loss per share	(427)

12.	Commitments

There were no new commitments entered into in the three months ended December 31, 2010.

13.	Subsequent events

On January 14, 2011, the GK Hannover loan facility was increased to an amount of $3,500. This loan has been used to partially finance the acquisition of an aircraft acquired during the period as well as to pay certain of our initial operating costs and to reimburse First Greenwich Kahala for amounts it pays pursuant to certain consultancy agreements.

Subsequent events have been evaluated up to February 8, 2011.

14.	New accounting pronouncements

There were no new accounting pronouncements issued in the three months ended December 31, 2010 which were applicable to the Company.

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Greenwich Kahala Aviation Ltd.

15,000,000 American Depositary Shares

Representing 15,000,000 Common Shares

Prospectus

FBR Capital Markets	Wells Fargo Securities

Cowen and Company	Raymond James

    , 2011

Until , 2011 (25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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Part II

Information not required in prospectus

Item 6. Indemnification of Directors and Officers

The bye-laws of Greenwich Kahala Aviation Ltd. (the “Registrant”) contain a broad waiver by its shareholders of any claim or right of action, both individually and on its behalf, against any of its officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. The waiver limits the right of shareholders to assert claims against the Registrant’s officers and directors unless the act or failure to act involves fraud or dishonesty. The Registrant’s bye-laws also provide that the Registrant will indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty. The foregoing is only a summary and is qualified in its entirety by reference to the full bye-laws which are filed as Exhibit 3.2.

The Registrant will also enter into directors’ service agreements with its directors, pursuant to which the Registrant will also agree to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance.

Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The registrant will maintain standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Recent Sales of Unregistered Securities

On December 30, 2009, upon its formation, the registrant issued to each of Bradley Smith, Gerald Sherman and Michael Garland five common shares. On April 27, 2010, the company issued an additional five common shares to Mr. Garland. These common shares were credited as fully paid by Mr. Garland with effect from January 15, 2010. These issuances were in a private placement pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The aggregate offering price was $10,000. No underwriting discounts or commissions were paid in connection with the issuance and sale of such securities.

Concurrently with this offering, we expect to sell, in a separate private placement, ADSs in an amount equivalent to $2,150,400 at the initial offering price, to our founders, Bradley Smith, Michael Garland and Gerald Sherman (each through GK Hannover), and Michael Howard, our chief financial officer, treasurer and secretary (individually). These issuances will be in a private placement pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The purchases are expected to be

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made pursuant to a private placement purchase agreement. There will be no underwriting discounts or commissions payable in connection with the private placement securities.

Item 8. Exhibits and Financial Statements Schedules

(a)	Exhibits

1.1*	Form of Underwriting Agreement
3.1*	Memorandum of Association
3.2*	Bye-laws
4.1*	Form of Common Share Certificate
4.2	Form of Deposit Agreement, between Deutsche Bank Trust Company Americas and Greenwich Kahala Aviation Ltd.(1)
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)
5.1@	Opinion of Cox Hallett Wilkinson
8.1@	Tax opinion of William Fry
8.2@	Tax opinion of Kaye Scholer LLP
8.3@	Tax opinion of Cox Hallett Wilkinson
10.1*	Form of Private Placement Purchase Agreement among Greenwich Kahala Aviation Ltd., GK Hannover, Inc. and Michael Howard
10.2*	Advisory Services Agreement, dated , 2011, among Greenwich Kahala Services, Ltd., Greenwich Kahala USA, Inc. and Greenwich Kahala Aviation Ltd.
10.3*#	Form of Founders' Employment Agreement (U.S.)
10.4*#	Form of Non-Executive Director Service Agreement
10.5@
Loan Agreement, dated as of October 1, 2010, among Greenwich Kahala Aviation Ltd., GKA Leasing 25141 Limited, Wilmington Trust Company, R3 Capital Partners Master, LP and Wells Fargo Bank Northwest, National Association

10.6@	Loan Agreement, dated December 31, 2009 between Greenwich Kahala Aviation Ltd. and GK Hannover, Inc.
10.7@	Amendment, dated September 27, 2010, to the Loan Agreement, dated December 31, 2009, between Greenwich Kahala Aviation Ltd. and GK Hannover, Inc.
10.8@	Amendment, dated November 10, 2010, to the Loan Agreement, dated December 31, 2009, between Greenwich Kahala Aviation Ltd. and GK Hannover, Inc.
10.9@	Aircraft Administrative Agreement, dated as of November 12, 2010, between First Greenwich Kahala, Ltd. and Greenwich Kahala Aviation Ltd.
10.10@	Aircraft Administrative Agreement, dated as of November 13, 2010, between Wingspan Management Ltd. and Greenwich Kahala Aviation Ltd.

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10.11@	Amendment, dated January 14, 2011, to the Loan Agreement, dated December 31, 2009, between Greenwich Kahala Aviation Ltd. and GK Hannover, Inc.
10.12@	Letter Agreement, dated January 2, 2010, between First Greenwich Kahala, Ltd. and Greenwich Kahala Aviation Ltd.
10.13@	Termination of Advisory Services Agreement, dated December 2, 2010, between First Greenwich Kahala, Ltd. and Greenwich Kahala Aviation Ltd.
10.14@#	Consultancy Agreement between First Greenwich Kahala, Ltd. and Michael Howard.
10.15@	Financial Advisory Services Agreement, dated November 9, 2010, between First Greenwich Kahala, Ltd. and Sean Milton
10.16@	Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and Greenwich Kahala Aviation Ltd.
10.17@	Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and Greenwich Kahala Services, Ltd.
10.18@	Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and GKA Leasing 25141 Limited
10.19@	Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and Greenwich Kahala USA, Inc.
10.20*	Form of Registration Rights Agreement among Greenwich Kahala Aviation Ltd., GK Hannover, Inc. and Michael Howard
10.21*#	Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan
10.22*#	Form of Founders' and Michael Howard's Employment Agreement (Ireland)
10.23*	Assignment Agreement, dated , 2011, between First Greenwich Kahala, and Greenwich Kahala Aviation Ltd.
10.24@
Side Letter, dated November 11, 2010, to a Contract for Services of the JetBase Asset Management Database System Agreement, dated May 31, 2006, and Amendment No. 1 to the Master Agreement for Consulting Services Between JetStar Partners Inc. and First Greenwich Kahala, Ltd., dated March 26, 2009, entered into between JetStar Partners Inc. and First Greenwich Kahala Ltd.

10.25*	Assignment Agreement, dated , 2011, between First Greenwich Kahala, and Greenwich Kahala Aviation Ltd.
10.26**	Amendment, dated February 14, 2011, to the Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and Greenwich Kahala Aviation Ltd.
21.1@	List of Subsidiaries
23.1**	Consent of KPMG
23.2@	Consent of William Fry (included in Exhibit 8.1)
23.3@	Consent of Cox Hallett Wilkinson (included in Exhibits 5.1 and 8.3)
23.4**	Consent of Ascend Worldwide Limited
23.5@	Consent of Kaye Scholer LLP (included in Exhibit 8.2)
24.1@	Power of Attorney
99.1@	Consent of Conor McCarthy
99.2@	Consent of J. Declan McCourt
99.3@	Consent of Declan McSweeney
99.4@	Consent of William Stockbridge

*	To be filed by amendment.
**	Filed herewith.
@	Previously filed.
#	Management compensatory plan, agreement or arrangement.
(1)	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333- ), which will be filed by Greenwich Kahala Aviation Ltd. with the SEC on , 2011.

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Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii on February 16, 2011.

Greenwich Kahala Aviation Ltd

By:	/s/ Bradley Smith
Name:	Bradley Smith
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

By:	/s/ Bradley Smith	Chief Executive Officer and Director	February 16, 2011
	Bradley Smith	(Principal Executive Officer)

By:	/s/ *	President and Director	February 16, 2011
Michael Garland

By:	/s/ *	Chief Investment Officer and Director	February 16, 2011
Gerald Sherman

By:	/s/ *	Chief Financial Officer, Treasurer and Secretary	February 16, 2011
	Michael Howard	(Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ Bradley Smith
Bradley Smith
As Attorney-In-Fact

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Authorized Representative in the United States

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Jupiter, State of Florida, on February 16, 2011.

Greenwich Kahala USA, Inc.

By:	/s/ Gerald Sherman
Name:	Gerald Sherman
Title:	Vice President, Secretary and Chief Financial Officer

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Exhibit index

1.1*	Form of Underwriting Agreement
3.1*	Memorandum of Association
3.2*	Bye-laws
4.1*	Form of Common Share Certificate
4.2	Form of Deposit Agreement, between Deutsche Bank Trust Company Americas and Greenwich Kahala Aviation Ltd. (1)
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)
5.1@	Opinion of Cox Hallett Wilkinson
8.1@	Tax opinion of William Fry
8.2@	Tax opinion of Kaye Scholer LLP
8.3@	Tax opinion of Cox Hallett Wilkinson
10.1*	Form of Private Placement Purchase Agreement among Greenwich Kahala Aviation Ltd., GK Hannover, Inc. and Michael Howard
10.2*	Advisory Services Agreement, dated , 2011, among Greenwich Kahala Services, Ltd., Greenwich Kahala USA, Inc. and Greenwich Kahala Aviation Ltd.
10.3*#	Form of Founders' Employment Agreement (U.S.)
10.4*#	Form of Non-Executive Director Service Agreement
10.5@	Loan Agreement, dated as of October 1, 2010, among Greenwich Kahala Aviation Ltd., GKA Leasing 25141 Limited, Wilmington Trust Company, R3 Capital Partners Master, LP and Wells Fargo Bank Northwest, National Association
10.6@	Loan Agreement, dated December 31, 2009, between Greenwich Kahala Aviation Ltd. and GK Hannover, Inc.
10.7@	Amendment, dated September 27, 2010, to the Loan Agreement, dated December 31, 2009, between Greenwich Kahala Aviation Ltd. and GK Hannover, Inc.
10.8@	Amendment, dated November 10, 2010, to the Loan Agreement, dated December 31, 2009, between Greenwich Kahala Aviation Ltd. and GK Hannover, Inc.
10.9@	Aircraft Administrative Agreement, dated as of November 12, 2010, between First Greenwich Kahala, Ltd. and Greenwich Kahala Aviation Ltd.
10.10@	Aircraft Administrative Agreement, dated as of November 13, 2010, between Wingspan Management Ltd. and Greenwich Kahala Aviation Ltd.
10.11@	Amendment, dated January 14, 2011, to the Loan Agreement, dated December 31, 2009, between Greenwich Kahala Aviation Ltd. and GK Hannover, Inc.
10.12@	Letter Agreement, dated January 2, 2010, between First Greenwich Kahala, Ltd. and Greenwich Kahala Aviation Ltd.

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10.13@	Termination of Advisory Services Agreement, dated December 2, 2010, between First Greenwich Kahala, Ltd. and Greenwich Kahala Aviation Ltd.
10.14@#	Consultancy Agreement between First Greenwich Kahala, Ltd. and Michael Howard.
10.15@	Financial Advisory Services Agreement, dated November 9, 2010, between First Greenwich Kahala, Ltd. and Sean Milton
10.16@	Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and Greenwich Kahala Aviation Ltd.
10.17@	Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and Greenwich Kahala Services, Ltd.
10.18@	Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and GKA Leasing 25141 Limited
10.19@	Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and Greenwich Kahala USA, Inc.
10.20*	Form of Registration Rights Agreement among Greenwich Kahala Aviation Ltd., GK Hannover, Inc. and Michael Howard
10.21*#	Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan.
10.22*#	Form of Founders' and Michael Howard's Employment Agreement (Ireland)
10.23*	Assignment Agreement, dated , 2011, between First Greenwich Kahala, and Greenwich Kahala Aviation Ltd.
10.24@
Side Letter, dated November 11, 2010, to a Contract for Services of the JetBase Asset Management Database System Agreement, dated May 31, 2006, and Amendment No. 1 to the Master Agreement for Consulting Services Between JetStar Partners Inc. and First Greenwich Kahala, Ltd., dated March 26, 2009, entered into between JetStar Partners Inc. and First Greenwich Kahala Ltd.

10.25*	Assignment Agreement, dated , 2011, between First Greenwich Kahala, and Greenwich Kahala Aviation Ltd.
10.26**	Amendment, dated February 14, 2011, to the Services Agreement, dated January 5, 2011, between AIB International Financial Services Limited and Greenwich Kahala Aviation Ltd.
21.1@	List of Subsidiaries
23.1**	Consent of KPMG
23.2@	Consent of William Fry (included in Exhibit 8.1)
23.3@	Consent of Cox Hallett Wilkinson (included in Exhibits 5.1 and 8.3)
23.4**	Consent of Ascend Worldwide Limited
23.5@	Consent of Kaye Scholer LLP (included in Exhibit 8.2)
24.1@	Power of Attorney
99.1@	Consent of Conor McCarthy
99.2@	Consent of J. Declan McCourt
99.3@	Consent of Declan McSweeney
99.4@	Consent of William Stockbridge

*	To be filed by amendment.
**	Filed herewith.
@	Previously filed.
#	Management compensatory plan, agreement or arrangement.
(1)	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333- ), which will be filed by Greenwich Kahala Aviation Ltd. with the SEC on , 2011.